Exhibit 4.33

MASTER SHARE PURCHASE AGREEMENT

DATED: 1 APRIL 2021

BETWEEN

RADIANCE RENEWABLES PRIVATE LIMITED

AND

AZURE POWER ROOFTOP PRIVATE LIMITED

AND

AZURE POWER INDIA PRIVATE LIMITED

AND

THE ENTITIES LISTED IN SCHEDULE 1

TABLE OF CONTENTS

1.	DEFINITIONS AND PRINCIPLES OF INTERPRETATION	5
2.	SALE AND PURCHASE OF SALE SHARES AND BALANCE RG SALE SHARES	23
3.	CONSIDERATION	25
4.	CONDITIONS PRECEDENT	31
5.	BALANCE RG CONDITIONS PRECEDENT	32
6.	EXECUTION DATE ITEMS	34
7.	CONDUCT BETWEEN THE EXECUTION DATE AND THE CLOSING DATE	34
8.	CLOSING AND POST CLOSING COVENANTS	38
9.	RG CLOSING	47
10.	REPRESENTATIONS AND WARRANTIES	48
11.	INDEMNIFICATION	50
12.	SETTLEMENT OF GST REFUND AMOUNT AND AZ FORTY FOUR SUBSIDY AMOUNT	54
13.	ANNOUNCEMENTS AND CONFIDENTIALITY	54
14.	NOTICES	55
15.	FURTHER ASSURANCES AND UNDERTAKINGS	56
16.	ANTI BRIBERY AND ANTI CORRUPTION	56
17.	ASSIGNMENTS	56
18.	NON-SOLICITATION	56
19.	PAYMENTS	57
20.	GENERAL	57
21.	TERM AND TERMINATION	59
22.	GOVERNING LAW AND DISPUTE RESOLUTION	59
SCHEDULE 1		81
SCHEDULE 2		83
SCHEDULE 3		86
SCHEDULE 4		89
SCHEDULE 5		90
SCHEDULE 6		95
SCHEDULE 7		97
SCHEDULE 8		126
SCHEDULE 9		127
SCHEDULE 10		131
SCHEDULE 11		134
SCHEDULE 12		157
SCHEDULE 13		160
SCHEDULE 14		164

MASTER SHARE PURCHASE AGREEMENT

This master share purchase agreement (“Agreement”) is made on this 1st day of April 2021 (“Execution Date”) in New Delhi by and amongst:

(1)

RADIANCE RENEWABLES PRIVATE LIMITED, a private limited company incorporated under the laws of India, having CIN U74999MH2018PTC308291 and having its registered office at One Indiabulls Centre, 16th Floor, Tower 2A, Senapati Bapat Marg, Elphinstone Road Mumbai – 400 013 (hereinafter referred to as the “Purchaser”, which expression shall, unless it be repugnant to the subject or context thereof, be deemed to mean and include its successors and permitted assigns);

AND

(2)

AZURE POWER ROOFTOP PRIVATE LIMITED, a private limited company incorporated and existing under the laws of India, having CIN U40108DL2017FTC315574 and having its registered office at 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi - 110017 (hereinafter referred to as “AZR”, which expression shall, unless it be repugnant to the subject or context thereof, be deemed to mean and include its successors and permitted assigns);

AND

(3)

AZURE POWER INDIA PRIVATE LIMITED, a private limited company incorporated and existing under the laws of India, having CIN U40106DL2008PTC174774 and having its registered office at 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi - 110017 (hereinafter referred to as “AZI”, which expression shall, unless it be repugnant to the subject or context thereof, be deemed to mean and include its successors and permitted assigns);

AND

(4)

THE ENTITIES LISTED IN SCHEDULE 1, having such details as set out in Schedule 1 (hereinafter referred to as “Schedule 1 Entities”, which expression shall, unless it be repugnant to the subject or context thereof, be deemed to mean and include their successors and permitted assigns).

AZR and AZI are collectively referred to as “Sellers” and individually as a “Seller”. The Schedule 1 Entities, the Purchaser, and the Sellers are collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS:

(A)

AZR and AZI have incorporated the Group SPVs (as defined hereinafter) as their wholly owned subsidiaries, as more particularly set out in the group structure set out in Part A of Schedule 2 and having the share capital details as set out under Schedule 13, for undertaking, executing, developing, operating and maintaining solar power projects in India. The portfolio of the entire 152.47 MW solar PV assets developed or under construction comprises of 1,247 sites that are owned, operated and maintained by AZI (indirectly through the AZI SPVs (as defined hereinafter)) and AZR (indirectly through AZR Genco and the AZR SPVs (as defined hereinafter)), details of which assets are set out under Part B of Schedule 2 (“Project Assets”).

(B)

The Purchaser is a wholly owned subsidiary of the Green Growth Equity Fund, an alternative investment fund managed by EverSource Capital and is engaged in the business of development, construction, operation and maintenance of solar power plants in India.

(C)

As on the Execution Date, the Sellers together with the Seller Nominees (as defined hereinafter) are the sole legal and beneficial owners of the Sale Shares (as defined hereinafter) and the Balance RG Sale Shares (as defined hereinafter) constituting 100% (One Hundred Percent) of the share capital of the AZI SPVs and AZR Genco (as defined hereinafter), as set forth in Schedule 3 and Schedule 4, free and clear from any Encumbrances (other than the Existing Encumbrances). AZI owns 100% (One Hundred Percent) of the AZI SPVs and AZR, (through AZR Genco), owns 100% (One Hundred Percent) of the AZR SPVs. The Sellers are desirous of selling, and the Purchaser is desirous of acquiring the Sale Shares and the Balance RG Sale Shares, and as part of the overall transaction, the Purchaser proposes to acquire the following (on a Fully Diluted Basis (as defined hereinafter)),
(i)

entire equity ownership of AZI SPVs directly, of which 100% (One Hundred Percent) of the equity ownership of the AZI SPVs (other than the RG SPVs) will be acquired on Closing Date, and 100% (One Hundred Percent) of the equity ownership of the RG SPVs will be acquired in 2 (two) tranches with 48.6% (Forty Eight Point Six Percent) of the equity shares of the RG SPVs being acquired on the Closing Date (as defined hereinafter) and the remaining 51.4% (Fifty One Point Four Percent) of the equity shares of the RG SPVs being acquired on the RG Closing Date (as defined hereinafter); and

(ii)

100% (One Hundred Percent) of the equity ownership of AZR SPVs indirectly through acquisition of the entire equity ownership of AZR Genco on the Closing Date (collectively with acquisition of AZI SPVs, including the RG SPVs in two tranches as set out in Recital D and E below, referred to as the “Transaction”).

(D)

Due to share transfer restrictions under the RG2 Bond Documents (as defined hereinafter), AZI confirms that as on the Closing Date it only has the ability to transfer the First Tranche RG2 Sale Shares and the Purchaser proposes to acquire the First Tranche RG2 Sale Shares, on the Closing Date and the Balance RG2 Sale Shares, on the RG Closing Date in respect of the RG2 SPVs after the RG2 Notes (as defined hereinafter) are redeemed/ repaid in terms of the RG2 Bond Documents by the RG2 Long Stop Date, and subject to the terms and conditions stipulated under this Agreement. In furtherance thereof, AZI, each of the RG2 SPVs and the Purchaser have also agreed to enter into respective Shareholders’ Agreements (defined hereinafter) setting out the rights and obligations of the Purchaser and AZI as shareholders of the RG2 SPVs, effective from the Closing Date until the RG Closing Date in respect of the RG2 SPVs.

(E)

Additionally, due to the restrictions under the RG1 Bond Documents (as defined hereinafter), AZI confirms that as on the Closing Date it only has the ability to transfer the First Tranche RG1 Sale Shares and the Purchaser proposes to acquire First Tranche RG1 Sale Shares on the Closing Date and Balance RG1 Sale Shares, on the RG Closing Date in respect of the RG1 SPV, after the RG1 Notes (as defined hereinafter) are redeemed/ repaid in terms of the RG1 Bond Documents by the RG1 Long Stop Date and subject to the terms and conditions stipulated under this Agreement. In furtherance thereof, AZI, RG1 SPV and the Purchaser have agreed to enter into a Shareholders’ Agreement setting out the rights and obligations of the Purchaser and AZI as shareholders of the RG1 SPV, effective from the Closing Date until the RG Closing Date in respect of the RG1 SPV.

(F)

The Parties are now entering into this Agreement to define and record their mutual rights and obligations and set out the terms and conditions in relation to the sale and purchase of the Sale Shares and the Balance RG Sale Shares.

NOW THEREFORE, in consideration of the promises and the mutual covenants set forth herein, the adequacy of which is acknowledged by the Parties to this Agreement, the Parties agree as follows.

IT IS AGREED as follows:

1.	DEFINITIONS AND PRINCIPLES OF INTERPRETATION
1.1	Definitions

Wherever used in this Agreement, the following terms shall have the meanings assigned to them in this Clause 1.1:

“Accounting Standards” means Ind AS;

“Act” means the (Indian) Companies Act, 2013 as amended, modified, supplemented or re-enacted from time to time and/ or the Companies Act, 1956 (as applicable);

“Action” means any governmental or official investigation, inspection or enquiry by or before any Governmental Authority or otherwise, and shall include Litigations;

“Actual Senior Debt” shall mean the aggregate of the secured debt balances of each of the Group SPVs as of the Valuation Date, and determined as per the Management Accounts;

“Adjustment Notice” shall have the meaning given to it in Clause 3.3;

“Affiliate” with respect to any Person, means any other Person, that, alone or together with any other Person, either directly or indirectly Controls, is Controlled by or is under common Control with, such Person and in case of a Person being a natural person, shall in addition also include a ‘relative’ (as defined in the Act) of such Person and any Person Controlled by such “relative”. It is hereby clarified that “Affiliate”, in respect of the Purchaser, shall be deemed to include, any fund, collective investment scheme, trust, special purpose or other investment vehicle or entities, which is Controlled, managed and/or advised by Eversource Capital Private Limited or its Affiliates;

“Agreed Form” in relation to any document means the form, substance and content of such document that has been approved by or on behalf of the Sellers and the Purchaser, and where any other Person is also a party to such document, approved by or on behalf of such Person, and which has been initialled for the purpose of identification by the representatives of the Sellers and the Purchaser, and such other Person;

“Agreement” means this agreement, including the schedules, annexures and exhibits hereto, as amended or modified in writing from time to time;

“Anti-Corruption Obligation” shall have the meaning given to it in Clause 16;

“Applicable Law(s)” means and includes any statute, law, regulation, ordinance, rule, judgment, rule of law (including common law), order, decree, ruling, bye-law, approval of any Government Authority, circulars, directive, guideline, memoranda, policy, clearance, requirement or other governmental restriction or any similar form of decision of or determination by, or any interpretation or administration having the force of law of any of the foregoing by any competent authority having jurisdiction over the matter in question, and includes Approvals and Environment Laws;

“Approval” means any permit, permission, license, approval, exemptions, authorization, authentications, qualifications, designations, declarations, notifications, consent, grant, concession, certificates, Orders, warrants, decrees, confirmations, clearance, exemption or other authorization of whatever nature and by whatever name called which is, or is required to be, granted by any Government Authority and/or required for performance of/ compliance with any obligation or exercise of any right contained in this Agreement by the Parties to this Agreement or as required under Applicable Law, or from any Third Party under any contract or otherwise;

“Articles” means the articles of association of a company, as amended from time to time;

“Arm’s Length Basis” shall mean a transaction that is conducted between two parties as if they were unrelated, so that there is no conflict of interest, and that the terms of which are consistent with market practice and those actually made in comparable transactions between independent enterprises and/or third parties under comparable circumstances;

“Assets” means any and all assets and properties of every kind, nature, character, description (whether immovable, movable, tangible, intangible, absolute, accrued, fixed or otherwise) and as operated, hired, rented, owned or leased, including but not limited to Cash, cash equivalents, receivables, securities, accounts and note receivables, real estate, plant and machinery, equipment, intellectual property, raw materials, inventory, furniture, fixtures and insurance policies;

“Auditor” means the statutory auditor of the Group SPVs, as appointed from time to time;

“Auditor’s Certificate” shall mean a certificate provided by the Auditor confirming the items listed in Schedule 15 as of the Valuation Date;

“Authorization” has the meaning given to it in paragraph 2(a)(i) of Schedule 10; “Authority Warranties” shall have the meaning given to it in Clause 10.1;

“AZ Forty Four Subsidy Amount” shall have the meaning given to it in paragraph 1(a)(ii) Schedule 10;

“AZ Saturn” means Azure Power Saturn Private Limited, a private limited company incorporated and existing under the laws of India, having CIN U40300DL2014PTC274382 and having its registered office at 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi – 110017;

“AZ Mercury” means Azure Power Mercury Private Limited, a private limited company incorporated and existing under the laws of India, having CIN U40100DL2014PTC273986 and having its registered office at 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi – 110017;

“AZ Forty Four” means Azure Power Forty Four Private Limited, a private limited company incorporated and existing under the laws of India, having CIN U40300DL2017PTC311196 and having its registered office at 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi – 110017;

“AZ Sun” means Azure Sun Energy Private Limited, a private limited company incorporated and existing under the laws of India, having CIN U40101DL2010PTC209417 and having its registered office at 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi – 110017;

“AZ Thirty Eight” means Azure Power Thirty Eight Private Limited, a private limited company incorporated and existing under the laws of India, having CIN U40300DL2016PTC301837 and having its registered office at 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi – 110017;

“AZ Sunlight” means Azure Sunlight Private Limited, a private limited company incorporated and existing under the laws of India, having CIN U40106DL2012PTC236099 and having its registered office at 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi – 110017;

“AZ Solutions” means Azure Solar Solutions Private Limited, a private limited company incorporated and existing under the laws of India, having CIN U40106DL2012PTC236146 and having its registered office at 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi – 110017;

“AZI Sale Shares” means 100% (One Hundred Percent) of the entire equity share capital of AZI SPVs as on the Closing Date on a Fully Diluted Basis, details of which as of the Execution Date are set out in Schedule 3, and will be updated after the determination of the Purchase Consideration (only to the extent of the additional equity shares issued to AZI on conversion of any Seller Group Loans into equity shares as per Clause 3.16) pursuant to Clause 3 and intimated in writing by the Sellers to the Purchaser pursuant to Clause 3.16;

“AZI SPVs” means AZ Saturn, AZ Mercury, AZ Forty Four, AZ Sun, RG1 SPV, AZ Thirty Eight, AZ Sunlight and AZ Solutions;

“AZR Genco” means Azure Power Rooftop Genco Private Limited, a private limited company incorporated and existing under the laws of India, having CIN U40100DL2017PTC315765 and having its registered office at 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi - 110017;

“AZR One” means Azure Power Rooftop One Private Limited, a private limited company incorporated and existing under the laws of India, having CIN U40300DL2017PTC316260 and having its registered office at 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi - 110017;

“AZR Two” means Azure Power Rooftop Two Private Limited, a private limited company incorporated and existing under the laws of India, having CIN U40300DL2017PTC316102 and having its registered office at 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi - 110017;

“AZR Four” means Azure Power Rooftop Four Private Limited, a private limited company incorporated and existing under the laws of India, having CIN U40106DL2017PTC317843 and having its registered office at 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi - 110017;

“AZR Five” means Azure Power Rooftop Five Private Limited, a private limited company incorporated and existing under the laws of India, having CIN U40106DL2017PTC317611 and having its registered office at 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi - 110017;

“AZR Six” means Azure Power Rooftop Six Private Limited, a private limited company incorporated and existing under the laws of India, having CIN U40106DL2017PTC317742 and having its registered office at 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi - 110017;

“AZR Seven” means Azure Power Rooftop Seven Private Limited, a private limited company incorporated and existing under the laws of India, having CIN U40200DL2017PTC317746 and having its registered office at 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi - 110017;

“AZR Eight” means Azure Power Rooftop Eight Private Limited, a private limited company incorporated and existing under the laws of India, having CIN U40200DL2017PTC324629 and having its registered office at 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi - 110017;

“AZR Sale Shares” means 100% of the entire equity share capital of AZR Genco as on the Closing Date on a Fully Diluted Basis, details of which as of the Execution Date are set out in Part A of Schedule 3, and will be updated after the determination of the Purchase Consideration (only to the extent of the additional equity shares issued to AZR Genco on conversion of any Seller Group Loans into equity shares as per Clause 3.16) pursuant to Clause 3 and intimated in writing by the Sellers to the Purchaser pursuant to Clause 3.16;

“AZR Senior Lenders” means together, IFC, FMO, Proparco and OeEB;

“AZR SPVs” means collectively, AZR One, AZR Two, AZR Four, AZR Five and AZR Eight;

“AZR SPV Shares” means the 100% (One Hundred Percent) of the entire equity share capital of AZR SPVs on a Fully Diluted Basis, details of which as of the Execution Date are set out in Schedule 13;

“Azure Mauritius” means Azure Power Solar Energy Private Limited;

“Balance RG Conditions Precedent” means the conditions precedent to the sale and purchase of the Balance RG Sale Shares as set out in Schedule 6;

“Balance RG CP Completion Notice” shall have the meaning given to it in Clause 5.3; “Balance RG CP Satisfaction Notice” shall have the meaning given to it in Clause 5.4(a); “Balance RG CP Defects Notice” shall have the meaning given to it in Clause 5.4(b); “Balance RG Sale Consideration” shall have the meaning given to it in Clause 3.9;

“Balance RG1 Sale Shares” means the Equity Shares constituting 51.4% (Fifty One Point Four Percent) of the entire paid-up share capital of RG1 SPV held by AZI, details of which as of the Execution Date are set out in Part D of Schedule 4, and will be updated after the determination of the Purchase Consideration (only to the extent of the additional equity shares issued to AZI on conversion of any Seller Group Loans into equity shares as per Clause 3.16) pursuant to Clause 3 and intimated in writing by the Sellers to the Purchaser pursuant to Clause 3.16;

“Balance RG2 Sale Shares” shall mean the Equity Shares constituting 51.4% (Fifty One Point Four Percent) of the entire paid-up share capital of each RG2 SPV held by AZI, details of which as of the Execution Date are set out in Part A, B, and C of Schedule 4, and will be updated after the determination of the Purchase Consideration (only to the extent of the additional equity shares issued to AZI on conversion of any Seller Group Loans into equity shares as per Clause 3.16) pursuant to Clause 3 and intimated in writing by the Sellers to the Purchaser pursuant to Clause 3.16;

“Balance RG Sale Shares” means the Balance RG1 Sale Shares and the Balance RG2 Sale Shares;

“Base Consideration” means an amount of INR 154,90,00,000 (Indian Rupees One Hundred and Fifty Four Crore Ninety Lakh);

“Bid Documents” means any requests for proposal, requests for selection or any other tender documents, bid submissions, letters of intent or project allotment documents or other such analogous documents, pursuant to which the Group SPVs have submitted any bids and/or executed any PPAs;

“Big Accounting Firm” means any of PricewaterhouseCoopers LLP, Deloitte Touche Tohmatsu Limited, Ernst & Young LLP, KPMG, Grant Thornton or Binder Dijker Otte (BDO);

“Board of Directors” or “Board” means the board of directors of the relevant Group SPV; “Bond Documents” shall mean the RG1 Bond Documents and the RG2 Bond Documents;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are generally open in New Delhi and Mumbai for normal banking operations; and in the context of a payment being made to or from a bank in any other place, such other place;

“Business Warranties” shall have the meaning given to it in Clause 10.1;

“Business Approvals” shall have the meaning given to it in paragraph 7.1 of Part II of Schedule 7;

“Cash” means, in relation to each Group SPV, the aggregate of its cash in hand or credited to any account with any banking, financial, lending or other similar institution or organisation (and any accrued and outstanding interest thereon) and cash equivalents (liquid or easily realisable stocks, shares, bonds, treasury bills and other such securities) as recorded in the books of accounts of each of the Group SPVs that are free of lien, and shall include any balance in debt service reserve account maintained out of cash flows of any Group SPVs, principal reserves and cash reserves as on the relevant date;

“Cash Shortfall Amount” shall mean any amounts which have been infused by the Seller Group into any of the Group SPVs to fund any shortfall in cash with such Group SPV after the Valuation Date to meet the expenses set out in the Operations Budget, which shortfall in cash is either due to any delay in receipt of receivables under the PPAs or is on account of lower generation of electricity from the Project Assets. It is clarified that if the cash shortfall due to reasons mentioned above is directly attributable to any action, inaction and/or negligence of the Group SPVs and/or the Sellers, then such amount of shortfall in cash that has been infused by the Seller Group shall be to the account of the Sellers and shall be converted into Equity Shares prior to the Closing Date, which shall be transferred to the Purchaser, and no amounts shall be added to the Purchase Consideration for the transfer of such Shares. Further, if there is a cash requirement for the Group SPVs due to the occurrence of a force majeure event (as defined in the respective PPAs) then the Parties shall discuss the manner in which such cash requirements will be addressed and post agreement on its funding, if any such amounts are funded by the Sellers then such amounts shall be added to the Purchase Consideration as Cash Shortfall Amount. The Cash Shortfall Amount shall be in the form of inter- corporate loans extended by the Seller Group which shall carry interest at a rate of 10.6% (Ten Point Six Percent) per annum until its repayment. The Parties have agreed that the Cash Shortfall Amount for the period after the Valuation Date until the Execution Date is as set out in Schedule 20, which amount shall be added to the Purchase Consideration as ‘I’ as referred in Clause 3.1;

“Claim” includes any notice, demand, claim, Action or assessment served, made, taken or commenced (as applicable) by any Governmental Authority or any Person whereby any Person: (i) may be placed or is sought to be placed under any obligation; (ii) could incur or suffer any Loss; (iii) may be enjoined or restrained from doing any act or thing; and/or (iv) may be deprived of any relief, allowance, credit or repayment otherwise available;

“Contract” means any agreement, contract, promise, undertaking, subcontract, understanding, or legally binding commitment or undertaking of any nature (whether express or implied);

“Closing” means the sale and purchase of the Sale Shares in accordance with Clause 8; “Closing Date” shall have the meaning given to it in Clause 4.7;

“Company Information” shall have the meaning given to it in Clause 13.1; “Competing Transaction” shall have the meaning given to it in Clause 7.1(c);

“Conditions Precedent” means the conditions precedent to the sale and purchase of the Sale Shares as set out in Schedule 5;

“Constitutional Documents” means the Memorandum and the Articles of a Group SPV;

“Control” with respect to a Person, means directly or indirectly, either acting individually or acting in concert with other Persons, having (a) the power to direct or cause the direction of management and policies of such Person, whether through the ownership, of or more than 50% (Fifty Percent) of the voting securities of such Person, or (b) the power to appoint or remove a majority of the members of the board of directors or equivalent governing body of such Person or (c) the ability to control management or policy decisions of the controlled entity, in each case, whether by operation of law, by contract or otherwise. The terms “Controlling”, “Common Control”, “Controlled by” and “under Common Control with” shall be /construed accordingly;

“CP Completion Notice” shall have the meaning given to it in Clause 4.3; “CP Satisfaction Notice” shall have the meaning given to it in Clause 4.4(a); “CP Defects Notice” shall have the meaning given to it in Clause 4.4(b); “Deduction Mechanism” shall have the meaning given to it Clause 10.6(c)(ii); “Director(s)” means a director on the Board;

“Disclosure Letter” means the Execution Date Disclosure Letter and the Updated Disclosure Letter (if applicable);

“Dispute Notice” shall have the meaning given to it in Clause 3.4; “Draft UDL Date” shall have the meaning given to it in Clause 10.6(a);

“Draft Updated Disclosure Letter” shall have the meaning given to it in Clause 10.6(a);

“Drawndown Settlement Amount” shall have the meaning given to it in Clause 3.1;

“Encumbrance” means any encumbrance including without limitation (a) any claim, charge (fixed or floating), non-disposal undertaking, escrow, power of attorney (by whatever name called), lock- in, easement, mortgage, pledge, hypothecation, lien (statutory or other), deposit by way of security, right to acquire, assignment by way of security or trust arrangement for the purpose of providing security or other security interest of any kind (including any retention arrangement), beneficial ownership (including usufruct and similar entitlements), public right, common right, any provisional, conditional or executional attachment held by a third Person, (b) purchase or option agreement or arrangement, right of pre-emption, right of first refusal, right of first offer or voting agreement; (c) option, or transfer restriction in favour of any Person; (d) any adverse claim as to title, possession or use; (e) any other encumbrance of any kind, whether or not securing or conferring any priority of payment in respect of any obligation of any Person, including without limitation any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under Applicable Law and (f) agreement or arrangement to create any of the foregoing or refrain from creating any of the foregoing, including by way of an adverse Order; and the term “Encumber” shall be construed accordingly;

“Environment Law” means any Applicable Laws (including, for the avoidance of doubt, common law) whose purpose is to protect, conserve, preserve environment, or prevent pollution of, the environment or to regulate emissions, discharges, or releases of hazardous substances into the environment, or to regulate the use, treatment, storage, burial, disposal, transport or handling of hazardous substances, including, without limitation, the Environment (Protection) Act, 1986, the Air (Prevention and Control of Pollution) Act, 1981 and the Water (Prevention and Control of Pollution) Act, 1974, and any rules, regulations, directions, policies or circulars issued thereunder by any Government Authority;

“Equity Securities” of a company means equity shares of such company and preference shares, debentures, bonds, warrants, rights, options (including any employee stock option plan/ scheme) or other similar instruments or securities which are convertible into or exercisable or exchangeable for, or which carry a right to subscribe for or to purchase equity shares of such company or any instrument or certificate representing a beneficial ownership/interest in the equity shares of such company, or optionally convertible debentures or optionally convertible debt (whether against any instrument or otherwise), but does not include non-convertible debentures or debt, unless any debt which is convertible into any form of equity shares other than on account of an event of default, which debt shall for the purposes of this Agreement be construed to be an ‘Equity Security’;

“Equity Shares” or “Shares” means the fully paid-up equity shares of each of the Group SPVs, each having a face value of INR 10 (Ten) and each carrying 1 (one) vote each;

“Execution Date” means 1st April 2021;

“Existing Encumbrance” means the Encumbrances as listed in Schedule 11;

“Existing Facility Agreements” means the facility agreements executed by each Group SPV in relation to the Project Assets, details of which are set out in Schedule 11;

“Existing Senior Lenders” means the lenders of the Group SPVs, as of the Execution Date, who have extended senior secured loans to the Group SPVs pursuant to the Existing Facility Agreements;

“Existing Share Pledges” shall have the meaning given to it in Clause 2.7;

“Execution Date Disclosure Letter” means the disclosure letter, signed and delivered by the Sellers to the Purchaser in a form and manner acceptable to the Purchaser on the Execution Date providing full, fair and specific disclosures against the specific Warranties (excluding any Fundamental Warranties), including relevant information and adequate details pertaining to such disclosure, as annexed thereto, the receipt of which will be duly acknowledged by the Purchaser by counter signing a copy of the Execution Date Disclosure Letter and providing the same to the Sellers;

“First Tranche RG1 Sale Shares” means the Equity Shares constituting 48.6% (Forty Eight Point Six Percent) of the entire paid-up share capital of RG1 SPV held by AZI, details of which are set out in Part E of Schedule 3;

“First Tranche RG2 Sale Shares” means the Equity Shares constituting 48.6% (Forty Eight Point Six Percent) of the entire paid-up share capital of RG2 SPVs held by AZI, details of which are set out in Part G, H, and I of Schedule 3;

“First Tranche RG Sale Shares” means the First Tranche RG1 Sale Shares and First Tranche RG2 Sale Shares;

“FMO” means Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V;

“Foreign Exchange Regulations” means the Foreign Exchange Management Act, 1999 and the rules and regulations notified by Governmental Authorities pursuant thereto;

“Fully Diluted Basis” means a calculation on any given day, based on the assumption that all instruments convertible into or exercisable or exchangeable for Shares (whether optionally or compulsorily convertible), including debentures, options (including employee stock options), warrants, contracts and any other right, or entitlement available to any Person against such company to receive, subscribe to Shares, outstanding on the date of calculation, have been exercised or exchanged for or converted into Shares and all Shares issuable pursuant to contractual or other obligations have been issued;

“Fundamental Warranties” shall mean the Authority Warranties and the RG Warranties;

“Group SPVs” means collectively AZ Saturn, AZ Mercury, AZ Forty Four, AZ Sun, RG1 SPV, AZ Thirty Eight, AZ Sunlight, AZ Solutions, AZR Genco, AZR One, AZR Two, AZR Four, AZR Five, AZR Six, AZR Seven and AZR Eight, and, “Group SPV” means any of them individually;

“Government Authority” means (a) any supra-national, national, central, state, city, municipal or local government, governmental authority or political subdivision thereof, including any department, division, sub-division of such government having or purporting to have jurisdiction; or (b) any entity, authority, commission, board, agency or instrumentality of any of the authorities referred to in (a) above; or (c) any regulatory or administrative authority, body or other organization having or purporting to have jurisdiction, or exercise executive, legislative, judicial, quasi-judicial, regulatory, or licensing functions to the extent that the rules, regulations, standards, requirements, procedures or orders of such authority, body or other organization have the force of Applicable Law; or (d) any court, authority or tribunal having jurisdiction; and (e) the governing body of any stock exchange(s);

“Guarantee” means, in relation to a Person (the “Guarantor”), any obligation, contingent or otherwise, of the Guarantor, guaranteeing or having the economic effect of guaranteeing, providing credit support for, or providing any indemnity with respect to, any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the Guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase, lease or provide an Encumbrance over Assets, property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or obligation of the primary obligor;

“GST Refund Amounts” has the meaning given to it in Schedule 10;

“HOTO List” means the handover-takeover list to be provided by the Sellers to the Purchaser containing copies of all the Business Approvals obtained by Group SPVs, all the Material Contracts executed by the Group SPVs and details of Operational Net Metering;

“Holdback Amount” has the meaning given to it in Clause 3.15(a); “Holdback Events” has the meaning given to it in Clause  3.15(a);

“IBC” means the Insolvency and Bankruptcy Code of India, 2016 as applicable, and, as amended from time to time and as supplemented by the rules and regulations issued thereunder;

“IFC” means International Finance Corporation;

“Identified Leakage” shall have the meaning given to it in Clause 3.13(d);

“Ind AS” shall mean the Indian Accounting Standards as prescribed under the Companies (Indian Accounting Standards) Rules, 2015;

“Indebtedness” means any indebtedness with respect to a Person, for or in respect of the following:

(a)

all obligations for borrowed money of such Person (whether funded or unfunded), including but not limited to customer advances, vendor advances, principal, for accrued but unpaid interest, premiums, break costs, fees, expenses and penalties relating thereto or with respect to deposits or advances of any kind and monies borrowed under the Existing Facility Agreements and the Seller Group Loans;

(b)	any amount raised by acceptance under any acceptance credit, bill acceptance or bill endorsement facility or dematerialised equivalent;
(c)	all obligations of such Person evidenced by or any amount raised pursuant to a note, bond, debenture, letter of credit, loan stock, debt security or similar instruments;
(d)	that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with Ind AS;
(e)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Accounting Standards, be treated as a finance or capital lease;
(f)	notes payable representing extensions of credit;
(g)	all obligations of such Person upon which interest charges are customarily paid in ordinary course;
(h)

assets or liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect against fluctuations in interest rates;

(i)	all obligations of such Person under conditional sale, deferred purchase price of property related to property acquired by such Person, if applicable;
(j)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(k)	all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right to be secured by) any Encumbrances on the property of such Person;
(l)

any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution, save and except as provided in favour of Existing Senior Lenders under the Existing Facility Agreements or in relation to the AZR Senior Lenders, which are covered in point (a) above;

(m)	any amount raised under any other transaction having the commercial effect of a borrowing; and
(n)	all Guarantees in respect of the items set forth in (a) through (m) above;

“Indemnifying Party” shall have the meaning given to it in Clause 11.1;

“Indemnified Party” shall have the meaning given to it in Clause 11.1;

“Indemnity Claim” shall have the meaning given to it in Clause 11.7(a);

“Indemnity Events” shall have the meaning given to it in Clause 11.1;

“Indemnity Notice” shall have the meaning given to it in Clause 11.7(a);

“Indemnity Objection” shall have the meaning given to it in Clause 11.7(b);

“Information” shall have the meaning given to it in Clause 13.1;

“Interim Period” shall have the meaning given to it in Clause 7.1;

“Insolvency Event” in relation to any Person shall mean, the following:

(i)

any action or other steps taken for the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Person and such action has been admitted by a court of competent jurisdiction;

(ii)	a composition, compromise, assignment or arrangement with any creditor of the Person, as a result of or in connection with a default or a potential default by such Person;

(iii)

any action or other steps taken for the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Person or any of their respective assets by the competent Governmental Authority;

(iv)	any action or other steps taken for the attachment, enforcement or distress of any security interest over any assets of the Person;
(v)	initiation of insolvency process (including making a petition or application for insolvency before appropriate Governmental Authority) in relation to the Person;
(vi)

any analogous procedure is taken in any jurisdiction, or any other event occurs which would, under any Applicable Law, have a substantially similar effect to any of the events listed in sub-paragraphs (i) to (v) above;

(vii)	the service of a demand notice or invoice demanding payment by an operational creditor (as defined in the IBC) on the Person under section 8 of the IBC which is:
(a)	not settled fully and unconditionally; or
(b)	in respect of which the Person has not demonstrated or intimated in writing with all relevant evidentiary proof, the existence of a pre-existing dispute in accordance with the provisions of the IBC;
(viii)

the admission of any application by the National Company Law Tribunal or other Governmental Authority having jurisdiction to initiate corporate insolvency resolution process against the Person under the IBC or any other analogous Applicable Law; or

(ix)	the passage of a resolution by the members of the Person to initiate a voluntary liquidation process in relation to such Person under the IBC;

“Intellectual Property” means: (a) patents, utility models and rights in inventions, products and devices; (b) registered and unregistered trademarks and service marks, rights in logos, trade names, brand names, domain names and copyrights; (c) computer software (including, without limitation, source code, object code, macros, scripts, application tools, objects, routines, modules and other components), data, data bases and documentation thereof; (d) know-how, products, processes, techniques, methods, algorithms, research and development information and results, drawings, specifications, designs, plans, proposals, technical data, marketing plans, customer data, prospect and supplier lists and information; (e) information technology systems, SCADA systems, databases, trade secrets, designs, and technologies which are proprietary in nature; and (f) copyrights and copyrightable works, in each case, (i) anywhere in the world; and (ii) whether registered or unregistered, including applications for registration, and rights to apply for registration;

“IRR” shall mean the internal rate of return calculated on a pre-tax basis using the XIRR function of Microsoft Excel;

“Key Personnel” shall mean the key managerial personnel as defined under the Act including any of the key managerial personnel of the Group SPVs i.e. the Managing Director/Chief Executive Officer, the Chief Financial Officer, Chief Operating Officer, Head of Legal and Compliance/Company Secretary, all the direct reportees to the Managing Director/Chief Executive Officer and such other senior level management personnel of the Group SPV as may be identified by the Purchaser at its sole discretion;

“LCIA” shall have the meaning given to it in Clause 22.2(a);

“Leakage” shall mean, between the Valuation Date and the Closing Date (both inclusive) any payment, assumption of a liability, waiver of rights or transfer by or loss of value from the Group SPVs (including, in each case of the foregoing, any agreement or other commitment (whether or not legally binding) by the Group SPVs in relation to the foregoing, other than a Permitted Leakage. It is clarified for the avoidance of doubt that any Tax payable in respect of any amounts of Leakages shall be included in the amount of Leakage;

“Limitations on Liability” shall have the meaning given to it in Clause 11.10;

“Litigation” means all proceedings relating to any suits, civil and criminal actions, arbitral proceedings, investigations, mediations or inquiries, including any claims made or notices issued by any Person, whether initiated or pending before any court, tribunal, arbitrator or other Government Authority or otherwise, in each case involving a Liability or claim by or against any Group SPV;

“Liabilities” means all liabilities, duties and obligations of every description, whether deriving from contract, common law, statute or otherwise, actual or contingent, ascertained or unascertained or disputed and whether owed or incurred severally or jointly or as principal, guarantor or surety;

“Liquidated Damages” shall have the meaning given to it in Clause 8.9(g);

“Long Stop Date” means the date that is next day immediately following the expiry of 180 (one hundred and eighty) days from the Execution Date;

“Losses” means all direct losses, liabilities, damages, obligations, demands and claims, of any nature, including interest, fees and penalties with respect thereto and costs, charges and expenses (including reasonable accountants’ or experts’ fees, reasonable legal costs and taxes) in connection thereof but excludes all remote, punitive and/or exemplary, indirect or consequential losses, loss of opportunity or goodwill and any speculation losses. In the event any Loss occurs on account of termination of PPAs or due to any reduction in tariff, then the Loss would be the proportionate reduction in the equity value of the Group SPVs (inclusive of the Purchase Consideration and the Purchaser Repayment Amount) as have been paid by the Purchaser for the Transaction and any interest and penalties with respect thereto and costs and expenses (including reasonable accountants’ or experts’ fees, reasonable legal costs and taxes) in connection thereof;

“MNRE” shall mean the Ministry of New and Renewable Energy;

“Management Accounts” means the unaudited balance sheet, profit and loss statement, income statement, statement in change of equity and cash flow statement of each Group SPV, for the period commencing from 1 April 2020 and ending on 30 September 2020, prepared in accordance with Ind AS, and as provided by the Sellers and includes the Auditor’s Certificate;

“Material Contracts” means the following Contracts to which any Group SPV is a party or by the terms of which any Group SPV is bound: (i) any Project Agreements; (ii) any Contracts relating to any Indebtedness; (iii) any Contracts or series of related Contracts under which any Group SPV is entitled to receive and/ or liable to pay in aggregate at least INR 15,00,000 (Indian Rupees Fifteen Lakh) in any Financial Year; (iv) any Contracts or series of related Contracts relating to any Group SPV having a contract value in aggregate of at least INR 15,00,000 (Indian Rupees Fifteen Lakh); and (v) any Contracts that are not in the Ordinary Course of Business or otherwise not entered on Arm’s Length Basis. The list of all Material Contracts in respect of the Group SPVs shall be provided through the HOTO List;

“Material Adverse Effect” means any event, circumstance, effect, occurrence, condition, change, claim, damages, litigation, disclosure, development or effect or state of affairs or any combination thereof, which is, or is reasonably likely to:

(a)

result in an adverse financial implication on the Group SPVs of a combined equity valuation of the Group SPVs by more than INR 17,50,00,000 (Indian Rupees Seventeen Crore Fifty Lakh) (“Financial Implication”);

(b)	be adverse to the validity, legality, binding nature or enforceability of the Transaction Documents or any of the transactions contemplated thereunder; or
(c)	be adverse to the ability of the Sellers or any of the Group SPVs to perform their obligations under the Transaction Documents;

Provided that Material Adverse Effect that is set out in (a) above (Financial Implication) shall not include adverse financial implications which is directly and solely a consequence of:

(i)

acts of the Sellers or the Group SPVs undertaken after the Execution Date: (I) at the insistence or instructions of the Purchaser, or (II) with the written consent of the Purchaser, provided that in each such case the Sellers had provided the Purchasers with all relevant information in respect of such matters, including but not limited to all information as reasonably requested by the Purchaser; or

(ii)	any change in the general financial or economic conditions in India occurring after the Execution Date; or
(iii)

any changes in Applicable Law that has occurred after the Execution Date except if such change has a disproportionately adverse effect on the Group SPVs or their respective business relative to other Persons engaged in a similar industry; provided that any change in Applicable Law occurring after a period of 30 (thirty) days from the Execution Date shall be considered towards determining a Financial Implication as a Material Adverse Effect and shall not be considered as an exclusion to Material Adverse Effect; or

(iv)

any changes in political conditions in India that has occurred after the Execution Date except if such change has a disproportionately adverse effect on the Group SPVs or their respective business relative to other Persons engaged in a similar industry; provided that any change in political conditions in India occurring after a period of 30 (thirty) days from the Execution Date shall be considered towards determining a Financial Implication as a Material Adverse Effect and shall not be considered as an exclusion to Material Adverse Effect;

“Memorandum” shall mean the memorandum of association of a company, as amended from time to time;

“Net Debt Adjustment Amount” shall mean the Actual Senior Debt less INR 316,51,00,000 (Indian Rupees Three Hundred and Sixteen Crore Fifty One Lakh);

“Net Working Capital Adjustment Amount” shall mean the actual net working capital in aggregate of all Group SPVs as on the Valuation Date, based on the amounts set out in the Management Accounts, being:

(a)	the aggregate of the Cash balances, receivables and other current assets of each of the Group SPVs as of Valuation Date; less
(b)	the aggregate of payables and other current liabilities of each Group SPV as of the Valuation Date;

Provided however that the following amounts shall not be considered (i.e. either added or subtracted) while determining the Net Working Capital Adjustment Amount:

(a)	all amount payable to capital creditors of any Group SPV;
(b)	all loans or advances payable to any member of Seller Group by the Group SPVs; and
(c)	all advances paid for capital equipment by the Group SPVs.

For abundant clarity on Net Working Capital Adjustment Amount, the Parties have agreed on details for the determination of Net Working Capital Adjustment Amount which is set out in Schedule 21, and the methodology of which shall be relied for determination of Purchase Consideration pursuant to Clause 3 including for the determination of any Variance Amount on the basis of the Post Closing Audit;

“Notes” shall mean the RG1 Notes and/or the RG2 Notes, as applicable; “NYSE” shall mean the New York Stock Exchange;

“OeEB” means Oesterreichische Entwicklungsbank AG;

“Offer” means the updated binding offer letter dated 2 December 2020 submitted by the Purchaser to the Sellers;

“Onshore Debt” shall mean the following Indebtedness: (i) in relation to RG2 SPVs, the ‘onshore debt’ as defined under the RG2 Bond Documents, which is extended by Azure Mauritius to RG2 SPVs and (ii) in relation to RG1 SPV, the ‘rupee debt’ as defined under the RG1 Bond Documents, which is extended by Azure Power Energy Limited to RG1 SPV, in each such case as set out as part of the Onshore Debt Documents;

“Onshore Debt Documents” means such Contracts as set out in Part A of Schedule 11 with respect to the RG SPVs;

“Operations Budget” means the budget for each Group SPVs setting out revenues and expenditures for the period between the Valuation Date and Closing Date, as set forth in Schedule 16;

“Operational Net Metering” means the Project Assets where the net metering approval under Applicable Law has not been obtained, but where the relevant Group SPVs owing, operating and maintaining such Project Assets are validly invoicing and receiving payments under the terms of the respective PPAs. A list of the Project Assets that has Operational Net Metering will be provided through the HOTO List;

“OPIC Repayment Amount” means the INR equivalent of the outstanding principal amount which as of the Execution Date is not more than USD 610631 and any interest payable as on the date of repayment of such outstanding principal amount, actually paid by AZ Sunlight towards repayment of entire outstanding loan amount owed to OPIC;

“Order” shall mean any order, direction, judgment, writ, injunction, decree, award or other determination of any Governmental Authority;

“Ordinary Course of Business” means acts or omissions of an entity which are consistent (in their nature, amount and economic value) with past custom and practices, all Applicable Law and prudent management practices having regard to the activities pursued by such entity (including the business) in the normal and usual course;

“Other RG1 SPVs” means Azure Power (Punjab) Private Limited, Azure Urja Private Limited, Azure Power Pluto Private Limited, Azure Surya Private Limited, Azure Power Eris Private Limited, Azure Sunshine Private Limited, Azure Green Tech Private Limited, Azure Clean Energy Private Limited, Azure Power Mars Private Limited, Azure Power (Karnataka) Private Limited, Azure Sunrise Private Limited, Azure Power (Raj.) Private Limited, Azure Photovoltaic Private Limited, Azure Power (Haryana) Private Limited, Azure Power Thirty Seven Private Limited and Azure Power Infrastructure Private Limited and any subsidiary of Azure Power Global Limited acquired by Azure Power Energy Limited or designated by the board of directors of Azure Power Global Limited or Azure Power Energy Limited;

“Other AZI SPVs” means Azure Power Uranus Private Limited, Azure Power Makemake Private Limited, Azure Power Venus Private Limited, Azure Power Thirty Six Private Limited, Azure Power Thirty Three Private Limited, Azure Power Earth Private Limited and Azure Power Thirty Four Private Limited;

“Pass Through Amounts” shall have the meaning given to it in Schedule 10; “Pass Through Processes” shall have the meaning given to it in Schedule 10;

“Person” means any natural person, limited or unlimited liability company, bodies corporate (wherever incorporated), unincorporated associations, partnership (whether limited or unlimited), limited liability partnerships, proprietorship, Hindu undivided family, trust, union, government or any agency or political subdivision thereof or any other entity that may be treated as a person under Applicable Law or in each case whether or not having a separate legal or juristic personality;

“Permitted Leakage” means any of the following transactions undertaken by any Group SPV:

(a)

any payment or transfer of funds to any Person, provision of a benefit or assumption of a liability by any Group SPV during the period between the Valuation Date and the Closing Date, that is: (A) undertaken in accordance with the Operations Budget; (B) made with the prior written consent of the Purchaser; (C) Drawndown Settlement Amount or (D) OPIC Repayment Amount. It is clarified that funding or extension of inter-corporate loan or advance by a Group SPV to another Group SPV, that if funded by the Sellers by way of inter corporate loans to such another Group SPV which qualifies as Cash

Shortfall Amount shall be considered as a Permitted Leakage and any such extension of inter-corporate loan or advance shall not be an increase or reduction to the Purchase Consideration;
(b)	any repayment to the member of the Seller Group of the Cash Shortfall Amount which have been infused by such Person into any Group SPVs; and
(c)	any Taxes payable by the Group SPV on any of the matters set out in (a) and (b) above;

“PPA” means power purchase agreement entered into by any Group SPV or other similar Contract by any name for the sale or supply of power;

“PPA Bank Guarantees” shall have the meaning given to it in Clause 8.8(f);

“PPA Restrictions” shall mean the share transfer restrictions and related lock-in obligations prescribed for the relevant Group SPVs under the PPAs and Bid Documents as applicable to them, which are listed in Schedule 22;

“Previous Agreements” shall have the meaning given to it in Clause 8.5;

“Project Agreements” in relation to any Project Assets, means the: (a) PPAs and Bid Documents; (b) any implementation agreements, allotment letters and agreements, in each case issued by or entered into with a Governmental Authority, any nodal agencies for renewable power or any other company incorporated by a Governmental Authority, or the counterparties to any of the PPAs, for the allotment of such Project; (c) supply and works/services agreements, EPC agreements/orders for construction of such Project Assets and its evacuation infrastructure; (d) operation and maintenance agreements; (e) agreements entered into with distribution or transmission utilities for connectivity, evacuation or net-metering; and/or (f) agreements entered into for the acquisition of leasehold rights, rights of way or access to the rooftop premises for such Project Asset. The list of all Project Agreements in respect of the Group SPVs shall be provided through the HOTO List;

“Project Assets” means the solar power projects of the Group SPVs as detailed under Part B of Schedule 2 and includes all Assets of the Group SPVs;

“Proparco” means Société de Promotion et de Participation pour la Coopération Economique;

“Purchase Consideration” shall have the meaning assigned to it in Clause 3.1;

“Purchaser Nominee” means any Affiliate(s) or any individual nominated by the Purchaser to acquire the Sale Shares;

“Purchaser Pledged Shares” shall have the meaning given to it in Clause 2.8;

“Purchaser Repayment Amount” has the meaning given to it in Clause 3.12(e);

“Purchaser Warranties” shall have the meaning given to it in Clause 10.3;

“Related Party” has the meaning given to it under the Act;

“Related Party Transaction” shall have the meaning ascribed to it under paragraph 11.1 of Part II of Schedule 7;

“Released Parties” shall have the meaning ascribed to it under Clause 8.5;

“Releasing Parties” shall have the meaning ascribed to it under Clause 8.5;

“Relevant Group SPVs” has the meaning given to it in Clause 3.12(e);

“Representatives” shall have the meaning given to it in Clause 16;

“Restated Charter Documents” means the restated Articles of the RG SPVs incorporating the terms of the Transaction Documents, in an Agreed Form;

“Revised Balance RG Completion Notice” shall have the meaning given to it in Clause 5.5;

“Revised CP Completion Notice” shall have the meaning given to it in Clause 4.4(c);

“RG Closing” means the sale and purchase of the Balance RG Sale Shares in accordance with Clause 9. It is clarified that the closing for the Balance RG1 Sale Shares and for the Balance RG2 Sale Shares will be conducted separately and each such closing shall be referred to as RG Closing;

“RG Closing Date” means the date which is 1 (one) Business Day from the date of the receipt of the Balance RG CP Satisfaction Notice, in respect of the RG1 SPV or the RG2 SPVs, as the case may be, that is delivered by the Purchaser to AZI in accordance with Clause 5.4(a), and each such date shall be referred to as RG Closing Date;

“RG Repayment Amount” shall have the meaning given to it in Clause 8.9(b)(ii);

“RG Repurchase Amount” shall have the meaning given to it in Clause 8.9(b)(i);

“RG SPVs” means collectively RG1 SPV and RG2 SPVs;

“RG1 SPV” means Azure Renewable Energy Private Limited;

“RG1 Long Stop Date” shall have the meaning given to it in Clause 5.6;

“RG1 Notes” means the 5.50% (Five Point Five Zero Percent) senior notes issued by Azure Power Energy Limited pursuant to the RG1 Bond Documents to its overseas lenders;

“RG2 Notes” means the 5.65% (Five Point Six Five Percent) senior notes issued by Azure Mauritius pursuant to the RG2 Bond Documents to its overseas lenders;

“RG1 Bond Documents” means Offering Memorandum dated 27 July 2017 read with the Indenture dated 3 August 2017;

“RG2 Bond Documents” means Offering Memorandum dated 17 September 2019 read with the Indenture dated 24 September 2019;

“RG2 Long Stop Date” shall have the meaning give to it in Clause 5.6;

“RG2 SPVs” means collectively AZ Saturn, AZ Mercury and AZ Forty Four;

“RG Warranties” shall have the meaning given to it in Clause 10.2; “Rights” shall have the meaning given to it in Clause 8.5;

“RPT List” shall mean the true and complete list of all subsisting Related Party Transactions as on the Execution Date, details of which shall be provided by the Sellers to the Purchaser within 45 (forty five) days of the Execution Date;

“Rs.” or “Rupees” or “INR” means the lawful currency of the Republic of India;

“Rules” shall have the meaning given to it in Clause 22.2(a);

“Sale Shares” shall mean the AZR Sale Shares and AZI Sale Shares, but excluding the Balance RG Sale Shares;

“Sellers Bank Accounts” shall have the meaning given to it in Clause 19.1;

“Seller Group” means the Sellers and their respective Affiliates other than Group SPVs;

“Seller Group Loans” has the meaning given to it in Clause 3.12(a);

“Sellers’ Nominees” means the Persons listed in Schedule 3, who are holding certain number of Sale Shares on behalf of the Sellers, as indicated against their respective names in Schedule 3;

“Securities” shall mean the Equity Securities and shall include non-convertible debentures and debt or other securities of any class or nature, including debt securities and convertible debt securities which are mandatorily or optionally convertible into or exchangeable or exercisable for Shares and each of them shall be referred to as a “Security”;

“SGL List” shall mean the true and complete list of the Seller Group Loans existing as on the Execution Date, details of which shall be provided by the Sellers to the Purchaser within 45 (forty five) days of the Execution Date;

“Shares Consideration” shall have the meaning given to it in Clause 3.6;

“Shareholder” means any Person holding Equity Securities of a company;

“Shareholders’ Agreement” means each shareholders’ agreement in Agreed Form executed between the Purchaser, AZI and each RG SPV respectively, as on the date of this Agreement, setting out the rights and obligations between and amongst the Purchaser and AZI in respect of each RG SPVs, and each of which shall be effective from the Closing Date;

“Specific Adjustments Amount” shall mean the any amounts outstanding to be paid to capital creditors of any Group SPV that remain outstanding as of the date of delivery of the Adjustment Notice by the Sellers to the Purchaser.

“Specific Indemnity Items” shall have the meaning given to it in Clause 11.1(j); “Subject Obligation” shall have the meaning given to it in Clause 1.2(h);

“Taxation” (including with correlative meaning, the terms “Tax” and “Taxes”) includes all forms of direct and indirect taxes (Indian and where applicable non-Indian), cess, duties, levies, imposts, including without limitation present and future claims for taxes on gross receipts, net profits and gains, sales, turn-over, income tax, withholding tax, dividend distribution tax, capital gains tax, fringe benefit tax, sales tax, customs duty, wealth tax, gift tax, gains, franchise, property, goods and services tax, sales, use, consumption, employment, license, excise duty, service tax, payroll tax, capital, occupation tax, octroi, entry tax, recording, value added or transfer taxes, governmental charges, fees, levies or assessments or other taxes, levies, fees, stamp duties, statutory gratuity and provident fund payments or other employment benefit plan contributions, withholding obligations and similar charges of any applicable jurisdiction and shall include any interest, fines, and penalties related thereto and, with respect to such taxes, and other municipal taxes and duties, environmental taxes and duties and any other type of taxes or duties in any relevant jurisdiction;

“Tax Return” shall mean any report, return, statement, claim for refund, declaration or other information with respect to any Tax required to be filed, permitted to be filed or actually filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof;

“Taxation Authority” or “Tax Authority” means any taxing or other authority competent to impose, administer or collect any Taxation;

“Tax Status Report” means a report to be obtained by the Sellers from a Big Accounting Firm, which sets out information of the outstanding tax demands and/ or income-tax proceedings pending against the Sellers (if any) under the provisions of the Section 281 of the (Indian) Income Tax Act, 1961;

“Tax Warranties” shall mean the Business Warranties set forth in Paragraph 18 of Part II of Schedule 7;

“Termination Insolvency Event” in relation to any Person shall mean, the following:

(i)

any action or other steps taken for the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Person and such action has been admitted by a court of competent jurisdiction;

(ii)	a composition, compromise, assignment or arrangement with any creditor of the Person, as a result of or in connection with a default or a potential default by such Person;

(iii)

any action or other steps taken for the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Person or any of their respective assets by the competent Governmental Authority;

(iv)	any action or other steps taken for the attachment, enforcement or distress of any security interest over any assets of the Person;
(v)

initiation of insolvency process (including making a petition or application for insolvency before appropriate Governmental Authority) in relation to the Person, which proceedings are not disputed, dismissed or annulled within a period of 45 (forty-five) days from the date of initiation;

(vi)

any analogous procedure is taken in any jurisdiction, or any other event occurs which would, under any Applicable Law, have a substantially similar effect to any of the events listed in sub-paragraphs (i) to (v) above;

(vii)	the service of a demand notice or invoice demanding payment by an operational creditor (as defined in the IBC) on the Person under section 8 of the IBC which is:
(a)	not settled fully and unconditionally; or
(b)

in respect of which the Person has not demonstrated or intimated in writing with all relevant evidentiary proof, the existence of a pre-existing dispute in accordance with the provisions of the IBC; or

(c)

the Person provides a confirmation that the same is being disputed in good faith and the demand notice or invoice under section 8 of the IBC has been unconditionally withdrawn, in each case, within 14 (fourteen) days of receipt of such notice;

(viii)

the admission of any application by the National Company Law Tribunal or other Governmental Authority having jurisdiction to initiate corporate insolvency resolution process against the Person under the IBC or any other analogous Applicable Law; or

(ix)	the passage of a resolution by the members of the Person to initiate a voluntary liquidation process in relation to such Person under the IBC.

“Third Party” means any Person which is not a party to this Agreement;

“Third Party Claim” shall have the meaning given to it in Clause 11.8(a);

“Third Party Claim Notice” shall have the meaning given to it in Clause 11.8(a);

“Third Party Payments” shall have the meaning given to it in Clause 11.8(d)(iii);

“Transfer” (including with correlative meaning, the terms “Transferred”, “Transferred by” and “Transferability”) shall mean to, directly or indirectly, sell, gift, give, assign, transfer, transfer of any interest in trust, mortgage, alienate, hypothecate, pledge, encumber, grant a security interest in, or suffer to exist (whether by operation of Applicable Law otherwise) any Encumbrance on, any Securities or any right, title or interest therein or otherwise dispose of in any manner whatsoever voluntarily or involuntarily;

“Transaction Documents” means the following:

(a)	this Agreement;
(b)	Disclosure Letters;
(c)	Shareholders’ Agreements; and
(d)	any other agreement or document which is mutually agreed by the Sellers and the Purchaser as a Transaction Document;

“Unwinding Amount” shall have the meaning give to it in Clause 8.9(c);

“Unwinding Event” means:

(1)	in relation to RG1 SPV:

(a)a declaration or occurrence under the RG1 Bond Documents or the Onshore Debt Documents of an ‘Event of Default’ (as defined therein) or declaration or occurrence of an ‘Event of Default’ (as defined therein) under the onshore debt documents of the Other RG1 SPVs, pursuant to which the relevant Existing Senior Lenders call for an ‘Event of Default’ under the Onshore Debt Documents for RG1 SPV, other than solely and directly due to a payment default after the Closing Date by RG1 SPV under its respective Onshore Debt Documents; (b) non-payment of any scheduled payments, including interest, on the RG1 Notes by Azure Power Energy Limited on the dates on which such payment on the RG1 Notes is due and payable, other than solely and directly due to a payment default after the Closing Date by RG1 SPV under its respective Onshore Debt Documents; (c) non-payment of any scheduled payments, including interest, on the non-convertible debentures issued to Azure Power Energy Limited by Other RG1 SPVs on the dates on which such payment for such non-convertible debentures is due and payable, and such non-payment continues for 5 (five) Business Days; (d) non-completion of the Balance RG Conditions Precedent in relation to RG1 SPV to the satisfaction of the Purchaser by the RG1 Long Stop Date; (e) occurrence of any Termination Insolvency Event in relation to AZI after the Closing; (f) occurrence of an insolvency event (as defined in the respective debenture trust deeds for the non-convertible debentures issued to Azure Power Energy Limited by the Other RG1 SPVs) in relation to any Other RG1 SPVs; (g) Sellers are unable or otherwise unwilling to perform their obligations under this Agreement in respect of RG Closing for RG1 SPV; or (h) any other event deemed to be an “Unwinding Event” under the Shareholders Agreements; and

(2)	in relation to RG2 SPVs:

(a)a declaration or occurrence under the RG2 Bond Documents or the Onshore Debt Documents of an ‘Event of Default’ (as defined therein) or declaration or occurrence of an ‘Event of Default’ (as defined therein) under the onshore debt documents of the Other AZI SPVs, pursuant to which the relevant Existing Senior Lenders call for an ‘Event of Default’ under the Onshore Debt Documents for the RG2 SPVs, other than solely and directly due to a payment default after the Closing Date by RG2 SPVs under its respective Onshore Debt Documents; (b) non-payment of any scheduled payments, including interest, on the RG2 Notes by Azure Mauritius on the dates on which such payment on the RG2 Notes is due and payable, other than solely and directly due to a payment default after the Closing Date by RG2 SPVs under its respective Onshore Debt Documents; (c) non- payment of any scheduled payments, including interest, on the non-convertible debentures issued to Azure Mauritius by any of Other AZI SPVs on the dates on which such payment for such non- convertible debentures is due and payable, and such non-payment continues for 5 (five) Business Days; (d) non-completion of the Balance RG Conditions Precedent in relation to RG2 SPVs to the satisfaction of the Purchaser by RG2 Long Stop Date; (e) occurrence of any Termination Insolvency Event in relation to AZI after the Closing; (f) occurrence of an insolvency event (as defined in the respective debenture trust deeds for the non-convertible debentures issued to Azure Mauritius by the Other AZI SPVs) in relation to any Other AZI SPVs; (g) Sellers are unable or otherwise unwilling to perform their obligations under this Agreement in respect of RG Closing for RG2 SPVs; or (h) any other event deemed to be an “Unwinding Event” under the Shareholders Agreements;

“Unwinding Notice” shall have the meaning given to it in Clause 8.9(a);

“Unwinding Long Stop Date” shall have the meaning given to it in Clause 8.9(d);

“Unwinding Steps” shall have the meaning given to it in Clause 8.9(b);

“Updated Disclosure Letter” shall mean the disclosure letter, if any, which sets out full, fair and specific disclosures against specific Business Warranties (excluding Fundamental Warranties) for the period between the Execution Date and the Closing Date, setting out the description of matters disclosed against the Business Warranties (excluding Fundamental Warranties) including relevant information and adequate details pertaining to such disclosure as annexed thereto, signed and delivered by the Sellers to the Purchaser, and accepted by the Purchaser, in the same format of the Execution Date Disclosure Letter, the receipt of which is duly acknowledged by the Purchaser by counter signing a copy of the Updated Disclosure Letter and providing the same to the Sellers. It is hereby clarified that the disclosures contained in the Updated Disclosure Letter (“Updated Disclosure”):

(a)	shall be made against the specific Business Warranties (excluding Fundamental Warranties) as set out therein;
(b)

shall only relate to events occurring between the Execution Date and the Closing Date (but may include updates to events disclosed in the Execution Disclosure Letter, which have occurred post the Execution Date, and which update shall only qualify the Business Warranties as made on the Closing Date);

(c)	shall only qualify the Business Warranties made as of the Closing Date; and
(d)	shall not retrospectively modify the Execution Disclosure Letter issued or any of the Business Warranties given as of the Execution Date;

“Updated Disclosure Notice” shall have the meaning given to it in Clause 10.6(c)(i);

“Valuation Date” means 30 September 2020;

“Valuation Certificate” means a valuation certificate in respect of the Sale Shares and the RG Sale Shares prepared by a licensed chartered accountant or a SEBI registered Category I merchant banker, certifying the price of the Sale Shares and Balance RG Sale Shares prepared in accordance with the Foreign Exchange Regulations;

“Variance Amounts” shall have the meaning given to it in Clause 3.13(e);

“Variance Amount Statement” shall have the meaning given to it in Clause 3.13(e); “Variance Review Notice” shall have the meaning given to it in Clause 3.13(g);

“VDDR” means the legal vendor due diligence report issued by Trilegal dated 9 December 2020;

“Warranties” means collectively the Authority Warranties, Business Warranties and the RG Warranties; and

“Working Capital Loan Amount” shall mean the working capital loans of each Group SPV availed from banks or third-party financiers, outstanding as of the Valuation Date, which is Nil amount.

1.2	Interpretation
(a)	any reference to any statute or statutory provision shall include:
(i)	all subordinate legislation, rules or regulations made or enacted from time to time under that statute or provision; and
(ii)	such statute or provision as from time to time amended, modified, re-enacted or consolidated (whether before or after the Execution Date);
(b)	any reference to the singular shall include the plural and vice-versa;
(c)	any references to a "company" shall include a body corporate;
(d)

the recitals and schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include any recitals and schedules to it. Any references to annexures, clauses and schedules are to annexures, clauses of and schedules to this Agreement;

(e)	references to any agreement or any other document shall be construed as references to such agreement or that other document as amended, varied, novated, supplemented or replaced from time to time;
(f)

the expression "this Clause" shall, unless followed by reference to a specific provision, be deemed to refer to the whole Clause (not merely the sub-Clause, paragraph or other provision) in which the expression occurs;

(g)

any reference to any Party being obliged to “procure” or “cause” or “ensure” any action shall be construed as a reference to that Party being obliged to exercise all rights and powers available to it so as to procure, cause or ensure the relevant action;

(h)

where the performance of any obligation by a Party under this Agreement (“Subject Obligation”) requires any Approvals in order for the Subject Obligation to be performed, then the Subject Obligation shall be deemed to include the obligation to apply for, obtain, maintain and comply with the terms of, all such consents, approvals and authorizations to the extent they are applicable to such Party;

(i)	unless the contrary is expressly stated, no Clause in this Agreement limits the extent or application of another Clause;
(j)	headings to Clauses, parts and paragraphs of schedules and schedules are for convenience only and do not affect the interpretation of this Agreement;
(k)	"in writing" includes any communication made by letter or e-mail;
(l)	reference to the word “include” or “including” shall be construed without limitation;
(m)	where a wider construction is possible, the words "other" and "otherwise" shall not be construed ejusdem generis with any foregoing words;
(n)

references to “knowledge”, “information”, “belief”, “awareness” of the Sellers, or the Group SPVs or any Person (excluding the Purchaser) shall be deemed to mean the knowledge, information, belief or awareness of (i) all employees of AZI who are part of financing and accounting department, legal department, secretarial department and capital department of AZI, as the case may be, and, (ii) all employees of AZR and the Group SPVs and is deemed to include knowledge of matters which such persons ought to have in the ordinary course of their respective responsibilities after examining all information and making all due diligence inquiries and investigations;

(o)	a reference to a Party to any document includes that Party's successors and permitted assigns; and
(p)

this agreement is a joint draft product of the Parties hereto and any rule of statutory interpretation interpreting agreements against a Party primarily responsible for drafting the agreement shall not be applicable to this Agreement.

2.	SALE AND PURCHASE OF THE SALE SHARES AND BALANCE RG SALE SHARES
2.1

Subject to: (a) Conditions Precedent being fulfilled to the satisfaction of the Purchaser or, where appropriate, waived by the Purchaser in its sole discretion, in accordance with this Agreement; and (b) the terms and conditions of this Agreement and the Transaction Documents and relying on the Warranties, the Purchaser shall purchase from the Sellers the full legal and beneficial interest and title to the Sale Shares and the Sellers shall sell to the Purchaser, the Sale Shares free and clear of all Encumbrances and together with all rights, title and full legal and beneficial interest attached thereto or accruing to them with effect from the Closing Date (including the right to receive all distributions and dividends declared, paid or made in respect of the Sale Shares from the Valuation Date), such that the Purchaser shall upon purchase of any of the Sale Shares in its name, receive full legal (all rights, title and interests) and beneficial ownership relating thereto, free and clear of all Encumbrances. For the avoidance of doubt, it is clarified that the Purchaser shall comply with the obligations under Clause 2.8 with respect to creation of pledge on the Sale Shares in favour of the Existing Senior Lenders.

2.2

The Sellers shall cause the Sellers’ Nominees to sell such Sale Shares held by them, as indicated in Schedule 3, to the Purchaser or any Purchaser Nominee, as may be indicated by the Purchaser, in accordance with this Agreement, such that the Purchaser or Purchaser Nominee receives full legal (all rights, title and interests) and beneficial ownership relating thereto, free and clear of all Encumbrances. The Sellers hereby agree and undertake to ensure that the Sellers’ Nominees shall take all actions and execute all documents as may be required to deliver and transfer the respective Sale Shares to the Purchaser free and clear of all Encumbrances.

2.3

Upon the fulfilment of the Balance RG Conditions Precedent to the satisfaction of the Purchaser (or where applicable, waived by the Purchaser in its sole discretion) in accordance with this Agreement, and subject to the terms and conditions of this Agreement and the Transaction Documents and relying on the Warranties, the Purchaser shall purchase from AZI and AZI shall sell to the Purchaser, the Balance RG Sale Shares free and clear of all Encumbrances and together with all rights, title and full legal and beneficial interest attached thereto or accruing to them with effect from the RG Closing Date (including the right to receive all distributions and dividends declared, paid or made in respect of the Balance RG Sale Shares from the Valuation Date), such that the Purchaser shall upon purchase of any of the Balance RG Sale Shares in its name, receive full legal (all rights, title and interests) and beneficial ownership relating thereto, free and clear of all Encumbrances. The Sellers agree and undertake that upon the transfer of the Balance RG Sale Shares to the Purchaser on RG Closing Date, the Purchaser shall have full legal title, rights and ownership of 100% (One Hundred Percent) Equity Shares of the RG SPVs.

2.4

In consideration of the Sellers agreeing to sell the Sale Shares and the Balance RG Sale Shares (in each case, with full legal (all rights, title and interests) and beneficial ownership relating thereto free and clear of all Encumbrances) to the Purchaser, the Purchaser shall pay the Purchase Consideration to the Sellers, in accordance with this Agreement.

2.5

On and from the Closing Date, the Sellers or any member of the Seller Group shall have no obligations under and will have no obligations to ensure compliance by the Group SPVs (except in relation to the RG SPVs to the extent applicable) with the Existing Facility Agreements, and the Purchaser shall after the Closing Date undertake and perform all obligations in relation to the Existing Facility Agreements for the Group SPVs (except in relation to the RG SPVs to the extent applicable) as undertaken by the Sellers under the Existing Facility Agreements prior to the Closing Date. In relation to the RG SPVs, the obligations of the Purchaser and the Sellers in relation to Onshore Debt shall be as set out in the Shareholders’ Agreement. However, the above shall not prejudice or release the liability of the Sellers in relation to the Existing Facility Agreements for any acts or deeds done, or obligations accrued prior to the Closing Date.

2.6

Subject to Clause 2.5 the Purchaser hereby agrees and undertakes to execute such documents as may be necessary to replace the documents or undertakings presently executed by the Sellers pursuant to the Existing Facility Agreements and as set out in Schedule 23 on the same terms and conditions contained in such documents or undertakings, within the time period as agreed to between the Parties and the Existing Senior Lenders. If at least 7 (seven) days, prior to the Closing Date, the counter-parties to the Existing Facility Agreements express in writing the requirement for any additional documents or commitments from the Purchaser in order to give effect to the above Clause 2.5, then the Parties shall discuss in good faith about how such requirement may be addressed. Any stamp duty costs and expenses, Existing Senior Lender’s and Purchaser’s advisor costs and expenses in connection with the replacement of the documents or undertakings presently executed by the Sellers with those of the Purchaser under Clause 2.6, shall be borne by the Purchaser.

2.7

Notwithstanding anything stated herein, the Sellers shall ensure that the Sale Shares that are pledged in favour of the Existing Senior Lenders under the Existing Facility Agreements, as indicated in Schedule 11 (“Existing Share Pledges”), shall be released from the share pledge to enable the sale of such Sale Shares to the Purchaser in accordance with the timelines provided in Clause 8.2. Provided that, notwithstanding anything contained in this Agreement, in the event that the Existing Share Pledges are not released, the Parties shall not be required to proceed to Closing and the Parties shall at the option of the Purchaser mutually agree in writing on an alternative mechanism to consummate the Closing.

2.8

The Purchaser acknowledges and undertakes that after the transfer of the Sale Shares to the Purchaser on the Closing Date, such number of Equity Shares of the relevant Group SPVs corresponding to the percentage/ quantum of the Existing Share Pledges (“Purchaser Pledged Shares”) will be pledged again in favour of the Existing Senior Lenders in accordance with the Existing Facility Agreements and as currently existing in favour of the Existing Senior Lenders in accordance with the timelines provided in Clause 8.8. For this purpose, the

Purchaser agrees that it shall take all necessary steps to enable timely creation of pledge over the Purchaser Pledged Shares in favour of the Existing Senior Lenders as mentioned above.
2.9

The Sellers acknowledge that the Purchaser has agreed to purchase the First Tranche RG Sale Shares and the Balance RG Sale Shares in an integrated transaction. Each of the relevant Parties acknowledge that they are entering into this Agreement with the express intention of consummating the transactions in relation to the First Tranche RG Sale Shares on the Closing Date as well as the Balance RG Sale Shares on the RG Closing Date in the manner as set out in this Agreement and the Transaction Documents, and if for any reason, the sale and purchase of all of the Balance RG Sale Shares as contemplated under this Agreement cannot be completed, then the Purchaser shall have the option (but not the obligation) to (i) not proceed with the purchase of Balance RG Sale Shares under this Agreement and RG Closing shall have been deemed to have not occurred under this Agreement, for the RG1 SPV or RG2 SPVs as the case may be and (ii) such event shall be deemed to be in Unwinding Event and the Parties shall unwind the Transaction in respect of the relevant RG SPVs in the manner as set out in Clause 8.9 below. It is clarified that RG Closing for all three RG2 SPVs shall be completed simultaneously as one closing process.

3.	CONSIDERATION
3.1

The aggregate consideration payable by the Purchaser to the Sellers for the sale and purchase of the Sale Shares and the Balance RG Sale Shares subject to withholding Taxes (as detailed in Clause 3.18) in accordance with the terms of this Agreement (“Purchase Consideration”) shall be determined in the following manner:

Purchase Consideration = A + B – C – D – E – F – G + H + I + J

Where:

‘A’ is the Base Consideration;

‘B’ is the Net Working Capital Adjustment Amount;

‘C’ is the Net Debt Adjustment Amount;

‘D’ is the Working Capital Loan Amount, if any, not included in item B above; ‘E’ is the Identified Leakage;

‘F’ is the Purchaser Repayment Amount; ‘G’ is the Specific Adjustments Amount;

‘H’ is the OPIC Repayment Amount, to the extent funded by way of inter-corporate loan extended by the Seller Group, and interest at the rate of 10.6% (Ten Point Six Percent) per annum until repayment of such inter-corporate loan;

‘I’ is the Cash Shortfall Amount, which has not been repaid to the Seller Group, and interest at a rate of 10.6% (Ten Point Six Percent) per annum on the inter-corporate loan that is infused by the Seller Group to meet the Cash Shortfall Amount; and

‘J’ is the amount, if any, lent by the Seller Group to AZR Five and AZR Genco in order to repay the AZR Senior Lenders to rectify the non-compliance on account of excess drawdown under the Existing Facility Agreements and interest at a rate of 10.6% (Ten Point Six Percent) per annum on such amount lent by the Seller Group to AZR Five and AZR Genco (“Drawndown Settlement Amount”).

3.2

The Sellers shall provide the Management Accounts as on 30 September 2020 along with the Auditor’s Certificate to the Purchaser as and when available but in any event prior to the delivery of the Adjustment Notice to the Purchaser.

3.3

The Seller shall, within 1 (one) Business Day of the receipt of the CP Satisfaction Notice issued by the Purchaser, provide to the Purchaser with a notice duly certified by a director of AZI, enclosing the following details (“Adjustment Notice”):

(a)	Statement of all Identified Leakages between Valuation Date and the date of the Adjustment Notice, along with a confirmation that on and from the date of the Adjustment Notice there will be no Leakage undertaken except with prior consent of the Purchaser, which consent shall not be withheld in case such Leakages are Permitted Leakages;
(b)

The details of the Net Working Capital Adjustment Amount, Net Debt Adjustment Amount, Working Capital Loan Amount and Specific Adjustments (along with details of the capital creditors of the Group SPVs);

(c)

Statement of the Purchaser Repayment Amount, Seller Group Loans, Cash Shortfall Amount, OPIC Repayment Amount, Drawndown Settlement Amount and details of inter- corporate loans extended by the Seller Group as per the terms of this Agreement that will be converted into Shares prior to the Closing; and

(d)	Determination of the ‘Purchase Consideration’ in accordance with Clause 3.1 above.
3.4

Within 7 (seven) Business Days of receipt of the Adjustment Notice, the Purchaser may raise any disputes with respect to the calculation of the Purchase Consideration (or any constituent thereof), by issue of a written notice to the Sellers (“Dispute Notice”). If no Dispute Notice has been issued by the Purchaser within the aforesaid period, the Parties shall proceed to Closing on the basis of the amounts mentioned in the Adjustment Notice.

3.5	If the Purchaser issues a Dispute Notice to the Sellers within the aforesaid period, then:
(a)	The Purchaser and Sellers shall mutually discuss and make reasonable endeavours in good faith to resolve such dispute within 7 (seven) Business Days of the date of the Dispute Notice;
(b)

If no agreement is reached between the Purchaser and Sellers within the aforesaid 7 (seven) Business Day period as set out in Clause 3.5(a) above, then the Purchaser and Sellers shall refer such dispute to the respective senior management of the Purchaser and Sellers, being the chief executive officer, chief financial officer, or chief operating officer (or equivalent managerial positions) in case of the Sellers, or any member of the board of directors in case of the Purchaser (“Senior Management”) who shall endeavour to resolve such dispute on a good faith basis and determine the final calculation of the Purchase Consideration within a period of 7 (seven) Business Days of such reference;

(c)

If no agreement is reached between the Senior Managements within the 7 (seven) Business Day period as set out in Clause 3.5(b) above and in case there is a difference of INR 2,00,00,000 (Indian Rupees Two Crore) or less in the calculation of Identified Leakages as set out in the Dispute Notice (and as updated basis the agreement in writing between the Senior Management of the Sellers and Purchaser, if any), then the Parties shall proceed to Closing on the basis of the amounts as suggested by the Senior Management of the Sellers. It is agreed that, such Identified Leakage (to the extent which is disputed and in which is equal to or below INR 2,00,00,000 (Indian Rupees Two Crore)) shall be verified by the Purchaser post Closing and shall be dealt with in accordance with Clause 3.13 below;

(d)

If no agreement is reached between the senior managements of the Purchaser and Sellers within the 7 (seven) Business Day period as set out in Clause 3.5(c) above and in case the difference in the calculation of the Identified Leakages as set out in the Dispute Notice (and as updated basis the agreement in writing between the Senior Management of the Sellers and Purchaser, if any) exceeds INR 2,00,00,000 (Indian Rupees Two Crore) or there is disagreement on any other constituent of the Purchase Consideration, then the Parties shall proceed to Closing only on the basis of the final amount of the Purchase Consideration as agreed in writing between the Senior Management of the Purchaser and Sellers. It is clarified that neither Party shall be obligated to proceed towards Closing until such agreement has been reached between the Senior Management.

3.6

Subject to Clause 3.15 (Holdback) below, the Purchase Consideration, as determined basis this Clause 3, shall be the entire consideration payable by the Purchaser towards the purchase of the Sale Shares and the Balance RG Sale Shares (other than payment of Purchaser Repayment Amount towards repayment of Seller Group Loans). The Purchase Consideration shall be apportioned and paid by the Purchaser in four parts; first, the Purchase Consideration less the Balance RG Sale Consideration and less the Holdback Amount (“Shares

Consideration”) payable at Closing, second the Holdback Amounts as payable in accordance with Clause 3.15 (Holdback) and Schedule 24 hereto, and third, such portion of the Balance RG Sale Consideration payable towards the Balance RG1 Sale Shares and fourth, the remainder of the Balance RG Sale Consideration payable towards the Balance RG2 Sale Shares at RG Closing in respect of Balance RG2 Sale Shares.

3.7

It is clarified that the Purchase Consideration shall be determined basis this Clause 3 for each of AZR Genco and AZI SPVs separately, for the purpose of apportionment of the Purchase Consideration towards each such entity, as indicated by the Purchaser in the Adjustment Notice. The Purchase Consideration that is attributed towards each RG SPV shall be divided by the total number of Shares of such RG SPV to arrive at per Share price, which shall be used to determine the Sale Consideration and Balance RG Sale Consideration for such RG SPV. For the above, it shall be assumed that (i) the inter-corporate loans that are extended by the Seller Group, as per the terms of this Agreement and more particularly as set out under Clause 3.12(c) after the Execution Date to meet capital expenditure requirements of the Group SPVs and (ii) any other part of the Seller Group Loans that are agreed between the Sellers and Purchaser to be converted into Equity Shares, are converted into Equity Shares of the relevant Group SPVs.

3.8

Upon transfer of the Sale Shares to the Purchaser on the Closing Date, the full legal and beneficial rights, title and interest in the Sale Shares, shall vest with the Purchaser and/or the Purchaser Nominees (as the case may be) together with all rights and benefits attached thereto, and the Purchaser and/or the Purchaser Nominees (as the case may be), shall be the sole and absolute legal, beneficial and registered owner of the Sale Shares.

3.9

The aggregate consideration payable by the Purchaser to the Sellers for the sale and purchase of the Balance RG Sale Shares (“Balance RG Sale Consideration”) shall be the amount as determined in accordance with this Clause 3, along with the determination of the Shares Consideration for the Sale Shares.

3.10

Upon transfer of the Balance RG Sale Shares to the Purchaser on the RG Closing Date, the full legal and beneficial rights, title and interest in the Balance RG Sale Shares, shall vest with the Purchaser together with all rights and benefits attached thereto, and the Purchaser, shall be the sole and absolute legal, beneficial and registered owner of the Balance RG Sale Shares.

3.11

The Parties acknowledge that the payment of the Shares Consideration on Closing Date, together with the Holdback Amount, if any, payable in terms of Schedule 24 and this Agreement, in aggregate and the payment of the Purchaser Repayment Amount and repayment of the Seller Group Loans from such amounts, as well as the payment of the Cash Shortfall Amount, Drawdown Settlement Amount and OPIC Repayment Amount, shall constitute full and final payment by Purchaser towards the Sellers for the First Tranche Sale Shares and the Seller Group Loans. The Parties further acknowledge that the payment of the Balance RG Sale Consideration on RG Closing shall constitute full and final payment by Purchaser towards the Sellers for the Balance RG Sale Shares.

3.12	Repayment of Seller Group Loans
(a)

The SGL List sets out the outstanding amount of the inter-corporate loans extended by the Sellers Group to the Group SPVs and any other amounts payable to the Sellers Group by the Group SPVs as on the Execution Date. The inter-corporate loans and other amounts payable as existing on the Execution Date and any additional inter-corporate loans extended by the Seller Group in accordance with the terms of this Agreement until the Closing Date, shall be collectively referred as the ‘Seller Group Loans’. The inter-corporate loans or advances that are extended by one Group SPV to the other Group SPV shall not be included as part of the Seller Group Loans.

(b)

On and from the Execution Date, except to the extent permitted in Clause 3.12(c) and 3.12(d) below, no inter-corporate loans shall be extended by the Seller Group to the Group SPVs without prior written consent of the Purchaser.

(c)

On and from the Execution Date, the Seller Group shall be entitled to extend any further inter-corporate loans to any Group SPV to meet the capital expenditure requirements of such Group SPV for an amount not exceeding INR 45,00,00,000 (Indian Rupees Forty Five Crore) provided however that if the amount of such inter-corporate loans is in excess of INR 45,00,00,000 (Indian Rupees Forty Five Crore) for infusion of such funds prior written consent of the Purchaser shall be required. All such inter-corporate loans that are extended to meet capital expenditure requirements of the Group SPVs shall be converted into Shares of the Group SPVs at least 5 (five) Business Days prior to the Closing, and which conversion of loan into equity shall be in accordance with Applicable Law and be taken into account and for the Valuation Certificate. It is clarified that the Purchase Consideration, including Purchaser Repayment Amount payable by the Purchaser under this Agreement, including by way of infusion of inter-corporate loans to the Group SPVs, shall not be increased on account of such inter-corporate loans to meet capital expenditure requirements.

(d)

The Sellers shall be permitted to fund the Cash Shortfall Amount, Drawdown Settlement Amount and OPIC Repayment Amount by way of inter-corporate loans from the Seller Group, which shall carry an interest at the rate of 10.6% (Ten Point Six Percent) per annum. It is clarified that such inter-corporate loans shall be settled as part of the Seller Group Loans and shall be added to the Purchaser Repayment Amount, for the purpose of repayment by the Group SPVs.

(e)

The Parties agree that such portion of the aggregate consideration corresponding to the amount of the Seller Group Loans as on the date of the Adjustment Notice (and thereafter, any further Seller Group Loans extended to the Group SPV shall be with prior written consent of the Purchaser, as set out in Clause 7.5) shall be infused by the Purchaser in the Group SPVs which have availed the Seller Group Loans (“Relevant Group SPVs”) to facilitate the repayment/ redemption of such Seller Group Loans in full (“Purchaser Repayment Amount”). Provided that the amount of Seller Group Loan as mentioned above for repayment shall not include any amounts that are indicated in the definition of ‘Cash Shortfall Amount’ to be converted into Equity Shares and any part of the Seller Loans to the Seller Group that are agreed between the Sellers and Purchaser to be converted into Equity Shares; and it is clarified that the Purchase Consideration shall not be increased for the transfer of such Equity Shares to the Purchaser.

(f)

On the Closing Date (as set out in Clause 4.7) the Purchaser shall infuse funds equal to the Purchaser Repayment Amount by extending shareholders’ loans to the Relevant Group SPVs, on such terms as indicated by the Purchaser at its discretion. Provided however that in relation to RG2 SPVs, such terms shall be as set out in Schedule 19 in order to ensure that this shareholder loan from the Purchaser qualifies as ‘Subordinated Shareholder Debt’ as defined under the Bond Documents.

(g)

On the Closing Date, immediately on the receipt of the amount of shareholders’ loans from the Purchaser, the Parties agree to undertake all actions as set out in Schedule 8 towards repayment of the Seller Group Loans on the same date.

3.13	Lockbox
(a)	The Sellers shall make best endeavours to ensure that no Leakages occur after the Execution Date until the Closing Date.
(b)

In case any Leakage occurs, it shall be dealt with in accordance with the terms of this Agreement including Clause 3.1 while determining the Purchase Consideration and/or Clause 3.13. If Leakages are disclosed to the Purchaser and are adjusted while determining the Purchase Consideration in the terms of this Agreement including Clause 3, then occurrence of such Leakages shall not be considered as a breach by the Sellers of this Agreement with respect to such Leakages.

(c)

After the Execution Date, each of the Sellers agrees that it shall, as soon as practicable and in any event no later than 5 (five) Business Days after it becomes so aware, notify the Purchaser in writing of any Leakages or any event, occurrence, payment or transaction which constitutes or which would be expected to constitute a Leakage after the Valuation Date.

(d)

The Sellers shall disclose all Leakages occurring after the Valuation Date till the Adjustment Notice (“Identified Leakage”) as part of the Adjustment Notice. The Sellers undertake that other than Identified Leakages, there shall be no other Leakages occurring after the Valuation Date until the date of Adjustment Notice, and thereafter, till the Closing Date, any Leakage shall require prior consent of the Purchaser, which consent shall not be withheld in case such Leakages are Permitted Leakages.

(e)

If the Purchaser intends to review the amounts as set out in ‘B’ to ‘J’ in Clause 3.1 that are considered for determining the Purchase Consideration, or in the event that there is a difference of INR 2,00,00,000 (Indian Rupees Two Crore) or less in the calculation of Identified Leakages as set out in the Dispute Notice and Closing has been completed in the manner as set out in Clause 3.5(c), then within 12 (twelve) months from the Closing Date, the Purchaser may conduct an audit of the Group SPVs through a Big Accounting Firm (“Post Closing Audit”) and identify whether there is any variance thereto (“Variance Amounts”). Upon completion of the Post Closing Audit, the Purchaser shall provide a statement to the Sellers indicating the details and amount of Variance Amounts if any on the basis of the audited financial statements and the Purchaser’s assessment of the Purchaser Consideration after considering the Variance Amounts (“Variance Amount Statement”). If the Purchaser does not deliver a Variance Amount Statement within a period of 12 (twelve) months from the Execution Date, then it shall be presumed that the Purchaser has accepted the Purchase Consideration as considered on the Closing Date. As long as the Purchaser has issued the Variance Amount Statement within 12 (twelve) months from the Execution Date, then the liability of the Sellers to refund, reimburse or pay the Variance Amounts shall not be extinguished because of the expiry of the aforesaid 12 (twelve) months period, if such Variance Amount and/or Variance Amount Statement is subject of a Dispute between the Purchaser and the Sellers as per the terms of this Agreement including the subject matter of Clause 22 below (Dispute Resolution), which dispute resolution process is pending and/or commenced at or after the expiry of the 12 (twelve) months period.

(f)

In the event the Variance Amounts result in a reduction of the Purchase Consideration that was considered at the Closing, the Sellers shall refund to the Purchaser the excess amount that is paid to the Sellers as Purchase Consideration at the Closing. In the event the Variance Amounts results in an increase in the Purchase Consideration that was considered at the Closing, the Purchaser shall pay to the Sellers the deficit amount that was not paid to the Sellers as Purchase Consideration at the Closing. The cost of such Post Closing Audit shall be borne solely by the Purchaser.

(g)

Within 7 (seven) Business Days of receipt of the Variance Amount Statement, the Sellers may raise any disputes with respect to the calculation of the Variance Amounts and changes to the Purchase Consideration by issue of a written notice to the Purchaser (“Variance Review Notice”). If no Variance Review Notice has been issued by the Sellers within the aforesaid period, the Sellers shall be deemed to have accepted the calculation and changes proposed by the Purchaser through the Variance Amount Statement.

(h)	The Purchaser and Sellers shall mutually discuss and make reasonable endeavours in good faith to resolve such dispute within 7 (seven) Business Days of the date of the Variance Review Notice.
(i)

If no agreement is reached between the Purchaser and Sellers within 7 (seven) Business Days of the Variance Review Notice, then the Purchaser and the Sellers shall jointly appoint any Big Accounting Firm (hereinafter referred to for the purposes of this Clause as “Expert”) to make final determination of the Variance Amounts. The Purchaser and the Sellers shall provide the Expert with all the relevant materials for the determination of the Variance Amounts, and the Expert, acting as an expert and not an arbitrator, shall make a determination of the amount of the Variance Amounts on the basis of such materials within 30 (thirty) Business Days of its appointment. The determination of the amount of the Variance Amounts by the Expert shall be final and binding on the Parties, except in the case of any manifest error or negligence on the part of the Expert. The cost and expense of the Expert shall be equally borne by the Purchaser and the Sellers.

(j)

The payment(s) by the Sellers or the Purchaser (as the case may be) in accordance with this Clause 3.13 shall be made within 10 (ten) Business Days from the date of final determination of the Variance Amounts as per sub-clause (f), (g) or (h) above, as applicable.

(k)

It is agreed by the Parties that notwithstanding anything to the contrary, any refund that is made by the Sellers to the Purchaser in accordance with this Clause 3.13, shall not be accounted towards any indemnity liability caps specified herein in respect of the Sellers liability, or otherwise under the Transaction Documents, and is not qualified or limited by any such restrictions, whether such amounts are paid by the Sellers on first demand or recovered by the Purchaser pursuant to the exercise of any rights and remedies against the Sellers towards recovery of the said amounts.

(l)	It is clarified that any refund by the Sellers under this Clause 3.13 shall be treated as a reduction in the Purchase Consideration.
3.14

In the event of any withholding Taxes being applicable on or payable by the Purchaser under Applicable Law in connection with any of the matters set out in Clause 3.13, all such amounts to the paid to the Purchaser shall be increased by such amounts, such that the amount remaining with the Purchaser after taking into account such applicable withholding Taxes shall be the amount as would have been available with the Purchaser had such withholding Taxes not been applicable. Provided however that, if the Purchaser gets any credit for the Taxes withheld or deducted at source, then the Purchaser shall pay to the Sellers the amount of such credit when the same is received by the Purchaser.

3.15	Holdback
(a)

It is agreed between the Parties that out of the Purchase Consideration, an aggregate amount of INR 15,77,86,242 (Indian Rupees Fifteen Crores Seventy Seven Lakhs Eighty Six Thousand Two Hundred and Forty Two) (“Holdback Amount”) shall be withheld by the Purchaser and shall only be payable upon the completion of certain identified events (“Holdback Events”). The Holdback Events, the corresponding Holdback Amount for each Group SPVs, and the manner of completion and payment of Holdback Amounts shall be as set out in Schedule 24 hereto.

(b)

In the event that any Holdback Event is not completed by the Sellers within the timeline as set out in Schedule 24 hereto, or within any later time as indicated by the Purchaser, then only the portion of the Holdback Amount which relates to such incomplete Holdback Event shall stand cancelled and shall not be payable to the Sellers, except for the amount of the residual value if applicable which shall be paid to the Sellers. Notwithstanding anything contained elsewhere in this Agreement, the Purchaser Consideration shall be deemed to be reduced to the extent of the Holdback Amount which is cancelled and not payable to the Sellers due to non-completion of any Holdback Event.

3.16	Conversion of inter-corporate loan into Shares

(i) As indicated in Clause 3.12(c), all such inter-corporate loans that are extended to meet capital expenditure requirements of the Group SPVs and (ii) as indicated in Clause 3.12(e), any other amounts that are agreed to be converted into Equity Shares, shall be converted into Equity Shares of the Group SPVs prior to the Closing in accordance with the terms of this Agreement, which conversion shall be consistent with capital structure of the Group SPVs that is considered for determining the Purchase Consideration. The Sellers shall ensure that this conversion into Equity Shares is completed and all Equity Shares issued and allotted to the Sellers at least 5 (five) Business Days prior to the Closing Date. It is clarified that any such conversion of inter-corporate loans or amounts payable, into Equity Shares shall not in any manner increase the Purchase Consideration. On completion of the issue and allotment of Shares on conversion from inter-corporate loan or amounts payable, the Sellers shall intimate the updates to the capital structure of the Group SPVs and details of the new Sale Shares in the form substantially as set out in Schedule 3, and Schedule 3 shall stand revised accordingly. The Sellers shall ensure that such conversion is completed not less than 5 (five) Business Days prior to the Closing Date.

3.17	Specific Adjustment Amount

A true and complete list of the Specific Adjustment Amounts to be paid to capital creditors of any Group SPV shall be provided as part of the Adjustment Notice.

3.18	Withholding Tax Related

In the event of any withholding Taxes being applicable on or payable by the Purchaser on the Purchase Consideration, such Taxes shall be withheld by the Purchaser from the Shares Consideration that is paid on the Closing Date (or the Balance RG Sale Consideration that is paid on the RG Closing Date (as applicable)) and shall be duly paid to the relevant Government Authority as per Applicable Laws. Further, in case provisions of collection of Taxes (as per the (Indian) Income Tax Act, 1961) is applicable on the sale of Sale Shares (or the Balance RG Sale Shares (as applicable)), then the Sellers shall collect Taxes from the Purchaser over and above the amount of Purchase Consideration as per the Applicable Laws and shall duly pay the same to the relevant Government Authority.

It is clarified that any Holdback Amounts to be paid by the Purchaser to the Sellers in accordance with Clause 3.15 shall be subject to withholding or collection of Taxes as applicable at the time of such payment. Each of the Purchaser and Sellers shall provide to other Party adequate documentary evidence (by way of relevant certificates) of payment of the Taxes withheld or collected and paid to the relevant Government Authorities.

4.	CONDITIONS PRECEDENT
4.1

The obligation of the Purchaser to purchase the Sale Shares is conditional upon the fulfilment by Sellers of the Conditions Precedent as set out in Schedule 5, to the satisfaction of the Purchaser. Provided however that, the Purchaser may (acting in its sole discretion) waive all or any of the Conditions Precedent either in whole or in part or make any of the Conditions Precedent a condition subsequent by giving a written notice to the Sellers (to the extent permissible under PPAs, Existing Facility Agreements and Applicable Law). It is agreed that the Sellers shall, and shall cause the respective Group SPVs to, undertake all such actions, towards fulfilment and satisfaction of the Conditions Precedent as applicable to the respective Group SPV.

4.2

The Sellers and the respective Group SPVs, as applicable, shall fulfil the Conditions Precedent as soon as practicable, and shall keep the Purchaser informed on the status of the fulfilment of the Conditions Precedent and respond to the Purchaser’s reasonable queries regarding such fulfilment. If, at any time, Sellers and/or the Group SPVs become aware of any circumstances that give rise to, or are likely to give rise to, the non-fulfilment of any Condition Precedent, then it shall immediately provide to the Purchaser written particulars of any such circumstances.

4.3

Within a period of 2 (two) Business Days from the date on which the last of the Conditions Precedent is fulfilled or if any Conditions Precedent cannot be fulfilled in accordance with Clause 4.1, the Sellers shall give a written notice to the Purchaser stating that all the Conditions Precedent have been fulfilled and/ or request waiver of any Conditions Precedent that cannot be fulfilled, as the case may be (“CP Completion Notice”), in the form set out in Exhibit A hereto. The CP Completion Notice shall enclose all documentary evidence of fulfilment and/or waiver of the Conditions Precedent, as applicable.

4.4	If the Purchaser acting reasonably is,
(a)

satisfied with the fulfilment of the Conditions Precedent, it shall issue a written notice to the Sellers (“CP Satisfaction Notice”), within 10 (ten) Business Days from the receipt of the CP Completion Notice in the form attached at Exhibit B, without prejudice to the other provisions of this Agreement; and

(b)

not satisfied with the fulfilment of one or more Conditions Precedent it shall within 5 (five) Business Days from the receipt of the CP Completion Notice communicate its dissatisfaction with the fulfilment of the respective Conditions Precedent along with reasons for such dissatisfaction (“CP Defects Notice”)

or, if not already waived previously, its decision to waive the fulfilment of any of the Conditions Precedent to the Sellers;
(c)

The Sellers, within 15 (fifteen) Business Days from the receipt of the CP Defects Notice, shall fulfil and rectify the defects stated in the CP Defects Notice to the satisfaction of the Purchaser and provide to the Purchaser a revised CP Completion Notice (“Revised CP Completion Notice”). If the Purchaser is satisfied with the fulfilment of the Conditions Precedent as stated in the Revised CP Completion Notice, it shall issue the CP Satisfaction Notice to the Sellers, within 5 (five) Business Days from the receipt of Revised CP Completion Notice. The process for the fulfilment of Condition Precedent to the satisfaction of the Purchaser under this Clause 4.4 above shall be repeated unless and until the Conditions Precedents duly satisfied or waived, as applicable.

4.5

The Purchaser hereby agrees and undertakes to provide all necessary information as may be reasonably required by the counter-parties to the Existing Facility Agreements or any Project Agreements, for securing their consents that are required as Conditions Precedent. Provided however that:

(a)

The Sellers shall provide reasonable notice to the Purchaser prior to making any submissions or providing any responses to any of the Existing Senior Lenders or AZR Senior Lenders, so that the Purchaser is afforded an opportunity to provide their inputs in relation to such submissions/responses, which responses/ submissions shall be provided as soon as reasonably practicable; and

(b)

The Sellers hereto shall not make any statements or commitments on behalf of, or provide any information in relation to the Purchaser, to any of the Existing Senior Lenders or AZR Senior Lenders, without the Purchaser’s prior written consent, which shall not be unreasonably withheld or delayed.

4.6

Without prejudice to the above, the Sellers and the Group SPVs shall intimate to the Purchaser, in writing, any communication(s) received from Existing Senior Lenders or AZR Senior Lenders for the Transaction, including, inter-alia, queries, requests for additional information, grant or rejection of such application, within 2 (two) Business Days of the receipt of such aforesaid communication(s).

4.7

The Closing shall occur on a date that is within 15 (fifteen) Business Days following the date of delivery of the CP Satisfaction Notice by the Purchaser, subject to agreement of the Purchaser and the Sellers on the Purchaser Consideration as per Clause 3.5 (a), or, on a date that is within 23 (twenty three) Business Days following the date of delivery of the CP Satisfaction Notice by the Purchaser, subject to agreement of the Purchaser and the Sellers on the Purchaser Consideration as per Clause 3.5 (b) and (c). If the Purchase Consideration as determined by the Sellers is not agreed by the Purchaser and the provisions of Clause 3.5 (d) apply then, the Closing shall occur on a date that is within 7 (seven) Business Days of the finalisation of the Purchase Consideration as per Clause 3.5 (d). The date of Closing as determined above shall be referred as the “Closing Date”. It is clarified that neither Party shall be obligated to proceed towards Closing until such agreement has been reached between the senior management as per Clause 3.5(d).

4.8

Prior to the expiry of the Long Stop Date, the Parties may in their discretion mutually agree to extend the Long Stop Date in writing. If the Conditions Precedent are not satisfied in accordance with Clause 4.1 (or waived by the Purchaser in its sole discretion, to the extent permissible under PPAs, Existing Facility Agreements and Applicable Law), by the Long Stop Date, the Purchaser, in its sole discretion, may:

(a)	proceed to Closing, and the Parties shall accordingly be bound perform their respective obligations to ensure Closing; or
(b)	terminate the Agreement in accordance with Clause 21.
5.	BALANCE RG CONDITIONS PRECEDENT
5.1

The obligation of the Purchaser to purchase the Balance RG Sale Shares is conditional upon the fulfilment of the Balance RG Conditions Precedent as set out in Schedule 6 to the reasonable satisfaction of the Purchaser and the Purchaser shall purchase the Balance RG Sale Shares. The process mentioned in this Clause 5 for the fulfilment of the Balance RG Conditions Precedent in relation to RG1 SPV and for the Balance RG Conditions Precedent in relation to the RG2 SPVs will be implemented separately. It is agreed that the Sellers shall undertake all actions as may be reasonably required towards fulfilment and satisfaction of the Balance RG Conditions Precedent.

5.2

The Sellers and the respective RG SPVs shall keep the Purchaser informed on the status of the fulfilment of the Balance RG Conditions Precedent and respond to the Purchaser’s reasonable queries regarding such fulfilment. If, at any time, Sellers and/or the RG SPVs become aware of any circumstances that give rise to, or are likely to give rise to, the non-fulfilment of any Balance RG Conditions Precedent, then it shall immediately provide to the Purchaser written particulars of any such circumstances.

5.3

Within a period of 2 (two) Business Days from the date on which the last of the Balance RG Conditions Precedent is fulfilled, AZI shall give a written notice to the Purchaser stating that all the Balance RG Conditions Precedent have been fulfilled (“Balance RG CP Completion Notice”), in the form set out in Exhibit A hereto. The Balance RG CP Completion Notice shall enclose copies of all documents evidencing the fulfilment of the Balance RG Conditions Precedent.

5.4	If the Purchaser, acting reasonably, is,
(a)

satisfied with the fulfilment of the Balance RG Conditions Precedent, it shall issue a written notice to the Sellers (“Balance RG CP Satisfaction Notice”), within 5 (five) Business Days from the receipt of the Balance RG CP Completion Notice in the form attached at Exhibit B, without prejudice to the other provisions of this Agreement; and

(b)

not satisfied with the fulfilment of one or more Balance RG Conditions Precedent, it shall within 5 (five) Business Days from the receipt of the Balance RG CP Completion Notice communicate its dissatisfaction with the fulfilment of the respective Balance RG Conditions Precedent along with reasons for such dissatisfaction, or, if not already waived previously, its decision to waive the fulfilment of any of the Balance RG Conditions Precedent to the Sellers (“Balance RG CP Defects Notice”).

In case the Purchaser does not deliver the Balance RG CP Satisfaction Notice or the Balance RG CP Defects Notice within the abovementioned 5 (five) Business Day period, the Balance RG Conditions Precedent shall be deemed to have been completed to the satisfaction of the Purchaser and the Purchaser shall be deemed to have provided the Sellers with the Balance RG CP Satisfaction Notice.

5.5

The Sellers, within 5 (five) Business Days from the receipt of the Balance RG CP Defects Notice, shall fulfil and rectify the defects stated in the Balance RG CP Defects Notice to the satisfaction of the Purchaser and provide to the Purchaser a revised Balance RG CP Completion Notice (“Revised Balance RG Completion Notice”). If the Purchaser is satisfied (acting reasonably) with the fulfilment of the Balance RG Conditions Precedent as stated in the Revised Balance RG Completion Notice, it shall issue the Balance RG CP Satisfaction Notice to the Sellers, within 5 (five) Business Days from the receipt of Revised Balance RG Completion Notice, without prejudice to the other provisions of this Agreement.

5.6

AZI shall fulfil the Balance RG Conditions Precedent in relation to RG1 SPV by no later than 31 January 2023 (“RG1 Long Stop Date”) and in relation to RG2 SPVs by no later than 31 January 2025 (“RG2 Long Stop Date”).

5.7

If the Balance RG Conditions Precedent in relation to RG1 SPV are not satisfied in accordance with Clause 5 (or waived by the Purchaser in its sole discretion acting reasonably), by the RG1 Long Stop Date, the Purchaser, in its sole discretion, may:

(a)	extend the time period specified under Clause 5.6; or
(b)	proceed to RG Closing, and the Parties shall accordingly be bound perform their respective obligations to ensure RG Closing; or

(c)	consider such non-fulfilment as an Unwinding Event in relation to RG1 SPV, and proceed to unwind the Transaction in relation to the RG1 SPVs as provided in this Agreement.
5.8

If the Balance RG Conditions Precedent in relation to the RG2 SPVs are not satisfied in accordance with Clause 5 (or waived by the Purchaser in its sole discretion acting reasonably), by the RG2 Long Stop Date, the Purchaser, in its sole discretion, may:

(a)	extend the time period specified under Clause 5.6; or
(b)	proceed to RG Closing, and the Parties shall accordingly be bound perform their respective obligations to ensure RG Closing; or
(c)	consider such non-fulfilment as an Unwinding Event in relation to RG2 SPVs, and proceed to unwind the Transaction in relation to the RG2 SPVs as provided in this Agreement.
6.	EXECUTION DATE ITEMS
6.1

On the Execution Date, each Party shall provide to the other Party certified copies of the approval of its board of directors and shareholders (if applicable), approving the (a) execution, delivery and performance by such Party of the Transaction Documents, and (b) the other transactions contemplated by the Transaction Documents and the Seller shall provide the Purchaser with the Execution Date Disclosure Letter.

7.	CONDUCT BETWEEN THE EXECUTION DATE AND THE CLOSING DATE
7.1	The Sellers shall ensure that each Group SPV shall, during the period between Execution Date and the Closing Date (“Interim Period”):
(a)

(i) carry on their business in the Ordinary Course of Business and in accordance with Applicable Laws (including but not limited to maintaining its Assets in good working order, reasonable wear and tear excepted, ensuring that such Assets are adequately insured, and maintaining Approvals and interconnection and transmission rights) and (ii) perform all its obligations under all Material Contracts to which it is a party;

(b)

take all actions necessary (including exercising their votes at any annual or extraordinary general meeting of the members of the company) to give effect to the transactions contemplated by the Transaction Documents; and

(c)

not, directly or indirectly, participate in, solicit, initiate, encourage, or engage or enter into (or permit any advisor or other Person acting on its behalf to do so) in discussions or negotiations understanding or term sheet or any other agreement of like nature (whether or not such Contract, understanding, term sheet or agreement is absolute, revocable, contingent, conditional, oral, written, binding or otherwise), with any third party (other than the Purchaser) with respect to (i) the sale or Transfer or other disposal of any of the Securities of the Group SPVs subject to the rights of lenders under Existing Facility Agreements and/ or (ii) issuance of any Securities of the Group SPVs, and/ or sale or other disposal of any rights over the Project Assets or properties of the Group SPVs subject to the rights of lenders under Existing Facility Agreements, and/or (iii) accept any proposal involving, directly or indirectly, a change in ownership or Control of the Group SPVs; (each transaction in (i) to (iii), a “Competing Transaction”), and/ or enter into any agreement or arrangement with any other Person or provide any confidential information to any Person in relation to any Competing Transaction. The Sellers undertake that they shall promptly (and in any event within 24 hours) given written notice to the Purchaser of the receipt by any Sellers or the Groups SPVs of any Competing Transaction proposal and, if in writing, furnish a copy thereof to the Purchaser.

7.2

During the Interim Period, the Sellers shall ensure that each Group SPV does not, undertake any action in relation to any of the following matters, without obtaining the prior written consent of the Purchaser:

(a)

subject to the rights of lenders under Existing Facility Agreements, create, allot, issue, acquire, repay, retire or redeem or amend the rights and privileges attached to any Securities or permit any transfer thereof, or undertake any increase, decrease or other alteration or modification in the authorized share capital or paid-up share capital of the any Group SPV, modify or adopt any equity incentive plan, share option, profit sharing, bonus or other incentive scheme, or any severance, retention, change of control or similar arrangement, or enter into any restructuring, merger, reduction of share capital, amalgamation, demerger, buy-back or re-organisation of capital of any of the Group SPVs or compromise or scheme of arrangement with any creditors or establishing or set up of any subsidiaries or any change or alteration in the rights of a class of Shareholders or any change in the shareholding pattern of any Group SPV;

(b)

amend or modify the Constitutional Documents (other than as expressly specified in the Transaction Documents or the Existing Facility Agreements), or change its name, legal status or registered address;

(c)	incur any Indebtedness in respect of any Group SPV or drawdown any Indebtedness or prepay or refinance any Indebtedness due to its lenders, except to the extent provided in Operations Budget;
(d)	acquire any Assets (or any interest therein) in the Group SPVs, otherwise than as set out in the Operations Budget;
(e)

initiate, settle or withdraw any Litigation in relation to the Group SPVs, in each case involving amounts in excess of INR 15,00,000 (Indian Rupees Fifteen Lakh) individually or in aggregate, or that are otherwise material to any of the Group SPVs;

(f)

transfer, assign, sell, exchange, lease, license or otherwise dispose of any Assets, otherwise than in the Ordinary Course of Business in any event, in the aggregate not exceeding INR 20,00,000 (Indian Rupees Twenty Lakh) and create any Encumbrance upon any Asset or undertaking of the Group SPVs;

(g)	make or incur any payments towards operations and maintenance expenses in the Group SPVs in excess of amounts specified in the Operations Budget;
(h)	make changes to the terms of employment of any Key Personnel or terminate employment of any Key Personnel;
(i)

make any Tax election, enter into any closing agreement, settle or compromise any proceeding with respect to any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or material change to its accounting policies or Tax policies, procedures and practices, or change the internal or statutory auditors of any of the Group SPVs, or change the financial year of any Group SPV except as required under Applicable Law. Provided that the Sellers and/or Group SPVs shall provide a copy of theTax Returns promptly upon its filing to the Purchaser;

(j)	declare, pay or make any dividend or distribution (whether in cash, securities, property or other Assets) in respect of any Securities, other than as set out in the Operations Budget;
(k)	undertake any business other than the business being carried out by the respective Group SPVs as on the Execution Date;
(l)	waive any rights relating to Indebtedness owed to any of the Group SPVs by its respective debtors;
(m)	enter into, terminate, novate or amend any of the Material Contracts, waive the rights of the Group SPVs under any Material Contract, or in each case replace any counter-party thereunder;
(n)

enter into any Contract with, or make any payments to any Related Party, or modify (including waiving any rights or assuming any additional obligations under) any Contracts with Related Parties, except to the extent permitted under the Operations Budget or otherwise permitted by this Agreement;

(o)	terminate or amend or waive any right, title, interest or license pertaining to any Intellectual Property of any of the Group SPVs;
(p)	terminate prior to their expiry, or agree to any amendment or condition with respect to, any of the Approvals;

(q)	voluntarily assume any additional actual or contingent liabilities, including financial, environmental, Tax or legal liabilities;
(r)	appoint or remove the auditor of any of the Group SPVs;
(s)	abandon the projects of any of the Group SPVs;
(t)	make any capital commitments in respect of the Group SPVs of any nature the amounts of which is more than as specified in the Operating Budget;
(u)

enter into any action, commitment or transaction or fail to undertake actions which would constitute a violation or breach of any of the Warranties or that would constitute a violation or breach of any term or condition in the Transaction Documents or that would constitute a Material Adverse Effect;

(v)

liquidate, wind up or dissolve or initiate insolvency of any of the Group SPVs or commence any proceedings in relation to any of the foregoing or undertake any step that may lead to an Insolvency Event; and/ or

(w)	enter into any commitment or agreement (whether in writing or not) to do any of the foregoing.
7.3

Without limiting the generality of the foregoing, during the Interim Period, the Sellers shall make best endeavours to ensure that no Leakages occur after the Execution Date until the Closing Date and in case any Leakage occurs, it shall be dealt with in accordance with Clause 3.1 while determining the Purchase Consideration.

7.4

Notwithstanding anything contained in Clause 7.2 above, prior consent of the Purchaser shall not be required for the Sellers or any Group SPV to undertake any actions or transactions that are: (a) necessary to fulfil Conditions Precedent, provided that any costs and expenses incurred in relation to the fulfilment of the Conditions Precedent shall be to the account of the Sellers, (b) are identified as Permitted Leakages, (c) undertaken pursuant to the Operations Budget, and (d) for the Seller Group to extend inter-corporate loans to the Group SPVs as indicated in Clause 3.12 (b).

7.5

The Parties agree that between the date of the Adjustment Notice and the Closing Date, other than the expenses specifically identified in the Operations Budget, no other expenses or liabilities or transactions shall be undertaken by any of the Group SPVs without the prior written consent of the Purchaser, including that: (a) no capital cost towards commissioning of the Project Assets will be incurred by any of the Group SPVs; (b) no Cash Shortfall Amount shall be infused by the Seller Group in any of the Group SPVs; and (c) no additional Seller Group Loans shall be extended to the Group SPV, in each case without prior approval of the Purchaser. The Sellers shall provide to the Purchaser, on a weekly basis, a statement indicating the expenses undertaken out of the Operating Budget by the Group SPVs between the date of the Adjustment Notice and the Closing Date.

7.6

The Sellers and each Group SPV agrees that the conditions set out in this Clause 7, are reasonable covenants, integral and necessary for protecting the value of each Group SPV on the basis of which the transactions contemplated hereunder have been agreed upon between the Parties, and that a violation of any of the terms of such covenants and obligations will cause the Purchaser irreparable injury. The Purchaser shall be entitled to all remedies available under this Agreement including as set out under Clause 20.12 below.

7.7	Information and Inspection Rights
(a)

During the Interim Period, the Sellers shall ensure that the following information in respect of each Group SPVs is provided to the Purchaser within the timelines specified below, or, in the absence of such timelines, as soon as reasonably practicable:

(i)	minutes of each Board meeting (and committees thereof), and shareholders’ meetings within 10 (ten) days from the date of such Board meeting, meeting of the committees or shareholders’ meetings;

(ii)

notice and details of any application for winding up having been filed or admitted or any Insolvency Event has occurred or any statutory notice of winding up or insolvency resolution having been received by or served on either of any Group SPV or to the Sellers under Applicable Law or any filing of petition under the IBC against any Group SPV or the Sellers, promptly upon the Sellers becoming aware of such notice or filings or proceeding being initiated;

(iii)

notice and details of any event or circumstance which would result in or is likely to: (A) prevent any of the Conditions Precedent from being fulfilled in accordance with this Agreement; or (B) a notice of any default, a force majeure event, a change in law event, termination or suspension, by whatever name called, under any Material Contract; or (C) have a Material Adverse Effect, and/ or (D) result in winding up, receivership, bankruptcy, reorganization, corporate insolvency resolution process, composition or arrangement with creditors;

(iv)

notice and details of any event or circumstance which would result in a notice of any default, a force majeure event, a change in law event, termination or suspension, by whatever name called, under the Bond Documents and Onshore Debt, including any Action concerning the Sellers, the Groups SPVs, or any “Restricted Subsidiary’ (as defined under the Bond Documents) relating to any violation of the Bond Documents or Onshore Debt on the earlier of: (A) the date such information is disclosed to the NYSE, and (B) the date such event or circumstance is provided to the Note holders as per terms of the Bond Documents or when such notice of default is received from the Note holders (as the case maybe);

(v)	any notice received (A) from any Government Authority, (B) in connection with any Litigation or (C) in connection with any Material Contracts;
(vi)

any event, condition or circumstance occurring that would constitute a violation or breach of any of the Warranties, as if the Warranty were made as of any date from the Execution Date until the Closing Date, or that would constitute a violation or breach of any term or condition contained in the Transaction Documents. Such notification shall not affect any other rights of the Purchaser under the Transaction Documents and/ or under Applicable Law;

(vii)	bank account statements of each Group SPV on a fortnightly basis;
(viii)	all such other information as the Purchaser may reasonably request within 7 (seven) days of such request.
(b)

During the Interim Period, the Sellers shall provide reasonable access to the Purchaser, upon receiving not less than 3 (three) Business Days prior written notice, during normal business hours to all of the facilities, properties, documents, Assets, Tax Returns, books and records of each Group SPV, and furnish the Purchaser and its counsel, advisors, and/or accountants, with any other documents and information as may reasonably be requested by the Purchaser.

(c)	If at any time after the Execution Date and on or before the Closing Date, any Group SPV or the Sellers becomes aware of a fact or circumstance that:
(i)	an event or condition has occurred which gives rise to a Material Adverse Effect; or
(ii)

there has been any breach of any of the warranties or covenants or obligations of any Group SPV or the Sellers under the Transaction Documents, then the respective Group SPV and Sellers shall immediately notify the Purchaser of such event in writing and shall provide all information in its possession in relation to such event.

(d)	If any of the events stated in Clause 7.7(c) above, whether notified by any Group SPV and/or the Sellers or not, have occurred and in the reasonable opinion of the Purchaser, cannot be remedied by the respective Group SPV and the Sellers, on or before the Long Stop Date, the Purchaser, may in its sole discretion:
(i)	elect to terminate this Agreement in accordance with Clause 21; or
(ii)	extend the Long Stop Date; or
(iii)

proceed to Closing despite the occurrence of such event subject to the adjustment of the Purchase Consideration, in which case, such Group SPV and the Sellers shall take all steps necessary to give effect to the Closing. The Parties agree to mutually discuss and agree on the value of such adjustment to the Purchase Consideration in good faith within a period of 20 (twenty) Business Days.

7.8

AZI and the Purchaser agree that they shall mutually agree in writing to the list of matters as required for the compliance with the Bond Documents (as applicable to the respective RG SPV) before the Closing Date, which shall be deemed to be included as ‘Bond Compliance Matters’ under the Shareholders’ Agreements.

8.	CLOSING AND POST CLOSING COVENANTS
8.1

Subject to the terms and conditions of this Agreement, including completion of the Conditions Precedent to the Purchaser’s satisfaction and/or waiver thereof by the Purchaser in its sole discretion, the Closing shall occur at New Delhi on the Closing Date. For the avoidance of doubt, the Closing shall be considered to have been completed only upon due completion of all the actions specified in Clause 8.4 below, unless waived by the Party entitled to its benefit.

8.2

Subject to Clause 2.5 above, by no later than 3 (three) Business Day prior to the Closing Date unless otherwise indicated by the Existing Senior Lenders but in any case prior to the Closing Date, the Sellers shall:

(a)	cause the release of the Existing Share Pledges over the Sale Shares to enable their transfer to the Purchaser on the Closing Date; and
(b)

deliver to the Purchaser a statement of the demat accounts of the Sellers (or show for inspection, the original relevant share certificate, in case of AZ Sunshine) and the respective Sellers’ Nominees (as applicable), evidencing the release of the Existing Share Pledges.

8.3

In the event that the Existing Senior Lenders do not consent to the release of the Existing Share Pledges over the Sale Shares to enable their transfer to the Purchaser in the manner and/or as per the timelines contemplated under this Agreement, then the Purchaser shall not be obligated to proceed to Closing and the Parties shall at the option of the Purchaser mutually agree in writing on an alternative mechanism to consummate the Closing.

8.4	On the Closing Date:
(a)	The Sellers shall:
(i)

provide a written certificate as provided under Schedule 25 hereof, to the Purchaser confirming that the Warranties are true and, correct and not misleading as of the Closing Date, all covenants required to be complied with by the Sellers or the each of the Group SPVs hereunder before the Closing have been complied with and no Material Adverse Effect has occurred or is subsisting;

(ii)

deliver to the respective depository participants of the Sellers and the respective Sellers’ Nominees, the original irrevocable (demat) and unconditional delivery instruction slips duly executed by the Sellers and the Sellers’ Nominees (which signatures shall be witnessed by at least 2 (two) witnesses) in connection with transfer of the respective Sale Shares from the respective demat accounts of the Sellers and Sellers’ Nominees to the Purchaser’s and Purchaser Nominees’ demat accounts and provide to the Purchaser a copy of such (demat) delivery instruction slips, as duly acknowledged by the depository participant;

(iii)	in connection with AZR Genco and AZI SPVs (other than RG SPVs), obtain written resignation letters from all the existing Directors which shall also state that they do not have any claims or causes of action whatsoever against such Group SPV with respect to their past status as Directors/employees or shareholders (whether in terms of the Articles or otherwise) and deliver copy of such resignation letters to the Purchaser;

(iv)

in connection with RG SPVs, obtain similar written resignation letters from such number of the existing Directors and the key managerial personnel of RG SPVs as may be agreed in the respective Shareholders’ Agreements and deliver copy of such resignation letters to the Purchaser;

(v)

each relevant Group SPV shall file Form DIR-12 in accordance with the Act, with respect to the appointment of the Purchaser’s Directors and cessation of the Directors as directors with the jurisdictional registrar of companies and deliver to the Purchaser certified true copies of the minutes of the meetings referred to in paragraphs (vi) below;

(vi)	require AZR Genco and each AZI SPVs (other than RG SPVs) to convene and hold a meeting of their respective Board of Directors at which the following resolutions are passed:
(A)	approving and taking on record the transfer of the respective Sale Shares from the respective Sellers to the Purchaser;
(B)	taking on record and approving the resignation of their existing Directors as mentioned in Clause 8.4(a)(iii), effective from the Closing Date;
(C)	approving the appointment of the persons nominated by the Purchaser as Directors on their respective Boards;
(D)

convening an extraordinary general meeting of their Shareholders at shorter notice to confirm the appointment of the individuals nominated by the Purchaser in accordance with Clause 8.4(a)(vi)(C) above as Directors on the Board of such company;

(E)

authorizing necessary entries in, and updation of the ‘register of directors and key managerial personnel’ maintained by AZR Genco and each AZI SPV (other than RG SPVs) reflecting the appointment of the individuals nominated by the Purchaser in accordance with Clause 8.4(a)(vi)(C) above as Directors on their Board of such company and, deliver certified true copies of the extract of such register to the Purchaser.

(F)	authorizing the statutory filings required to be made in respect of the transactions contemplated under the Transaction Documents, including with the registrar of companies under the Act; and
(G)

appointing nominees of the Purchaser as the authorized signatories to operate all accounts of AZR Genco and AZI SPVs maintained with banks, and revoking authorizations granted to their existing authorized signatories (other than the TRA Repayment Sub-Accounts under Clause 11.6 of the Shareholders Agreement) that are nominees and/or representatives of the Sellers to operate any accounts of AZR Genco and AZI SPVs maintained with banks;

The Parties agree that Clause 8.4(a)(i) to (vi) enlists the process for transfer of Sale Shares with respect to all AZI SPVs except AZ Sun (which is in physical form). On the Closing Date, the Sellers shall handover the original share certificates corresponding to Sale Shares with respect to AZ Sun, along with duly executed, stamped and valid securities transfer form in favour of the Purchaser to the Board of AZ Sun for their approval. The closing steps as set out in Clause 8.4(a)(i), (iii), (iv), (v) and (vi) shall apply mutatis mutandis to the transfer of Sale Shares with respect to AZ Sun.

(vii)	require the RG SPVs to convene and hold a meeting of their respective Board of Directors at which the following resolutions are passed:
(A)	approving and taking on record the transfer of the respective First Tranche RG Sale Shares from AZI to the Purchaser;
(B)	taking on record and approving the resignation of such number of existing Directors and any key managerial personnel as mentioned in Clause 8.4(a)(iii), effective from the Closing Date;
(C)

approving the appointment of the persons nominated by the Purchaser as Directors on their respective Boards and any key managerial personnel, consistent with the provisions of the Shareholders Agreements;

(D)

convening an extraordinary general meeting of the Shareholders at shorter notice of the RG SPVs to (i) approve the adoption of the Restated Charter Documents and (ii) appointment of the individuals nominated by the Purchaser in accordance with Clause 8.4(a)(vii)(C) above as Directors on the Board of the respective RG SPV;

(E)

authorizing necessary entries in, and updation of the ‘register of directors and key managerial personnel’ maintained by the RG SPVs reflecting the appointment of the individuals nominated by the Purchaser in accordance with Clause 8.4(a)(vii)(C) above and, deliver certified true copies of the extract of such register to the Purchaser.

(F)	authorizing the statutory filings required to be made in respect of the transactions contemplated under the Transaction Documents, including with the registrar of companies under the Act;
(G)	approving the adoption of the Restated Charter Documents;
(H)	constitution of such committees and delegation of the powers and authority to such committees consistent with the terms of the Shareholders Agreement; and
(I)

adoption of the following internal policies in the form as required by the Purchaser: Compliance Manual of the Purchaser, Environment Social and Governance Policy, Environment Health and Safety Policy and Business Integrity Policy;

(viii)

conduct an extraordinary general meeting of the shareholders of AZR Genco and AZI SPVs (other than RG SPVs) at shorter notice, if required, to confirm the appointment of the individuals nominated by the Purchaser in accordance with Clause 8.4(a)(vi)(C) above as Directors;

(ix)

conduct an extraordinary general meeting of the shareholders of RG SPVs at shorter notice, if required, to: (A) confirm the appointment of the individuals nominated by the Purchaser in accordance with Clause 8.4(a)(vii)(C) above as Directors of the RG SPVs; and (B) approving the adoption of the Restated Charter Documents; and

(x)

require relevant Group SPVs to (A) update their respective ‘register of directors and key managerial personnel’ evidencing the change in the composition of the Board and appointment of the individuals nominated by the Purchaser as Directors, and, deliver certified true copies of the extract of such register to the Purchaser, (B) update each of the relevant Group SPVs register of share transfers to record the sale of the Sale Shares to the Purchaser, and (C) update each of the relevant Group SPVs register of members with the name of the Purchaser as the registered holder of the Sale Shares.

(b)

On the completion of all actions set out in Clause 8.4(a), the Purchaser shall make payment by way of electronic transfer in immediately available funds of the Shares Consideration to the Sellers Bank Accounts.

(c)

On the completion of the transfer of the Sale Shares to the Purchaser’s and Purchaser Nominees’ demat accounts, and for the Sale Shares of AZ Sunlight, on recording the name of the Purchaser in the register of members of AZ Sunlight, the Purchaser shall make payment by way of electronic transfer in immediately available funds of the Purchaser Repayment Amount to the Relevant Group SPVs’ bank accounts.

(d)

In order to consummate steps set out in Clause 8.4(b) and (c), a representative of the Sellers will be physically present to handover all such documents, including all documents evidencing completion of actions in Clause 8.4 (a) above, to the Purchaser’s representative, when the instruction for initiation of electronic transfer of Shares Consideration and the Purchaser Repayment Amount is given by the Purchaser to the remitting bank.

(e)

All actions/ transactions referred to in Clauses 8.4 (a), (b), (c) and (d) shall be, and shall be deemed to be, consummated simultaneously on the Closing Date and no such transaction shall be deemed to have been consummated unless all such transactions have been consummated.

(f)

The Sellers agree and undertake not to use any funds received from the Purchaser under this Agreement in violation of the terms of the Bond Documents, or in any other manner that would cause breach of the ‘Asset Sale’ (as defined under the Bond Documents) requirements stipulated under the Bond Documents.

(g)

Without prejudice to any other remedies available to the Parties, if only some and not all of the actions set out in Clause 8.4 are completed within the same Business Day, then the Seller and Purchaser may mutually agree, in writing, to extend the Closing Date, else each Party shall undertake all necessary actions to reverse and unwind all such activities under Clause 8.4 which are completed.

(h)

The Parties agree that in case the transactions contemplated under this Agreement are to be consummated on the Closing Date are not consummated, for any reasons whatsoever, and the Purchaser has already remitted the Shares Consideration or the Purchaser Repayment Amount in full or in part, in favour of the Sellers or the Relevant Group SPVs, as the case may be, then the Sellers, or the Relevant Group SPVs as applicable, shall remit the Shares Consideration, Purchaser Repayment Amount or such part of it that the Sellers or the Relevant Group SPVs have received from the Purchaser, back to the Purchaser within 1 (One) Business Days from receipt of the such amount, unless otherwise agreed to by the Parties.

8.5

On the Closing Date, the Sellers agree that they (and their Affiliates) shall be deemed to have irrevocably and unconditionally released, waived and discharged, for all purposes, any and all of their respective rights (whether contractual or otherwise), claims (in law or in equity), of any nature, whether known or unknown, fixed or contingent, direct or indirect, that the Sellers or any of its Affiliates (in each case including their respective resigning directors and/or shareholders), or their respective assigns and successors (collectively, the “Releasing Parties”) may have against the directors, officers, employees, agents, assigns and successors of the each of the Group SPVs (collectively, the “Released Parties”), in relation to any and all Claims and all amounts payable and/or due in respect of any event prior to the Closing Date and arising from or relating to each of the Group SPV’s (other than the RG SPVs) obligations and all Liabilities arising out of or in relation to, any past events, actions, inactions, omissions or activities or any contract entered into between any Releasing Party and any Released Party prior to the Closing Date (the “Previous Agreements”), whether asserted by any Releasing Party or any Person or entity on behalf of any Releasing Party or by any successor, assignee or transferee of any Releasing Party (collectively, the “Rights”) and that such Previous Agreements, unless the Purchaser in writing requires them to be retained, shall be terminated. The Seller confirms that there are no pending Claims under any such Previous Agreements by or against the Group SPVs (other than the RG SPVs, which shall be released on the RG Closing Date). For the purpose of clarity, it is hereby clarified that the Rights shall include all rights including the right to receive any fee, reimbursement amounts or share in the profit or revenue of the Group SPVs (other than the RG SPVs which shall be released on the RG Closing Date) for any event up to the

Closing Date and all the Rights are hereby waived as set out hereinabove. Notwithstanding anything contained hereinabove, it is clarified that nothing in this Clause 8.5 shall apply to the GST Refund Amounts receivable by the Sellers from the Tax Authorities and outstanding annuity/ subsidy amounts receivable by the Group SPVs from MNRE/ relevant counterparties to the PPAs (the amounts of which of which are set out in Schedule 10 hereto), which the Purchaser agrees and acknowledges will remain outstanding and shall be passed on to the Sellers as agreed in this Agreement.

8.6	Each of the Parties hereby undertakes to ensure that all actions contemplated in Clause 8.4(a) and 8.4(b) are completed promptly in order to ensure that all such actions occur on the same date.
8.7

If for any reason, the provisions under Clause 8 are not fully observed and performed as contemplated herein, and the Purchaser has remitted the Purchase Consideration into the Sellers Bank Accounts, then the Sellers shall not utilise the Purchase Consideration for any purpose until the provisions under Clause 8 are not fully observed and performed as contemplated herein.

8.8	Post-Closing Covenants
(a)

The Purchaser shall create and perfect the pledge over the Purchaser Pledged Shares in the form and substance satisfactory to the Existing Senior Lenders within the next 2 (two) Business Day from the Closing Date or such other timelines as may be agreed by the concerned Existing Senior Lenders.

(b)

Within a period of 3 (three) Business Day from the Closing Date, the Purchaser shall provide to the Sellers a copy of the beneficiary position statement from the relevant depository participants in respect of AZR Genco and AZI SPVs evidencing that the Purchaser and Purchaser Nominees have been recorded as the beneficial owner of the respective Sale Shares.

(c)

On and from the Closing Date, the Sellers shall not have any obligations towards the employees on the rolls of the Group SPVs. In particular, the Parties agree that the obligation and liability to make gratuity payments to the employees of the Group SPVs under the Payment of Gratuity Act, 1972 shall be the sole responsibility of the Purchaser and that no claims in this regard shall be made against the Sellers including for gratuity payments for the period prior to the Closing Date.

(d)

Within a period of 18 (eighteen) months from the Closing Date, AZ Saturn shall have procured prior approval from Delhi Metro Rail Corporation in relation to the DMRC Project for the transfer of more than 49% (Forty Nine Percent) of AZI’s shareholding in AZ Saturn to the Purchaser; and

(e)

The Sellers shall endeavour to procure prior approval of Green Energy Development Corporation of Odisha Limited for the transfer of more than 49% (Forty Nine Percent) of AZI’s shareholding in AZ Mercury to the Purchaser in an expeditious manner, and in case such approval is not given by Green Energy Development Corporation of Odisha Limited, then the RG Closing for AZ Mercury shall occur on the expiry of any lock-in restritions set out in the relevant PPA, which lock-in expires on 31 March 2024, post which the shares of AZ Mercury forming part of the Balance RG Sale Shares can be transferred to the Purchaser as per the terms of the relevant PPA and this Agreement.

(f)	PPA Bank Guarantees
(i)

Certain members of the Seller Group have provided performance bank guarantees to offtakers under the PPAs and details of which are set out in Schedule 26 (“PPA Bank Guarantees”). The Parties agree that the Purchaser shall replace the PPA Bank Guarantees with congruous performance bank guarantees for an equivalent amount within 30 (thirty) days from the Closing Date, each to the satisfaction of the relevant offtaker. The Sellers shall lead the efforts to obtain the replacement of the PPA Bank Guarantees, and the Purchaser agrees to cooperate with the Sellers in this regard in good faith and undertakes to take all actions and execute all documents, as may be reasonably required by the relevant offtakers and/or any Governmental Authority for giving effect to the above provision.

(ii)

Without prejudice to the continuing obligations of the Purchaser to have the PPA Bank Guarantees replaced as mentioned above, in case the relevant offtaker does not agree to the replacement of the PPA Bank Guarantees for any reason within 30 (thirty) days from the Closing Date (or such other longer time period proposed by the Sellers at their sole discretion), then the PPA Bank Guarantees may continue with the relevant offtaker for the entirety of its present term (unless released earlier). In such event, the Purchaser shall provide an irrevocable and unconditional bank guarantee in favour of the issuer bank of relevant member of the Seller Group which has extended the PPA Bank Guarantee for an amount equal to the relevant PPA Bank Guarantee and consequently the Sellers shall procure the release of the margin money furnished by the Seller Group in relation to such PPA Bank Guarantee within the abovementioned 30 (thirty) day period. In addition, the Purchaser shall within the abovementioned 30 (thirty) day period pay to the Sellers the entire commission amount that are paid or payable by the Sellers to the issuer bank for the issue of the PPA Bank Guarantee for the period from the Closing Date and until its expiry.

Such irrevocable and unconditional bank guarantee shall be maintained by the Purchaser for the entire term of the relevant PPA Bank Guarantee (unless released earlier). In case any such PPA Bank Guarantees is invoked by the offtaker, the relevant issuer bank shall be entitled to invoke the relevant irrevocable and unconditional bank guarantee extended by the Purchaser to recover all amounts that are payable by the Seller Group in relation to the invocation of the PPA Bank Guarantee, and Purchaser shall ensure that no Loss occurs to the Seller Group on account of invocation of the PPA Bank Guarantee.

(iii)

In case the Purchaser fails to provide performance bank guarantee to replace the PPA Bank Guarantees within 30 (thirty) day from the Closing Date, then the PPA Bank Guarantees may continue with the relevant offtaker (until its release), and the Purchaser shall be responsible for the following:

(A)	Subject to sub-clause (C) below, the Purchaser shall ensure that the PPA Bank Guarantees are released within 90 (ninety) days from the Closing Date;
(B)

the Purchaser shall pay to the Seller Group an amount equivalent to the margin money that the Seller Group have provided to the issuer bank within the 30 (thirty) day from the Closing Date, and if the PPA Bank Guarantees are not released within 90 (ninety) days from the Closing Days, pay to the Seller Group an amount equivalent to 100% (One Hundred Percent) margin for such PPA Bank Guarantees, which amounts will be returned by the Seller Group to the Purchaser on the release of the PPA Bank Guarantee, provided that the PPA Bank Guarantees are not invoked by the offtakers and Seller Group is paid the commission cost as indicated in sub-clause (D) below;

(C)

The Purchaser shall, within 30 (thirty) day from the Closing Date, pay to the Seller Group an amount equivalent to 2 (two) times the commission charged or payable by the Seller Group to the issuer bank for the issuance of the PPA Bank Guarantees for the period after the Closing Date until their release by the respective offtakers; and

(D)

In case any PPA Bank Guarantee is invoked by the offtaker, the Purchaser shall within a period of 2 (two) Business Days of such invocation pay to the Seller Group all amounts that they have to pay to the issuer bank against the invocation of the PPA Bank Guarantee less any margin money paid to the Seller Group by the Purchaser as indicated in sub-clause (C) above.

(iv)

It is hereby clarified that on any invocation by any offtaker of the PPA Bank Guarantees after the Closing Date, the Sellers will be paid and reimbursed by the Purchaser for an amount equivalent to the invocation of the PPA Bank Guarantee as per this Clause 8.8(e), even if such invocation of the PPA Bank Guarantee is on account of any breach of the PPA that occurred prior to the Closing Date and, in such event, the Purchaser shall be entitled to claim indemnity from the Sellers pursuant to Clause 11.

(g)

The Purchaser shall provide status update on a monthly basis (before the end of each calendar month) on any actions taken or perused by any Group SPVs in connection with any subsidy referred in Specific Indemnity Items identified under paragraphs 1, 2 and 3 of Schedule 17, including any correspondences received and submitted by the Group SPVs and details of any events which could result in or have an effect of such subsidy not being received from or clawed back by the Governmental Authority. It is clarified that in the event the Group SPVs are unable to comply with the obligations stipulated under Clause 8.8(f), then it shall not have any effect or dilute any of the indemnification rights of the Indemnified Parties pursuant to Clause 11 of this Agreement.

8.9	Unwinding for First Tranche RG Sale Shares

On occurrence of an Unwinding Event:

(a)

If the Purchaser intends to implement unwinding of the Transaction in respect of RG SPVs, it shall by delivering a written notice to AZI (“Unwinding Notice”) initiate the unwinding of the Transaction in respect of RG SPVs in accordance with this Clause 8.9. For the avoidance of any doubt, on the occurrence of an Unwinding Event, the RG Closing for the Balance RG Sale Shares shall not occur. However, if RG Closing for RG1 SPV has occurred prior to the occurrence of an Unwinding Event, then unwinding with respect to RG1 SPV shall not be permitted in any event.

(b)	Upon delivery of the Unwinding Notice the Purchaser shall have the right, exercisable at its sole discretion, to (“Unwinding Steps”):
(i)

require AZI and its nominees to purchase all the First Tranche RG Sale Shares held by the Purchaser and its nominee in the RG SPVs (with full legal and beneficial ownership and free and clear of all Encumbrances subject to any Encumbrances under the Bond Documents and the Onshore Debt Documents) for an amount equal to the Shares Consideration (including any Holdback Amount that has been paid to the Sellers) as paid by the Purchaser for acquiring First Tranche RG Sale Shares plus an IRR of 10.5% (Ten Point Five Percent) on such amounts (“RG Repurchase Amount”); and

(ii)

if the Purchaser has extended any loans to the RG SPVs as on date of the Unwinding Notice, require AZI to repay the following amounts infused by the Purchaser plus an IRR of 10.5% (Ten Point Five Percent) on such amounts (after taking into account any interest that may have been paid by the RG SPVs to the Purchaser or its Affiliates, on working capital facility extended by the Purchaser to the RG SPVs) on the following amounts (“RG Repayment Amount”): (A) such part of Purchaser Repayment Amount that are used by the relevant RG SPVs (including such Purchaser Repayment Amounts and Cash Shortfall Amounts as infused by the Purchaser into the RG SPVs) on the Closing Date towards repayment/ redemption of any Seller Group Loans, and (B) any further loans that are extended by the Purchaser to RG SPVs after the Closing Date which amounts have been solely utilised by the concerned RG SPVs for its business activities and not to make any payments or interest cost to the Purchaser or its Affiliates, directly to the Purchaser (less unpaid accrued interest thereon), by way of AZI extending a shareholder loan to the relevant RG SPVs which shall be utilised to repay the RG Repayment Amount. It is agreed that: (A) the RG Repayment Amount shall also include any working capital facilitates that are extended by the Purchaser or its Affiliates to the RG SPVs (as permitted under the Bond Documents and pursuant to this Clause 8.9), (B) any unpaid accrued interest on the RG Repayment Amount shall be paid by RG SPVs to the Purchaser within 30 (thirty) days of the refinancing of the Onshore Debt of such RG SPVs, and (C) to the extent any loans extended by the Purchaser are not included in the RG Repayment Amount paid through the RG SPVs, the same shall be assigned by the Purchaser to AZI for a nominal consideration or written off by RG SPVs as indicated by AZI.
(c)

It is agreed that the aggregate amount payable by AZI to the Purchaser for unwinding of the Transaction shall be the RG Repurchase Amount plus RG Repayment Amount (collectively, the “Unwinding Amount”).

(d)

Upon the delivery of the Unwinding Notice in accordance with the Clause 8.9(b), the Sellers and the Purchaser hereby irrevocably and unconditionally agree to undertake all actions required for the completion of the Unwinding Steps within 90 (ninety) days of the date of the Unwinding Notice (“Unwinding Long Stop Date”).

(e)

The Sellers agree that at the time of any transfer of First Tranche RG Sale Shares pursuant to an Unwinding Event, the Purchaser shall not be required to provide any representations or warranties (other than on no Encumbrances except the Existing Encumbrances and the PPA Restrictions), nor shall it be required to undertake any obligations, including but not limited to indemnity obligations. The Sellers undertake that in the event that any Approvals are required for undertaking the Unwinding Steps, the Sellers shall take all such steps and shall provide all such cooperation, at its own cost, as requested by the Purchaser.

(f)

Any and all withholding Taxes that are applicable on or payable by the Purchaser under Applicable Law in connection with any of the matters set out in this Clause 8.9 shall be to the account of the Purchaser.

(g)

Without affecting the obligations of the Sellers under this Clause 8.9, the Sellers agree and undertake that in the event of (i) any fact, circumstance or event (but excluding an event (x) where the Sellers are willing to perform all the obligations and actions set out under this Agreement to implement the unwinding on the occurrence of an Unwinding Event, but the Purchaser is deliberately unwilling to transfer the Balance RG Sale Shares to the Sellers or accept the repayment of the loans extended by the Purchser to the RG SPVs; or (y) the Purchaser is restrained by an order in writing of a court or tribunal having competent jurisdiction from transferring the Balance RG Sale Shares or accepting the repayment of the loans extended by the Purchser to the RG SPVs due to reasons attributable to the Purchaser and which court or tribunal order has not been obtained at the insistence or the acts of the Sellers. In each case of (x) and (y) above, any change in applicable law which restrains the Purchaser from transferring its Balance RG Sale Shares or accepting the repayment of the loans extended by the Purchser to the RG SPVs, shall not be considered as an exception under (x) and (y) above), including but not limited to any change in Applicable Law or (ii) an Insolvency Event occurring with respect to the Sellers, in each case of (g)(i) and (ii) due to which the Unwinding Steps cannot be undertaken by the Parties, the Sellers shall (jointly and severally) propose and implement any legally permissible alternate mechanisms that are agreeable to the Purchaser to give effect to the commercial intent reflected in Clause 8.9(b) above, including to implement Unwinding Steps through another Affiliate or any third party nominee, within the additional period of 90 (ninety) days from the timeline as indicated in Clause 8.9(d) above. In the event that any mechanism is agreed to by the Purchaser, the same shall be implemented immediately thereafter. Any Taxes arising from implementing such mechanism shall be to the account of the Sellers. To the extent any amounts that are payable as Unwinding Amount are not paid or could not be paid to the Purchaser, the Sellers shall (jointly and severally) be liable to pay to the Purchaser an amount equivalent to the Unwinding Amount as liquidated damages (“Liquidated Damages”) within the Unwinding Long Stop Date. The Sellers agree that the Unwinding Amount represents a reasonable estimate of the amount of loss faced by the Purchaser on account of non-completion of the Unwinding Steps. Subsequent to the payment of the Liquidated Damages, the Purchaser shall be under an obligation to transfer the Equity Shares it holds in the Group SPVs and any inter-corporate loans that it has extended to the Group SPVs in the manner indicated by the Sellers, subject to compliance with Applicable Law, and it being understood that no further amounts as Unwinding Amounts (excluding pursuant to an Indemnity Claim arising from the occurrence of an Unwinding Event) or towards the transfer of Shares or inter-corporate loans of the Group SPVs shall be payable to the Purchaser Provided that the Purchaser shall not be liable for any claim or liability arising in relation to the implementation of the Unwinding Steps.

(h)

The Sellers jointly and severally agree and undertake that they will take all such steps, and make all such payments, as may be required to be done in order to consummate the Unwinding Steps, the Sellers shall, jointly and severally, be required to make payment to the amounts indicated in Clause 8.9(g) above to the Purchaser.

(i)

It is clarified that Unwinding Events for RG1 SPV and for RG2 SPVs have been separately identified and are independent of each other; and if Unwinding Event for RG1 SPV occurs then unwinding of the Transaction as indicated above shall be implemented only in relation to the RG1 SPV only and not for RG2 SPVs unless Unwinding Events in relation to RG2 SPVs have occurred, and vice-a-versa.

8.10	Use of IP and Name and Registered Address
(a)

The Sellers agree and undertake that the Sellers shall permit, and shall cause its Affiliates to permit the Group SPVs to continue to use the term “Azure” as part of its name for a period of 360 (three hundred and sixty) days from the Closing Date or in respect of the RG SPVs, the RG Closing date, and for this purpose only, the Sellers hereby grant, and consent to the use of such term, and shall grant, or shall cause its Affiliates, as applicable, to grant a royalty free licence, for the use of such term for a period of 360 (three hundred and sixty) days from the Closing Date or in respect of the RG SPVs, the RG Closing date. The Purchaser shall within this time period of 360 (three hundred and sixty) days from the Closing Date or in respect of the RG SPVs, the RG Closing date, have the names of the Group SPVs in the records of the Registrar of Companies changed to remove the use of term “Azure”. If any claim of infringement is made by any Person on account of use of term “Azure” by the RG SPVs as agreed above, the Sellers shall defend and settle any such claim of infringement with such other Person without recourse to the Group SPVs.

(b)

Other than with respect to any matters prior to the Closing Date, or in respect of the RG SPVs, prior to the RG Closing date, the relevant Group SPVS shall not hold itself out as being affiliated to the Sellers.

(c)

The Purchaser shall ensure that the registered office of the Group SPVs (other than RG SPVs) is changed from the current registered office to another location in New Delhi within a period of 90 (ninety) days from the Closing Date, and for the RG SPVs, their registered office is changed from the current registered office to another location in New Delhi within a period of 90 (ninety) days from the respective RG Closing Date. For this 90 (ninety) day period, the Sellers hereby permit, and shall cause any of its Affiliates, as applicable, to permit, the Group SPVs to use its current premises as registered office, and shall grant any such reasonable consents and reasonable access as necessary from time to time. On and from the Closing Date or in respect of the RG SPVs, the RG Closing date, the Sellers agree and acknowledge that the Group SPVs shall not be liable to pay any rent, fees, charges or other amounts for use of the current registered offices of the Group SPVs as its registered offices, until the same is changed by the Purchaser in accordance with Clause 8.10(c). The Sellers agree, that on and from the Closing Date until the expiry of a period of 6 (six) months from the date of change of the registered office of the respective Group SPVs, to promptly forward to the Purchaser all correspondences, documents or any other communications addressed to the Group SPVs (or the Purchaser) that are received at their current registered office premises of such Group SPVs that are received up to and after such change of current registered office as per this Clause 8.10(c), no later than 10 (ten) Business Days to the Purchaser at its address specified in Schedule 12.

(d)

Within 15 (fifteen) days from the Closing Date, AZR shall cause all its employees, as intimated to the Purchaser by the Sellers, to be transferred on to the rolls of the Purchaser (or any Group SPV, as may be identified by the Purchaser). It is agreed that if any salaries are paid to such employees by AZR during the period from the Closing Date till such employees are transferred on to the rolls of the Purchaser, the same shall be promptly reimbursed by the Purchaser to AZR.
9.	RG CLOSING
9.1

Subject to the terms and conditions of this Agreement, including completion of the Balance RG Conditions Precedent to the Purchaser’s satisfaction and/or waiver thereof by the Purchaser in its sole discretion, the RG Closing for the transfer of the Balance RG Sale Shares to the Purchaser shall occur at New Delhi on the RG Closing Date. It is agreed that there shall be two RG Closings, first in relation to the RG1 SPV on fulfilment of the Balance RG Conditions Precedent set out in Part A of Schedule 6 and second in relation to the RG2 SPVs on fulfilment of the Balance RG Conditions Precedent set out in Part B of Schedule 6, and for both such closings, the process as set out in this Clause 9 shall be applicable.

9.2

For the avoidance of doubt, the RG Closing in respect of Balance RG1 Sale Shares or Balance RG2 Sale Shares, as the case may be, shall be considered to have been completed only upon due completion of all actions specified in Clause 9.4 below, unless waived by the Party entitled to its benefit.

9.3	On or prior to the RG Closing Date, the Company shall provide the Valuation Certificate for the Balance RG Sale Shares.
9.4	On the RG Closing Date:
(a)

AZI shall provide a written certificate as provided under Schedule 27 hereof, to the Purchaser confirming that the RG Warranties are true and, correct and not misleading as of the RG Closing Date, all covenants required to be complied with by the Sellers or each of the RG SPVs hereunder before the RG Closing have been complied with;

(b)

AZI shall deliver to its depository participant the original irrevocable (demat) and unconditional delivery instruction slips duly executed by AZI (which signatures shall be witnessed by at least 2 (two) witnesses) in connection with transfer of the relevant Balance RG Sale Shares from the relevant demat account of the AZI to the demat accounts of the Purchaser and provide to the Purchaser a copy of such (demat) delivery instruction slips, as duly acknowledged by the depository participant;

(c)

AZI shall obtain written resignation letters from all existing Directors on the Board of RG SPVs who are nominated by AZI and all existing members of committees of the Board who are nominated by AZI, which shall also state that they do not have any claims or causes of action whatsoever against such company with respect to their past status as Directors (whether in terms of the Articles or otherwise) and deliver copy of such resignation letters to the Purchaser;

(d)

AZI and the Purchaser shall (pursuant to the terms of the Shareholders Agreement) require each RG SPV to convene and hold a meeting of their respective Board of Directors at which the following resolutions are passed:

(i)	approving and taking on record the transfer of the respective Balance RG Sale Shares from AZI to the Purchaser;
(ii)	taking on record and approving the resignation of the existing Directors as mentioned in Clause 9.4(c) above, effective from the RG Closing Date;
(iii)	approving the appointment of the persons nominated by the Purchaser as Directors on the Boards of RG1 SPV and/or RG2 SPVs, as the case may be;
(iv)	dissolving or re-constituting any committees of the Board as existing prior to the RG Closing Date, as required by the Purchaser;
(v)	approving the adoption of the restated Articles as amended to the satisfaction of the Purchaser for deleting provisions of the Shareholders Agreements in the Articles;

(vi)

convening an extraordinary general meeting of their Shareholders at shorter notice to approve the adoption of the restated Articles as amended to the satisfaction of the Purchaser for deleting provisions of the Shareholders Agreements in the Articles;

(vii)

authorizing necessary entries in, and updation of the register of directors maintained by the RG SPVs (as applicable) reflecting resignation of the Directors nominated by AZI as Directors on the Board of such RG SPV; and

(viii)	authorizing the statutory filings required to be made in respect of the transactions contemplated above with the registrar of companies under the Act.
(e)

AZI and the Purchaser shall (pursuant to the terms of the Shareholders Agreement) conduct an extraordinary general meeting of the shareholders of each RG SPV at shorter notice to approve the adoption of the restated Articles as amended to the satisfaction of the Purchaser for deleting provisions of the Shareholders Agreements in the Articles; and

(f)

on the completion of all actions set out in Clause 9.4(a) to (e), the Purchaser shall make payment by way of electronic transfer in immediately available funds of the Balance RG Sale Consideration, payable for the Balance RG1 Sale Shares or the Balance RG2 Sale Shares, as the case may be, to the Sellers Bank Accounts of AZI.

9.5

All actions/ transactions referred to in Clauses 9.4(a) to (f) shall be, and shall be deemed to be, consummated simultaneously on the RG Closing Date and no such transaction shall be deemed to have been consummated unless all such transactions have been consummated.

9.6

Within a period of 3 (three) Business Days from the RG Closing Date, the Purchaser shall provide to AZI a copy of the beneficiary position statement from the relevant depository participants in respect of RG SPVs evidencing that the Purchaser and Purchaser Nominees have been recorded as the beneficial owner of the respective Balance RG Sale Shares.

10.	REPRESENTATIONS AND WARRANTIES
10.1

Each of the Sellers and the Group SPVs (on a joint and several basis) hereby represent, warrant and covenant to the Purchaser that the representations and warranties set out in Part I of Schedule 7 (“Authority Warranties”) are true, accurate and not misleading as of the Execution Date, and will remain true, accurate and not misleading as at the Closing Date. Each of the Sellers  and the Group SPVs (on a joint and several basis) hereby represent, warrant and covenant to the Purchaser that representations and warranties set out in Part II of Schedule 7 (“Business Warranties”) are true, accurate and not misleading as of the Execution Date, and will remain true, accurate and not misleading as at the Closing Date.

10.2

Each of the Sellers, and RG SPVs (on a joint and several basis) hereby represents, warrants and covenants to the Purchaser that the representations and warranties set out in Part III of Schedule 7 (“RG Warranties”) are true, accurate and not misleading as at the Execution Date, and will remain true, accurate and not misleading as at the Closing Date and the RG Closing Date.

10.3

The Purchaser represents and warrants to the Sellers that the representations and warranties as set out in Part IV of Schedule 7 (“Purchaser Warranties”), are true and correct in every respect as of the Execution Date and shall remain true and correct on the Closing Date and the RG Closing Date.

10.4

Each Authority Warranty, RG Warranty and Business Warranty shall be construed independently of the other and is not limited by the reference to any other paragraph or anything contained in the Agreement or the Schedules and shall not irrespective of anything to the contrary, be limited or restricted by inference from the terms of any other any Party or other terms of this Agreement.

10.5

The Sellers and each of the Group SPVs undertake to notify the Purchaser in writing promptly and without delay if the Sellers or any of the Group SPVs have become aware of any fact, event, condition, matter or circumstance which would cause any of the Warranties or Purchaser Warranties to become untrue, inaccurate or misleading or that would constitute a breach or violation of any terms and conditions contained in this Agreement or any Transaction Documents. Provided that, any such notification shall not be deemed to be disclosure against any of the Warranties and the Warranties shall not be qualified by any such notification.

10.6	Disclosures
(a)

The Sellers may, no later than 5 (five) Business Days prior to the Closing Date, provide the Updated Disclosure Letter to the Purchaser; provided however that, at least 5 (Five) Business Days prior to the issuance of the CP Satisfaction Notice to the Sellers (“Draft UDL Date”) shall provide a draft of the Updated Disclosure Letter (“Draft Updated Disclosure Letter”) disclosing only new events or circumstances or developments that have arisen after the Execution Date until the Draft UDL Date. It is clarified that: (i) the Sellers shall not be permitted to disclose any new events or circumstances or developments in the Updated Disclosure Letter that arose between the Execution Date and the Draft UDL Date, other than as contained in the Updated Disclosure Letter; and (ii) the Sellers shall be permitted to disclose any new events or circumstances or developments in the Updated Disclosure Letter that arise after the Draft UDL Date until the date falling on 3 (Three) Business Days prior to the Closing Date. Provided that the Specific Indemnity Items shall not be qualified by the contents of the Disclosure Letter. Notwithstanding anything contained in this Agreement, it is agreed between the Parties that any disclosures set out in the Disclosure Letters shall be the only exceptions or qualifications to the relevant Warranties (excluding Fundamental Warranties) against which such disclosures are being specifically being made by the Sellers under this Agreement, and such disclosure shall not be deemed or construed as a disclosure against any other Warranty.

(b)

None of the Warranties shall be treated as qualified by any actual, implied, imputed or constructive knowledge on the part of the Purchaser or any of its agents, representatives, officers, employees or advisers, and no such knowledge shall prejudice any claim for breaches of Warranty or operate as to reduce any amount recoverable, except to the extent disclosed in the Disclosure Letter (excluding Fundamental Warranties). Without prejudice to the generality of the foregoing, the Sellers agree that any information provided to the Purchaser and its representatives or professional advisors during the preparation and negotiation of the Transaction Documents and/or for the purposes of conducting due diligence, including but not limited to the VDDR, shall not be construed as any actual, implied, imputed or constructive knowledge on the part of the Purchaser, not shall it be construed to qualify or limit any of the Warranties contained in any of the Transaction Documents, or to limit any of the rights of the Purchaser arising in respect of any Warranties.

(c)	Understanding in relation to matters contained in the Updated Disclosure Letter:
(i)

In the event that the Updated Disclosure Letter contains any Updated Disclosure, the Parties shall mutually discuss such Updated Disclosures within a period of 5 (five) days from the date on which the Updated Disclosure Letter is issued by the Sellers to the Purchaser. Post such discussion, the Purchaser shall at its option, for each such Updated Disclosure, determine the quantum of Loss, suffered or incurred or likely to be suffered or incurred, by the Indemnified Parties on account of such Updated Disclosure and shall determine whether such Losses from such Updated Disclosure have been fully and unconditionally paid and settled by the Group SPVs, in which case the same shall be deducted from the Purchase Consideration and in all other circumstances, these shall be held back as a Holdback Amount and/ or a Specific Indemnity Item. Subject to sub-Clauses (ii) and (iii) below, the Purchaser shall intimate the Sellers of its decision by way of notice (“Updated Disclosure Notice”) no later than 5 (five) Business Days from the issuance of the Updated Disclosure Letter but prior to the Closing Date, and the Parties shall proceed to Closing on the basis of the Updated Disclosure Notice, and the amount so determined to be deducted from the Purchase Consideration or be treated as Holdback Amount (subject to 10.6(c)(iii) below) shall be reduced from the Shares Consideration payable at the Closing.

(ii)

If the Purchaser determines the quantum of Loss, suffered or incurred or likely to be suffered or incurred, by the Indemnified Parties on account of such Updated Disclosure to be of more than INR 17,50,00,000 (Indian Rupees Seventeen Crore Fifty Lakh) in aggregate, then any deduction in the Purchase Consideration or its treatment as Holdback Amount, either in all or in part, (“Deduction Mechanism”) shall require prior agreement with the Sellers. Until the Parties reach an agreement in relation to the Deduction Mechanism, the Purchaser shall (a) not be required to proceed to Closing and (b) have the right to treat the Updated Disclosure as a ‘Material Adverse Effect’ and terminate this Agreement in accordance with Clause 21.2 of this Agreement.

(iii)

If any Updated Disclosures are proposed to be treated as the Holdback Events, then the provisions of Clause 3.15 shall apply mutatis mutandis, with a time period of 18 months for the completion of such identified Holdback Events.

(d)

The Sellers confirm that other than the disclosures set out under the Disclosure Letters, which are specific, complete, true, and fair, there are no other qualifications against the Warranties and no other fact, matter or circumstance shall be deemed or construed to constitute a disclosure against the Warranties. It is hereby clarified for the avoidance of doubt that no disclosures of any nature will be permitted in respect of the Fundamental Warranties.

(e)

It is agreed for the avoidance of doubt that nothing disclosed in any of the Disclosure Letters shall in any way avoid, limit, restrict or otherwise qualify the obligation of the Sellers to indemnify the Indemnified Parties for any events indemnified in Schedule 17 (Specific Indemnity).

11.	INDEMNIFICATION
11.1

AZI and AZR (each an “Indemnifying Party”) shall jointly and severally, irrevocably and unconditionally agree to indemnify, defend and hold harmless the Purchaser, the Group SPVs and their directors, officers, employees and, (each an “Indemnified Party”, and together the “Indemnified Parties”), on demand, from, against and in respect of all Losses sustained, incurred or suffered by any Indemnified Parties (whether in respect of third party claims, claims between the Parties hereto, or otherwise), relating to or arising out of (“Indemnity Events”):

(a)	any breach, misrepresentation in, misstatement or inaccuracy of any of the Warranties (excluding Tax Warranties and Fundamental Warranties);
(b)	any breach, misrepresentation in, misstatement or inaccuracy of any of the Fundamental Warranties;
(c)	any breach, misrepresentation in, misstatement or inaccuracy of any of the Tax Warranties;
(d)	any fraud on the part of the Sellers or any of the Group SPVs;
(e)

any breach of any covenant, undertaking or obligation of the Sellers contained in this Agreement in relation to the determination of the Purchase Consideration or any of its constituents (excluding breach of Warranties, which is covered in other sub-clauses of this Clause 11.1);

(f)

any breach of any covenant, undertaking or obligation of the Sellers or the Schedule 1 Entities as contained in this Agreement (except a breach of Warranties, fraud on the part of the Sellers / Group SPVs, or non-implementation of unwinding of the Transaction, which are covered in other sub-clauses of this Clause 11.1);

(g)

any breach of any covenant, undertaking or obligation of the Sellers or the RG SPVs contained in the Shareholders’ Agreement (except a breach of Warranties, fraud on the part of the Sellers/Group SPVs, or non-implementation of unwinding of the Transaction, which are covered in other sub-clauses of this Clause 11.1);

(h)

non-implementation of unwinding of the Transaction in relation to RG SPVs as contemplated under this Agreement due to an Insolvency Event of AZI or any member of the Seller Group (other than the Group SPVs), or due to a breach by the Sellers of this Agreement;

(i)

any breach of the Bond Documents (whether by the Sellers Group SPVs or the Purchaser) on account of the manner in which the sale and purchase of the RG Sale Shares have been undertaken under this Agreement, including, in particular, any such breach that is triggered by or pertains to interpretation or determination of the phrase “series of related transaction” under the Bond Documents; or

(j)	Indemnity Events as set out in Schedule 17 (“Specific Indemnity Items”).
11.2

The Indemnifying Parties agree that in the event that any of the Indemnified Parties make any claim against any or all of the Indemnifying Parties, the Indemnifying Parties shall not pursue any claim, seek damages, indemnities, reimbursements or contribution of any kind from the Group SPVs or any of its current or former Directors, officers, employees in respect of such claim.

11.3

The Parties agree that the rights of the Indemnified Parties pursuant to this Clause 11 shall be the sole monetary remedy available to the Indemnified Parties at equity or under Applicable Law in relation to any Indemnity Events. Subject to the aforesaid the Purchaser shall be entitled to other remedies as set out in Clause 20.12.

11.4

Any indemnification payments made to an Indemnified Party pursuant to this Clause 11 shall be made without withholding or deduction of any Tax. If any withholding or deduction is required to be made under Applicable Law, the Indemnifying Parties shall, at the same time as the sum which is the subject of the deduction or withholding is payable, make a payment of such additional amount to the Indemnified Parties, as shall be required to ensure that the net amount received by such Indemnified Parties will equal the full amount that would have been received by it, had no such deduction or withholding been required to be made. Provided however that, if the Indemnified Party gets any credit for the tax withheld or deducted at source, then the Indemnified Party shall pay to the Indemnifying Parties the amount of such credits when the same is received by the respective Indemnified Party.

11.5

The Indemnifying Parties agree to make payments to the Indemnified Parties such that, at no time, shall the Indemnified Parties be required to go out of pocket in connection with any Indemnification Event

11.6

The Sellers shall not be liable for any Loss suffered or incurred arising from a breach of the Warranties (excluding Fundamental Warranties) to the extent that the facts, events and circumstances giving rise to such Loss suffered or incurred have been fairly and specifically disclosed in the Execution Date Disclosure Letter and/ or the Updated Disclosure Letter in accordance with this Clause 11.

11.7	Indemnification Procedure
(a)

Any claim for indemnity pursuant to Clause 11.1 above (including on account of any Third Party Claim) (“Indemnity Claim”) shall be made by the Purchaser by delivering a notice in writing (“Indemnity Notice”) to the Indemnifying Party (which notice shall include all necessary details with respect to the Loss in relation to the Indemnity Claim made in the Indemnity Notice, to the extent available with the Indemnified Party). Provided that a delay in issuing an Indemnity Notice shall not relieve the Indemnifying Parties from their obligation to indemnify and hold harmless the Indemnified Parties in respect of any Indemnity Event. In the event the Indemnifying Party is acceptable to indemnification amount provided under the Indemnity Notice and/or Third Party Claim Notice, then the Indemnifying Party shall pay the Indemnified Party such amount as specified in the Indemnity Notice and/or Third-Party Claim Notice no later than 30 (thirty) Business Days from the date of such notice.

(b)

If the Indemnifying Party objects to the indemnification of an Indemnified Party in respect of any Indemnity Claim under the Indemnity Notice and/or Third Party Claim Notice (except that the Indemnifying Party shall ensure that it shall at all times ensure that the Indemnified Parties are not required to go out of pocket in accordance with Clause 11.5), the Indemnifying Party shall, within 15 (fifteen) Business Days, or such lesser period as available to provide a response under a Third Party

Claim, as the case may be, after receipt by the Indemnifying Party of the Indemnity Notice and/or Third Party Claim Notice, deliver to the Purchaser a written notice to such effect, enclosing in reasonable detail the basis for such objection and documentary support reasonably necessary to substantiate the objection (“Indemnity Objection”). Any dispute in relation to the Indemnity Objection shall be settled in accordance with the procedure set out in Clause 22.

(c)

In the event the Indemnifying Party does not issue an Indemnity Objection within time period stipulated in Clause 11.7(b) above, the Indemnifying Party shall be deemed to have accepted its liability in respect of such Indemnity Notice and/or Third-Party Claim Notice and forthwith pay the Indemnified Party such amount as specified in the Indemnity Notice and/or Third-Party Claim Notice no later than 15 (fifteen) days from the date of expiry of the aforementioned time period stipulated in Clause 11.7(b).

(d)

If the Loss pertaining to the Indemnity Claim has been sustained, incurred and suffered by the Group SPVs, then the Indemnified Party shall have the option to require the Indemnifying Party to make payment of the Indemnity Claim (in full or in part) either to the Indemnified Party and/or to the concerned Group SPV, provided that the total amount of payment of the Indemnity Claim shall not be increased solely on account of exercise of such option by the Indemnified Party. Provided further if the Loss pertaining to an Indemnity Claim has been sustained, incurred and suffered by an RG SPV prior to the RG Closing, then the Indemnifying Party shall only be required to make payment of the Indemnity Claim to the relevant RG SPVs.

11.8	Third Party Claims
(a)

If an Indemnity Claim arises on account of any claim made by a third party against any of the Indemnified Parties (“Third Party Claim”), the Indemnified Party shall give a written notice to the Indemnifying Party specifying Third Party Claim in reasonable detail (“Third Party Claim Notice”) at the earliest possible, and in no event later than 7 (seven) Business Days of it becoming aware of such Third Party Claim. Provided that where a shorter period is specified in such Third Party Claim for responding to or making a representation before any Governmental Authority or any other third party in relation to such Third Party Claim, then the Indemnified Parties shall make best efforts to issue the Third Party Claim Notice within such shorter period to enable the Indemnifying Party to respond to the Third Party Claim within such shorter period. Notwithstanding anything to the contrary contained in this Agreement, any delay in issuing Third Party Claim Notice, shall not in any manner prejudice the right of the Indemnified Parties in relation to the right to indemnification under this Agreement.

(b)

Subject to; (i) the Indemnification Event not having an adverse impact on the reputation of the Indemnified Parties, in the opinion of the Indemnified Party, acting reasonably; (ii) the Indemnification Event not relating to or arising in connection with any criminal proceeding against the Indemnified Parties, and (ii) the Third Party Claim not seeking an injunction or equitable relief against any Indemnified Parties, the Indemnifying Parties shall, at their cost and expenses (including all legal and other costs and expenses), have the right of electing to take over the defence of such Third Party Claim for so long as the Indemnifying Parties conduct such defence diligently and on a timely basis, by notifying the Purchaser within five (5) Business Days of notice of the Third Party Claim Notice in respect of such Third Party Claim. Provided that the Indemnifying Parties shall not, without the prior written consent of the Indemnified Parties, (i) admit to any liability or enter into any agreement, settlement or compromise with any third party in relation to a Third Party Claim; (ii) acknowledge or admit to any guilt, fault, misconduct, negligence or breach of any Applicable Law by any Indemnified Parties; or (iii) undertake any action which may have any adverse impact on the reputation of the Indemnified Parties. For the avoidance of doubt, it is clarified that such election by the Indemnifying Party shall not, in any manner prejudice the right of the Indemnified Parties to be indemnified in relation to any Losses caused by any Third Party Claim under this Agreement.

(c)	If the Indemnifying Party so elects to assume the defence of any such Third Party Claim or proceedings in relation thereto:
(i)

the Indemnified Parties shall make available to the Indemnifying Party any documents and materials in the possession or control of the Indemnified Parties that may be necessary to defend such Third Party Claim and shall provide all cooperation as may be required by the Indemnifying Party in pursuing such Third Party Claim;

(ii)

such proceedings shall be defended by the Indemnifying Party, subject to due consultation with the Purchaser and any decision on the course of action relating to any such claim, action or demand shall be made by the Indemnifying Party in the best interests of the Indemnified Party; and

(iii)

the Indemnified Parties shall have the right, but not the obligation, to participate in any such defence, have access to and consult with the counsel engaged by the Indemnifying Party in relation to such defence and to retain separate counsel at its own cost; provided, that, if counsel for the Indemnified Parties reasonably determines that there is a conflict between the positions of the Indemnifying Party, on the one hand, and the Indemnified Parties, on the other hand, in conducting the defence of such Third Party Claim or that there are legal defences available to the Indemnified Parties that are different from or in addition to those available to the Indemnifying Parties, then counsel for the Indemnified Party shall be entitled, if the Indemnified Party so elects, to participate in or conduct the defence to the extent reasonably determined by such counsel to protect the interests of the Indemnified Party, at the expense of the Indemnifying Parties.

(iv)	The Indemnifying Party shall conduct the defence of the Third Party Claim in a diligent manner.
(d)	Purchaser’s Conduct of Claims.
(i)

If (A) the Indemnifying Party does not elect to assume the defence of any such Third Party Claim, or (B) the Indemnifying Party does not respond to the Third Party Claim Notice in accordance with Clause 11.8 or disputes its obligation to indemnify for such Third Party Claim; or (C) Indemnifying Party abandons or fails to conduct the defence of such Third Party Claim in accordance with the provisions of Clause 11.8; or (D) does not make the Third Party Payments in the manner set out in Clause 11.8 above, the Indemnified Parties shall have the right to contest, settle, compromise or and/or discharge and/or enter into any such arrangement as would result in extinguishment of the said Third Party Claim on its own in good faith, at the expense of the Sellers (which costs shall be reasonable) without prejudice to the right of the Indemnified Parties to be indemnified by the Sellers in accordance with this Clause 11.

(ii)

The Indemnified Party shall make available to the Indemnifying Party any documents and materials in the possession or control of the Indemnified Parties that may be necessary to defend such Third Party Claim and shall provide all cooperation as may be required by the Indemnifying Party in pursuing such Third Party Claims.

(iii)

If any payments (including interim payments, expenses, fees, penalties or any other payments, or, if required, by the Indemnifying Parties, issuing any guarantees that may be required to be issued by the Indemnified Parties in connection with a claim and / or deposits required to be made before a court or Governmental Authority in relation to a claim) are required to be made for the purposes of defending and/or contesting any Third Party Claim or otherwise under any Indemnity Claim including pursuant to an order (interim or otherwise), judgment, decree of a court or a judicial/quasi-judicial authority, which order, judgment or decree has not been stayed in accordance with Applicable Law, or as a condition to obtaining a stay from, or for challenging a Tax demand by, a Government Authority for any such Third Party Claim (“Third Party Payments”), then the Indemnifying Party shall make such payment and/or provide such guarantee within 15 (fifteen) Business days from the receipt of such notice by any Indemnified Party, or such shorter period as required by the Applicable Law for payment of such Third Party Payment. Notwithstanding the above, if there is time available under the Applicable Law during which time a stay may be obtained by any affected party against the order, judgment, decree of a court or a judicial/quasi-judicial authority, then the Indemnifying Party shall be required to pay for such Third Party Payments on the expiry of such time available to obtain a stay and the stay having not been obtained during that period, or an appeal or application of stay is rejected or not entertained by the appropriate court or judicial/quasi-judicial authority.

(v)	The Indemnified Party shall conduct the defence of the Third Party Claim in a diligent manner.
11.9

The Purchaser shall not have the right of set off or counterclaim, deduction or retention in respect of any claim for indemnification under this Clause 11 against or out of any payments which the Purchaser may be obliged to make (or procure to be made) to the Sellers pursuant to this Agreement.

11.10	Limitations of Liability

The right to indemnity available to the Indemnified Party under this Agreement shall always be subject to the limitations provided in Schedule 9 (“Limitations on Liability”).

12.	SETTLEMENT OF GST REFUND AMOUNT AND AZ FORTY FOUR SUBSIDY AMOUNT
12.1

Any payments received by (a) the Group SPVs towards the GST Refund Amount (details of which are set out in Schedule 10) from the relevant Tax Authorities after the Closing Date and (b) AZ Forty Four Subsidy Amount (details of which are set out in Schedule 10) shall be to the account of the Sellers and would be passed on or paid to the Sellers (subject to any deduction of Tax) by the relevant Group SPV as and when the final and uncontested receipt of the GST Refund Amount and/or AZ Forty Four Subsidy Amount is received from the Tax Authority/Government Authority, subject to deduction of any Tax as may be applicable to the Group SPV for the receipt of the GST Refund Amount and/or AZ Forty Four Subsidy Amount. It is clarified that any GST Refund Amount and/or AZ Forty Four Subsidy Amount which is received by the Group SPVs shall be held in trust until paid to the Sellers and for the sole benefit of the Sellers and shall be paid to the Sellers in accordance with this Agreement.

12.2	For this purpose, the Sellers shall, on behalf of the Group SPVs, pursue the GST Refund Amounts and the AZ Forty Four Subsidy Amount as per Applicable Law in accordance with Schedule 10.
13.	ANNOUNCEMENTS AND CONFIDENTIALITY
13.1

Each Party shall keep all information and other materials passing between them and the other Parties in relation to the transactions contemplated by this Agreement (including all the information concerning the Purchaser and its Affiliates and their business transactions and financial arrangements) and the Transaction Documents (“Information”) confidential and shall not without the prior written consent of the other Parties, divulge the Information to any other Person or use the Information other than for carrying out the purposes of the Transaction Documents except:

(a)	to the extent that such Information is in the public domain other than by breach of this Agreement;
(b)

to the extent that such Information is required to be disclosed by any Applicable Law or any applicable regulatory requirements or by any regulatory body to whose jurisdiction the relevant Party is subject or with whose instructions it is customary to comply, including any announcements required to be made on relevant stock exchanges (New York Stock Exchange);

(c)

in so far as it is disclosed to Affiliates of any Party, or such Party’s or its Affiliates’ employees, Directors, members, partners or professional advisers, or with respect to the Purchaser, potential debt or equity financing sources or potential insurers, on a need to know basis provided that such Party shall direct that such recipients treat such Information as confidential;

(d)	to the extent that any of such Information is/are later acquired by a Party from a source who, to the knowledge of such Party, is not legally obligated to keep such Information confidential;
(e)

to the extent such Information is required to be disclosed to Persons who have made or propose to make investments into the Purchaser or its Affiliates or propose to purchase any of the Securities held by the Purchaser or any of the lenders or insurers to the Purchaser and/or its Affiliates, subject to such Persons being subject to confidentiality obligations to keep the Information confidential;

(f)

to the extent that any of such Information was previously known or already in the lawful possession of a Party, prior to disclosure by any other Party hereto (other than as a result of any breach of this Clause 13); and

(g)	to the extent that any Information, shall have been independently developed by a Party without reference to any Information furnished by any other Party hereto.

After Closing (including RG Closing), the Sellers shall keep all information in relation to the Group SPVs (“Company Information”) confidential and shall not without the prior written consent of the Purchaser, divulge the Company Information to any other Person, or use it for any purpose, except for or in relation to situations / events specified in Clause 13.1 (a) to Clause 13.1 (g).

13.2

In the event that this Agreement is terminated in accordance with Clause 21 prior to Closing or RG Closing, the Purchaser shall, on written demand of the Sellers, promptly return / destroy the Information in its possession, together with any copies in its possession, and shall confirm compliance of this Clause to the Sellers; (except (a) as required by Applicable Law or professional standards or bona fide internal compliance policies or procedures and (b) that any Information stored in electronic media shall be destroyed to the extent practicable).

13.3

After Closing (including RG Closing), upon written request of the Purchaser, the Sellers shall promptly, return/destroy all Company Information in their possession, together with any copies in their possession (or in the possession of any of their employees, officers, advisors and agents), and shall confirm compliance of this Clause to the Purchaser (except (a) as required by Applicable Law or professional standards or bona fide internal compliance policies or procedures, or by this Agreement, and (b) that any Company Information stored in electronic media shall be destroyed to the extent practicable).

13.4

No announcements or other disclosures concerning the transactions contemplated by the Transaction Documents shall be made by any Party save in Agreed Form, if required under Applicable Law or with the prior written consent of the Parties. The Purchaser and the Sellers shall consult with each other in advance in connection with the content and timing of any announcement to be made in accordance with this Clause 13.4.

13.5	This Clause 13 (Announcements and Confidentiality) shall no longer have any force and effect upon the expiry of 2 (two) years from the termination of this Agreement.
14.	NOTICES
14.1

Notices, demands or other communication required or permitted to be given or made under this Agreement shall be in writing and (a) delivered personally or (b) sent by registered post with recorded delivery or (c) sent by a courier service of repute or (d) delivered on specified email address. Notices, demands and other communication shall be addressed to the intended recipient at its address set forth in Schedule 12. Any party may update any details set forth in Schedule 12 by giving 5 (five) Business Days prior written notice of such change to the other Parties.

14.2

Any such notice, demand or communication shall, be deemed to have been duly served at the time of delivery in the case of service by delivery (a) if given in person on delivery thereof to the address of the recipient with written acknowledgement of receipt, or (b) if given by registered post acknowledgment due, 3 (three) Business Days after posting the same by registered post if sent within the same country, or (c) if given by registered post acknowledgment due, 5 (five) Business Days after posting the same by registered post if sent to another country, and (d) if given or made by email, upon non-receipt of delivery failure notification within 48 hours.

15.	FURTHER ASSURANCES AND UNDERTAKINGS

The Sellers shall, at their own costs and expense, execute and do (or procure to be executed and done by any other necessary Party) all such deeds, documents, acts and things as the Purchaser may from time to time reasonably require in order to vest the full legal and beneficial title to the Sale Shares and the Balance RG Sale Shares in the Purchaser or its nominees or as otherwise may be necessary to give full effect to the provisions of the Transaction Documents.

16.	ANTI BRIBERY AND ANTI CORRUPTION

Each of the Sellers and, the Group SPVs and their respective Affiliates agree and acknowledge that the Purchaser has a zero-tolerance policy toward bribery and corruption and facilitation payments to the Purchaser, including in relation to the business of the Group SPVs and their subsidiaries and Affiliates and the obligations under this Agreement. The Sellers, the Group SPVs and their Affiliates and their respective directors, officers, employees, representatives, agents and other persons acting on their behalf (“Representatives”), have complied with and shall comply with all Applicable Laws including all applicable anti-bribery and corruption and anti-money laundering laws and regulations, and, in any event, has not, and shall not, and shall procure that their Representatives shall not directly or indirectly offer, give or agree to give any person whosoever (including but not limited to private individuals and public officials or any authority or entity), or solicit, accept or agree to accept from any person, anything of value, either directly or indirectly, including in connection with the Sellers’ obligations under this Agreement and/or the Group SPVs and/or their Affiliates business activities and operations in order to obtain, influence, induce or reward any improper or illegal advantage (the “Anti-Corruption Obligation”).

Each of the Sellers, Group SPVs the Affiliates and their respective Representatives shall, on and from the Execution Date, and until the Closing Date: (a) immediately disclose in writing to the Purchaser details of any breach of the Anti-Corruption Obligation, including receipt of any notice of any allegation or request for information of, or any information that would lead a reasonable person to believe there is a high likelihood of any breach of Anti-Corruption Obligation; (b) on request by the Purchaser, cooperate with the Purchaser to ensure and monitor compliance with the Anti-Corruption Obligation; and (c) inform its Representatives and personnel that they are required to act in accordance with the Anti-Corruption Obligation. The Purchaser shall have the right to terminate this agreement with immediate effect if events have occurred that would lead a reasonable person to believe that there is a high likelihood the Purchaser believes that the Anti-Corruption Obligation has been breached. The Sellers and the Group SPVs and their Affiliates agree and acknowledge that the Purchaser itself or through its duly appointed representatives, may inspect and review any relevant books, records and accounts relating to the compliance with the Anti- Corruption Obligation as it relates to its agreement with the Purchaser, and make copies of requested books, records and accounts at any time (including in the event of termination of this Agreement).

17.	ASSIGNMENTS

Each of the Group SPVs or the Sellers shall not assign or transfer, either in whole or in part, any of its rights and obligations under this Agreement to any Person. The Purchaser is permitted, to assign any of its rights, liabilities or obligations under this Agreement to any of its Affiliates or to any transferee of the Sale Shares or the Balance RG Sale Shares, without the prior written consent of the other Parties to this Agreement. Provided that (a) no such assignment shall increase any obligations of the Sellers under this Agreement, (b) no such assignment shall be made to a Restricted Purchaser (as defined in the Shareholders Agreement) and (c) any assignment shall be subject to the terms set out in clause 19.1 of the Shareholders Agreement .

18.	NON-SOLICITATION
18.1

With effect from the Execution Date until the third anniversary of the Closing Date, the Sellers shall not and shall cause their Affiliates to not, itself or on behalf of any Person directly or indirectly: (i) hire or solicit or attempt to hire or solicit the employment of any officer, director, or employee of any Group SPV or induce or attempt to induce any officer, director, or employee of any Group SPV to leave the employment or otherwise interfere in any manner with the contractual, employment or other relationship of such persons with each of the Group SPVs; (ii) induce or attempt to induce any client, customer or distributor of any Group SPV to cease to deal with the Group SPV or otherwise interfere with the relationship between such client, customer or distributor and the Group SPV; or (iii) assist, influence, encourage or induce such actions described in (i) and (ii) above in any manner whatsoever.

18.2

The Sellers expressly acknowledge and agree that the restrictions contained in this Clause 18 are no greater than what is reasonable and necessary for the protection of the legitimate business interests of the Purchaser and the Group SPVs and that if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

19.	PAYMENTS
19.1

Unless otherwise expressly stated (or as otherwise agreed in the case of a given payment), each payment to be made to a Party under this Agreement shall be made by transfer of funds into the relevant account on the date. The relevant account for payment to be made to the Sellers is (“Sellers Bank Account”):

(a)	For AZR

Bank:IndusInd Bank

Branch name:Barakhamba Road

Account number:201001324373

IFSC Code:INDB0000005

(b)	For AZI

Bank:ICICI Bank

Branch name:Connaught Place

Account number:Investment-000705045000

IFSC Code:ICIC0000007

It is clarified that any instruction to the Purchaser to transfer funds under this Agreement to any bank account other than the Seller Bank Account shall require agreement with the Purchaser.

20.	GENERAL
20.1

Except as otherwise expressly provided in this Agreement, each Party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this Agreement. The Sellers and the Purchaser shall equally bear all stamp duties/taxes related to the execution of this Agreement and any stamp duty / tax payable in respect of the sale of the Sale Shares or the RG Sale Shares pursuant to this Agreement.

20.2

Each of the provisions of this Agreement is severable. If any provision of this Agreement (or part of a provision) is found by any court of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force. If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted or modified, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the Parties and such deletion shall not affect the enforceability of the remainder of this Agreement not so deleted provided the fundamental terms of this Agreement are not altered. Further, the Parties shall negotiate in good faith to agree upon one or more provisions to be substituted for such deleted provision, which provisions shall, as nearly as practicable, leave the Parties in the same or nearly similar position to that which prevailed prior to such invalidity, illegality or unenforceability.

20.3	No modification or amendment of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and duly signed by each of the Parties.

20.4

Each Party hereto is an independent contracting Party and nothing contained in this Agreement shall be construed to be inconsistent with this relationship or status. Nothing in this Agreement shall be deemed to constitute a partnership between the parties or constitute any Party as the agent, employee or representative of the other Party.

20.5

Each of the rights of the Parties hereto under this Agreement is independent, cumulative and without prejudice to all other rights available to them. No waiver of any provision of this Agreement or consent to any departure from it by any Party shall be effective unless it is in writing. A waiver or consent shall be effective only for the purpose for which it is given. No default or delay on the part of any Party in exercising any rights, powers or privileges operates as a waiver of any right, nor does a single or partial exercise of a right preclude any exercise of other rights, powers or privileges or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct

20.6

In the case of any discrepancy or conflict between the provisions of this Agreement and any other Transaction Documents, or documents executed pursuant to this Agreement, the provisions of this Agreement shall prevail.

20.7

This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same instrument, and any Party (including any duly authorised representative of a Party) may enter into this Agreement by executing a counterpart. The delivery of signed counterparts by facsimile transmission or electronic mail in "portable document format" (.pdf) shall be as effective as signing and delivering the document in person.

20.8	Except as otherwise provided, the rights of each Party under this Agreement:
(a)	may be exercised as often as necessary; and
(b)	except as otherwise expressly provided in this Agreement, are cumulative and not exclusive of rights and remedies provided by the Applicable Law.
20.9

The language of this Agreement and the transactions envisaged by it is English, and all notices to be given in connection with this Agreement must be in English. All demands, requests, statements, certificates or other documents or communications to be provided in connection with this Agreement and the transactions envisaged by it must be in English or accompanied by a certified English translation; in this case the English translation prevails.

20.10

The termination of this Agreement pursuant to Clause 20 shall be without prejudice to any rights or obligations accrued to or in respect of the Parties prior to the date of termination and shall not release any Party from any liability that at the time of termination has already accrued, or which thereafter may accrue in respect of any act or omission taken or suffered prior to or on such termination, nor shall any such termination hereof affect in any way the survival of any right, duty or obligation of any such Party which is expressly stated to survive termination. In this regard the provisions set forth in Clauses 1 (Definitions and Interpretation), 10 (Representations and Warranties), 11 (Indemnification), 13 (Announcements and Confidentiality), 14 (Notices), 20 (General), 21 (Termination), 22.1 (Governing Law) and 22.2 (Dispute Resolution) hereof shall remain in effect together with such provisions that expressly or by necessary implication will continue to remain in force following the expiry or termination of this Agreement or any part thereof.

20.11

This Agreement and the other Transaction Documents contains the whole agreement between the Parties relating to the transactions contemplated by the Transaction Documents together with any amendments or modifications thereof, along with the annexures, appendices and schedules and supersedes all previous agreements, whether oral or in writing, between the Parties relating to these transactions, including for avoidance of doubt, the Offer.

20.12

The Parties shall be entitled to an injunction, restraining order, right for recovery, suit for specific performance or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the other Parties from committing a breach of this Agreement or to enforce the performance of the covenants, representations and obligations contained in this Agreement. These injunctive remedies shall be cumulative and in addition to any other rights and remedies that such Party may have under any agreement, at Law or in equity.

21.	TERM AND TERMINATION
21.1	This Agreement will become effective on the Execution Date and will continue to remain valid and subsisting, unless terminated in accordance with Clause 21.2 below.
21.2

This Agreement may be terminated prior to the Closing Date, with a prior written notice of 15 (fifteen) days, save and except in case of sub-clause (a) below where a prior written notice will not be required for termination:

(a)	on mutual agreement of the Parties;
(b)	by the Purchaser if Identified Leakages over INR 17,50,00,000 (Seventeen crores fifty lakhs) in aggregate occur prior to the Closing Date;
(c)

by the Purchaser, if (i) the Conditions Precedent (other than those set out in paragraph 1 of Schedule 5) are not fulfilled by the Long Stop Date, (ii) a Material Adverse Effect occurs prior to the Closing Date; (iii) a Termination Insolvency Event occurs in relation to the Sellers and/or any of the Group SPVs prior to the Closing Date,

(d)

(i) by the Purchaser, if the Closing under this Agreement has not occurred on or prior to the Long Stop Date and (ii) by the Seller, if the Deduction Mechanism is not agreed between the Parties by the Long Stop Date

(e)	any breach of Fundamental Warranties; or
(f)

by the Purchaser, if the Seller and/or any of the Group SPVs have materially breached the terms of this Agreement and such material breach is not cured within a period of 30 (thirty) days following a notice from the Purchaser of occurrence of such breach.

21.3	If this Agreement is terminated under Clause 21.2 above, no Party hereto will be entitled to make any claim against any other Party, save and except in respect of any prior breach of this Agreement.
21.4

It is clarified that termination of this Agreement shall not affect the rights and privileges available to the Parties under any other Transaction Documents and shall be without prejudice to its rights hereunder and under Applicable Law.

22.	GOVERNING LAW AND DISPUTE RESOLUTION
22.1	Governing Law

This Agreement will be governed by and construed in accordance with the laws of India.

22.2	Dispute Resolution
(a)

All disputes arising out of or in connection with this Agreement, including any dispute relating to non-contractual obligation arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration (“Rules”) of the London Court of International Arbitration (“LCIA”) as amended below.

(b)	The arbitration shall be conducted in English.
(c)	The legal seat and place of arbitration shall be New Delhi.
(d)

There shall be 1 (one) arbitrator, to be mutually appointed by the parties within 30 (thirty) days of receipt of notice for arbitration from the aggrieved party. If the arbitrator is not nominated within the time period, LCIA shall make the appointment(s).

(e)	Arbitral awards shall be final, binding and not subject to any form of appeal, save as provided under the Rules.
(f)	The Parties shall cooperate in good faith to expedite, to the maximum extent possible, the conduct of any arbitral proceedings commenced pursuant to this Clause 22.2.

(g)

The existence of a Dispute, or the commencement or continuation of arbitration proceedings shall not, in any manner, prevent or postpone the performance of those obligations of Parties under the Agreement which are not in dispute.

22.3	Jurisdiction of Courts

Subject to the provisions of Clause 22.2, the courts at New Delhi shall have exclusive jurisdiction over all disputes arising out of or in connection with this Agreement.

[Rest of the page is intentionally left blank]

AS WITNESS this agreement has been signed by the Parties (or their duly authorized representatives) on the Execution Date.

FOR OR ON BEHALF OF RADIANCE RENEWABLES PRIVATE LIMITED

Name :

Title :

This signature page forms an integral part of master share purchase agreement executed on 1st April, 2021 amongst the seller, the purchaser and parties annexed to Schedule 1 of the Master Share purchase agreement.

FOR OR ON BEHALF OF AZURE POWER ROOFTOP PRIVATE LIMITED

Name :

Title :

This signature page forms an integral part of master share purchase agreement executed on 1st April, 2021 amongst the seller, the purchaser and parties annexed to Schedule 1 of the Master Share purchase agreement.

FOR OR ON BEHALF OF AZURE POWER ROOFTOP (GENCO.) PRIVATE LIMITED

Name :

Title :

This signature page forms an integral part of master share purchase agreement executed on 1st April, 2021 amongst the seller, the purchaser and parties annexed to Schedule 1 of the Master Share purchase agreement.

FOR OR ON BEHALF OF AZURE POWER ROOFTOP ONE PRIVATE LIMITED

Name :

Title :

This signature page forms an integral part of master share purchase agreement executed on 1st April, 2021 amongst the seller, the purchaser and parties annexed to Schedule 1 of the Master Share purchase agreement.

FOR OR ON BEHALF OF AZURE POWER ROOFTOP TWO PRIVATE LIMITED

Name :

Title :

This signature page forms an integral part of master share purchase agreement executed on 1st April, 2021 amongst the seller, the purchaser and parties annexed to Schedule 1 of the Master Share purchase agreement.

FOR OR ON BEHALF OF AZURE POWER ROOFTOP FOUR PRIVATE LIMITED

Name :

Title :

This signature page forms an integral part of master share purchase agreement executed on 1st April, 2021 amongst the seller, the purchaser and parties annexed to Schedule 1 of the Master Share purchase agreement.

FOR OR ON BEHALF OF AZURE POWER ROOFTOP FIVE PRIVATE LIMITED

Name :

Title :

This signature page forms an integral part of master share purchase agreement executed on 1st April, 2021 amongst the seller, the purchaser and parties annexed to Schedule 1 of the Master Share purchase agreement.

FOR OR ON BEHALF OF AZURE POWER ROOFTOP SIX PRIVATE LIMITED

Name :

Title :

This signature page forms an integral part of master share purchase agreement executed on 1st April, 2021 amongst the seller, the purchaser and parties annexed to Schedule 1 of the Master Share purchase agreement.

FOR OR ON BEHALF OF AZURE POWER ROOFTOP SEVEN PRIVATE LIMITED

Name :

Title :

This signature page forms an integral part of master share purchase agreement executed on 1st April, 2021 amongst the seller, the purchaser and parties annexed to Schedule 1 of the Master Share purchase agreement.

FOR OR ON BEHALF OF AZURE POWER ROOFTOP EIGHT PRIVATE LIMITED

Name :

Title :

This signature page forms an integral part of master share purchase agreement executed on 1st April, 2021 amongst the seller, the purchaser and parties annexed to Schedule 1 of the Master Share purchase agreement.

FOR OR ON BEHALF OF AZURE POWER INDIA PRIVATE LIMITED

Name :

Title :

This signature page forms an integral part of master share purchase agreement executed on 1st April, 2021 amongst the seller, the purchaser and parties annexed to Schedule 1 of the Master Share purchase agreement.

FOR OR ON BEHALF OF AZURE POWER SATURN PRIVATE LIMITED

Name :

Title :

This signature page forms an integral part of master share purchase agreement executed on 1st April, 2021 amongst the seller, the purchaser and parties annexed to Schedule 1 of the Master Share purchase agreement.

FOR OR ON BEHALF OF AZURE POWER MERCURY PRIVATE LIMITED

Name :

Title :

This signature page forms an integral part of master share purchase agreement executed on 1st April, 2021 amongst the seller, the purchaser and parties annexed to Schedule 1 of the Master Share purchase agreement.

FOR OR ON BEHALF OF AZURE POWER FORTY FOUR PRIVATE LIMITED

Name :

Title :

This signature page forms an integral part of master share purchase agreement executed on 1st April, 2021 amongst the seller, the purchaser and parties annexed to Schedule 1 of the Master Share purchase agreement.

FOR OR ON BEHALF OF AZURE POWER SUN ENRGY PRIVATE LIMITED

Name :

Title :

This signature page forms an integral part of master share purchase agreement executed on 1st April, 2021 amongst the seller, the purchaser and parties annexed to Schedule 1 of the Master Share purchase agreement.

FOR OR ON BEHALF OF AZURE RENEWABLE ENERGY PRIVATE LIMITED

Name :

Title :

This signature page forms an integral part of master share purchase agreement executed on 1st April, 2021 amongst the seller, the purchaser and parties annexed to Schedule 1 of the Master Share purchase agreement.

FOR OR ON BEHALF OF AZURE POWER THIRTY EIGHT PRIVATE LIMITED

Name :

Title :

This signature page forms an integral part of master share purchase agreement executed on 1st April, 2021 amongst the seller, the purchaser and parties annexed to Schedule 1 of the Master Share purchase agreement.

FOR OR ON BEHALF OF AZURE SUNLIGHT PRIVATE LIMITED

Name :

Title :

This signature page forms an integral part of master share purchase agreement executed on 1st April, 2021 amongst the seller, the purchaser and parties annexed to Schedule 1 of the Master Share purchase agreement.

FOR OR ON BEHALF OF AZURE SOLAR SOLUTIONS PRIVATE LIMITED

Name :

Title :

This signature page forms an integral part of master share purchase agreement executed on 1st April, 2021 amongst the seller, the purchaser and parties annexed to Schedule 1 of the Master Share purchase agreement.

SCHEDULE 1

DETAILS OF SCHEDULE 1 ENTITIES

1)

AZURE POWER SATURN PRIVATE LIMITED (AZ Saturn), a private limited company incorporated and existing under the laws of India, having CIN U40300DL2014PTC274382 and having its registered office at 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi – 110017.

2)

AZURE POWER MERCURY PRIVATE LIMITED (AZ Mercury), a private limited company incorporated and existing under the laws of India, having CIN U40100DL2014PTC273986 and having its registered office at 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi – 110017.

3)

AZURE POWER FORTY FOUR PRIVATE LIMITED (AZ Forty Four), a private limited company incorporated and existing under the laws of India, having CIN U40300DL2017PTC311196 and having its registered office at 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi – 110017.

4)

AZURE SUN ENERGY PRIVATE LIMITED (AZ Sun), a private limited company incorporated and existing under the laws of India, having CIN U40101DL2010PTC209417 and having its registered office at 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi – 110017.

5)

AZURE RENEWABLE ENERGY PRIVATE LIMITED (RG1 SPV), a private limited company incorporated and existing under the laws of India, having CIN U40106DL2012PTC236082 and having its registered office at 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi – 110017.

6)

AZURE POWER THIRTY EIGHT PRIVATE LIMITED (AZ Thirty Eight), a private limited company incorporated and existing under the laws of India, having CIN U40300DL2016PTC301837 and having its registered office at 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi – 110017.

7)

AZURE SUNLIGHT PRIVATE LIMITED (AZ Sunlight), a private limited company incorporated and existing under the laws of India, having CIN U40106DL2012PTC236099 and having its registered office at 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi – 110017.

8)

AZURE SOLAR SOLUTIONS PRIVATE LIMITED (AZ Solutions), a private limited company incorporated and existing under the laws of India, having CIN U40106DL2012PTC236146 and having its registered office at 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi – 110017.

9)

AZURE POWER ROOFTOP GENCO PRIVATE LIMITED (AZR Genco), a private limited company incorporated and existing under the laws of India, having CIN U40100DL2017PTC315765 and having its registered office at 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi - 110017;

10)

AZURE POWER ROOFTOP ONE PRIVATE LIMITED (AZR One), a private limited company incorporated and existing under the laws of India, having CIN U40300DL2017PTC316260 and having its registered office at 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi - 110017;

11)

AZURE POWER ROOFTOP TWO PRIVATE LIMITED (AZR Two), a private limited company incorporated and existing under the laws of India, having CIN U40300DL2017PTC316102 and having its registered office at 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi - 110017;

12)

AZURE POWER ROOFTOP FOUR PRIVATE LIMITED (AZR Four), a private limited company incorporated and existing under the laws of India, having CIN U40106DL2017PTC317843 and having its registered office at 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi - 110017;

13)

AZURE POWER ROOFTOP FIVE PRIVATE LIMITED (AZR Five), a private limited company incorporated and existing under the laws of India, having CIN U40106DL2017PTC317611 and having its registered office at 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi - 110017;

14)

AZURE POWER ROOFTOP SIX PRIVATE LIMITED (AZR Six), a private limited company incorporated and existing under the laws of India, having CIN U40106DL2017PTC317742 and having its registered office at 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi - 110017;

15)

AZURE POWER ROOFTOP SEVEN PRIVATE LIMITED (AZR Seven), a private limited company incorporated and existing under the laws of India, having CIN U40200DL2017PTC317746 and having its registered office at 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi - 110017;

16)

AZURE POWER ROOFTOP EIGHT PRIVATE LIMITED (AZR Eight), a private limited company incorporated and existing under the laws of India, having CIN U40200DL2017PTC324629 and having its registered office at 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi - 110017;

SCHEDULE 2

PART A - GROUP STRUCTURE

PART B- PROJECT ASSETS

S. No.	Project Name	Group SPV	Location	Number of Sites	Status	Capacity (MW)
1	JNV Project	AZR Genco	Uttar Pradesh, Madhya Pradesh, Rajasthan, Karnataka, and Chhattisgarh	136	Under- construction	9.90
2	Railways 2.1 Project	AZR Genco	West Bengal, Bihar, Uttar Pradesh, and Jharkhand	53	Under- construction	9.93
3	Railways 4 Project	AZR Four	Assam, Odisha, Andhra Pradesh, West Bengal and Bihar	26	Under- construction	2.33
4	MPUVNL Project	AZR Five	Madhya Pradesh	127	Under- construction	3.12
5	Railways 3 Project	AZR Eight	Uttar Pradesh, Haryana, Punjab, Bihar, Chandigarh, Himachal Pradesh, Andhra Pradesh, Telangana, Karnataka, Jammu & Kashmir, and Uttarakhand	135	Under- construction	10.32
6	Nagpur Metro Project	AZR Five	Maharashtra	12	Under- construction	1.40
7	Railways 1 Project	AZ Forty Four	Uttar Pradesh, Rajasthan, Maharashtra, Madhya Pradesh and Gujarat	169	Under- construction	17.79
8	SECI Project	AZR One	Chandigarh, Chhattisgarh, Delhi, Haryana, Kerala, Odisha, Punjab, Rajasthan, Uttar Pradesh, and West Bengal	204	Operational	40.22
9	NVVN Project	AZR Two	Delhi, Uttar Pradesh, Assam, Puducherry, and West Bengal	9	Operational	0.74
10	IPGCL 2 Project	AZR Two	Delhi	20	Operational	0.50
14	Railways 2.2 Project	AZR Four	Tamil Nadu, Kerala, Chhattisgarh, Maharashtra, and Madhya Pradesh	69	Operational	7.47

16	DJB Project	AZ Thirty Eight	Delhi	68	Operational	16.00
17	DLF Project	AZ Solutions	Tamil Nadu, West Bengal, Uttar Pradesh, Telangana, Haryana, Delhi, and Punjab	7	Operational	1.90
18	Gymkhana Project	AZ Solutions	Delhi	1	Operational	0.06
19	GEDCOL Project	AZ Mercury	Odisha	65	Operational	4.00
20	Taj Sats Project	AZ Solutions	Delhi	1	Operational	0.18
21	Gujarat Project	AZ Sun	Gujarat	64	Operational	2.50
22	JCBL Project	AZ Solutions	Punjab	1	Operational	1.00
23	IPGCL 1 Project	AZ Solutions	Delhi	13	Operational	0.92
24	PEDA Project	RG1 SPV	Punjab	9	Operational	9.50
25	DMRC Project	AZ Saturn	Delhi NCR (Noida and Haryana)	46	Operational	11.41
26	Oberoi Project	AZ Sunlight	Rajasthan, Uttar Pradesh, Haryana, Delhi, West Bengal, Maharashtra, Tamil Nadu, and Odisha	12	Operational	1.26
				1247	Total	152.47

SCHEDULE 3

DETAILS OF SALE SHARES

PART A - Azure Power Rooftop (Genco.) Private Limited

S. No.	Name of Shareholders	No. of Equity Shares	Percentage Shareholding
1.	Azure Power Rooftop Private Limited	1,074,496	100%
2.	Mr. Pawan Kumar Agrawal (as a nominee of Azure Power Rooftop (Private Limited)	1	-
Total Shares		1,074,497	100%

PART B - Azure Power Thirty Eight Private Limited

S. No.	Name of Shareholders	No. of Equity Shares	Percentage Shareholding
1.	Azure Power India Private Limited	236,081	100%
2.	Azure Power Makemake Private Limited (as a nominee of Azure Power India Private Limited)	1	-
Total Shares		236,082	100%

PART C - Azure Sunlight Private Limited

S. No.	Name of Shareholders	No. of Equity Shares	Percentage Shareholding
1.	Azure Power India Private Limited	19,731	100%
2.	Azure Power Makemake Private Limited (as a nominee of Azure Power India Private Limited)	1	-
Total Shares		19,732	100%

PART D -Azure Sun Energy Private Limited

S. No.	Name of Shareholders	No. of Equity Shares	Percentage Shareholding
1.	Azure Power India Private Limited	75,623	100%
2.	Azure Power Makemake Private Limited (as a nominee of Azure Power India Private Limited)	1	-
Total Shares		75,624	100%

PART E - Azure Renewable Energy Private Limited

S. No.	Name of Shareholders	No. of Equity Shares	Percentage Shareholding
1.	Azure Power India Private Limited	59,726	48.6%
2.	Azure Urja Private Limited (as a nominee of Azure Power India Private Limited)	1	-
Total Shares		59,727	48.6%

PART F -Azure Solar Solutions Private Limited

S. No.	Name of Shareholders	No. Equity Shares	Percentage Shareholding
1.	Azure Power India Private Limited	54,691	100%
2.	Azure Power Makemake Private Limited (as a nominee of Azure Power India Private Limited)	1	-
Total Shares		54,692	100%

PART G - Azure Power Saturn Private Limited

S. No.	Name of Shareholders	No. of Equity Shares	Percentage Shareholding
1.	Azure Power India Private Limited	661,394	48.6%
2.	Azure Power Makemake Private Limited (as a nominee of Azure Power India Private Limited)	1	-
Total Shares		661,395	48.6%

PART H - Azure Power Mercury Private Limited

S. No.	Name of Shareholders	No. of Equity Shares	Percentage Shareholding
1.	Azure Power India Private Limited	225,449	48.6%
2.	Azure Power Makemake Private Limited (as a nominee of Azure Power India Private Limited)	1	-
Total Shares		225,450	48.6%

PART I - Azure Power Forty Four Private Limited

S. No.	Name of Shareholders	No. of Equity Shares	Percentage Shareholding
1.	Azure Power India Private Limited	137,526	48.6%
2.	Azure Power Makemake Private Limited (as a nominee of Azure Power India Private Limited)	1	-
Total Shares		137,527	48.6%

SCHEDULE 4

DETAILS OF BALANCE RG SALE SHARES

PART A - Azure Power Saturn Private Limited

S. No.	Name of Shareholders	No. of Equity Shares	Percentage Shareholding
1.	Azure Power India Private Limited	699,500	51.4%

PART B - Azure Power Mercury Private Limited

S. No.	Name of Shareholders	No. of Equity Shares	Percentage Shareholding
1.	Azure Power India Private Limited	238,438	51.4%

PART C - Azure Power Forty Four Private Limited

S. No.	Name of Shareholders	No. Equity Shares	Percentage Shareholding
1.	Azure Power India Private Limited	145,449	51.4%

PART D - Azure Renewable Energy Private Limited

S. No.	Name of Shareholders	No. of Equity Shares	Percentage Shareholding
1.	Azure Power India Private Limited	63,167	51.4%

SCHEDULE 5

CONDITIONS PRECEDENT

PART A – GENERAL CONDITIONS PRECEDENT

1.	The Sellers shall have provided the Purchaser with a confirmation in writing that:
(a)

No Order or Applicable Law has been enacted or come into effect after the Execution Date that prohibits or otherwise restrains the sale of the Sale Shares or the consummation of the transfer of the Sale Shares to the Purchaser.

(b)

The Warranties made by each of the relevant Group SPVs and the Sellers, are true, correct, accurate and not misleading as of the Execution Date and will be true, correct, accurate and not misleading as of Closing Date.

(c)	No Material Adverse Effect has occurred or is subsisting.
2.

All the agreements, covenants and obligations of any of the Group SPVs and Sellers to be performed prior to the Closing Date pursuant to this Agreement have been duly performed and complied with, and that no breach (or any event which, with notice or lapse of time or both, would become a breach) under this Agreement has occurred and is continuing.

3.

The relevant Group SPVs (other than RG SPVs) shall have received duly signed resignation letters from all directors on the Board of the Group SPV and the RG SPVs shall have received duly signed resignation letters from identified directors on their Board, for their resignation from the Board, effective from the Closing Date, in the form annexed hereto as Schedule 30.

4.	The Parties shall have duly executed each of the Transaction Documents in the Agreed Form, and each party thereto has received an executed copy thereof.
5.

The Sellers and the Group SPVs shall have duly passed all requisite resolutions of the Board of Directors and shareholders that are required under Applicable Law to validly undertake transactions contemplated in this Agreement.

6.	The Equity Shares of each Group SPV (except the Equity Shares of AZ Sun which are pledged with IFC) shall have been converted from physical form to dematerialized form.
7.	The Sellers shall have provided the Purchaser with the Valuation Certificate in relation to AZR Sale Shares and AZI Sale Shares.
8.

All Related Party Transactions entered into by any Group SPV with other members of the Seller Group shall have been terminated and such other members of the Seller Group shall have provided a no-dues acknowledgement, in the Agreed Form attached as Exhibit C.

9.

The members of the Seller Group which have provided Seller Group Loans shall have provided their consent for the Transaction, and a no-dues acknowledgement (in the Agreed Form attached as Exhibit D) stating that on the repayment of Seller Group Loans as contemplated in the Agreement, they shall have no dues or claims against such Group SPV.

10.	AZI shall have assigned all warranties in relation to the modules and inverters owned by AZI in the relevant Group SPVs in favour of Purchaser.
11.	Relevant Group SPVs shall have completed all outstanding works relating to installation of communication system (data logger / AMR) for relevant Group SPVs.

12.	The Sellers shall have provided the HOTO List to the Purchaser.
13.	The Sellers and Purchasers shall have agreed on the annual business plan to be adopted by the RG SPVs as per the Shareholders’ Agreement, to be applicable from the Closing Date.
14.

The relevant Group SPVs shall have obtained waivers from the lenders in terms of the Existing Facility Agreements for the breaches set out in Annexure A to this Schedule 5 as part of the overall approval for the Transaction.

15.

The Sellers and/or Group SPVs shall have obtained prior written Approvals under the respective PPAs and/or Bid Documents in relation to the transfer of 100% shareholding in the Group SPVs to the Purchaser as applicable, including in relation to the following: (a) JNV Project (AZR Genco), (b) Railway Project (AZ Forty Four), (c) Railway Project (AZR Genco), (d) SECI Project (AZR One), and (e) NVVN Project (AZR Two).

16.	The Sellers shall have delivered to the Purchaser the Tax Status Report in relation to the Sale Shares.

The Sellers shall as a Condition Precedent provide to the Purchaser and/or demonstrate to the Purchaser (i) the applicability or non-applicability of the BOCW Acts on each Group SPVs; and (ii) the calculation of BOCW cess and its adequacy under the BOCW Acts on the basis of which the BOCW cess has been deposited by the relevant Group SPVs with the Governmental Authority. If the Sellers are unable to demonstrate the above to the satisfaction of the Purchaser, then Losses that may arise for any Group SPVs due to outstanding or short payment or non-payment of BOCW cess under the BOCW Act and/or the BOCW Cess Act, shall be indemnified by the Sellers as Specific Indemnity Event, and in such event the Indemnified Parties shall be entitled to make a Claim for such Specific Indemnity Item within a period of 7 (seven) years after the Closing Date. Provided that, in case the Losses that may arise for any Group SPVs due to outstanding or short payment or non-payment of BOCW cess under the BOCW Cess Act, do not qualify as Specific Indemnity Event as above, then Losses on account of breach of BOCW warranties shall continue to be part of the general indemnity. Furthermore, the Sellers have represented to the Purchaser that in determination the quantum of BOCW cess for the above purposes, the cost incurred in procurement of materials or equipment has not been included and in case there is any claim on account of such exclusion of cost incurred in procurement of materials or equipment, then the same shall be treated as a general indemnity event only. The Parties further agree that the claim period for breach of BOCW warranties shall be 7 (seven) years on which the Closing for the relevant entity occurs.

PART B – GROUP SPV RELATED CONDITIONS PRECEDENT

17.	AZR Genco:
(a)	AZR Genco shall have procured prior written consent from IFC, OeEB, Proparco, FMO and the debenture trustee (in relation to the NCDs it has issued to IFC and FMO) approving the Transaction.
(b)	AZR Genco shall have procured prior approval of the Indian Railways in relation to the Railways 2.1 Project.
(c)

AZR Genco shall have compounded/ settled or otherwise have satisfied with RBI the breach by AZR Genco in respect of LRN No. 201807123 for IFC, LRN No. 201807118 for FMO, LRN No. 201807117 for Proparco and LRN No. 201807116 for OeEB.

(d)

AZR Genco shall have transferred all its Securities held in AZR Three in accordance with Applicable Law with no (i) Liability, Claim or Losses accruing to any of the Group SPVs or any recourse against the Group SPVs.

(e)

Azure Power Rooftop Nine Private Limited, Azure Power Rooftop Ten Private Limited, Azure Power Rooftop Eleven Private Limited, Azure Power Rooftop Twelve Private Limited, Azure Power One Private Limited to be struck off from the Registrar of Companies.

(f)

AZR Genco shall have settled or rectified any non-compliance of the Existing Facility Agreements with AZR Senior Lenders in relation to the reduction in project capacity for the REMCL 2.1 Project (from a capacity of 10.79 MW at the time of debt availment to 9.93 MW at the time of final installation) and the JNV Project (from a capacity of 10.62 MW at the time of debt availment to 9.90 MW at the time of final installation) and any excess drawdown under the Existing Facility Agreements.

(g)	AZR Genco shall have procured prior approval from the India SME Technology Services Limited in relation to the JNV Project for the transfer of AZR’s shareholding in AZR Genco to the Purchaser.
18.	AZR Two:
(a)

AZR Two shall have procured relevant email communication/confirmation from Lokpriya Gopinath Bordoloi Regional Institute of Mental Health under the Tezpur PPA confirming the reduction in the contracted capacity from 104.96 kWp to 60 kWp.

(b)	AZR Two shall have procured prior approval from the NTPC Vidyut Vyapar Nigam Limited in relation to the NVVN Project for the transfer of AZR’s shareholding in AZR Genco to the Purchaser.
19.	AZR One:
(a)	AZR One should procure prior written consent from IFC, OeEB, Proparco, FMO and the debenture trustee (in relation to the NCDs issued to IFC and FMO) approving the Transaction.
(b)	AZR One shall have procured prior approval from the Solar Energy Corporation of India in relation to the SECI Project for the transfer of AZR’s shareholding in AZR Genco to the Purchaser
20.	AZR Four:
(a)	AZR Four should procure prior written consent from IFC, OeEB, Proparco, FMO and the debenture trustee (in relation to the NCDs to be issued to IFC and FMO) approving the Transaction.
(b)

AZR Four shall have procured prior approval of the Indian Railways in relation to the Railways 2.2 Project and Railways 4 Project for indirect change in shareholding of AZR Four from a national security and public interest perspective.

21.	AZR Five:
(a)	AZR Five shall have procured prior written consent from IFC, OeEB, Proparco, FMO and the debenture trustee (in relation to the NCDs issued to IFC and FMO) approving the Transaction.
(b)

AZR Five shall have settled or rectified any non-compliance of the Existing Facility Agreements with AZR Senior Lenders in relation to the reduction in project capacity for the MPUVNL Project (from a capacity of 6.17 MW at the time of debt availment to 3.12 MW at the time of final installation) and any excess drawdown under the Existing Facility Agreements.

22.	AZR Eight:
(a)

AZR Eight shall have procured prior approval of the Indian Railways in relation to the Railways 3 Project for indirect change in shareholding of AZR Eight from a national security and public interest perspective.

(b)	AZR Eight shall have procured prior written consent from IFC, OeEB, Proparco, FMO and the debenture trustee (in relation to the NCDs to be issued to IFC and FMO) approving the Transaction.
23.

AZ Solutions: In relation to the following PPAs (and any other PPAs entered into with DLF with a similar condition) executed in relation to the DLF Project, a written waiver shall have been obtained from the relevant offtaker stating that DLF’s right to terminate the PPA pursuant to AZ Solutions ceasing to be a wholly owned subsidiary of AZI has been waived and that such an event will not be considered a termination event under the relevant PPA:

(a)

PPA executed between AZI, AZ Solutions, DLF Utilities Limited and DLF Commercial Developers Limited dated 27 June 2013 for installing and operating Solar Plants aggregating to a capacity of 519.12 kWp for sale of power to DLF; and

(b)

PPA executed between AZI, AZ Solutions, DLF Utilities Limited and DLF Info City Developers (Chennai) Limited dated 27 June 2013 for installing and operating Solar Plants aggregating to a capacity of 467.04 kWp for sale of power to DLF

24.	AZ Thirty Eight:
(a)	AZ Thirty Eight shall have procured prior written consent from State Bank of India and SBICAP Trustee Company Limited for the Transaction under the Loan Agreement dated 20 June 2018.
(b)

AZ Thirty Eight shall have procured prior approval from the Delhi Jal Board in relation to the DJB Project for the transfer of AZI’s shareholding in AZ Thirty Eight to the Purchaser. If this approval from the Delhi Jal Board is not obtained within 30 (thirty) days from the Execution Date or such other later date as may be agreed to between the Parties, then AZI shall sell only 49% of the Shares of AZ Thirty Eight and the balance Shares shall be sold after the lock-in restrictions under the PPAs with the Delhi Jal Board have expired or a prior consent from the Delhi Jal Board is obtained, whichever is earlier.

25.

AZ Saturn: AZ Saturn shall have procured an irrevocable, absolute and permanent release of the IREDA share pledge along with necessary filings completed, including Annexure W and Form CHG-4, to record the and give effect to the release of 49% shareholding of AZI in AZ Saturn pledged in favour of IREDA.

26.

AZ Forty Four: AZ Forty Four shall have procured prior approval of the Indian Railways in relation to the Railways 1 Project for change in shareholding of AZ Forty Four from a national security and public interest perspective.

27.	AZ Sunlight: AZ Sunlight shall have procured a no-dues certificate from OPIC stating that there are no outstanding dues owed by AZ Sunlight to OPIC under the Loan Agreement dated 25 May 2016.
28.	AZ Sun: AZ Sun should procure written consent from IFC under Loan Agreement dated 24 May 2013 approving the Transaction.

Annexure-A

(i)	AZR Five
(a)	Compliance with financial covenants including debt service coverage ratio;
(b)	Submission of capital and operating budget;

(ii)	AZR Genco
(a)	Compliance with financial covenants including debt service coverage ratio;
(b)	Submission of capital and operating budget;

(iii)	AZR One
(a)	Compliance with financial covenants including debt service coverage ratio;
(b)	Submission of capital and operating budget.

SCHEDULE 6

BALANCE RG CONDITIONS PRECEDENT

PART A: CONDITIONS PRECEDENT FOR RG1 SPV

(a)	The RG Warranties shall be true, correct, accurate and not misleading in all respects as of the RG Closing Date.
(b)	AZI shall have provided a confirmation that no Approvals are required to transfer the Balance RG1 Sale Shares to the Purchaser.
(c)	AZI shall have provided a confirmation that no Unwinding Event has occurred.
(d)

The RG1 Notes shall have been repaid/redeemed and the Sellers shall not be restricted by the terms of the RG1 Bond Document to transfer full legal title and beneficial ownership of the Balance RG1 Sale Shares to the Purchaser.

(e)

Azure Power Energy Limited shall have provided a no-dues certificate stating that there are no outstanding dues owed by the RG1 SPV under the relevant Onshore Debt Documents, in the form set out in Exhibit E.

(f)	The Existing Share Pledges over the Balance RG1 Sale Shares shall have been released.
(g)	The Sellers shall have delivered to the Purchaser the Tax Status Report in relation to the Balance RG1 Sale Shares.

PART B: CONDITIONS PRECEDENT FOR RG2 SPVs

(a)	The RG Warranties shall be true, correct, accurate and not misleading in all respects as of the RG Closing Date.
(b)	AZI shall have provided a confirmation that no Approvals are required to transfer the Balance RG2 Sale Shares to the Purchaser.
(c)	AZI shall have provided a confirmation that no Unwinding Event has occurred;
(d)

The RG2 Notes shall have been repaid/redeemed and the Sellers shall not be restricted by the terms of the RG2 Bond Document to transfer full legal title and beneficial ownership of the Balance RG2 Sale Shares to the Purchaser.

(e)	The Existing Share Pledges over the Balance RG2 Sale Shares shall have been released.
(f)

The corporate guarantee given by the RG2 SPVs under the Deed of Guarantee dated 16 December 2019 shall have been released and there shall be no obligations of the RG2 SPVs outstanding under such corporate guarantee.

(g)

AZ Saturn shall have procured prior approval from Delhi Metro Rail Corporation in relation to the DMRC Project for transfer of more than 49% of AZI’s shareholding in AZ Saturn to the Purchaser or such transfer restrictions shall no longer be applicable under the relevant PPA, whichever is earlier;

(h)	AZ Mercury shall have procured prior approval of Green Energy Development Corporation of Odisha Limited for the transfer of more than 49% of AZI’s shareholding in AZ Mercury to the Purchaser or on the expiry of any lock-in restritions set out in the relevant PPA, which lock-in expires on 31 March 2024, whichever is earlier;
(i)	The Sellers shall have delivered to the Purchaser the Tax Status Report in relation to the Balance RG21 Sale Shares; and
(j)

Azure Mauritius shall have provided a no-dues certificate stating that there are no outstanding dues owed by the RG2 SPVs under the Onshore Debt Documents, substantially in the form set out in Exhibit E.

SCHEDULE 7

REPRESENTATIONS AND WARRANTIES

PART I- AUTHORITY WARRANTIES

1.	Incorporation and authority
1.1.

AZI, AZR, and Group SPVs are private limited companies duly incorporated and validly existing under the Act, in each case having full power, authority and legal right to conduct its business as conducted at the date of this Agreement.

1.2.	Each of the Sellers and the Group SPVs have legal capacity and corporate power and authority to:

(a)enter into this Agreement and the Transaction Documents to which they are a party to; and (b) perform their respective obligations and consummate the transactions contemplated by the Transaction Documents.

1.3.

The relevant Transaction Documents have been duly executed by the relevant Sellers and the Group SPVs, and constitute legal, valid and binding obligations on each of them, and is enforceable under Applicable Law against each of them, in accordance with their respective terms.

1.4.

The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereunder does not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, increase or acceleration of any obligation or the loss of a benefit under, or give rise to any obligation to make any payment under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under any provision of:

(a)	the Constitutional Documents of any of the Sellers or any of the Group SPVs;
(b)

conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under or entitle any counterparty to terminate, modify or otherwise cancel, (i) any Material Contract to which each of the Group SPVs are a party or by which their assets are bound or (ii) any Contract to which the Sellers are a party or by which their assets are bound;

(c)	Applicable Law;
(d)	any Approval; and
(e)	any Order, judgment, injunction, award, decree, writ or any other restriction of any kind against, or binding upon, any Seller or any of the Group SPVs or the Sale Shares.
1.5.

Except to the extent expressly set forth under Schedule 5 of this Agreement, the execution, delivery and performance by the Sellers and the Group SPVs of this Agreement and the Transaction Documents does not require any Approval from any Governmental Authority or any third party;

1.6.

There are no Actions or Orders pending against the Sellers and any of the Group SPVs which would adversely affect their ability to duly perform the Transaction Documents or the enforceability of the Transaction Documents.

2.	Title to Sale Shares and AZR SPV Shares
2.1.

The Sale Shares are duly authorized, fully paid-up equity shares, duly stamped and validly issued in compliance with Applicable Law, the respective Constitutional Documents of the relevant Group SPVs and were not issued in contravention of any pre-emptive right or similar right.

2.2.

The AZR SPV Shares are duly authorized, fully paid-up equity shares, duly stamped and validly issued in compliance with Applicable Law, the respective Constitutional Documents of the respective AZR SPVs and were not issued in contravention of any pre-emptive right or similar right.

2.3.

Each of the Sellers is the absolute legal and beneficial owner, free of all Encumbrances (except the Existing Encumbrances and PPA Restrictions), of the Sale Shares set out in Schedule 3, and holds valid title to the Sale Shares (including the right to receive all distributions and dividends declared, paid or made in respect of the Sale Shares, except to the extent provided under Clause 4.07 and 4.08 of the Indenture dated 24 September 2019 (forming part of the Bond Documents ) and the specific restrictions on receiving dividends or distributions with respect to the Sale Shares as provided under the terms of the Existing Facility Agreements), with full right and authority to sell and deliver the same to the Purchaser under this Agreement, and upon sale and delivery of the Sale Shares as contemplated in this Agreement, will convey to the Purchaser full legal (all rights, title and interests) and beneficial ownership to the Sale Shares, free and clear of all Encumbrances (except Existing Encumbrances and PPA Restrictions). All issuances and transfers of any of the Equity Securities of the Group SPVs have been undertaken in accordance with Applicable Law and the Material Contracts.

2.4.

AZR Genco is the absolute legal and beneficial owners (as applicable), free of all Encumbrances (except the Existing Encumbrances and PPA Restrictions), of the AZR SPV Shares set out in Schedule 13, and holds valid title to the AZR SPV Shares (including the right to receive all distributions and dividends declared, paid or made in respect of the AZR SPV Shares, except to the extent specific restrictions on receiving dividends or distributions of cash with respect to the AZR SPV Shares as provided under the terms of the Existing Facility Agreements). All issuances and transfers of any of the Equity Securities of the AZR SPVs have been undertaken in accordance with Applicable Law and the Material Contracts.

2.5.

The Sale Shares together with the Balance RG Sale Shares with respect to each Schedule 1 Entity represent 100% (One Hundred Percent) of the ownership in the share capital of such Schedule 1 Entity on a Fully Diluted Basis. The voting rights attached to such Sale Shares together with the Balance RG Sale Shares together represent 100% (One Hundred Percent) of the voting rights in such Schedule 1 Entity.

2.6.

The AZR SPV Shares with respect to each AZR SPV represents 100% (One Hundred Percent) of the ownership in the share capital of such AZR SPVs on a Fully Diluted Basis. The voting rights attached to such AZR SPV Shares represents 100% (One Hundred Percent) of the voting rights in such AZR SPVs.

2.7.

All Approvals (including any regulatory consents), permits and authorizations including from Governmental Authorities and any filings, required to be made to or with any Governmental Authorities with respect to issue and allotment of Sale Shares to Sellers have been properly obtained and/or made (in accordance with Applicable Law).

2.8.

All Approvals (including any regulatory consents), permits and authorizations including from Governmental Authorities and any filings, required to be made to or with any Governmental Authorities with respect to issue and allotment of AZR SPV Shares to AZR Genco (as applicable) have been properly obtained and/or made (in accordance with Applicable Law).

2.9.

Except for the Existing Encumbrances and PPA Restrictions, the Sale Shares (and the AZR SPV Shares) are freely transferable by the Sellers in accordance with the terms and conditions of this Agreement and are not subject to any options, pre-emptive rights, lock-in, non-disposal obligations, rights of first refusal or other restrictions on transfers or Third Party rights, and there is no agreement, arrangement or obligation to create or grant an Encumbrance to any Person and no person has claimed to be entitled to a Encumbrance or other right in relation to any of such Sale Shares and AZR SPV Shares.

2.10.

Except for this Agreement, the Bond Documents, Existing Encumbrances created pursuant to the Existing Facility Agreements and the PPA Restrictions, there is no agreement, arrangement or obligation of any kind (and no authorization therefore has been given) obligating the Sellers or Group SPV to Transfer or create any Encumbrance upon the Equity Securities of the Group SPVs and no Claim has been made by any Person in writing to be entitled to any Encumbrance in respect of such Equity Securities.

2.11.	All Taxes (including stamp duty) has been duly paid in connection with the issue or transfer of the Equity Securities of any of the Group SPVs.
2.12.

As of the Execution Date and the Closing Date, there are no Litigations or Actions or disputed claims of Tax under the Income Tax Act, 1961 pending or threatened (in writing) against any Seller as contemplated under Section 281 of the IT Act which can adversely affect, in any manner, the transfer of the Sale Shares, and/or render the transactions contemplated under the Transaction Documents, and/or the title of the Purchaser to the Sale Shares upon the occurrence of Closing. as void under Section 281 of the IT Act.

2.13.

Each Seller holds its investments as 'capital assets' as defined under the provisions of the IT Act. Further, the Sale Shares held by Sellers are classified as an investment in the books of accounts of each Seller.

2.14.	The AZR SPV Shares held by AZR Genco are classified as an investment in the books of accounts of AZR Genco.
2.15.

Other than the PPAs and Existing Facility Agreements under which an approval is required to obtained as a Condition Precedent under this Agreement, there are no share transfer restrictions and related lock-in obligations prescribed for the relevant Group SPVs requiring any Approval for the consummation of the Transaction.

2.16.	Each Seller hereby represents and warrants the following on behalf of the respective Seller Nominees (as indicated in Schedule 3):
(a)

The Seller Nominees are the nominee owners of the Sale Shares as set out adjacent to his name in Schedule 3 and hold such Sale Shares in order to comply with the requirement of minimum number of shareholders as required under the Act and do not hold beneficial interest in such Equity Shares.

(b)	The Seller Nominees are not entitled to receive the Purchase Consideration for the transfer of the Sale Shares held by the Seller Nominee.
(c)

The consummation by the Seller Nominees of the transactions contemplated by this Agreement nor compliance by the Seller Nominees with any of the terms or provisions of this Agreement, will violate any provisions of the Act, any Contract or agreement to which the Seller Nominees are a party or any order or direction of any Government Authority which is binding on the Seller Nominees.

2.17.	The sale of Sale Shares in the RG SPVs by AZI to the Purchaser is in compliance with the Bond Documents.
2.18.

Except the power of attorneys granted in relation to the Existing Share Pledges as provided under Schedule 31, the Sellers have not executed any power of attorney or any letter of authority or proxies in respect of the Sale Shares in favour of any Person.

2.19.	Each Seller is a resident of India as per the provisions of section 2(42) read with section 6 of the (Indian) Income Tax Act, 1961.

3.	Capital structure
3.1.

The authorized, issued and paid-up share capital of each Group SPV is set out in Schedule 13. Other than the share capital and shareholders as set out in Schedule 13, the Group SPVs have no other shareholders or outstanding Equity Securities, whether issued, vested or unvested and no person owns beneficially or on record any Equity Securities of any Group SPV. Except for the Existing Facility Agreements, there are no rights, subscriptions, derivative securities, conversion rights, repurchase rights, redemption rights, warrants, options, phantom stocks, profit participation or similar rights, claims of any character, contracts, obligations, outstanding or authorized stock appreciations or other arrangements, convertible or exchangeable securities or requirements or commitments (exercisable now or in the future and contingent or otherwise) or other equity or voting interest in any of the Group SPVs obligating the Group SPVs to issue, transfer, grant, deliver, repurchase or redeem or sell any of their Equity Securities.

3.2.	No Group SPV has issued and is not under any obligation to issue any Equity Securities under any employee stock option scheme.
3.3.

The Sale Shares, once Transferred to the Purchaser, will not be subject to any Encumbrances or other rights pursuant to any Contract, except to the extent required by the Existing Facility Agreements and the PPA Restrictions. Other than the Transaction Documents, and the specific events of default applicable under the Bond Documents and the Existing Facility Agreements, there are no agreements or understandings in respect of rights of any Person to acquire a shareholding in or beneficial rights to the share capital of each of the Group SPVs. There are no pending share application monies with each of the Group SPVs pursuant to which any Equity Shares are required to be issued by any of the Group SPVs.

3.4.

Except under the Existing Facility Agreements, there are no outstanding Securities, debentures, bonds or similar instruments issued by each of the Group SPVs and all Securities, debentures, bonds and/or similar instruments issued by each of the Group SPVs have been fully redeemed and there are no outstanding liabilities or payables in respect of any such instruments issued by each of the Group SPVs. Except the Existing Facility Agreements and the Transaction Documents, there are no Contracts to: (i) repurchase, redeem or otherwise acquire any Securities, or other equity or voting interest in, each of the Group SPVs; or (ii) vote or dispose of any Securities of or other equity or voting interest in, each of the Group SPVs.

3.5.

Each of the Group SPVs have not issued any non-voting Equity Shares or other Equity Securities or instruments nor are there any financial or other arrangements that have the indirect effect of providing economic benefits to any Person other than to whom such Equity Shares or other Equity Securities have been issued by such Group SPV.

3.6.

Each of the Group SPVs have not, nor has anyone on its behalf, done, committed or omitted any act, deed, matter or thing whereby the Sale Shares can be forfeited, extinguished or rendered void or voidable.

3.7.	As on the Closing Date, all the Sale Shares and the AZR SPV Shares of each of the Group SPVs will be in dematerialized form.
4.	SOLVENCY
4.1.	No event or circumstance has occurred or is existing which would result in an Insolvency Event in relation to any of the Sellers or any Group SPV.
4.2.

No event or circumstance has occurred or is existing which to the best of the Sellers’ knowledge would reasonably be expected to result in an Insolvency Event in relation to any of the Sellers, or any Group SPV.

4.3.	No event or circumstance has occurred or is existing pursuant to which the transactions contemplated under this Agreement may be deemed to be in the nature of fraudulent preference.
4.4.

No event or circumstance has occurred or is existing which to the best of the Sellers’ knowledge would reasonably be expected to occur pursuant to which the transactions contemplated under this Agreement may be deemed to be in the nature of fraudulent preference.

5.	NO CONFLICT

There are no Claims, investigations, judicial action, suit, Litigations, or governmental investigation pending, in progress or threatened (in writing) against the Sellers and /or any of the Group SPVs before any court, tribunal or Governmental Authority or otherwise, which could invalidate the Transaction Documents or prevent or impair any of the Sellers or the Group SPVs from fulfilling their respective obligations set out in the Transaction Documents or render the transfer of the Sale Shares to the Purchaser or the transactions contemplated under the Transaction Documents, void or voidable.
6.	NO BROKERS

No broker, finder or investment bank is entitled to any fee or commission payable by any of the Group SPVs in connection with the transactions contemplated by any of the Transaction Documents based on arrangements made by or on behalf of any of the Sellers or any of their Affiliates.

PART II- BUSINESS WARRANTIES

1.	Corporate Matters
1.1

Except as listed in Part A of Schedule 2, each of the Group SPVs have no subsidiaries and does not own any direct or indirect equity, voting or ownership interest in any company, partnership or other legal entity.

1.2

AZR Nine, AZR Ten, AZR Eleven, AZR Twelve and AZP One (“Shell Entities”) are shell entities having no (a) pending or threatened Actions or Litigations, (b) Assets, (c) Liabilities, (d) Encumbrances, (e) employees, and, are not are undertaking any business. The Shell Entities shall be struck off from the rolls of the registrar of companies prior to the Closing Date.

1.3	AZR Six and AZR Seven have no (a) pending or threatened Actions or Litigations, (b) Assets, (c) Liabilities, (d) Encumbrances, (e) employees, and, are not undertaking any business.
1.4	Each of the Group SPVs have the power and authority to own and operate its Assets, Project Assets and properties to carry on its businesses as currently conducted.
2.	Constitutional documents, statutory books and returns
2.1

The copies of the Constitutional Documents of each of the Group SPVs which are delivered to the Purchaser and which have been filed with the jurisdictional registrar of companies are presently in effect, updated and complete in all respects and reflects all amendments.

2.2

There have not been any non-compliances by any Group SPV of their respective Constitutional Documents and no Group SPV has entered into any transaction which is ultra vires the provisions of its Constitutional Documents.

2.3

The registers, statutory books, books of account and other records of each Group SPV are properly maintained and contain true, accurate and complete records of all matters required to be entered in them in accordance with Applicable Law in all respects and no notice or allegation that any of such books and records is incorrect or should be rectified has been received by any of the Group SPVs.

2.4

All registers, books and records of each Group SPV, including the Constitutional Documents of each Group SPV and all other documents (including documents of title and copies of all subsisting agreements to which such Group SPV is a party) which are the properties of such Group SPV or ought to be in its possession are in the possession (or under the control) of the respective Group SPVs.

2.5

All board and shareholder meetings of each of the Group SPVs (including any meetings of the committees of the board) have been called, conducted and held in accordance with Applicable Law. All resolutions passed at such meetings of each Group SPV have been passed in compliance with Applicable Laws.

2.6

Each Group SPV has complied with all the applicable requirements and made all requisite corporate filings (including but not limited to the registrar of companies), including the returns to be filed by the Companies in Form AOC-4 XBRL, Form MGT-7, Form DIR-12, Form MGT-14, Form CHG- 1, Form CHG-4, Form GNL-2, Form DPT-3, Form MR-1, MSME Form-I and Form PAS-6 (as required under the Act) with respect to any corporate action (including appointment of key managerial personnel and auditors, conducting meetings of the board and general meetings of each Group SPV and maintenance and preparation of minutes of such meetings), in the appropriate manner, as under the Act and Secretarial Standards. The minute books of each Group SPV reflects substantially all actions referred to in such minute accurately in all respects.

2.7	All share certificates issued by each of the Group SPVs are duly stamped and have been issued in accordance with the provisions Act read with rules framed thereunder.

2.8	All past corporate actions of each Group SPV have been conducted in accordance with Act and there are no subsisting irregularities and non-compliances under the Act.
2.9	All payments by the Group SPVs to their respective auditors are being made in accordance with Applicable Laws.
3.	Information Provided
3.1

To the extent any information has been shared or provided by the Sellers and/or each of the Group SPVs (including as part of the VDDR), and/or their respective officers, employees and advisors to the Purchaser and its representatives or professional advisors during the preparation and negotiation of the Transaction Documents, such information has been provided in good faith and is complete, true, accurate and correct in all respects, not misleading in any manner and no information has been omitted therefrom which would make the information so provided untrue, inaccurate, incomplete or misleading in any respect.

3.2

The information provided by the Sellers and/or each of the Group SPVs to the Purchaser and its representatives or professional advisors for the purposes of conducting any due diligence and/or review of the VDDR, shall not be construed/ deemed to constitute the information or knowledge of the Purchaser and/or prejudice or effect any rights of the Purchaser including the right to indemnity as provided under the Transaction Documents.

3.3

There is no material information relating to any of the Group SPVs and/or their Business which has not been disclosed to the Purchaser. There is no material information relating to any of the Group SPVs and/or their Business which has been withheld or omitted by the Sellers and/or each of the Group SPVs which is relevant to the Transactions contemplated under the Transaction Documents or which would make such information provided by the Sellers and/or each of the Group SPVs and/or their respective officers, employees and advisors to the Purchaser and its representatives or professional advisors untrue, inaccurate, incomplete or misleading in any respect of the Transaction.

4.	Partnerships
4.1

Each of the Group SPVs do not act or carry on their business in partnership with any other Person or is a member (otherwise and through the holding of Share Capital) of any corporate or unincorporated body.

4.2	Each of the Group SPVs do not have any branch, place of business or permanent establishment outside India or has ever had a branch, place of business or permanent establishment outside India.
5.	Compliance with Applicable Law
5.1	Each of the Group SPVs have complied with all Applicable Laws. The Project Assets have been constructed, managed, and operated in compliance with all Applicable Laws.
5.2

There has not been and there is no investigation or enquiry by, or order, decree, decision or judgement of any Governmental Authority which is pending or threatened (in writing) against any Group SPV. No notice or other written communication from any Governmental Authority or Third Party has been issued or is outstanding or threatened (in writing) with respect to an alleged or actual violation and/or failure by any Group SPV to comply with any such Applicable Laws.

5.3

Each Group SPV has not, and to the best of the Sellers’ knowledge, none of the Group SPVs’ employees while carrying out their duties on behalf of such Group SPV, have committed any criminal or unlawful act involving dishonesty, any breach of trust, or any breach of contract or statutory duty or any tortious act.

6.	Business
6.1.	Each of the Group SPVs have not and are not undertaking any business other than the implementation, operation and/or maintenance of the Project Assets.
6.2.

Each of the Group SPVs was and is entitled to receive 100% (one hundred percent) foreign direct investments under the ‘automatic route’ and approval from any Governmental Authority was not and is not required for the same. All investments received by each of the Group SPVs has been received in accordance with Applicable Laws and all Consents required to be taken and filings required to be made under Applicable Laws in relation to such investments have been complied with.

6.3.	During the period prior to the Closing Date, the business of each of the Group SPVs has been conducted in accordance with Constitutional Documents and the Material Contracts.
7.	Approvals and Consents
7.1.

All Approvals required for carrying on the business of the each of the Group SPVs, including net metering, grid connectivity, safety certificates/ installation, charging approval, commissioning certificates/commercial service certificates and/or for the ownership and operation of the Project Assets (“Business Approvals”), have been obtained and are held by the Group SPVs and there are no liabilities on any of the Group SPVs on account of any non-compliance by such Group SPV in relation to the Business Approvals. True, correct and complete copies of each Business Approval required to be obtained by any of the Group SPVs shall be provided to the Purchaser through the HOTO List prior to the Closing Date.

7.2.

All Business Approvals are in full force and effect and have been and are being complied with and each of the Group SPVs have not been in conflict with or in alleged or actual violation or breach of or default under any Business Approval. Further, there is no investigation, enquiry, or proceeding outstanding or threatened (in writing), which would reasonably be expected to result in the suspension, termination, cancellation, refusal, modification or revocation of any Business Approvals or the imposition of any penalty or condition thereunder.

7.3.

Each of the Group SPVs have made timely payments of statutory dues in respect of the Business Approvals and no interest or penalty has been levied by any Governmental Authority on account of delayed payments by any of the Group SPVs.

7.4.

To the best of the Sellers’ knowledge, there exists no event that, with notice or passage of time or both, would constitute a conflict, violation, breach or default with, of or under or, with respect to any: (i) Applicable Laws; (ii) any Business Approval; or (iii) any Material Contract. No Group SPV has received any written notice alleging any conflict, violation, breach or default with, of or under or, with respect to any: (i) Applicable Laws; (ii) any Business Approval; or (iii) any Material Contract.

7.5.	Each of the Group SPVs have not taken any action that may result in any of the Business Approvals obtained by it being revoked by relevant Governmental Authorities.
7.6.

No Approvals are required for the indirect transfer of the AZR SPV Shares pursuant to the Transaction arising due to reliance on the credentials of AZR or AZI for the purpose of meeting the bidding criteria under the Bid Documents or on any information, representation, warranty, undertaking or guarantee provided by AZR or AZI to any Governmental Authority or third party during the bidding stage by any of the Group SPVs. The indirect transfer of the AZR SPV Shares pursuant to the Transaction shall not result in a breach of the change of control provisions and/or transfer restrictions contained in the PPAs and Bid Documents.

8.	Assets
8.1	Each Group SPV has full legal right/title, authority and capacity to own, develop, operate and maintain the Project Assets (as detailed against their names in Schedule 2).
8.2	The portfolio of the entire 152.47 MW solar PV assets developed over 1,247 sites is owned and operated by AZI (through the AZI SPVs) and AZR Genco (directly through the AZR SPVs).
8.3	Each Group SPV has full legal rights, title or interest in its Project Assets, free and clear of all Encumbrances other than the Existing Encumbrances and the PPA Restrictions.
8.4

There has been no physical damage, destruction or loss that has or is reasonably likely to adversely affect the Project Assets of any of the Group SPVs. Other than wear and tear occurring in the ordinary course of business, the Assets forming part of the Project Assets are in good working condition consistent with industry standards and no rights have been given to any Third Parties with respect to any of such Assets (except as provided as a part of the PPA Restrictions and the Existing Encumbrances) and represent all the Assets which are material for each of the Group SPVs to conduct its Business. There is no destruction by fire, explosion or other casualty of the Project Assets or any material portions thereof.

8.5

The Assets of each Group SPV, whether owned, leased, contracted for or licensed, constitute all of the Assets materially required or necessary to own and operate the Project Assets in the ordinary course of business as currently conducted. Each Group SPV has good and valid title or leasehold title (including easementary and access rights), or necessary contractual arrangements, free of Encumbrances (except the Existing Encumbrances and the PPA Restrictions), to all material equipment necessary for the ownership, operation and maintenance of the Project Assets.

8.6

Each Group SPV is, and has been in compliance with all requirements of and obligations to any Governmental Authorities and other Third Parties and is not in breach of any of the leases, licenses, or other documents governing their right to use or occupy any of its Assets. In relation to the Assets of each of the Group SPVs, no notices, demands, orders, proposals, applications or requests affecting or relating to any of such Assets have been made (in writing) by any Governmental Authority or Third Party on such Group SPV.

8.7

Each Group SPV has valid and subsisting leasehold rights and/or ownership rights, free of Encumbrances (except the Existing Encumbrances and the PPA Restrictions), in relation to each of the properties and Assets used by the Company for its business.

8.8

Other than the immovable properties listed under Part A of Schedule 28 (“Leasehold Properties”) and Part B of Schedule 28 (“Freehold Properties”), which are used by the Group SPVs on a leasehold basis the Group SPVs do not have any leasehold rights over any other real property.

8.9

Except for the Project Assets which have been set up on the Leasehold Properties, each Group SPV has been granted valid and subsisting access rights to the sites at which the Project Assets are located (“PPA Access Sites”) as per the terms of the relevant PPAs, and, has uninterrupted and unhindered access and right of way to such PPA Access Sites for construction, operation, and maintenance (as applicable) in accordance with the terms of the relevant PPAs.

8.10

For the Project Assets which have been set up on the Leasehold Properties, each Group SPV has been granted valid and subsisting access rights to the sites at which the Project Assets are located as per the terms of the relevant lease agreements and, has uninterrupted and unhindered access and right of way to such project sites for construction, operation, and maintenance (as applicable) in accordance with the terms of the relevant lease agreements.

8.11

Each Group SPV has obtained and validly holds all relevant Approvals from relevant Governmental Authorities in relation to the Leasehold Properties (to the extent it is required to obtain such Approvals in its capacity as lessees).

8.12	Each Group SPV enjoys peaceful possession of Leasehold Properties and has right of way, uninterrupted and unhindered access to such Leasehold Properties.
8.13

Except in relation to transmission lines set up for the PEDA Project, none of the immovable properties owned by the Group SPVs or leased/ licenses to the Group SPVs are agricultural land. or have been encroached upon. The RG1 SPV has obtained Approvals in relation to the usage of agricultural land for the transmission lines set up for the PEDA Project.

8.14

The transmission line for the PEDA Project is a 11 kv line (nominal voltage not exceeding 11 kv) owned, operated and maintained by the RG1 SPV and is used for supplying to a single consumer. No approval is required to be obtained by RG1 SPV for the PEDA Project under Section 68 and Section 164 of the Electricity Act, 2003.

8.15

Each of the Group SPVs are in compliance with the terms and conditions governing the Leasehold Properties and no breach has occurred in relation to of any of the conditions imposed by any Governmental Authorities in the lease deeds / allotment letters for the immovable property relating to the Project Assets. The use of the Leasehold Properties by the Group SPVs is the lawful use of such immovable property and all development on such immovable property by the Group SPVs is in accordance Applicable Law and relevant leasehold contracts (including rents, payments or other payable charges).

8.16

There are no defects in any rights, title and/or interest the Leasehold Property and in each case, such right, title and / or interest is not subject to any adverse estate, right, interest, covenant, restriction, stipulation, easement, option, right of way, pre-emption, tenancy, leave and licence or right or arrangement in favour of any Third Party nor is there any written agreement to give effect to or create any of the foregoing.

8.17	Each Group SPV is in compliance with and is not in breach of any of the leases, licenses, or other documents governing their right to use or occupy any of its Assets.
8.18

All Contracts in relation to the Leasehold Property used by each of the Group SPVs have been duly stamped and registered with the relevant Governmental Authorities and all such Contracts are valid and subsisting, and there is no subsisting default under such Contracts. All actions required to be undertaken by any Group SPV in respect of perfection of its right, title and interest to any Leasehold Properties have been undertaken and completed.

8.19	No Group SPV has acquired or agreed to acquire any Asset on terms that title remains with the vendor until such Group SPV has paid for it in full.
8.20

There are no grounds on the basis of which the leasehold/ownership rights of each of the Group SPVs in relation to any of its Assets may be revoked, terminated or suspended or the terms of which may be adversely varied. No losses have accrued to each of the Group SPVs due to any order of a Governmental Authority or a breach by any of the Group SPV of any terms and conditions of the lease/ allotment/ sale deed under which such entity has been granted leasehold/ ownership rights to the relevant Project Assets.

8.21	Freehold Property
(a)	Other than the Freehold Properties which are owned by the Group SPVs on a freehold basis, the Group SPVs do not own any other real property.
(b)

Each Group SPV has obtained and validly holds all relevant Approvals from relevant Governmental Authorities in relation to the Freehold Properties (to the extent it is required to obtain such Approvals in order to create a charge on the same).

(c)	The use of the Freehold Properties by the Group SPVs is the lawful use of such immovable property and is in accordance with Applicable Law.
(d)	Each Group SPV enjoys peaceful possession of the Freehold Properties and has right of way, uninterrupted and unhindered access to such Freehold Properties.
(e)

To the best of the Seller’s knowledge, the landowners from whom the relevant Group SPV purchased the Freehold Properties had valid right, title and/or interest over the same and there are no defects in the Group SPVs’ valid right, title and/or interest over the Freehold Property and in each case, such right, title and / or interest is not subject to any adverse estate, right, interest, covenant, restriction, stipulation, easement, option, right of way, pre- emption, tenancy, leave and licence or right or arrangement in favour of any Third Party nor is there any written agreement to give effect to or create any of the foregoing.

(f)

All Contracts executed by the Group SPVs in relation to the Freehold Properties have been duly stamped and registered with the relevant Governmental Authorities and all such Contracts are valid and subsisting, and there is no subsisting default under such Contracts.

(g)

All actions required to be undertaken by any Group SPV in respect of perfection of its right, title and interest to any Freehold Properties including mutation of records and making required filings under Applicable Law, have been undertaken and completed.

(h)

No losses have accrued to the relevant Group SPVs due to any order of a Governmental Authority or a breach by any terms and conditions related to the Contracts executed for the purchase of the Freehold Properties.

8.22	In relation to operational Project Assets:
(a)

Each of the Project Assets listed in Part A of Schedule 14 have been commissioned and are generating and supplying power in accordance with the terms of the relevant PPAs and related Bid Documents and Applicable Law.

(b)	Each of the Project Assets listed in Part B of Schedule 14 have been commissioned in accordance with the terms of the relevant PPAs and related Bid Documents and Applicable Law.
(c)

Other than the net metering approvals which are required to be obtained for the Project Assets listed in Part B of Schedule 14, all other sites of the Group SPVs have obtained the net metering Approvals or have Operational Net Metering as required under Applicable Law.

(d)	Other than the operational Project Assets as listed in Schedule 14, none of the Group SPVs, own and/or operate any other operational solar power generation projects.
(e)

The construction, and operation of the operational Project Assets has been undertaken in compliance with the provisions of the PPA and Bid Documents and Applicable Law, and, in material compliance with the provisions of other applicable Project Agreements.

(f)	The operational Project Assets as listed in Part A of Schedule 14, have obtained the necessary net-metering/ grid connectivity approvals in accordance with Applicable Law for the purpose of connecting to the distribution company network and delivering either the surplus power or the entire quantum of power generated from the Project Assets, as may be applicable, to the distribution companies.

8.23	In relation to under-construction Project Assets:
(a)	Other than the under-construction Project Assets listed out in Schedule 2, none of the Group SPVs are constructing any other solar power generation projects.
(b)

For each of the Project Assets which are under construction, all Approvals required for the stage of development and/or construction (as required at their respective stage of construction) by the relevant Group SPV, have been obtained as prescribed under Applicable Laws and/or Material Contracts, and all such Approvals are valid and in full force and effect in accordance with Applicable Laws.

8.24

There has been no breach of any of the conditions imposed by any Governmental Authorities in the lease deeds and/or allotment letters to which any Group SPV is a party to, for the immovable property relating to the Project Assets, with respect to creation of charges on each of the Group SPVs immovable properties to secure its Indebtedness.

9.	Contractual arrangements
9.1

Under the HOTO List, a true, correct, accurate and complete list of the Material Contracts as of the Execution Date, along with true and complete copies of such Material Contracts shall be provided to the Purchaser as a Condition Precedent prior to the Closing Date. There are no agreements that are material to the Business of each of the Group SPVs that are not included as Material Contracts under the HOTO List, as of the Execution Date.

9.2

As on the Execution Date and as on the Closing Date (as applicable), none of the Group SPVs is in breach of any Material Contracts. As on the Execution Date and as on the Closing Date (as applicable), no event has occurred or is continuing or which, with notice or the lapse of time or both, would reasonably be expected to result in any breach or default by any of the Group SPVs of or is continuing under any Material Contract which gives any counterparty to any Material Contract any right of termination, rescission, cancellation, modification, avoidance or repudiation of any Material Contract and no counterparty has made any such allegation in writing.

9.3

Except under the Existing Facility Agreements, each of the Group SPVs have not assigned or sub- let any of its rights under any agreement or arrangement of a kind described above to which it is a party.

9.4

All Material Contracts entered into by each of the Group SPVs are in full force and effect and are valid, have been duly and validly executed by such Group SPV and are binding on the Group SPVs (each of the Group SPVs has been duly fulfilling all obligations thereunder) in compliance with Applicable Law.

9.5

To the best of the Sellers’ knowledge all Material Contracts entered into by each of the Group SPVs, have been duly and validly executed by the other parties thereto are enforceable as per their terms by each Group SPV, and are in compliance with all Applicable Laws.

9.6

There are no Contracts or understandings to which any Group SPV is a party to or is bound by, which (a) is a non-competition or non-solicitation contract restricting in any way the business activities of the any of the Group SPVs; or (b) provides for the sharing of the revenue or profits of any of the Group SPVs or Project Assets with any Third Party; or (c) contains a provision for the change of Control, management, or shareholders which will terminate as a result of the Transaction, and to the extent such provisions exist, prior approval is being taken as a Conditions Precedent to consummate the Transaction.

9.7	Except the power of attorneys as provided under Schedule 31 there are no powers of attorney given by any of the Group SPVs, which shall be terminated on the Closing Date.
9.8	There are no outstanding agreements or arrangements to which each Group SPV is a party:
(a)	which, by virtue of the performance of the terms of this Agreement or the Transaction Documents, will result in:
(i)	any other party being relieved of any obligation or becoming entitled to exercise any right (including any right of termination or any right of pre-emption or other option); or
(ii)	such Group SPV being in default under any such agreement or arrangement or losing any benefit, right or license which they currently enjoy; or
(iii)	a liability or obligation of such Group SPV being created or increased;
(b)	which was entered into otherwise than on an Arm’s Length Basis;
(c)	which establishes any joint venture, consortium, partnership or profit (or loss) sharing agreement or arrangement, joint operation arrangement, collaboration or agency arrangement;
(d)

which may result in any dilution of the equity interest of any of the Group SPVs except the Existing Facility Agreements which may allow for conversion of debt into equity pursuant to an event of default under such Existing Facility Agreements.

9.9

Each of the Group SPVs have not received written notice from any Governmental Authority or Third Party including an interconnection or transmission provider, that such Third Party or Governmental Authority has taken or has determined to take any adverse action with respect to the rights under any interconnection agreement.

9.10

Each of the Group SPVs have timely made all deposits and other payments, and filed all reports and other documents and information, required under Applicable Law, including in order to maintain such interconnection and transmission rights under any such interconnection agreement.

9.11	As on the Execution Date and as on the Closing Date under any Material Contract:
(a)	there has not occurred any force majeure event (except for any force majeure event caused due to the COVID-19 pandemic), resulting in the suspension of any party’s obligations;
(b)	no rights or obligations of the parties have been suspended or threatened to be suspended (in writing);
(c)	no party has raised a claim of indemnity or claimed any damages; and
(d)	no party has assigned the rights and/or obligations or threatened in writing to make such assignment.
9.12

In relation to the Nagpur Metro Project, JNV Project, SECI Project, NVVN Project and IPGCL2, AZR Genco has been the relevant bidding entity and the financial eligibility of AZR and/or AZI was relied upon to fulfil the criteria prescribed by the relevant Bid Documents.

9.13

The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereunder does not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, increase or acceleration of any obligation or the loss of a benefit under, or give rise to any obligation to make any payment under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person or conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under or entitle any counterparty to terminate, modify or otherwise cancel, any Contract (other than Material Contracts) to which each of the Group SPVs are a party or by which their assets are bound.
9.14

All issuances and transfers of any of the Securities of the Group SPVs have been undertaken in accordance with Applicable Law and the Material Contracts and all Taxes (including stamp duty) have been duly paid in connection with the issue or transfer of the Securities of any of the Group SPVs.

9.15

No PPA Bank Guarantee has been invoked so far and to the best of the Sellers’ knowledge, there exists no event that, with notice or passage of time or both, would result in invocation of the PPA Bank Guarantees.

10.	Stamp Duty and Registration Charges

In relation to each instrument or Contract to which any the Group SPVs is a party or in the enforcement of which such Group SPV may be interested and which either attracts stamp duty in any relevant jurisdiction (a) such instrument has been properly stamped as per the relevant jurisdiction where the document was executed; and (b) such Group SPV and each counterparty has duly paid all stamp duty and interest, fines and penalties thereon payable by it/ them in accordance with the provisions of any Applicable Law.

11.	Related Party Contracts
11.1

Other than the list of all subsisting related party transactions provided in the RPT List, each of the Group SPVs are not a party to or otherwise bound or affected by any subsisting Contract whatsoever with any Related Party (“Related Party Transactions”).

11.2	Neither the Sellers nor any of their Related Parties (other than Group SPVs) have any interest in any of the Assets of any of the Group SPVs.
11.3	There are no subsisting obligations of any of the Group SPVs towards any member of the Seller Group except as set out in the Disclosure Letter or in this Agreement or in the RPT List.
11.4

All Related Party transactions entered into by each Group SPV were duly authorised by all actions required under Applicable Laws or its Constitutional Documents, were entered into on Arm’s Length Basis and were otherwise made in compliance with all Applicable Law and have been correctly categorized and fully disclosed in compliance with Applicable Laws in the Management Accounts.

11.5

Except the agreements executed in relation to the EPC Agreements (as identified in Schedule 32) and in relation to the Seller Group Loans and the Related Party Transactions, none of the Related Parties are either directly or indirectly concerned or interested in any Material Contract to which any Group SPV is a party and/ or by which any of its Assets is bound/ affected.

For the purposes of this paragraph 11.5 a person shall be “interested” or “concerned” in any Material Contract if:

(a)	he/ it is a party to, bound by or a beneficiary under, such Material Contract, whether as principal or agent, or
(b)	he/ it is a partner, director, employee, Affiliate, secondee, consultant or agent in, of or to a person that is a party to, bound by or a beneficiary under, such Material Contract; or

(c)	he/ it has any direct or indirect financial or economic interest (whether as shareholder or otherwise) in a person that is a party to, bound by or a beneficiary under, such Material Contract; or
(d)

he/ it is a partner, director, employee, secondee, consultant or agent in, of or to any person who has a direct or indirect financial interest (as shareholder or otherwise) in any person that is a party to, bound by or a beneficiary under, such Material Contract.

11.6

Other than in relation to the Existing Facility Agreements (as listed in Schedule 11) and the guarantees provided in relation to the PPAs and related Bid Documents (in each case, as listed in Schedule 26), the Related Parties have not given or agreed to give any Guarantee or indemnity in respect of any financial obligation of any of the Group SPVs, performance or other obligations of any Third Party or any other commitment, by or for which the any of the Group SPVs is or is contingently responsible.

11.7

There are no pending, outstanding or threatened claims of any nature whatsoever from any Related Party against any of the Group SPVs in respect of unfulfilled obligations, or liabilities for past actions, under any contract entered into between any of the Group SPVs and the Related Parties.

11.8

Each Group SPV is not a party to any contract or arrangement for the provision of finance, guarantees, indemnities, sureties, or other similar financial obligations or facilities on behalf of any other member of the Seller Group, save and except for the Group SPVs pursuant to the Existing Facility Agreements.

12.	Environmental and Health and Safety
12.1

Each of the Group SPVs, the operation of their businesses, are in compliance with all applicable Environmental Laws and orders or directives of any Governmental Authority having jurisdiction under such Applicable Laws.

12.2

Each of the Group SPVs have obtained and holds all requisite Approvals required under applicable Environmental Laws with respect to its businesses including ownership and operation of the relevant Project Assets on the Leasehold Properties (if any required to be obtained under applicable Environmental Laws in its capacity as the lessee of the Leasehold Properties), and all such Approvals are valid and in full force and effect.

12.3

Each of the Group SPVs have made all necessary filings and reporting(s) required under applicable Environmental Laws within the statutory prescribed time limits. Each of the Group SPVs or Sellers have not received any complaint, order, directive, claim, citation or notice from any Governmental Authority concerning the failure of any of the Group SPVs to comply with any applicable Environmental Law.

12.4

(a) All health and safety standards promulgated by relevant Governmental Authorities and applicable to the Project Assets have been complied with, including but not limited to fire safety standards; and (b) no liabilities have been incurred for breach of any Environmental Law or any obligations pertaining to environment protections, with respect to the Project Assets; and (c) there are no circumstances existing which would give rise or would reasonably be expected to give rise to any such liability on the part of any of the Group SPVs, or with respect to the Project Assets.

Each of the Group SPVs have not expressly assumed or undertaken any Liability of any other Person relating to Environmental Laws.

12.5

No Claims, Litigations (whether civil, criminal, regulatory or administrative) or complaints have been made or issued or threatened (in writing)/ are outstanding/ anticipated by any Governmental Authority with regard to the Project Assets in relation to any liability under any applicable Environmental Laws.

12.6

There have been no Claims, investigations or Litigations made or threatened (in writing) against any of the Group SPVs or any of their officers or employees in respect of accidents, injuries, illness, disease or other harm to the health and safety of employees, contractors or any other persons and there are no facts or circumstances which may lead to any such Claims, investigations or Litigations.

13.	Insolvency
13.1	No documents have been filed with any Governmental Authority for the winding up or corporate insolvency of any of the Group SPVs.
13.2

No distress, restraint, charging order, execution or other process which a court or a similar body may use to enforce payment of a debt has been levied or applied for or is outstanding or threatened in writing in respect of the whole or any part of the property, Assets, Project Assets or any undertaking of any of the Group SPVs.

13.3

No event has occurred or is outstanding or is anticipated, causing, or which upon intervention or notice by any Third Party may cause, any floating charge by any of the Group SPVs to crystallize, or by the Sellers over the shares and/or Assets of any of the Group SPVs and/or Project Assets to crystallize, or any such charge created by them to become enforceable, nor has any crystallization occurred or is any such enforcement in process.

13.4

In relation to any property or Assets held by any of the Group SPVs under any hire, hire purchase, conditional or credit sale, leasing or retention of title agreement or otherwise belonging to a Third Party, no event has occurred which entitles or which upon intervention or notice by the Third Party to repossess the property or Assets concerned or to terminate the agreement or any licence in respect thereof.

13.5	Each of the Group SPVs (a) have paid their debts as and when they have become due or (b) have not stopped or suspended payment of their debts.
14.	Accounts
13.1

The Management Accounts of each of the Group SPVs (a) have been prepared in accordance with the Indian Accounting Standards and all other applicable statutes and regulations consistently applied throughout the periods presented, and in each case in accordance with all other Applicable Laws, and (b) are in agreement with the underlying management accounts, books and records of each Group SPV(c) contain and reflect adequate reserves, as mandated by Indian Accounting Standards. Such Management Accounts are true, accurate and complete in all respects and accordingly give a true, complete, accurate and fair view of all the assets and Liabilities (whether present or future, actual or contingent) and of the state of affairs, financial position and results, results of operations, cash flows, debt service reserve account and changes in equity, of each of the Group SPVs, as on the dates thereof and for the accounting periods ended on such dates.

13.2

The Management Accounts contain provisions for all Liabilities of each Group SPV and disclose all contingent and other liabilities as at the date of preparation, in each case, as required by the Indian Accounting Standards

13.3

The Management Accounts have been prepared by applying and adopting the same accounting policies as were applied and adopted in the Group SPV’s accounts for each of the financial periods since the date of its incorporation.

13.4	Each Group SPV and/or the Sellers have delivered to the Purchaser true and complete copies of the Accounts.

13.5

All financial records of each Group SPV have been properly maintained and constitute an accurate record of all matters which ought to appear in them and, where required by Applicable Law, have been duly filed. Each Group SPV has complied with applicable statutory accounting requirements including the requirements with respect to accounting for Taxes.

13.6	There have been no instances of fraud in relation to each of the Group SPVs which have an impact on the Management Accounts.
13.7

Adequate provision for bad and doubtful debts have been made in the Management Accounts and any debts owing to any of the Group SPVs has been realised or will be realised in the ordinary course of business, their nominal amounts, as may be applicable, less any provisions for bad and doubtful debts included in the Management Accounts.

13.8	There are no obligations, liabilities, Indebtedness or borrowings of any of the Group SPVs other than as disclosed in the Management Accounts.
13.9

The results shown in the Management Accounts were not (except as therein disclosed) affected by any extraordinary or exceptional item or by any other factor rendering such results for all or any of such periods unusually high or low.

13.10

Each Group SPV has devised and maintained systems of internal accounting controls with respect to the business sufficient to provide reasonable assurances that (a) all transactions are executed in accordance with management’s general or specific authorization; (b) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with accounting standards and to maintain proper accountability for items; (c) access to its property and Assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

15.	Changes since Valuation Date
15.1	Since the Valuation Date (in relation to each Group SPV):
(a)	no Material Adverse Effect has occurred;
(b)	each Group SPV has carried on its business in the ordinary course consistent with past practice, so as to maintain the same as a going concern;
(c)

except to the extent permitted by the Transaction Documents, each of the Group SPVs have not: (i) entered into any transaction or assumed or incurred any Liabilities or made any payment not provided for in the Management Accounts for the period ended on the Valuation Date; (ii) entered into transactions and incurred Liabilities after the Valuation Date, otherwise than in the ordinary course of business consistent with past practice, and which are material, individually or in the aggregate, to any of the Group SPVs; (iii) made any capital expenditure or commitment thereof, except as stipulated under the Operations Budget and Clause 7 of the Agreement; (iv) made any bonus or profit sharing distribution or payment of any kind; (v) waived any rights or claims (including in relation to the Project Assets); (vi) made any change in any method of accounting or auditing practice; (vii) undertaken any action, nor has there occurred any event, that if taken from the Execution Date to the Closing Date or RG Closing Date (as applicable) would require the consent of the Purchaser under Clause 7 of this Agreement; or (viii) agreed, whether or not in writing, to do any of the foregoing;

(d)

the business of any of the Group SPVs or operation of the Project Assets has not been affected by changes or inconsistencies in accounting treatment or by any non-recurring items of income or expenditure, by transactions of an abnormal or unusual nature or entered into otherwise than on normal commercial terms or by any other factors rendering such profits exceptionally high or low;

(e)

there has been no reduction in the value of the Assets of any of the Group SPVs except to the extent such reduction may be caused due to the operations of the Group SPVs in the ordinary course of business or due to reasonable wear and tear;

(f)

any of the Group SPVs have not acquired or disposed of or agreed to acquire or dispose of any business or any Asset other than: (i) in accordance with this Agreement; or (ii) in the ordinary course of business;

(g)	except to the extent permitted by this Agreement, no Equity Share or loan capital has been issued or agreed to be issued by any of the Group SPVs;
(h)

no Group SPV has entered into any transaction which has given rise to or shall give rise to a material liability to Taxation (or would have done so or would or might do so but for the availability of any relief, allowance, deduction or credit), other than Tax arising from transactions entered into in the ordinary course of business;

(i)

no debtor has been released by any of the Group SPVs on terms that he/ she/ it pays less than the book value of any debt and no debt has been written off or has proved to be irrecoverable to any extent;

(j)	each Group SPV has paid its creditors in accordance with the same policy as that adopted throughout the Management Accounts;
(k)

each Group SPV has not incurred Liability in an aggregate amount in excess of INR 5,00,000 (Indian Rupees Five Lakhs) in respect of redundancy payments in respect of any employee, and has not incurred any liability in respect of any severance or similar payments to or obligations of any employee;

(l)	no provision in the Management Accounts has been released;
(m)	no insurance claims have been refused or settled below the amount claimed, and no coverage limits under any insurance policy has been exhausted to materially reduced;
(n)	there has not been any damage, destruction or loss, whether or not covered by insurance, materially affecting the businesses of any of the Group SPVs;
(o)	there has not been any change in employee benefits other than salary revisions and increments other than in the ordinary course of business and consistent with past practice;
(p)

no Group SPV has executed any of the following, except to the extent permitted by the Transaction Documents, and/or within the scope of Permitted Leakage: (i) any PPA or other material written agreement for the sale of power; (ii) any operations and maintenance agreements or other Contract related to management, operation or maintenance of a Project Assets; (iii) Contracts executed by any Seller Group SPVs in relation to the acquisition of any business, undertaking and/or shares of a company and/or stake in any Person; (iv) any Contracts or letter of allotments or lease deeds executed with any Governmental Authorities or otherwise in relation to the Project Assets; (v) any Contracts containing any revenue sharing, earn-out or similar arrangement with any Third Party, (vi) any Contracts which grant management, operational or voting rights in the Group SPVs to any Person; (vii) any Contract that includes a purchase volume commitment valid beyond 12 (twelve) months after the Execution Date; (viii)

any Contract that relates to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise); (viii) any Contract to establish a joint venture, partnership, profit (or loss) sharing agreement or consortium; and/or (ix) any Contract, which is a bid, tender, proposal or offer.

(q)

no Group SPV has not executed any Contracts that contain covenants limiting in any way the freedom of any Group SPV or its Affiliates to sell or otherwise dispose of its Assets, operate at any location, solicit any business or employees, or compete with any Person or in any line or business or area;

(r)

there has not been any settlement of any Litigation or any other proceedings in each case involving amounts in excess of INR 15,00,000 individually in the aggregate, or that are otherwise material to any of the Group SPVs; and

(s)	no employees have been retrenched.
16.	Borrowings
16.1

Full details of all (a) Indebtedness outstanding for each of the Group SPVs including the security provided thereunder including, if any, the amounts disbursed and outstanding under any of them, the agreements and documents underlying such Indebtedness (ii) any Guarantees for the benefit of each Group SPV created for such Indebtedness, are provided in Schedule 11and the SGL List and no Action has been taken whereby the continuance of any of those facilities might be affected or prejudiced.

16.2

Other than Indebtedness as set out in Schedule 11, the Seller Group Loans as set out in the SGL List, the performance bank guarantees set out in Schedule 26 and the Encumbrance to be created on the Assets of AZR Four and AZR Eight pursuant to the Existing Facility Agreements, no Group SPV owes any Indebtedness (including any outstanding obligation for the payment or repayment of money, whether present or future, actual or contingent) to any Person.

16.3

The total amount borrowed by any of the Group SPVs or guarantees given does not exceed any limitation on its borrowings contained in its Constitutional Documents, or in any resolution of its board of directors or shareholders or committees, or in any debenture, or other deed or document binding on the Group SPVs.

16.4

All repayments required to be made by any of the Group SPVs have been made on a timely basis and the payment of any interest levied in respect of any Indebtedness has been made in accordance with the terms of such Indebtedness.

16.5

All securities required to be created under the Existing Facility Agreements has been duly created and perfected in accordance with the terms of such Existing Facility Agreements, and all such securities are valid and subsisting.

16.6

No event or circumstance has occurred which is or, with the giving of notice or lapse of time, determination of materiality or satisfaction of any other condition, would become an event of default under or a breach of any terms of any Existing Facility Agreement or that would entitle any person (a) to require the payment or repayment of any borrowing thereunder before its normal or originally stated maturity; (b) to terminate, cancel or render incapable of exercise any entitlement to draw money or other rights of any of the Group SPVs thereunder; or (c) to enforce any of the securities created thereunder or (d) exercise of their right to appoint any nominee director or for conversion of the outstanding loan into Equity Shares.

16.7	All terms and conditions of the Existing Facility Agreements have been fully complied with by the Sellers and each Group SPV and the Sellers and/ or each Group SPV has not done or omitted to do, any act which has resulted or may result in the Sellers and/or each Group SPV committing a breach of its obligations contained in the Existing Facility Agreements.
16.8

Each Group SPVs has not violated any conditions imposed by the Governmental Authorities or the relevant Existing Senior Lenders or any third parties in relation to creation of charges on its immovable properties to secure the loans obtained by any of the Group SPVs.

16.9	No undertaking, except as disclosed in the Disclosure Letter or as recorded in this Agreement, has been issued by the Sellers in relation to any facility or loan availed by any of the Group SPVs.
16.10

Except in relation to the RG SPVs (as provided under Schedule 11), no Person (other than the Group SPVs or the Sellers) have provided any collateral or support undertakings in respect of the facilities availed by any of the Group SPVs.

16.11

All Approvals required to be obtained by any of the Group SPVs to enter into any Existing Facility Agreements and to create Encumbrance in favour of the Existing Senior Lenders have been duly obtained in accordance with the terms of the Existing Facility Agreements.

16.12

Other than the periodical payments of interest stipulated under the Existing Facility Agreements, there are no penal charges, fees, indemnity payments, default interest or liquidated damages outstanding, threatened (in writing) or payable under the Existing Facility Agreements.

16.13	No Approvals, except as contemplated in this Agreement, are required from lenders to any of the Group SPVs for the transactions contemplated in this Agreement.
16.14

The list of outstanding capital creditors as provided by the Sellers along with the Adjustment Notice is true, correct and complete list of the capital creditors of the Group SPVs as of the date of the Adjustment Notice .

16.15

As on the Closing Date, all the capital creditors of the Group SPVs (except to the extent indicated by the Sellers along with the Adjustment Notice for deduction from the Purchase Consideration) shall have been paid in full and no further dues would be payable to such capital creditors by any of the Group SPVs.

16.16	A true and complete list of the Seller Group Loans existing as on the Execution Date, shall be provided by the Sellers to the Purchaser within 45 days of the Execution Date.
17.	Debtors & Guarantees
17.1.

Other than the Existing Encumbrances and the Encumbrance to be created in favour of Catalyst Trusteeship Limited (on behalf of AZR Senior Lenders) on the Assets of AZR Four and AZR Eight pursuant to the relevant Existing Facility Agreements, and PPA Restrictions , no Encumbrance have been created over the Assets or any Equity Securities of any of the Group SPVs in favour of any Person.

17.2.	There are no outstanding Contracts requiring any Group SPV to grant any loan to any Person as a result of which it will be owed any money.
17.3.

Except in relation to the Existing Facility Agreements, PPAs, and related Bid Documents, there is no outstanding Guarantee, indemnity, suretyship or security given by any of the Group SPVs in relation to their business.

17.4.	The quantum of working capital loans of each Group SPV availed from banks or third-party financiers, outstanding as of the Valuation Date, as provided in this Agreement is true, accurate and correct.
18.	Taxation Matters
18.1	Each Group SPV is not liable, directly or indirectly for the Taxes of any other Person either under operation of any Applicable Law or by being a party to any Tax sharing agreement or Tax indemnity agreement. Each Group SPV is not liable for any Tax as the agent of any other person or business and does not constitute a permanent establishment or business connection of any other person, business or enterprise for any Tax purpose.

18.2

All Tax Returns, computations, information and documents which are or have been required to be made or given by any of the Group SPVs in relation to any Tax have been duly filed (and in case of any delay, appropriate penalties have been paid) in accordance with Applicable Laws and each Group SPV has given or delivered all notices, accounts and information and all such Tax Returns, notices, accounts and information are, complete and correct and made on a proper basis. Each of the Group SPVs have maintained adequate books, records and documents, as required under the relevant provisions of Applicable Laws to support the contents of all Tax Returns filed by it, including with respect to any relief, benefit or exemption claimed by any of the Group SPVs. All Taxes payable as per Applicable Laws by any of the Group SPVs (whether or not shown in any Tax Return) have been duly paid and in case of any delay, Taxes have been paid with applicable interests and penalties or, if not paid, an adequate reserve for any such unpaid Tax has been provided for in the Management Accounts in accordance with applicable Accounting Standards.

18.3

There are no outstanding Claims in relation to Taxes on each of the Group SPVs raised by the Government Authority. No assessments, request for information, audits or investigations or other proceedings are pending with respect to any Tax Returns or Taxes of any of the Group SPVs. There are no actual, pending or threatened liens, encumbrances, or charges against any of the Assets of any of the Group SPVs arising in connection with any failure (or alleged failure) to pay any Tax.

18.4

Each of the Group SPVs has made full provision for deferred Taxes in the accounts as prepared for in accordance with the applicable law and applicable Accounting Standards for the last audited accounts.

18.5

No relief or refund or rebate (whether by way of deduction, reduction, set-off, exemption, postponement, roll-over, hold-over, repayment or allowance or otherwise) from, against or in respect of any Taxation has been claimed and/or given to any Group SPV which will be withdrawn, postponed, restricted, clawed back or otherwise lost as a result of completion or the exercise of the rights under this Agreement or the other Transaction Documents. It is hereby clarified that lapse of Tax losses on account of section 79 of the (Indian) Income Tax Act, 1961 pursuant to transaction contemplated under this agreement should not be considered as a withdrawal, postponement, restriction, clawing back or losing of relief or refund or rebate as contemplated under this clause.

18.6

Each of the Group SPVs are entitled to deductions in respect of all expenses and allowances claimed by it and are eligible to carry forward their losses subject to lapse of tax losses on account of section 79 of the (Indian) Income Tax Act, 1961.

18.7

Each of the Group SPVs have, duly collected, deducted, withheld, deposited and paid all Taxes that are due, or claimed or assessed by any Government Authority to be due, from or with respect to it, in accordance with Applicable Law.

18.8	To the best of our knowledge, each of the Group SPVs has not issued, in any prior years, its shares in excess of fair market value determined as per the provisions of (Indian) Income Tax Act, 1961.
18.9

Each of the Group SPVs have obtained in its name all the relevant registrations with Taxation Authorities, including but not limited to permanent account number and tax deduction account number and Goods and Service Tax number.

18.10

All goods, services or other inputs for which the Group SPVs have claimed any exemption, refund, credit (including input tax credit / CENVAT credit as available under the relevant applicable Indirect Tax Laws), deduction or similar treatment with respect to any tax have been or are to be used for the purposes of the business of the Group SPVs and such exemption, refund, credit, deduction or similar treatment is a valid exemption, refund, credit, deduction or similar treatment available to the extent claimed, as applicable under the Tax Laws.
18.11

All related party transactions by and between the Group SPVs have been undertaken at arm’s length in compliance with Applicable Laws. The Group SPVs have maintained all documentation in connection with such related party transactions in accordance with Applicable Laws.

18.12

Each Group SPV has sufficient records to determine the Tax consequences which would arise on a disposal or on the realization of an Asset, or acquired before the Closing Date or RG Closing Date (as applicable).

18.13	Capital Gains

Each Group SPV has disposed of or acquired any Assets since the Valuation Date in circumstances such that the disposal price or acquisition price of the Asset is in compliance with the fair market value determined as per the (Indian) Income Tax Act, 1961.

18.14	Employees - Compensation for Loss of Office

Each of the Group SPVs are not under any obligation to pay, nor paid or agreed to pay, any compensation for loss of office or any gratuitous payment not deductible in computing their income for the purposes of Taxes payable.

18.15

There is no outstanding Liability (including interest and penalty) of any Group SPVs arising on account of non-payment / short payment of applicable goods and services Tax pertaining to deemed supplies or free of cost supplies or cross charge (both intra-company and inter-company) transactions between the Group SPVs and its related parties (including intra-company transactions and commercial/contractual recovery of goods and services Taxes on the aforesaid supplies by one Group SPV from another).

18.16

There is no outstanding Liability of any Group SPVs arising on account of contractual or commercial recovery of tax liability (including interest and penalty) from the Groups SPVs by AZR or any other EPC contractor of the Group SPVs due to non payment or short payment of goods and services Taxes on supplies made by AZR or any other EPC contractor to such Group SPV.

19.	Litigation
19.1

Each Group SPV is not engaged and is not preparing to file (whether as claimant, defendant, plaintiff or otherwise) any Litigation (including any written claim or notice), and there is no Litigation, in progress, outstanding, or pending or threatened (in writing) by or against any of the Group SPVs, its business, Project Assets or its operations, in each case involving a liability or claim by or against any Group SPV.

19.2

There is no governmental or other investigation, enquiry or disciplinary or enforcement proceedings or process by any Governmental Authority concerning any of the Group SPVs. Each Group SPV has not received any notice or other written communication (official or otherwise) from any Governmental Authority or any Third Party, with respect to an alleged or actual violation and/or failure to comply with any Applicable Law or any Material Contracts or requiring it to take or omit to take any action.

19.3	Each of the Group SPVs is not the subject of any injunction which is still in force.
19.4

There are no subsisting prayers, claims, orders or judgements arising out of any proceedings, show cause notices and/or correspondence, which may result in the cancellation of Approvals obtained by any of the Group SPVs. None of the Group SPVs or any of their Assets or businesses are subject to or bound by any Order.

19.5	There are no unfulfilled or unsatisfied court judgements or court orders or decrees outstanding against any of the Group SPVs.

20.	Intellectual Property
20.1

All Intellectual Property (including data communication software) used by any of the Group SPVs for the conduct of its Business and operations have been Disclosed and transferred to the Purchaser on the Closing Date and RG Closing Date.

20.2

The Intellectual Property used by any of the Group SPVs is in full force, effect and valid, and is either owned by the Group SPVs or the Group SPVs have a valid and sufficient right to use such Intellectual Property.

20.3

(a) To the knowledge of the Sellers, the Group SPVs are not in conflict with or in violation or infringement of Intellectual Property of third parties; and (b) the Group SPVs have not received any written notice of any Proceedings with respect to any Intellectual Property.

20.4	To the knowledge of the Sellers, all Intellectual Property owned by any of the Group SPVs is free and clear of any Encumbrances.
20.5

All licenses obtained by the Group SPVs in relation to the Intellectual Property from third parties are valid and subsisting and the Company is entitled to use all such licensed Intellectual Property per the terms of such licenses. All such licence arrangements are in accordance with Applicable Laws.

21.	Insurance
21.1

Each of the Group SPVs have obtained all appropriate, adequate and valid insurance policies against all risks that it is obligated to procure under Applicable Law and/or any Contract to which it is a party, or which are obtained pursuant to prudent commercial practices. A true and complete list of all insurance policies procured by the Group SPVs and currently subsisting are set out in Schedule 33 (“Insurance Policies”).

21.2

Each of the Group SPVs has complied with the terms of the Insurance Policies. No Insurance Policy(ies) will lapse as a result of the execution of this Agreement or the transactions contemplated herein. All premiums due in respect of the Insurance Policies have been paid in full when due, and there is no claim by or with respect to each of the Group SPVs pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. There is no threatened termination of, premium increase with respect to, or alteration of coverage under, any of such policies.

21.3	In respect of the Insurance Policies:
(a)	all the policies are in the name of the respective Group SPV;
(b)	all the policies are in full force and effect;
(c)

no act, omission, misrepresentation or non-disclosure by or on behalf of any of the Group SPV has been alleged in writing which makes any of these policies void, voidable or unenforceable or entitles the insurer to decline to pay all or any part of any claim made under the policies or to terminate any policy; and

(d)	the premiums payable are not in excess of the normal rates and no circumstances exist which would reasonably be expected to give rise to any increase in premiums; and
(e)	no Claim under any policy of insurance taken out by any Group SPV is outstanding and no circumstances exist which would reasonably be expected to give rise to any Claim;
(f)	no circumstances have arisen in the period prior to the Execution Date which would render any of the policies void or unenforceable for illegality or otherwise.

21.4

In each of the Insurance Policies, each Group SPV, as the case may be, is named as the insured/ sole beneficiary/ sole loss payee, and no Person has any interest in or right to, the benefit of any of such policies. There has been no assignment of any of such policies.

21.5

Each of the Group SPVs have made claims in a timely manner under the appropriate Insurance Policies in each such case where the Group SPVs would have had a valid claim. There have been no such events, occurrences, facts or circumstances which have resulted in or would reasonably be expected to result in any such claim made by any of the Group SPVs under the Insurance Policies maintained by them becoming void or inapplicable.

22.	Labour; Employees
22.1

There are no collective bargaining agreements, arrangements and other similar understanding with any trade union, staff association or other body representing any contractors engaged by any of the Group SPVs, and no labour union has requested or sought to represent any workmen, representatives or agents of any of the Group SPVs. There have not been and are no strikes or other labour disputes involving any of the Group SPVs or the Project Assets, nor are such strikes or similar actions pending or threatened (in writing) by or against any of the Group SPVs or the Project Assets.

22.2	There are no Key Personnel of any of the Group SPVs who have indicated their intent to terminate their employment with the Group SPVs in writing.
22.3	Each of the Group SPVs has, in relation to each of its workmen/ contractors/ employees and (so far as relevant) to each of its former workmen/ contractors/ employees:
(a)

complied with Applicable Laws and all other statutes and regulations relevant to its relations with each workmen/ contractors/ employees or the conditions of service of the workmen/ contractor/ employees and has maintained adequate and suitable records regarding the service of the worker; and

(b)

discharged or adequately provided for in all respects its obligations to pay all salaries, wages, commissions, gratuity payments, provident fund payments, bonuses, overtime pay, holiday pay, sick pay, leave encashment and other benefits of or connected with employment and there are (i) no arrears of wages, salary or fees payable to any of the employee/ contractors and (ii) arrears of payment to any trust or other fund governed by or maintained under any Applicable Laws, with respect to social security, employer’s contributions or other benefits for employees of any of the Group SPVs.

Notwithstanding anything stated above, gratuity payments and leave encashments are not adequately funded and will need to be paid by the Group SPVs as and when their liabilities crystallise.

22.4

Each of the Group SPVs are not involved as a party in any grievance procedure, arbitration or Litigations pending or threatened (in writing) with any of the contractors or any trade union representing such contractors and no notices are outstanding against any of the Group SPVs from any Governmental Authority or any Third Party in relation to such employee related matters.

22.5

Each of the Group SPVs are not obliged to or has entered into any agreement to increase or vary any employee’s salary, bonus, or other remuneration which could result in any increase in each of the Group SPVs total costs in respect of any employee, other than as set out in their respective employment contracts.

22.6

Each of the Group SPVs are and have been in compliance with all labour and employee related Applicable Laws applicable to it including the Contract Labour (Regulation and Abolition) Act, 1970, Employees Provident Funds Act, 1952, Employees’ State Insurance Act, 1948, the Code on Wages, 2019 the Occupational Safety, Health and Working Conditions Code, 2020; the Industrial Relations Code,

2020; Code on Social Security, 2020 and have ensured that their respective contractors are also in compliance with the Contract Labour (Regulation and Abolition) Act, 1970 (to the extent they have been implemented) and no notice or other written communication from any Governmental Authority or Third Party has been issued or is outstanding or threatened (in writing) with respect to an alleged or actual violation and/or failure by any Group SPV to comply with any such applicable labour laws.

22.7	Each of the Group SPVs have obtained all valid and existing Approvals as required under all labour and employee related Applicable Law.
22.8	The Employees’ State Insurance Act, 1948 and the Contract Labour (Regulation and Abolition) Act, 1970 is not (and has not been) applicable to any of the Group SPVs.
22.9

each of the Group SPVs are and have been in compliance with the Building and Other Construction Workers (Regulation of Employment and Conditions of Service) Act, 1996 and the Building and Other Construction Workers Welfare Cess Act, 1996 (in each case, including any applicable rules, regulations) (“BOCW Acts”) to the extent applicable and all cess payable, has been duly paid by each of the Group SPVs under the BOCW Acts.

The BOCW Acts are (and have been) only applicable to Azure Mercury, Azure Saturn, Azure Forty Four and Azure Thirty Eight (“SPVs”) and not any other Group SPV, and applicable cess has been paid by these SPVs under the BOCW Acts.

23	Anti-Competitive Agreements

No Group SPV or the Sellers (in relation to the business of the Group SPVs) are a party to any Contract or concerted practice or have carried on or have been carrying on any practice:

(a)

which in whole or in part may contravene or may be invalidated by any anti-trust, fair trading, dumping, state aid, consumer protection or similar legislation in any jurisdiction where the Assets are situated or where the business is carried on;

(b)	in respect of which any filing, registration or notification may be required under the Competition Act, 2002.
24	Ethical Business Practices

Each Group SPV have complied with all Applicable Laws in relation to anti-bribery and corruption and anti-money laundering laws and regulations, and, in any event, and to the best of the Sellers’ knowledge there are no employees and service providers (including their personnel) who have offered, given or agreed to give any person whosoever (including but not limited to private individuals and Public Officials) (“Person”)), or solicit, accept or agree to accept from any Person, anything of value, either directly or indirectly, in connection with their employment/engagement with each Group SPVs in order to obtain, influence, induce or reward any improper or illegal advantage.

PART III- RG WARRANTIES

1	Incorporation and authority
1.1

AZI and each RG SPVs is a private limited company duly incorporated and validly existing under the Act and has full power, authority and legal right to conduct its business as conducted at the date of this Agreement.

1.2	AZI and each RG SPV has the legal capacity and corporate power and authority to: (a) enter into the Transaction Documents;
1.3	AZI has the legal capacity and corporate power and authority and perform their respective obligations and consummate the transactions contemplated by the Transaction Documents.
1.4

The relevant Transaction Documents have been duly executed by AZI and the RG SPVs, and constitutes legal, valid and binding obligations on it, enforceable in law against it, in accordance with their respective terms.

1.5

The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereunder does not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, increase or acceleration of any obligation or the loss of a benefit under, or give rise to any obligation to make any payment under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under any provision of:

(a)	the Constitutional Documents of AZI;
(b)

or conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under or entitle any counterparty to terminate, modify or otherwise cancel, any contract to which AZI is a party or by which their assets are bound;

(c)	Applicable Law (to the extent applicable to AZI);
(d)	any Approval (to the extent obtained by AZI);
(e)	any Order, judgment, injunction, award, decree, writ or any other restriction of any kind against, or binding upon AZI.
1.6

Except to the extent expressly set forth under this Agreement, the execution, delivery and performance by AZI and each RG SPV of this Agreement and the Transaction Documents does not require any Approval from any Governmental Authority.

1.7	There are no Actions or Orders pending against AZI which would adversely affect its ability to duly perform the Transaction Documents or the enforceability of the Transaction Documents.
2	Title to Balance RG Sale Shares
2.1

The Balance RG Sale Shares are duly authorized, fully paid-up equity shares validly issued in compliance with Applicable Law, the respective Constitutional Documents of the any of the RG SPVs and were not issued in contravention of any pre-emptive right or similar right.

2.2

AZI is the absolute legal and beneficial owner, free of all Encumbrances (except the Existing Encumbrances, the PPA Restrictions, and any Encumbrance created with the consent of the Purchaser), of the Balance RG Sale Shares set out in Schedule 4, and holds valid title (including the right to receive all distributions and dividends declared, paid or made in respect of the Balance RG Sale

Shares, except to the extent provided under clause 4.07 and 4.08 of the Indenture dated 24 September 2019 (forming part of the Bond Documents) and the specific restrictions on receiving dividends or distributions of cash as provided under terms of Existing Facility Agreements the PPA Restrictions, and any Encumbrance created with the consent of the Purchaser), with full right and authority to sell and deliver the same to the Purchaser under this Agreement, and upon sale and delivery of the Balance RG Sale Shares as contemplated in this Agreement, will convey to the Purchaser full legal (all rights, title and interests) and beneficial ownership to the Balance RG Sale Shares, free and clear of all Encumbrances (except to the extent provided in the Existing Facility Agreements the PPA Restrictions, and any Encumbrance created with the consent of the Purchaser).

2.3

All issuances and transfers of the Balance RG Sale Shares have been undertaken in accordance with Applicable Law and the Material Contracts. No Approval is required in connection with the valid and legal execution, delivery and performance by AZI of the Transaction Documents.

2.4

The Balance RG Sale Shares with respect to each RG SPV represent 51% of the economic ownership in the share capital of such RG1 SPV and 51.4% of the economic ownership in the share capital of each RG2 SPV on a Fully Diluted Basis. The voting rights attached to such Balance RG Sale Shares represent 51% in RG1 SPV and 51.4% in each RG2 SPV, of the voting rights in such RG SPVs.

2.5

All Approvals including from Governmental Authorities and any filings, required to be made to or with any Governmental Authorities with respect to issue and allotment of Balance RG Sale Shares to AZI have been properly obtained and/or made (in accordance with Applicable Law).

2.6

Except for the Existing Encumbrances the PPA Restrictions, and any Encumbrance created with the consent of the Purchaser, the Balance RG Sale Shares are freely transferable by Sellers in accordance with the terms and conditions of this Agreement. The Balance RG Sale Shares are not subject to any options, pre-emptive rights, lock-in, non-disposal obligations, rights of first refusal or other restrictions on transfers or Third Party rights, and there is no agreement, arrangement or obligation to create or grant an Encumbrance to any Person and no person has claimed to be entitled to a Encumbrance or other right in relation to any of such Balance RG Sale Shares, except as set out in the Existing Facility Agreements, Bond Documents, the PPA Restrictions, and any Encumbrance created with the consent of the Purchaser.

2.7

Except for this Agreement, the Bond Documents, and the Existing Encumbrances created pursuant to the Existing Facility Agreements, the PPA Restrictions, and any Encumbrance created with the consent of the Purchaser, there is no agreement, arrangement or obligation of any kind (and no authorization therefore has been given) obligating AZI or RG SPVs to Transfer or create any Encumbrance upon the Balance RG Sale Shares and no Claim has been made by any Person in writing to be entitled to any Encumbrance in respect of the Balance RG Sale Shares.

2.8	All Taxes (including stamp duty) has been duly paid in connection with the issue or transfer of the Balance RG Sale Shares.
2.9

As of the RG Closing Date (as applicable), there are no Litigations or Actions or disputed claims of Tax under the Income Tax Act, 1961 pending or threatened (in writing) against any Seller as contemplated under Section 281 of the IT Act which can adversely affect the transfer of the Balance RG Sale Shares, and/or render the transactions contemplated under the Transaction Documents in relation to the Balance RG Sale Shares as void under Section 281 of the IT Act.

2.10

AZI holds its investments as 'capital assets' as defined under the provisions of the IT Act. Further, the Balance RG Sale Shares held AZI are classified as an investment in the books of accounts of AZI.

2.11	The sale of Balance RG Sale Shares in the RG SPVs by AZI to the Purchaser is in compliance with the Bond Documents.

2.12	All the Balance RG Sale Shares of each of the RG SPVs are in dematerialized form.
2.13

Except the power of attorneys granted in relation to the Existing Share Pledges as provided under Schedule 31 and any powers of attorney granted to any Person pursuant to obtaining consent from the Purchaser, the Sellers have not executed any power of attorney or any letter of authority or proxies in respect of the Balance RG Sale Shares in favour of any Person.

2.14

Other than as provided under Schedule 11 and the Transaction Documents, there are no Contracts to: (i) repurchase, redeem or otherwise acquire any Equity Securities, or other equity or voting interest or voting trusts in, any of the RG SPVs; or (ii) vote or dispose of any Equity Securities of or other equity or voting interest in, any of the RG SPVs, (other than this Agreement).

2.15

The Balance RG Sale Shares, once Transferred to the Purchaser, will not be subject to any Encumbrances or other rights pursuant to any Contract other than the PPA Restrictions, and any Encumbrance created with the consent of the Purchaser. Other than the Transaction Documents, Existing Facility Agreements, and any Contracts executed with the consent of the Purchaser there are no agreements or understandings in respect of rights of any Person to acquire a shareholding in or beneficial rights to the share capital of each of the RG SPVs. There are no pending share application monies with each of the RG SPVs pursuant to which any Equity Shares are required to be issued by any of the RG SPVs.

3	NO CONFLICT

There are no Claims, investigations, judicial action, suit, Litigations, or governmental investigation pending, in progress or threatened (in writing) against AZI before any court, tribunal or Governmental Authority, which could invalidate the Transaction Documents or impair any AZI from fulfilling their respective obligations set out in the Transaction Documents in relation to the RG SPVs or render the transfer of the Balance RG Sale Shares to the Purchaser or the transactions contemplated under the Transaction Documents, void or voidable.

4	SOLVENCY
4.1.	No event or circumstance has occurred or is existing which would result in an Insolvency Event in relation to AZI.
4.2.	No event or circumstance has occurred or is existing which to the best of AZI’s knowledge would reasonably be expected to result in an Insolvency Event in relation to AZI.
4.3.	No event or circumstance has occurred or is existing pursuant to which the transactions contemplated under this Agreement may be deemed to be in the nature of fraudulent preference.
4.4.

No event or circumstance has occurred or is existing which to the best of AZI’s knowledge would reasonably be expected to occur pursuant to which the transactions contemplated under this Agreement may be deemed to be in the nature of fraudulent preference.

5.	NO BROKERS

No broker, finder or investment bank is entitled to any fee or commission payable by any of the Group SPVs in connection with the transactions contemplated by any of the Transaction Documents based on arrangements made by or on behalf of any of the Sellers or any of their Affiliates.

PART IV – PURCHASER WARRANTIES

The Purchaser hereby represents and warrants that:

1.

The Purchaser is a company duly incorporated and validly existing under the laws of India and validly existing under the Act, in each case and having full power, authority and legal right to conduct its business as conducted at the date of this Agreement.

2.

The Purchaser has the legal capacity and corporate power and authority to: (a) enter into the Transaction Documents; and (b) perform their respective obligations and consummate the transactions contemplated by the Transaction Documents.

3.

The relevant Transaction Documents have been duly executed by the Purchaser, and constitutes legal, valid and binding obligations on it and is enforceable in law against it, in accordance with their respective terms.

4.

The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereunder does not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, increase or acceleration of any obligation or the loss of a benefit under, or give rise to any obligation to make any payment under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under any provision of:

(a)	the Constitutional Documents of the Purchaser;
(b)

conflict with or result in any breach or violation of any of the terms and conditions of, or constitute) a default under or entitle any counterparty to terminate, modify or otherwise cancel, any Contract to which ethe Purchaser is a party or by which their assets are bound;

(c)	Applicable Law;
(d)	any Approval;

in each case in a manner which would render the transactions contemplated cancelled or made void, voidable or terminated.

SCHEDULE 8

REPAYMENT OF SELLER GROUP LOANS

1.	Actions to be completed by Purchaser
(a)

For Relevant Group SPVs (except the RG SPVs): On the Closing Date, the Purchaser shall pay an amount equal to the Purchaser Repayment Amount as shareholders’ loan via electronic transfer of such amounts to the Relevant Group SPVs’ bank accounts, details of which are set out in Schedule 18.

(b)

For RG SPVs: On the Closing Date, and immediately after the completion of the transfer of Sale Shares of RG SPVs, the Purchaser shall pay an amount equal to the Purchaser Repayment Amount as shareholders’ loan (on the terms that would qualify such shareholders’ loan to be a ‘Subordinated Shareholder Debt’ in terms of the Bond Documents) via electronic transfer to the relevant RG SPVs’ bank accounts, details of which are set out in Schedule 18.

2.	Actions to be completed by Group SPVs

Immediately upon receiving the Purchaser Repayment Amount, on the Closing Date, the Sellers (and to the extent required, the Purchaser) shall cause the Relevant Group SPVs to repay the Seller Group Loan in full via electronic transfer to the relevant members of the Seller Group from the funds infused by the Purchaser as the Purchaser Repayment Amount. For this purpose, if practicable, the Sellers shall give advance standing instructions to the concerned bank of the relevant Group SPVs to immediately transfer the amounts received by it as Purchaser Repayment Amount to the bank accounts of the concerned member of the Seller Group that has extended the Seller Group Loan, on the sighting of the Purchaser Repayment Amount paid by the Purchaser in their respective bank accounts.

3.	‘Subordinated Shareholder Debt’

It is clarified that the Purchaser and relevant RG SPVs shall have executed an inter-corporate loan agreement on the terms as set out in Schedule 19 which shall set out the terms of the shareholders’ loan extended by the Purchaser to the relevant RG SPVs.

SCHEDULE 9

LIMITATIONS ON LIABILITY

1.	Definitions

“Seller Received Amount” shall mean the aggregate amount of the Purchase Consideration (as reduced by the Holdback Amounts which are not received by the Sellers, and once received, shall be counted towards Seller Received Amount) and the Purchaser Repayment Amount, as reduced by the amounts that are actually paid by the Sellers to the Purchaser for implementing the unwinding of the Transaction, excluding any IRR paid with respect to the unwinding, in relation to any RG SPVs as contemplated under this Agreement.

2.	Limitations on Quantum
(a)

The Indemnifying Party shall not be liable for a Loss suffered or incurred by any Indemnified Parties, if it arises out of a single Indemnity Event, or occurrence of a series of connected Indemnity Events in aggregate, which is lesser than INR 2,00,000 (“De- Minimis Amount”). Provided that, for the purposes of the foregoing, individual claims arising from the same cause of action shall be aggregated and considered to form part of a single Loss.

(b)

The Indemnifying Party shall not be liable for any Indemnity Claims under an Indemnity Notice or Third Party Claim Notice unless the aggregate amount of all Losses which are (in each case) above the De-Minimis Amount, suffered or incurred by the Indemnified Parties, taken collectively in relation to all Group SPVs, or independently in relation to a Group SPV, exceeds an amount equal to INR 2,00,00,000 (the “Basket”). It is clarified that once the aggregate amount of such Losses suffered or incurred by the Indemnified Parties, exceeds the Basket, the indemnification obligations of the Indemnifying Party under this Agreement shall cover all amounts arising from such Losses, (and not just the excess over the Basket) which are above the De-Minimis Amount. Provided however that for any Indemnity Claim arising from Indemnity Events set out in Clause 11.1 (b), (c), (d), (e), (f), (g), (h) (i) and (j) no Basket shall be applicable, and the Indemnified Parties shall be entitled to make all Indemnity Claims arising from any Losses which are above the De-Minimis Amount.

(c)

The aggregate liability of the Indemnifying Party for any and all Loss suffered or incurred by the Indemnified Parties for Indemnity Events set out in Clause 11.1(a) shall, in no event exceed 30% of the Seller Received Amount.

(d)

The aggregate liability of the Indemnifying Party for any Loss suffered or incurred by the Indemnified Parties for an Indemnity Event set out in Clause 11.1(b), (c), (d), (e), (f), (g), (h), (i) and (j) shall be at actuals and shall not be subject to limitations as set out in in paragraphs 2 (b) and (c) of this Schedule 9, but shall at all times be subject to limit set out in paragraph 3 below.

(e)

The aggregate liability of the Indemnifying Party for any and all Loss suffered or incurred by the Indemnified Parties for an Indemnity Event set out in Clause 11.1(g) and (h) shall in no event, exceed 100% of the aggregate amount that are actually received against transfer of Equity Shares of the RG SPVs and repayment of Seller Group Loans extended to the RG SPVs, and in case the unwinding of the Transaction in relation to the RG SPVs is implemented, the above mentioned limit shall be increased by the amount of IRR that is being paid to the Purchaser pursuant to Clause 8.9(b). The Indemnity Event set out in Clause 11.1(h) and (i) shall not be subject to the limitations as set out in paragraphs 2 (a) to (c) of this Schedule 9.

3.

Notwithstanding anything stated in this Agreement, including in paragraph 2 above and in relation to Specific Indemnity Events, the total financial liability including any indemnity amount payable by the Indemnifying Parties to the Indemnified Parties in respect of any and all Indemnity Claims under this Agreement shall not exceed 100% of the Seller Received Amount (“Overall Limit”), provided that in case the unwinding of the Transaction in relation to the RG SPVs is implemented, the above mentioned limit shall be increased by the amount of IRR that is being paid to the Purchaser pursuant to Clause 8.9(b). It is clarified that the Indemnity Claims referred in Paragraphs 2(c), (d) and (e) above are mutually exclusive, however, they shall not increase the total financial liability of the Indemnifying Party beyond the Overall Limit mentioned above.

4.	Time Limits
(a)

The Indemnifying Party shall not have any liability with respect to any Indemnity Claim made by the Indemnified Parties relating to the matters set out in Clause 11.1(a), unless the Indemnity Notice in respect of such Indemnity Event is issued before the expiry of 36 (thirty six) months from the Closing Date.

(b)

The Indemnifying Party shall not have any liability with respect to any Indemnity Claim made by the Indemnified Parties relating to the matters set out in Clause 11.1(b), unless the Indemnity Notice in respect of such Indemnity Event is issued before the expiry of 10 (ten) years from the Closing Date.

(c)

The Indemnifying Party shall not have any liability with respect to any Indemnity Claim made by the Indemnified Parties relating to the matters set out in Clause 11.1(c), unless the Indemnity Notice in respect of such Indemnity Event is issued before the expiry of 7 (seven) years from the end of the financial year in which the Closing occurs.

(d)

The Indemnifying Party shall not have any liability with respect to any Indemnity Claim made by the Indemnified Parties relating to the matters set out in Clause 11(d), unless the Indemnity Notice in respect of such Indemnity Event is issued before the expiry of 4 (four) years from the Closing Date.

(e)

The Indemnifying Party shall not have any liability with respect to any Indemnity Claim made by the Indemnified Parties relating to the matters set out in Clause 11.1(e) and (f), unless the Indemnity Notice in respect of such Indemnity Event is issued before the expiry of (i) 2 (two) years from the Closing Date, where the Indemnity Event relate to covenant, undertaking or obligation of the Sellers or Group SPVs to be performed on or before the Closing Date and (ii) 2 (two) years from the respective RG Closing Date, where the Indemnity Event relate to covenant, undertaking or obligation of the Sellers, or Group SPVs to be performed after the Closing Date and on or before the respective RG Closing Date.

(f)

The Indemnifying Party shall not have any liability with respect to any Indemnity Claim made by the Indemnified Parties relating to the matters set out in Clause 11.1(g), (h) and (i), unless the Indemnity Notice in respect of such Indemnity Event is issued before the expiry of 1 (one) year from the RG Closing Date.

(g)

The Indemnifying Party shall not have any liability with respect to any Indemnity Claim made by the Indemnified Parties relating to the matters set out in Clause 11(j) unless the Indemnity Notice in respect of such Indemnity Event is issued before the timelines in respect of each such event as set out in Schedule 17 hereto.

(h)

It is further clarified that, as long as the Indemnified Parties have suffered or incurred a Loss pursuant to an Indemnity Event, and have issued the Indemnity Notice pursuant to such Loss, on or prior to the expiry of the relevant period under this paragraph 4, in the manner provided under this Agreement, the liability of the Indemnifying Party to indemnify and hold harmless the Indemnified Parties from all Losses suffered or incurred by the Indemnified Parties in relation to such Indemnity Claims shall not be extinguished solely because of expiry of the relevant period, if such Indemnity Claim is subject of a dispute raised against such Indemnity Claim by the Indemnifying Party and the dispute resolution process with respect to such disputed Indemnity Claim under is pending at the time of expiry of such period.

5.	Subsequent Recovery

If any Indemnifying Party pays an amount to the Indemnified Parties in discharge of an Indemnity Claim, and the Indemnified Parties subsequently actually recovers (by way of cash or any other means) from a third party (including insurers), any amount to compensate for the Loss that gave rise to such Indemnity Claim (or any portion thereof), then:

(a)

if the aggregate amount of Loss suffered or incurred by the Indemnified Parties has been fully compensated for by the Indemnifying Party, the Indemnified Parties shall pay to the Indemnifying Party the lower of (A) the Sum Recovered; and (B) amounts paid by the Indemnifying Party to the Indemnified Parties in relation to such claim; or

(b)

if the amounts paid by the Indemnifying Party are less than the Losses actually suffered or incurred by the Indemnified Parties, and the aggregate of the amounts paid by the Indemnifying Party and the Sum Recovered exceeds the Losses suffered by the Indemnified Parties, the Indemnified Parties shall pay to the Indemnifying Party the lower of (A) the amount of such excess; and (B) amounts paid by the Indemnifying Party to the Indemnified Parties in relation to such claim.

(c)

For the purposes of the foregoing, “Sum Recovered”, in relation to the Loss that gave rise to Indemnity Event, means an amount equal to the total of the amount(s) recovered from the third party less all costs incurred by the Indemnified Parties in recovering such amount(s) from the third party (including any additional amounts of insurance premium payable, in the Financial Year immediately succeeding the Financial Year in which the claim was made under the insurance policy, as a result of such recovery, provided that such additional amounts of insurance premium are not attributable to any additional coverage or benefit obtained in such insurance policy).

(d)

It is hereby clarified that to the extent the payment of any portion of the Sum Recovered is tax deductible in the hands of the Indemnified Parties and where Taxes are required to be withheld on such payments by the Indemnified Parties, such portion of the Sum Recovered that is Tax deductible (if any), shall be grossed up to the extent of the Taxes withheld, at the time of payment of the Sum Recovered by the Indemnified Parties to the Indemnifying Party

6.	Acts of Indemnified Party

The Indemnified Party shall not be entitled to bring any claim in respect of any act or omission whatsoever carried out at the written request or with the written approval of the Indemnified Party or its authorised agent or representative or which are expressly authorised by this Agreement, provided that relevant information and adequate details in respect of such matters for which approval was sought from the Indemnified Parties, including any such information as was reasonably requested by the Indemnified Parties, was provided to such Indemnified Parties at the time of seeking such approval.

Provided that the foregoing shall not be applicable to any Specific Indemnity Items.

7.	No double recovery

The Indemnified Parties shall not be entitled to make a claim or recover indemnity or obtain payment, reimbursement or restitution more than once in respect of the same Loss.

It is clarified that the Indemnifying Party shall not be liable for any Loss to the extent that such Loss has been fully compensated as part of Holdback Amount.

8.	Contingent Liability

The Indemnifying Party shall not be under an obligation to make payments to the Indemnified Parties to the extent an Indemnity Claim under an Indemnity Notice or Third Party Claim Notice is made with respect to a contingent liability, until such liability has crystallized or is capable of being quantified. Provided that the Indemnifying Party’s liability to indemnify and hold harmless the Indemnified Parties to the extent of the crystallised portion of such Indemnity Claim under an Indemnity Notice or Third Party Claim Notice shall not be limited in any way by this paragraph 8 of Schedule 9. Provided further that if an Indemnity Claim is made with respect to a contingent liability on or before the expiration of the relevant time limit specified in paragraph 3 above, the Indemnified Party’s right with respect to such Indemnity Claim shall not lapse on account of such contingent liability crystallizing or becoming quantifiable after the expiration of such time limit. Provided further that where in respect of any Indemnity Events, the Indemnified Parties are required to make any deposit with any Person or Government Authority prior to any liability being crystallised or quantified, the Indemnifying Parties shall be responsible for all such amounts to be deposited, subject to this Schedule 9.

9.	Modification in Law

No liability shall arise in respect of any breach of any of this Agreement to the extent that liability for such breach occurs as a direct result of:

(a)	any legislation or Applicable Law not in force on or prior to the Closing Date; or
(b)

any change after the Closing Date of any Applicable Law or any change in the generally accepted interpretation of any Applicable Law by any Government Authorities having the force and effect of Applicable Law.

SCHEDULE 10

CLAIM CONDUCT AUTHORISATION AND PASS THROUGH PROCESS

1.	Pass Through Amounts
(a)	The Seller has represented that,
(i)	the Group SPVs have a right to receive certain amounts towards GST refunds from the Tax Authorities of approximately INR 33,00,90,000 plus any interest thereon (“GST Refund Amounts”); and
(ii)	AZ Forty Four has the right to receive certain amounts towards subsidies from Government Authorities of approximately INR 15,41,00,000 ("AZ Forty Four Subsidy Amount”).

The GST Refund Amount and the AZ Forty Four Subsidy Amount are together referred to as the “Pass Through Amounts”.

(b)

It is hereby agreed that the amounts actually recovered by each Group SPV towards the Pass Through Amounts from the concerned Government Authorities after the Valuation Date shall be to the account of the Sellers as and when the Pass Through Amounts is received from the relevant Government Authority, it shall be passed on to Sellers in accordance with this Schedule 10. Provided however that in the event of any of the respective Group SPVs becoming liable for any Taxes on account of the receipt of such Pass Through Amounts, it is agreed that such amounts shall be to the account of the Sellers and shall be deducted from the Pass Through Amounts.

(c)

On and from the Closing Date, the Sellers shall be authorised to represent the relevant Group SPVs in reference to all filings and all legal proceedings to be undertaken to recover the Pass Through Amounts from the relevant Governmental Authority (including without limitation judicial, arbitration and/ or administrative proceedings) (“Pass Through Processes”). Provided that the Sellers shall not, without the prior written consent of the Purchaser, (i) admit to any liability or enter into any agreement, undertaking, settlement or compromise with any third party on behalf of the Group SPVs in relation to the Pass Through Processes; or (ii) acknowledge or admit to any guilt, fault, misconduct, negligence or breach of any Applicable Law by the Purchaser or any of the Group SPVs. The Sellers shall keep the Purchaser informed of all actions taken by it in reference to all filings and all legal proceedings, including providing copies of all filings, submissions and other documents, writings or instruments, simultaneously with the same being made. In the event of the Purchaser, acting reasonably, requiring any modification to any such filings, submissions and other documents, the Seller shall consider such modifications as required. For the avoidance of doubt, it is clarified that such suggestion by the Sellers shall not, in any manner prejudice the right of the Purchaser to be indemnified in relation to any Losses caused by any Third Party Claim under this Agreement.

(d)

The Parties agree to execute, acknowledge and deliver such further documents and all such other incidental acts as may be reasonably necessary to carry out the purpose and intent of this Schedule, at the cost and risk of the Sellers. Provided that the Purchaser, and the Group SPVs shall not be required to undertake any liability or obligations.

(e)

The Parties agree that all costs and expenses in relation to the Pass Through Processes, including any filing fees, tribunal’s fees, attorneys’ fees, hearing and other expenses, court fees, stamp duties etc., incurred or to be incurred in connection with the conduct of the Pass Through Processes, shall solely be borne by the Sellers, and if required to be paid by the Group SPVs at

Sellers’ request, shall be paid in advance by the Sellers to the Group SPVs to meet such expenditure.
(f)	It is agreed that the Group SPVs and their employees shall provide reasonable assistance to the Sellers, as requested by them, in the recovery of the AZ Forty Four Subsidy Amount.
2.	Claim Management Process

On and from the Closing Date, the Sellers shall be entitled to control, pursue, and/or deal with the Pass Through Processes, and, any counter-claims raised by the Government Authorities in relation to the Pass Through Processes on behalf of the relevant Group SPV, so long as such counter claims relate solely to the GST Refund Amounts in accordance with the following:

(a)	Authorization
(i)

On the Closing Date, each relevant Group SPV shall issue a power of attorney in favour of the Sellers (“Authorization”) in an Agreed Form, specifically and exclusively authorising the Sellers and their identified representatives to institute, defend, handle, control, pursue and/or deal with the Pass Through Processes on behalf of the relevant Group SPV (“Seller Representatives”), at the discretion and cost of the Sellers, subject to terms of this Agreement.

(ii)

The aforesaid Authorization shall inter alia include the authorization to file all necessary claims and filings in order to obtain the Pass Through Amounts, control the Pass Through Processes, to appoint legal counsel and advisors on behalf of the Group SPV with respect to the Pass Through Processes (including for any appeals), to instruct and brief the legal counsel and advisors, to initiate any arbitration proceedings against Government Authorities on behalf of the Group SPV in respect of the relevant Pass Through Amounts, and to sign all pleadings and other related documents in this regard, and such authority shall be exercised by the Seller Representatives subject to and in accordance with the terms of this Agreement. Provided however that the Sellers shall not be entitled to undertake any liability, obligation or undertaking on behalf of the Purchaser or the Group SPVs.

(iii)

The Sellers shall keep the Purchaser informed of all actions taken by it in reference to all filings and all legal proceedings, including providing copies of all filings, submissions and other documents, writings or instruments, simultaneously with the same being made. In the event of the Purchaser, acting reasonably, requiring any modification to any such filings, submissions and other documents, the Seller shall consider such modifications as suggested.

(b)	Undertakings

The Sellers hereby agree and undertake that:

(a)	they shall be entitled to pursue only the Pass Through Processes on behalf of the Group SPVs;
(b)	they shall ensure that the Seller Representatives comply with all provisions and obligations as are applicable to the Sellers under this Agreement;
(c)	the Seller Representatives shall act in compliance with Applicable Laws; and

(d)

they shall provide all information and documents in relation to the Pass Through Processes which are in the knowledge or possession of itself or the Seller Representatives, as and when reasonably requested by a Group SPV.

(c)	Settlement

The Seller Representatives shall not (i) make any admissions of breach of Applicable Laws on the part of a Group SPV, or (ii) undertake, settle or compromise any dispute which involves any commitment or obligation on part of a Group SPV that imposes liability of the Group SPV.

(d)	Appeals

In the event the outcome of any Pass Through Processes is not favourable in the sole opinion of the Sellers and the Sellers propose to appeal the same or where the relevant Governmental Authority has appealed against the outcome of any Pass Through Processes, each relevant Group SPV shall provide necessary support (solely at the cost of the Sellers) with respect to such appeal, including, pertaining to appointment of counsel and advisors as nominated by the Sellers issuing vakalatnamas, signing documents and providing documentary evidence as may be available with the Group SPV. All costs and expenses for filing and pursuing an appeal shall be borne by the Sellers. In the event that any payment is to be made by any Group SPV, the same shall be paid in advance by the Sellers to such Group SPVs to meet such expenditure.

3.	Payment Amount

All amounts received by a Group SPV with respect to the Pass Through Amounts pursuant to this Schedule shall be promptly paid by the Group SPV to the Sellers, subject to the following deductions:

(a)	Any costs and expenses incurred by the Group SPV in recovering such amounts from the relevant Government Authority which have not been reimbursed by the Sellers; and
(b)	Any applicable Taxes actually paid or payable by the Group SPV on such amounts recovered, as certified by the Auditor.

Provided however that in the event of any of the respective Group SPVs becoming liable for any Taxes on account of the receipt of such Pass Through Amounts, it is agreed that such amounts shall be to the account of the Sellers, and such amounts shall be deducted from the Pass Through Amounts by the respective Group SPV.

4.	Procedure for Payment
(a)

As and when a Group SPV is in receipt of any amounts towards Pass Through Amounts, the Group SPV shall within 5 (five) Business Day of such receipt inform the Sellers of the same through a written notice.

(b)

The Group SPV shall within 5 (five) Business Days of receiving such amounts transfer the same to the Sellers in the form of contractual payments, which the Parties agree belong to the Sellers and have not been taken into account while determining the Purchase Consideration.

SCHEDULE 11

PART A: DETAILS OF EXISTING FACILITIES AND ENCUMBERANCES

S. No.	Group SPV	ExistingFacility Agreements	Existing Encumbrances
1.	AZR Genco

•   CommonTerms Agreement dated 3 July 2018 executed betweenIFC, Proparco, OeEB and AZR Genco, as amendedby subsequent amendment agreementsdated3

January 2019 and 6

November2019

between the same parties, as well as the CommonTerms Schedule attached to the Genco DTD (where the context so requires) (GencoLenders CTA);

•   Loan Agreement dated

3 July 2018 between IFC and AZR Genco;

•   Loan Agreement dated

3 July 2018 between Proparco and AZR Genco (as amended by theamendment agreement dated 6

November 2019);

•   Loan Agreement dated

3 July 2018 between OeEB and AZR Genco (as amended by the amendment agreement dated 6 November 2019); and

•   Debenture Trust Deed dated 3 July 2018

(a)  a first ranking pari passu mortgage and/or charge, over: (i) all immovable properties of AZR Genco, both present and future; (ii) all movable properties of AZR Genco, including movable plant and machinery, machinery spares, tools and accessories, furniture, fixtures, vehicles and all other movable properties of AZR Genco; (iii) all cash flows, receivables, book debts and revenues of any nature of AZR Genco in relation to the projects, including any insurance proceeds, of whatsoever nature and wherever arising, both present and future; (iv) all intangible assets of AZR Genco in relation to the projects, including but not limited to, goodwill and uncalled capital, both present and future; and (v) the accounts established under the escrow arrangement to which it is a party, other than as set out in the security documents;

(b)  a first ranking mortgage and/or charge, pari passu between the AZR Senior Lenders and Catalyst Trusteeship Limited, over the relevant accounts established under the escrow arrangement established for the facilities;

(c)  a first ranking charge or assignment, pari passu between the AZR Senior Lenders and Catalyst Trusteeship Limited over: (A) all the rights, title, interest, benefits, claims and demands of AZR Genco in: (i) the project documents, duly acknowledged and consented to by the relevant counter parties, as required by the lenders of the loan/hedging facilities provided by OeEB, IFC and Proparco as per the Genco Lenders CTA and Genco DTD; (ii) subject to applicable law, all authorizations; and (iii) any letter of credit (including any letter(s) of credit under the PPAs), guarantee, performance bond, corporate guarantee, bank guarantee provided by any party to the project documents, all pertaining to the projects; and (B) any subordinated loans received from the specified lenders under the project funds agreement dated 13

S. No.	Group SPV	ExistingFacility Agreements	Existing Encumbrances
executed between Catalyst Trusteeship Limited andAZR Genco, as amended by subsequent amendment agreements dated 13 December 2018 and 6 November2019 betweenthesame parties (Genco DTD).

December 2018 between AZI, AZR, AZR Genco and Catalyst Trusteeship Limited or otherwise;

(d)  a first ranking pledge, pari passu between the AZR Senior Lenders and Catalyst Trusteeship Limited:

(i)   until the financial completion of the final project within the scope of the Genco Lenders CTA, over 100% of the issued and paid up share capital of AZR Genco i.e. 1,074,496 equity shares; and

(ii)   from such date, until repayment of loan/ hedging facilities provided by OeEB, IFC and Proparco as per the Genco Lenders CTA and Genco DTD: (A) if 49% of the share capital has been sold to a financial investor, then over 51% of the issued and paid up share capital of AZR Genco; and (B) in any other case, over 100% of the issued and paid up share capital of AZR Genco i.e. 1,074,496 equity shares;

(e)  A guarantee from AZI under the Amended and Restated Deed of Guarantee dated 21 January 2020 with Catalyst Trusteeship Limited; and

(f)  A guarantee from AZR One, AZR Two, AZR Four, AZR Five, AZR Six and AZR Eight under the Amended and Restated Deed of Guarantee dated 6 January 2020 with Catalyst Trusteeship Limited.

2.	AZR One

•   CommonTerms Agreement dated 25 June 2018 executed betweenIFC, Proparco, OeEB and AZR One, as amended by the amendment agreements dated 13 December 2018 and 6 November2019 between the same parties, as well as the CommonTerms Schedule attached to the AZR1 DTD (where

(a)  a first ranking mortgage and/or charge, pari passu between the AZR Senior Lenders and Catalyst Trusteeship Limited, over: (i) all immovable properties of AZR One, both present and future;

(ii) all movable properties of AZR One, including movable plant and machinery, machinery spares, tools and accessories, furniture, fixtures, vehicles and all other movable properties of AZR One; (iii) all cash flows, receivables, book debts and revenues of any nature of AZR One in relation to the projects, including any insurance proceeds, of whatsoever nature and wherever arising, both present and future; (iv) all intangible assets of AZR One in relation to the projects, including but not limited to, goodwill and uncalled capital, both

S. No.	Group SPV	ExistingFacility Agreements	Existing Encumbrances

the context so requires) (AZR1Lenders CTA);

•   Loan Agreement dated 25 June 2018 executed between IFC and AZR One;

•   Loan Agreement dated 25 June 2018 executed between Proparco and AZR One, as amended by the subsequent amendment agreement dated 6 November 2019 between the same parties;

•   Loan Agreement dated 25 June 2018 executed between OeEB and AZR One, as amended by the amendment agreement dated 6 November2019 between the same parties; and

•   Debenture Trust Deed dated 25 June 2018

executed

   between Catalyst

   Trusteeship Limited and AZR One, as amended by the subsequent amendment deed dated

6   November2019

betweenthesame parties (AZR1 DTD).

present and future; and (v) the relevant escrow accounts established under the escrow arrangement;

(b)  a first ranking mortgage and/or charge pari passu between the AZR Senior Lenders and Catalyst Trusteeship Limited over the relevant accounts established under the escrow arrangement, as provided in the Amended and Restated Trust and Retention Account Agreement dated 10 February 2020 between AZR One, Catalyst Trusteeship Limited, IndusInd Bank Limited and the AZR Senior Lenders;

(c)  a first ranking charge or assignment, pari passu between the AZR Senior Lenders and Catalyst Trusteeship Limited over: (A) all the rights, title, interest, benefits, claims and demands of AZR One in: (i) the project documents, duly acknowledged and consented to by the relevant counter parties, as required by the lenders of the loan/ hedging facilities provided by OeEB, IFC and Proparco as per the AZR1 Lenders CTA and the AZR1 DTD;

(ii) subject to applicable law, all authorizations in connection with the projects; and (iii) any letter of credit (including any letters of credit under the PPAs), guarantee, performance bond, corporate guarantee, bank guarantee provided by any party to the project documents, all pertaining to the projects; and (B) any subordinated loans received from the specified lenders under the project funds agreement dated 13 December 2018 between AZI, AZR One, AZR Genco and Catalyst Trusteeship Limited or otherwise.

(d)  a first ranking pledge, pari passu between the AZR Senior Lenders, over

(i)   until the final project achieves financial completion, all equity shares and CCPS of AZR One representing 100% of the issued and paid up share capital of AZR One (other than one equity share held by the nominee of AZR Genco) i.e. 1,595,971 equity shares; and

S. No.	Group SPV	ExistingFacility Agreements	Existing Encumbrances

(ii) from such date until repayment of the loan/ hedging facilities provided by OeEB, IFC and Proparco as per the AZR1 Lenders CTA and AZR1 DTD: (A) in the event that 49% of the share capital has been sold to a financial investor who is a permitted transferee and has been approved by the AZR Senior Lenders, such number of equity shares and CCPS of AZR One representing 51% of the issued and paid up share capital of AZR One; or (B) in any other case, all equity shares and CCPS of AZR One representing 100% of the issued and paid up share capital of AZR One i.e. 1,595,971 equity shares;

(e)  A guarantee from AZI under the Amended and Restated Deed of Guarantee dated 21 January 2020 with Catalyst Trusteeship Limited; and

(f)  A guarantee from AZR Genco, AZR Two, AZR Four, AZR Five, AZR Six and AZR Eight under the Amended and Restated Deed of Guarantee dated 6 January 2020 with Catalyst Trusteeship Limited.

3.	AZR Four

•   CommonTerms Agreement dated 18 December2020

executed between IFC, Proparco, OeEB and AZR Four, as well as the common terms schedule attached to the AZR4 DTD (where the context so required);

•   Loan Agreement dated

18   December   2020

between Proparco and AZR Four;

•   Loan Agreement dated

18December2020

betweenOeEBand

No security documents have been executed in relation to these facilities as no drawdowns have been made by AZR Four. The contemplated security package in relation to AZR Four is similar to that of the other entities listed above.

S. No.	Group SPV	ExistingFacility Agreements	Existing Encumbrances
AZR Four; and • Debenture Trust Deed dated 18 December 2020executed betweenCatalyst Trusteeship Limited and AZR Four (AZR4 DTD).
4.	AZR Five

•   CommonTerms Agreement dated 6 November2019

executed between IFC, Proparco, OeEB and AZR Five, as well as the Common Terms Schedule attached to the AZR5 DTD (where the context so requires) (AZR5Lenders CTA);

•   Loan Agreement dated

6   November     2019

executed between Proparco and AZR Five;

•   Loan Agreement dated

6   November     2019

executed between OeEB and AZR Five; and

•   Debenture Trust Deed dated 6 November 2019executed

betweenCatalyst Trusteeship Limited and AZR Five (AZR5 DTD).

(a)  a first ranking mortgage and/or charge, pari passu between the AZR Senior Lenders and Catalyst Trusteeship Limited, over: (i) all immovable properties of AZR Five, both present and future;

(ii) all movable properties of AZR Five, including movable plant and machinery, machinery spares, tools and accessories, furniture, fixtures, vehicles and all other movable properties of AZR Five; (iii) all cash flows, receivables, book debts and revenues of any nature of AZR Five in relation to the projects, including any insurance proceeds, of whatsoever nature and wherever arising, both present and future; (iv) all intangible assets of AZR Five in relation to the projects, including but not limited to, goodwill and uncalled capital, both present and future; and (v) the relevant escrow accounts established under the escrow arrangement;

(b)  a first ranking mortgage and/or charge pari passu between the AZR Senior Lenders and Catalyst Trusteeship Limited over the relevant accounts established under the escrow arrangement, as provided in the Trust and Retention Account Agreement dated 6 February 2020 between the AZR Senior Lenders, AZR Five and Catalyst Trusteeship Limited;

(c)  a first ranking charge or assignment, pari passu between the AZR Senior Lenders and Catalyst Trusteeship Limited over: (A) all the rights, title, interest, benefits, claims and demands of AZR Five in: (i) the project documents, duly acknowledged and consented to by the relevant counter parties, as required by the lenders of the loan/ hedging

S. No.	Group SPV	ExistingFacility Agreements	Existing Encumbrances

facilities provided by OeEB, IFC and Proparco as per the AZR5 Lenders CTA and holders of the AZR5 DTD; (ii) subject to applicable law, all authorizations in connection with the projects; and

(iii) any letter of credit (including any letters of credit under the PPAs), guarantee, performance bond, corporate guarantee, bank guarantee provided by any party to the project documents, all pertaining to the projects; and (B) any subordinated loans received from the specified lenders under the Project Funds Agreement dated 31 December 2019 between AZI, AZR Five, AZR Genco and Catalyst Trusteeship Limited or otherwise.

(d)  a first ranking pledge, pari passu between the AZR Senior Lenders, IndusInd Bank Limited and Catalyst Trusteeship Limited, over:

(i)  until the final project achieves financial completion, all equity shares CCPS of AZR Five 100% of the issued and paid up share capital of AZR Five (other than one equity share held by the nominee of AZR Genco)

i.e. 2,534,813 equity shares; and

(ii)  from such date until repayment of the loan/ hedging facilities provided by OeEB, IFC and Proparco as per the AZR5 Lenders CTA and AZR5 DTD: (A) in the event that 49% of the share capital has been sold to a financial investor who is a permitted transferee and has been approved by the AZR Senior Lenders, such number of equity shares and CCPS of AZR Five representing 51% of the issued and paid up share capital of AZR Five; or (B) in any other case, all equity shares and CCPS of AZR Five representing 100% of the issued and paid up share capital of AZR Five i.e. 2,534,813 equity shares;

(e)  a guarantee from AZI under the Deed of Guarantee dated 31 December 2019 with Catalyst Trusteeship Limited; and

S. No.	Group SPV	ExistingFacility Agreements	Existing Encumbrances
(f) a guarantee from AZR Genco, AZR One, AZR Two, AZR Four, AZR Six and AZR Eight under the Deed of Guarantee dated 31 December 2019 with Catalyst Trusteeship Limited.
5.	AZR Eight

•   CommonTerms Agreement dated 6 November2019

executed between IFC, Proparco, OeEB and AZR Eight, as well as the Common Terms Schedule attached to the AZR8 DTD (where the context so requires) (AZR8Lenders CTA);

(a)  a first ranking mortgage and/or charge, pari passu between the AZR Senior Lenders and Catalyst Trusteeship Limited, over: (i) all immovable properties of AZR Eight, both present and future;

(ii)all movable properties of AZR Eight, including movable plant and machinery, machinery spares, tools and accessories, furniture, fixtures, vehicles and all other movable properties of AZR Eight;

(iii)all cash flows, receivables, book debts and revenues of any nature of AZR Eight in relation to the projects, including any insurance proceeds, of whatsoever nature and wherever arising, both present and future; (iv) all intangible assets of AZR Eight in relation to the projects, including but not limited to, goodwill and uncalled capital, both present and future; and (v) the relevant escrow accounts established under the escrow arrangement;

(b)  a first ranking charge or assignment, pari passu between the AZR Senior Lenders and Catalyst Trusteeship Limited over: (A) all the rights, title, interest, benefits, claims and demands of AZR Eight in: (i) the project documents, duly acknowledged and consented to by the relevant counter parties, as required by the lenders of the loan/ hedging facilities provided by OeEB, IFC and Proparco as per the AZR8 Lenders CTA and holders of the AZR8 DTD; (ii) subject to applicable law, all authorizations in connection with the projects; and (iii) any letter of credit (including any letters of credit under the PPAs), guarantee, performance bond, corporate guarantee, bank guarantee provided by any party to the project documents, all pertaining to the projects; and (B) any subordinated loans received from the specified lenders under the Project Funds Agreement dated

• Loan Agreement dated 6 November 2019 executed between Proparco and AZR Eight;
• Loan Agreement dated 6 November 2019 executed between OeEB and AZR Eight; and
• Debenture Trust Deed dated 6 November 2019executed betweenCatalyst Trusteeship Limited and AZR Eight (AZR8 DTD).

S. No.	Group SPV	ExistingFacility Agreements	Existing Encumbrances

19 January 2021 between AZI, AZR Eight, AZR Genco and Catalyst Trusteeship Limited or otherwise.

(c)  a first ranking pledge, pari passu between the AZR Senior Lenders, IndusInd Bank Limited and Catalyst Trusteeship Limited, over:

(i)  until the final project achieves financial completion, all equity shares CCPS of AZR Eight 100% of the issued and paid up share capital of AZR Eight (other than one equity share held by the nominee of AZR Genco) i.e. 75,577 equity shares; and

(ii)  from such date until repayment of the loan/ hedging facilities provided by OeEB, IFC and Proparco as per the AZR8 Lenders CTA and AZR8 DTD: (A) in the event that 49% of the share capital has been sold to a financial investor who is a permitted transferee and has been approved by the AZR Senior Lenders, such number of equity shares and CCPS of AZR Eight representing 51% of the issued and paid up share capital of AZR Eight; or (B) in any other case, all equity shares and CCPS of AZR Eight representing 100% of the issued and paid up share capital of AZR Eight i.e. 75,577 equity shares;

(d)  a guarantee from AZI under the Deed of Guarantee dated 19 January 2021 with Catalyst Trusteeship Limited; and

(e)  a guarantee from AZR Genco, AZR One, AZR Two, AZR Four, AZR Five and AZR Six under the Deed of Guarantee dated 19 January 2021 with Catalyst Trusteeship Limited.

6.	AZ Sunlight	Loan Agreement dated 25 May 2016 (as amended and restated vide an amendment dated 8 July 2016) executed between AZ Sunlight and OPIC

(a)  An unconditional and irrevocable guarantee from AZI under Deed of Guarantee dated 31 August 2016 for securing the due repayment of the secured obligations of AZ Sunlight under the Loan Agreement and other related documents;

(b)  A parent company undertaking from AZI for providing additional financial support in the event

S. No.	Group SPV	ExistingFacility Agreements	Existing Encumbrances

of any shortfall of funds for design, construction and maintenance of the Oberoi Project having a capacity of 1.26 MW and operated by AZ Sunlight (Oberoi Project);

(c)  Pledge by AZI of 100% of its equity shareholding in AZ Sunlight i.e. 19,732 equity shares; and

(d)  Creation of charge by way of hypothecation upon:

(i)  All of AZ Sunlight's tangible and intangible moveable assets (both present and future) in respect of the Oberoi's Project, and in particular including, without limitation, all moveable plant and machinery (whether attached or otherwise), solar modules, inverters, photovoltaic panels, computer software, wiring, electronics spares, machinery spares, tools, meters, motor vehicles, accessories and all other equipment;

(ii)  All rights, title, interest, benefit, claims and demands whatsoever of AZ Sunlight, in, to, under or in respect of the relevant agreements, including, without limitation, PPAs, Shareholders Agreement dated 22 July 2015, supply agreement, services agreement, O&M agreement (including any contractor guaranties, warranties, liquidated damages, performance bonds and letters of credit that may be provided by any counterparty to the aforementioned agreements and documents, but excluding the shareholders agreement) and all consents in respect of the Oberoi Project;

(iii)  All rights, title, interest, benefit, claims and demands whatsoever of AZ Sunlight in, to, under or in respect of the insurance contracts in relation to the Oberoi Project, both present and future, and all rights, claims and benefits to all monies receivable thereunder;

(iv)  All rights, title, interest, benefit, claims and demands whatsoever of AZ Sunlight in, to, under and in respect of its accounts and all operating cash flows and receivables from the

S. No.	Group SPV	ExistingFacility Agreements	Existing Encumbrances

Oberoi Project and all other bank accounts and the monies, assets and securities lying to the credit of or liable to be credited to such accounts; and

(v)  All current assets of AZ Sunlight as well as the proceeds thereon on realization and all rights, title, interest, benefits, claims and demands whatsoever of AZ Sunlight in, to or in relation to the current assets including AZ Sunlight's uncalled capital.

7.	AZ Sun	Loan Agreement dated 24 May 2013, executed between IFC and AZ Sun

(a)  An unconditional and irrevocable corporate guarantee from AZI for securing the due repayment of the secured obligations of AZ Sun under the relevant financing documents, including, without limitation, the loan agreement, projects funds and share retention agreement, trust and retention account agreement, share retention agreement, deed of guarantee, and security and project related documents;

(b)  Creation of charge by way of hypothecation upon:

(i)  all rights, title, interest and benefit in all and singular, the AZ Sun’s movable plant and machinery in relation to the Gujarat Project having a capacity of 2.5 MW and operated by AZ Sun (Gujarat Project), as also all tangible moveable and intangible moveable assets (both present and future) in relation to the Gujarat Project and in particular including, without limitation, all moveable plant and machinery (whether attached or otherwise), machinery spares, tools, accessories, furniture, fixtures, vehicles and all other movables;

(ii)  all rights, title, interest, benefit, claims and demands whatsoever of AZ Sun, in, to, under and/or in respect of the documents related to the Gujarat Project, including, without limitation, the relevant PPAs, management service agreement, EPC and O&M contracts, land use agreement, insurance policies, etc (including any contractor guarantees, liquidated damages, performance bonds and

S. No.	Group SPV	ExistingFacility Agreements	Existing Encumbrances

letters of credit that may be provided by any counter party under the aforesaid agreements and documents) (AZ Sun Project Documents), and the authorizations and concessions, permits, letter, letter(s) of credit, default escrow arrangements, performance bonds, corporate guarantee, bank guarantee provided by any party under the AZ Sun Project Documents;

(iii)  all the rights, title, interest, benefit, claims and demands whatsoever of AZ Sun in, to, under and/or in respect of all insurance contracts obtained in relation to the Gujarat Project (along with endorsement by a loss payee clause in favour of IFC in a manner acceptable under Applicable Law and acceptable to IFC) and all rights, claims and benefits to all monies receivable thereunder and all other claims thereunder which description shall include all properties of the above description whether presently in existence or acquired hereafter in relation to the Gujarat Project;

(iv)  all rights, title, interest, benefit, claims and demands whatsoever of AZ Sun’s bank accounts, in relation to the Gujarat Project, including without limitation the trust and retention account opened in accordance with the relevant Trust and Retention Account Agreement and all the sub accounts thereunder but excluding the minimum cash balance account, and of the accounts to be created by AZ Sun under any AZ Sun Project Documents or contract in relation to the Gujarat Project;

(v)  all amounts owing to, and received by AZ Sun and all rights, title, interest, benefits, claims and demands whatsoever of AZ Sun in, to or in respect of all amounts owing to, and received by, AZ Sun in relation to the Gujarat Project, receivables, book debts and revenues of AZ Sun, whatsoever and wheresoever arising, both present   and   future   including   AZ   Sun’s

uncalled   capital,   which   description   shall

S. No.	Group SPV	ExistingFacility Agreements	Existing Encumbrances

include all properties of the above description whether presently in existence or acquired hereafter in relation to the Gujarat Project;

(vi)  all the current assets of AZ Sun in relation to the Gujarat Project other than the aforementioned hypothecated property, both present and future, realizable within one year, including without limitation AZ Sun’s receivables, cash in hand, investments classified as “held for trading”, raw materials, consumable stores and spares and other current assets including trade and other receivables and receivables by way of cash assistance and/or cash incentives or any claims by way of refund of customs/excise duties, book debts and stock in trade.

8.	RG1 SPV

Debenture Trust Deed dated 27 August 2017, executed between the RG1 SPV and Axis Trustee Services Limited (replaced by Catalyst Trusteeship Limitedvide

Memorandum Recording Change of Trusteeship dated 16 August 2018)

(a)  Pledge by AZI of 51% of its equity shareholding in the RG1 SPV i.e. approximately 62,676 equity shares; and

(b)  An unconditional and irrevocable corporate guarantee under Deed of Guarantee dated 21 August 2017 from Azure Power Mars Private Limited, Azure Urja Private Limited, Azure Power Pluto Private Limited, Azure Power (Punjab) Energy Private Limited, Azure Surya Private Limited, Azure Power Eris Private Limited, Azure Sunshine Private Limited, Azure Green Tech Private Limited, Azure Clean Energy Private Limited, Azure Sunrise Private Limited, Azure Power (Karnataka) Private Limited, Azure Power (Haryana) Private Limited, Azure Power (Raj.) Private Limited, Azure Photovoltaic Private Limited, Azure Power Thirty Seven Private Limited, Azure Power Infrastructure Private Limited for securing the due repayment of the secured obligations of the RG1 SPV under the RG1 SPV Transaction Documents;

(c)  Creation of charge by way of hypothecation upon:

(i)By way of a first ranking charge, all rights, title, interest, benefit, claims and demands of the RG1 SPV in all and singular, the RG1

S. No.	Group SPV	ExistingFacility Agreements	Existing Encumbrances

SPV's movable assets and properties, plant and machinery, whether affixed to the earth or not, as also all tangible and intangible moveable assets (both present and future) and in particular including, without limitation, all moveable equipment, electrical systems, hardware, computer software, wiring, pipelines, tanks, electronics spares, machinery spares, tools, meters, motor vehicles, accessories and all other equipment;

(ii)  By way of a first ranking charge over all rights, title, interest, benefit, claims and demands whatsoever (both present and future) of RG1 SPV, in, to, under and/or in respect of the contracts relating to the operation of the PEDA Project having a capacity of 10 MW operated by RG1 SPV (PEDA Project), including the power purchase agreements, engineering, procurement and construction contracts, and operation and maintenance contracts, to which RG1 SPV is a party, all as varied, amended and supplemented from time to time; all the rights, title, interest, benefits, claims and demands whatsoever of RG1 SPV in the clearances relating to the PEDA Project; all the rights, title, interest, benefits, claims and demands whatsoever of RG1 SPV in any letter of credit, contractor's guarantee, liquidated damages, guarantee or performance bonds provided by any party to the contracts, and the clearances;

(iii)  By way of a first ranking charge, on all the rights, title, interest, benefit, claims and demands whatsoever of RG1 SPV in, to, under and/or in respect of any of the insurance contracts (and cut through clauses in respect of, or assignments of reinsurances, as applicable, along with endorsement by a bank clause in favour of Catalyst Trusteeship Limited in a manner acceptable under Applicable Law and acceptable to the relevant secured parties) and all rights, claims and benefits to all monies receivable thereunder

S. No.	Group SPV	ExistingFacility Agreements	Existing Encumbrances

which description shall include all properties of the above description whether in existence at the time of execution of the deed of hypothecation or acquired thereafter;

(iv)  By way of a second ranking floating charge on all rights, title, interest, claims, benefits and demands of RG1 SPV's receivables, cash in hand, investments classified as "held for trading", raw materials, consumable stores and spares and other current assets including trade and other receivables, including receivables by way of cash assistance and/or cash incentives or any claims by way of refund of customs/excise duties, book debts and stock in trade; and

(v)  By way of a second ranking charge, all rights, title, interest, benefits, claims and demands whatsoever (both present and future) of RG1 SPV in, to, under and in respect of the bank accounts of RG1 SPV (into which the aforementioned amounts will be deposited) together with any investments of RG1 SPV that may be permitted and all other assets and securities which represent all amounts in such bank accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such bank accounts.

9.	AZForty Four	Debenture Trust Deed dated 13 December 2019, executed between AZ Forty Four and the Catalyst Trusteeship Limited

An unconditional and irrevocable corporate guarantee under Deed of Guarantee dated 16 December 2019 from Azure Power Makemake Private Limited, AZ Saturn, AZ Mercury, Azure Power Earth Private Limited, Azure Power Thirty Six Private Limited, Azure Power Thirty Three Private Limited, Azure Power Thirty Four Private Limited, Azure Power Uranus Private Limited and Azure Power Venus Private Limited for securing the due repayment of the secured obligations of AZ Forty Four under the Debenture Trust Deed dated 13 December 2019, debenture trustee agreement dated 10 October 2019,

S. No.	Group SPV	ExistingFacility Agreements	Existing Encumbrances
the relevant share pledge agreement and escrow agreement dated 4 March 2020.
10.	AZ Mercury	Debenture Trust Deed dated 13 December 2019, executed between AZ Mercury and the Catalyst Trusteeship Limited

(a)  Creation of charge by way of hypothecation upon:

(i)   By way of a first ranking charge, all rights, title, interest, benefit, claims and demands of AZ Mercury in all and singular, AZ Mercury’s movable assets and properties, plant and machinery, whether affixed to the earth or not, as also all tangible and intangible moveable assets (both present and future) and in particular including, without limitation, all moveable equipment, electrical systems, hardware, computer software, wiring, pipelines, tanks, electronic spares, machinery spares, tolls, meters, motor vehicles, accessories and all other equipment;

(ii)   By way of a first ranking charge over all rights, title, interest, benefit, claims and demands whatsoever (both present and future) of AZ Mercury, in, to, under and/or in respect of the contracts relating to the GEDCOL Project having a capacity of 4 MW and operated by AZ Mercury (GEDCOL Project), including the power purchase agreements, engineering procurement and construction contracts, and operation and maintenance contracts, to which AZ Mercury is a party, all as varied, amended and supplemented from time to time; all the rights, title, interest, benefits, claims and demands whatsoever of AZ Mercury in the clearances relating to the GEDCOL Project; all the rights, title, interest, benefits, claims and demands whatsoever of AZ Mercury in any letter of credit, contractor's guarantee, liquidated damages, guarantee or performance bonds provided by any party to the contracts, and the clearances including without limitation, the right to compel performance thereunder, and to substitute, or to be substituted for, AZ Mercury thereunder, to further assign any of the contracts and the

S. No.	Group SPV	ExistingFacility Agreements	Existing Encumbrances

clearances to any person and to commence and conduct either in the name of AZ Mercury or in its own name or otherwise any proceedings against any person in respect of any breach of the contracts and/or the clearances, which description shall include all properties of the above description whether in existence at the time of execution of the deed of hypothecation or acquired thereafter;

(iii)   By way of a first ranking charge, on all the rights, title, interest, benefit, claims and demands whatsoever (both present and future) of AZ Mercury in, to, under and/or in respect of the insurance contracts in relation to the GEDCOL Project;

(iv)   By way of first ranking charge on all rights, title, interest, claims, benefits and demands of AZ Mercury’s receivables, cash in hand, investments, classified as ‘held for trading’, raw materials, consumable stores and spares and other current assets including trade and other receivables by way of cash assistance and/ or cash incentives or any claims by way of refund of customs/ excise duties, book debts and stock in trade, whether installed or not and whether lying loose or in cases or which are lying or are stored in or to be stored in or to be brought into or upon AZ Mercury’s premises, warehouses, stockyards and godowns or the premises, warehouses, stockyards and the godowns of AZ Mercury’s agents, affiliates, associates or representatives or at various work sites or at any place or places wherever else situated of wherever else the same may be;

(v)   by way of a first ranking charge over all rights, title, interest, benefits, claims and demands whatsoever (both present and future) of AZ Mercury in, to, under and in respect of the bank accounts of AZ Mercury (excluding the relevant onshore debt interest payment account, the onshore debt principal payment

S. No.	Group SPV	ExistingFacility Agreements	Existing Encumbrances

account and the onshore debt enforcement proceeds account, (together, the Debt Services Accounts) and all other assets of AZ Mercury, together with any investments of AZ Mercury that may be permitted and all other assets and securities which represent all amounts in such bank accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts or liable to be credited to such bank accounts;

(vi)   by way of first ranking charge over all rights, title, interest, benefits, claims and demands whatsoever (both present and future) of AZ Mercury in, to, under and in respect of the Debt Service Accounts and all amounts deposited in such accounts and a first ranking exclusive charge over the relevant cash trap account and all amounts deposited in such account, together with any investments of AZ Mercury that may be permitted and all other assets and securities which represent all amounts in such bank accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts or liable to be credited to such bank accounts;

(vii)   by way of first ranking charge over the relevant common enforcement proceeds account and all amounts deposited in such account, together with any investments of AZ Mercury that may be permitted and all other assets and securities which represent all amounts in such bank accounts and all the moneys, securities, instruments, investments and other properties deposited in, credited to or required to be deposited in or credited to or lying to the credit of such accounts or liable to be credited to such bank accounts (to be shared on a pari passu basis) with the proceeds

S. No.	Group SPV	ExistingFacility Agreements	Existing Encumbrances

pursuant to an enforcement of such security being applied in the manner specified in the Trust and Retention Account Agreement dated

7 January 2020, executed amongst AZ Mercury, Catalyst Trusteeship Limited and ICICI Bank.

(b)  Pledge by AZI of 51% of its equity shareholding in AZ Mercury i.e. approximately 236,583 equity shares.

11.	AZ Saturn	Debenture Trust Deed dated 13 December 2019, executed between AZ Saturn and the Catalyst Trusteeship Limited

(a)  A first priority lien over 51% of the securities (other than NCDs and any bonds in the form of Rupee denominated external commercial borrowings issued to Azure Mauritius) of AZ Saturn as held by AZI i.e. 694,056 equity shares and of the guarantors

i.e. AZ Forty Four; AZ Mercury; Azure Power Thirty Four Private Limited; Azure Power Makemake Private Limited; Azure Power Earth Private Limited; Azure Power Thirty Six Private Limited; Azure Power Thirty Three Private Limited; Azure Power Uranus Private Limited; and Azure Power Venus Private Limited;

(b)  A first priority lien over all immovable properties (including leasehold rights, but excluding immovable property in respect of which only a right to use has been provided) of AZ Saturn in relation to the DMRC Project having a capacity of 11.41 MW and operated by AZ Saturn (DMRC Project) by way of a mortgage and all movable properties of AZ Saturn (including tangible and intangible property) which excludes current assets, accounts, book debts and receivables in terms of the relevant security documents, including without limitation, Deed of Hypothecation dated 27 December 2019, Debenture Trustee Agreement dated 7 October 2019, Trust and Retention Account Agreement dated 7 January 2020, Deed of Guarantee dated 16 December 2019 and share pledge agreement dated 8 January 2020;

(c)  A first priority lien by way of hypothecation of all project documents in relation to the DMRC Project

(including, without limitation, the power purchase

S. No.	Group SPV	ExistingFacility Agreements	Existing Encumbrances

agreements, engineering, procurement and construction contracts, and operations and maintenance contracts, insurance contracts, letters of credit, bonds, guarantees and clearances) (other than in respect of current assets, accounts, book debts and receivables of AZ Saturn);

(d)  A first priority lien over the debt service accounts (include the onshore debt interest payment account, the onshore debt principal payments account and the onshore debt enforcement proceeds account, as maintained in accordance with the Trust and Retention Account Agreement) and all amounts deposited in such accounts and a first priority exclusive charge over the cash trap account and all amounts deposited in such accounts;

(e)  A first priority lien over the common enforcement proceeds account in respect of the NCDs and all amounts deposited in such accounts with the proceeds pursuant to an enforcement of such security being applied in the manner specified in the Trust and Retention Account Agreement;

(f)A first priority lien over the current assets, accounts (other than the debt service accounts/ the common enforcement proceeds account and the cash trap account and all amounts deposited in such accounts), book debts and receivables of AZ Saturn; and

(g)A corporate guarantee dated 16 December 2019 executed by AZ Forty Four, AZ Mercury, Azure Power Thirty Four Private Limited, Azure Power Makemake Private Limited, Azure Power Earth Private Limited, Azure Power Thirty Six Private Limited, Azure Power Thirty Three Private Limited, Azure Power Uranus Private Limited and Azure Power Venus Private Limited in favour of Azure Mauritius.

12.	AZThirty Eight	Rupee Loan Agreement dated 20 June 2018, executed between State

(a) Exclusive first ranking charge on all fixed assets of AZ Thirty Eight, both present and future, pertaining to the DJB Project having a capacity of 16 MW and operated by AZ Thirty Eight (DJB Project)

S. No.	Group SPV	Existing Agreements	Facility		Existing Encumbrances
		Bank of India Thirty Eight	and	AZ	including all CER benefits and related revenues, if any;

(b)  Exclusive first ranking charge over the leasehold rights or any sub-leasehold rights acquired by AZ Thirty Eight in any immovable property or rights, title and interest acquired by AZ Thirty Eight pursuant to any leave and license agreement by way of assignment or substitution, in favour of SBICAP Trustee Company Limited or its nominee or the right to use such land, duly acknowledged and consented to by the counterparties to the DJB Project related documents by way of consent to assignment;

(c)  Exclusive first ranking charge on all movable properties of AZ Thirty Eight pertaining to the DJB Project, including plant and machinery, machine spares, tools and accessories, furniture, fixtures, vehicle, rooftop solar panels, inverters, CER benefits and related revenue if any and other associated equipment and other movable assets;

(d) Exclusive first ranking charge on the entire cash flows, current assets, receivables, book debts and revenues of the DJB Project of whatsoever nature and wherever arising;

(e)  Exclusive first ranking charge on all rights, titles, interests, benefits, claims and demand under the DJB Project related documents (including the relevant power purchase agreements, clearances/ permits/ approvals obtained in relation to the DJB project, insurance contracts executed in relation to AZ Thirty Eight, proceeds under the relevant insurance contracts, performance bonds, contractors’ guarantees, bank guarantees, advance payment guarantees and any letter of credit provided by any person under the DJB Project related project documents;

(f) Exclusive first ranking charge on all accounts relating to the DJB Project, including a first ranking charge on entire cash flows, current assets,

S. No.	Group SPV	ExistingFacility Agreements	Existing Encumbrances

receivables, book debts and revenues from the DJB Project;

(g)  Exclusive first ranking pledge by AZI over 51% of the fully paid up equity shares of AZ Thirty Eight held by it i.e. approximately 120,402 equity shares along with voting rights on a fully diluted basis;

(h)  A promoter undertaking dated 20 June 2018 executed by AZI in favour of State Bank of India; and

(i)  A corporate guarantee dated 25 July 2019 executed by Seller in favour of SBICAP Trustee Company Limited.

PART B: DETAILS OF PLEDGED SHARES OF AZR GENCO

Company	Number of pledged equity shares	Percentage of total paid-up share capital pledged	Details of Pledge
AZR Genco	10,74,496	100%

Pledge created by AZR over 100% of the fully paid up equity shares held by it in AZR Genco in favour of Catalyst Trusteeship Limited under the Share Pledge Agreement dated

12 December 2018 pursuant to NCDs issued to and loan facilities availed by AZR Genco from AZR Senior Lenders for an amount of INR 657,095,050

PART C: DETAILS OF PLEDGED SHARES OF AZI SUBSIDIARIES

Company	Number of pledged equity shares	Percentage of total paid-up share capital pledged	Details of Pledge

AZ Thirty Eight	1,20,402	51%

Pledge created by AZI over 51% of the fully paid up equity shares held by it in AZ Thirty Eight in favour of SBICAP Trustee Company Limited under the Share Pledge Agreement dated 25 July 2019 pursuant to loan facility availed by AZ Thirty Eight from State Bank of India for an amount of INR 551,600,000.

AZ Sunlight	19,732	100%

Pledge created by AZI over 100% of the fully paid-up equity shares held by it in AZ Sunlight (including through the nominee shareholder) in favour of OPIC under the Deed of Share Pledge dated 10 July 2015 pursuant to loan facility availed by AZ Sunlight from OPIC for an amount of USD 20,000,000.

RG1 SPV	62,675	51%

Pledge created by AZI over 51% of the fully paid-up equity shares held by it in RG1 SPV in favour of Catalyst Trusteeship Limited under the Deed of Share Pledge dated 15 November 2017 pursuant to issuance of NCDs amounting to INR 384,000,000 to Azure Mauritius

AZ Forty Four	1,44,318	51%

Pledge created by AZI over 51% of the fully paid-up equity shares held by it in AZ Forty Four in favour of Catalyst Trusteeship Limited under the Share Pledge Agreement pursuant to issuance of NCDs amounting to INR 5,000,000 to Azure Mauritius

AZ Mercury	2,36,583	51%	Pledge created by AZI over 51% of the fully paid-up equity shares held by it in AZ Mercury in favour of Catalyst Trusteeship Limited under the Share Pledge Agreement dated

			8 January 2020 pursuant to issuance of NCDs amounting to INR 5,000,000 to Azure Mauritius
AZ Saturn	6,94,056	51%

Pledge created by AZI over 51% of the fully paid-up equity shares held by it in AZ Saturn in favour of Catalyst Trusteeship Limited under the Share Pledge Agreement dated 8 January 2020 pursuant to issuance of NCDs amounting to INR 305,000,000 to Azure Mauritius

	6,66,838	49%

Pledge created by AZI over 49% of the fully paid-up equity shares held by it in AZ Saturn in favour of Indian Renewable Energy Development Agency Limited (IREDA) under the Share Pledge Agreement dated 28 June 2019 pursuant to a loan facility availed by AZI from IREDA for an amount of INR 573,00,00,000

SCHEDULE 12

NOTICE DETAILS OF THE PARTIES

S. No.	Company	Details
1.	Radiance Renewables Private Limited

Name: Radiance Renewables Private Limited

Address: One Indiabulls Centre 16th Floor, Tower 2A Jupiter Mills Compound, Senapati Bapat Marg, Mumbai – 400013

Attention: Mr. Sangameswaran Manikkan

E- mail: smanikkan@radiancerenewables.com

2.	AzurePowerIndia Private Limited	Name: Azure Power India Private Limited Address: 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi - 110017 Attention: Mr. Sandeep Arora E-mail: pf@azurepower.com
3.	Azure Power Rooftop Private Limited	Name: Azure Power Rooftop Private Limited Address: 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi - 110017 Attention: Mr. Sandeep Arora E-mail: pf@azurepower.com
4.	Azure Power Rooftop (Genco.)Private Limited	Name: Azure Power Rooftop (Genco.) Private Limited Address: 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi - 110017 Attention: Mr. Sandeep Arora E-mail: pf@azurepower.com
5.	Azure Power Rooftop One Private Limited	Name: Azure Power Rooftop One Private Limited Address: 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi - 110017 Attention: Mr. Sandeep Arora E-mail: pf@azurepower.com
6.	Azure Power Rooftop Two Private Limited	Name: Azure Power Rooftop Two Private Limited Address: 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi - 110017 Attention: Mr. Sandeep Arora E-mail: pf@azurepower.com
7.	Azure Power Rooftop Four Private Limited	Name: Azure Power Rooftop Four Private Limited

S. No.	Company	Details
Address: 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi - 110017 Attention: Mr. Sandeep Arora E-mail: pf@azurepower.com
8.	Azure Power Rooftop Five Private Limited	Name: Azure Power Rooftop Five Private Limited Address: 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi - 110017 Attention: Mr. Sandeep Arora E- mail: pf@azurepower.com
9.	Azure Power Rooftop Six Private Limited	Name: Azure Power Rooftop Six Private Limited Address: 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi - 110017 Attention: Mr. Sandeep Arora E-mail: pf@azurepower.com
10.	Azure Power Rooftop Seven Private Limited	Name: Azure Power Rooftop Seven Private Limited Address: 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi - 110017 Attention: Mr. Sandeep Arora E-mail: pf@azurepower.com
11.	Azure Power Rooftop Eight Private Limited	Name: Azure Power Rooftop Eight Private Limited Address: 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi - 110017 Attention: Mr. Sandeep Arora E-mail: pf@azurepower.com
12.	Azure Power Saturn Private Limited	Name: Azure Power Saturn Private Limited Address: 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi - 110017 Attention: Mr. Sandeep Arora E-mail: pf@azurepower.com
13.	Azure Power Mercury Private Limited	Name: Azure Power Mercury Private Limited Address: 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi - 110017 Attention: Mr. Sandeep Arora E-mail: pf@azurepower.com

S. No.	Company	Details
14.	AzurePowerForty Four Private Limited	Name: Azure Power Forty Four Private Limited Address: 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi - 110017 Attention: Mr. Sandeep Arora E-mail: pf@azurepower.com
15.	AzureSunEnergy Private Limited	Name: Azure Sun Energy Private Limited Address: 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi - 110017 Attention: Mr. Sandeep Arora E- mail: pf@azurepower.com
16.	AzureRenewable EnergyPrivate Limited	Name: Azure Renewable Energy Private Limited Address: 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi - 110017 Attention: Mr. Sandeep Arora E-mail: pf@azurepower.com
17.	Azure Power Thirty Eight Private Limited	Name: Azure Power Thirty Eight Private Limited Address: 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi - 110017 Attention: Mr. Sandeep Arora E-mail: pf@azurepower.com
18.	Azure Sunlight Private Limited	Name: Azure Sunlight Private Limited Address: 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi - 110017 Attention: Mr. Sandeep Arora E-mail: pf@azurepower.com
19.	Azure Solar Solutions Private Limited	Name: Azure Solar Solutions Private Limited Address: 5th Floor, Southern Park, D-II, Saket Place, Saket, New Delhi - 110017 Attention: Mr. Sandeep Arora E-mail: pf@azurepower.com

SCHEDULE 13

SHAREHOLDING PATTERN OF GROUP SPVs

Azure Power Rooftop (Genco) Private Limited

S. No.	Name of Shareholders	No. and type of Equity Shares	Percentage Shareholding
1.	Azure Power Rooftop Private Limited	1,074,496 (Demat)	100%
2.	Mr. Pawan Kumar Agrawal (as a nominee of Azure Power Rooftop (Private Limited)	1 (Physical)	-
Total Shares		1,074,497	100%

Azure Power Rooftop One Private Limited

S. No.	Name of Shareholders	No. and type of Equity Shares	Percentage Shareholding
1.	Azure Power Rooftop (Genco) Private Limited	1,595,971 (Demat)	100%
2.	Mr. Pawan Kumar Agrawal (as a nominee of Azure Power Rooftop (GenCo.) Private Limited)	1 (Physical)	-
Total Shares		1,595,972	100%

Azure Power Rooftop Two Private Limited

S. No.	Name of Shareholders	No. and type of Equity Shares	Percentage Shareholding
1.	Azure Power Rooftop (Genco) Private Limited	71,903 (Demat)	100%
2.	Mr. Pawan Kumar Agrawal (as a nominee of Azure Power Rooftop (GenCo.) Private Limited)	1 (Physical)	-
Total Shares		71,904	100%

Azure Power Rooftop Four Private Limited

S. No.	Name of Shareholders	No. and type of Equity Shares	Percentage Shareholding
1.	Azure Power Rooftop (Genco) Private Limited	354,879 (Demat)	100%
2.	Mr. Pawan Kumar Agrawal (as a nominee of Azure Power Rooftop (GenCo.) Private Limited)	1 (Physical)	-
Total Shares		354,880	100%

Azure Power Rooftop Five Private Limited

S. No.	Name of Shareholders	No. and type of Equity Shares	Percentage Shareholding
1.	Azure Power Rooftop (Genco) Private Limited	2,534,813 (Demat)	100%
2.	Mr. Pawan Kumar Agrawal (as a nominee of Azure Power Rooftop (GenCo.) Private Limited)	1 (Physical)	-
Total Shares		2,534,814	100%

Azure Power Rooftop Six Private Limited

S. No.	Name of Shareholders	No. of Equity Shares	Percentage Shareholding
1.	Azure Power Rooftop (Genco.) Private Limited	69,999	100%
2.	Mr. Pawan Kumar Agrawal (as a nominee of Azure Power Rooftop (Genco.) Private Limited)	1	-
Total Shares		70,000	100%

Azure Power Rooftop Seven Private Limited

S. No.	Name of Shareholders	No. of Equity Shares	Percentage Shareholding
1.	Azure Power Rooftop (Genco.) Private Limited	69,999	100%
2.	Mr. Pawan Kumar Agrawal (as a nominee of Azure Power Rooftop (Genco.) Private Limited)	1	-
Total Shares		70,000	100%

Azure Power Rooftop Eight Private Limited

S. No.	Name of Shareholders	No. and type of Equity Shares	Percentage Shareholding
1.	Azure Power Rooftop (Genco) Private Limited	75,577 (Demat)	100%
2.	Mr. Pawan Kumar Agrawal (as a nominee of Azure Power Rooftop (GenCo.) Private Limited)	1 (Physical)	-
Total Shares		75,578	100%

Azure Power Thirty Eight Private Limited

S. No.	Name of Shareholders	No. and type of Equity Shares	Percentage Shareholding
1.	Azure Power India Private Limited	236,081 (Demat)	100%
2.	Azure Power Makemake Private Limited (as a nominee of Azure Power India Private Limited)	1 (Physical)	-
Total Shares		236,082	100%

Azure Sunlight Private Limited

S. No.	Name of Shareholders	No. and type of Equity Shares	Percentage Shareholding
1.	Azure Power India Private Limited	19,731 (Demat)	100%
2.	Azure Power Makemake Private Limited (as a nominee of Azure Power India Private Limited)	1 (Physical)	-
Total Shares		19,732	100%

Azure Sun Energy Private Limited

S. No.	Name of Shareholders	No. and type of Equity Shares	Percentage Shareholding
1.	Azure Power India Private Limited	75,623 (Physical)	100%
2.	Azure Power Makemake Private Limited (as a nominee of Azure Power India Private Limited)	1 (Physical)	-
Total Shares		75,624	100%

Azure Renewable Energy Private Limited

S. No.	Name of Shareholders	No. and type of Equity Shares	Percentage Shareholding
1.	Azure Power India Private Limited	122,893 (Demat)	100%
2.	Azure Urja Private Limited (as a nominee of Azure Power India Private Limited)	1 (Physical)	-
Total Shares		122,894	100%

Azure Solar Solutions Private Limited

S. No.	Name of Shareholders	No. and type of Equity Shares	Percentage Shareholding
1.	Azure Power India Private Limited	54,691 (Physical)	100%
2.	Azure Power Makemake Private Limited (as a nominee of Azure Power India Private Limited)	1 (Physical)	-
Total Shares		54,692	100%

Azure Power Saturn Private Limited

S. No.	Name of Shareholders	No. and type of Equity Shares	Percentage Shareholding
1.	Azure Power India Private Limited	1,360,894 (Demat)	100%
2.	Azure Power Makemake Private Limited (as a nominee of Azure Power India Private Limited)	1 (Physical)	-
Total Shares		1,360,895	100%

Azure Power Mercury Private Limited

S. No.	Name of Shareholders	No. and type of Equity Shares	Percentage Shareholding
1.	Azure Power India Private Limited	463,887 (Demat)	100%
2.	Azure Power Makemake Private Limited (as a nominee of Azure Power India Private Limited)	1 (Physical)	-
Total Shares		463,888	100%

Azure Power Forty Four Private Limited

S. No.	Name of Shareholders	No. and type of Equity Shares	Percentage Shareholding
1.	Azure Power India Private Limited	282,975 (Demat)	100%
2.	Azure Power Makemake Private Limited (as a nominee of Azure Power India Private Limited)	1 (Physical)	-
Total Shares		282,976	100%

SCHEDULE 14

PART A: LIST OF OPERATIONAL PROJECTS

1.	DJB Project
2.	DLF Project
3.	Gymkhana Project
4.	GEDCOL Project
5.	Taj Sats Project
6.	Gujarat Project
7.	JCBL Project
8.	IPGCL 1 Project
9.	PEDA Project
10.	DMRC Project
11.	Oberoi Project

PART B: LIST OF COMMISSIONED PROJECTS

(Project Assets which are commissioned, however some or all sites are currently not generating power)

1.	SECI Project
2.	NVVN Project
3.	IPGCL 2 Project
4.	Railways 2.2 Project
5.	JNV Project
6.	Railway 1 Project

SCHEDULE 15

COMPANY WISE LIST OF ACCOUNTING ITEMS WHICH WILL BE CERTIFIED BY AUDITOR

1.	AZ Solutions
(a)	Revenue
(b)	Property, plant and equipment
(c)	Capital work-in-progress
(d)	Security deposits- Non current
(e)	Term deposits
(f)	Interest accrued on term deposits- LT
(g)	Income tax assets (Net)
(h)	Trade receivables, external customers
(i)	Cash and cash equivalents
(j)	Other bank balances
(k)	Interest accrued on term deposits
(l)	Balance with statutory authorities – ST
(m)	Other advances
(n)	Prepaid assets
(o)	Advance to vendors – ST
(p)	Provisions for Gratuity and compensated absenses
(q)	Deferred government grant
(r)	Total outstanding dues of micro and small enterprises
(s)	Total outstanding dues of creditors other than micro and small enterprises
(t)	Statutory dues
(u)	Deferred government grant

2.	AZ Sun
(a)	Revenue
(b)	Property, plant and equipment
(c)	Term deposits
(d)	Interest accrued on term deposits- LT
(e)	Income tax assets (Net)
(f)	Capital advances - others
(g)	Trade receivables, external customers
(h)	Cash and cash equivalents
(i)	Other bank balances
(j)	Interest accrued on term deposits
(k)	Balance with statutory authorities – ST
(l)	Prepaid assets
(m)	Advance to vendors – ST
(n)	Financial Liabilities from 3rd party Borrowings
(o)	Current maturities of non-current borrowings
(p)	Total outstanding dues of creditors other than micro and small enterprises
(q)	Statutory dues

3.	RG1 SPV
(a)	Revenue
(b)	Property, plant and equipment
(c)	Right-of-use assets
(d)	Capital work-in-progress
(e)	Security deposits- Non current
(f)	Term deposits
(g)	Interest accrued on term deposits- LT
(h)	Income tax assets (Net)
(i)	Capital advances - others
(j)	Trade receivables, external customers

(k)	Cash and cash equivalents
(l)	Other bank balances
(m)	Interest accrued on term deposits
(n)	Prepaid assets
(o)	Advance to vendors – ST
(p)	Lease Liabilities
(q)	Provisions for Gratuity and compensated absenses
(r)	Total outstanding dues of creditors other than micro and small enterprises
(s)	Statutory dues

4.	AZ Sunlight
(a)	Revenue
(b)	Property, plant and equipment
(c)	Capital work-in-progress
(d)	Security deposits- Non current
(e)	Term deposits
(f)	Interest accrued on term deposits- LT
(g)	Income tax assets (Net)
(h)	Trade receivables, external customers
(i)	Cash and cash equivalents
(j)	Other bank balances
(k)	Interest accrued on term deposits
(l)	Prepaid assets
(m)	Advance to vendors – ST
(n)	Financial Liabilities from 3rd party Borrowings
(o)	Total outstanding dues of creditors other than micro and small enterprises
(p)	Current maturities of non-current borrowings
(q)	Statutory dues

5.	AZ Mercury
(a)	Revenue
(b)	Property, plant and equipment
(c)	Income tax assets (Net)
(d)	Capital advances - others
(e)	Trade receivables, external customers
(f)	Cash and cash equivalents
(g)	Other bank balances
(h)	Interest accrued on term deposits
(i)	Other advances
(j)	Prepaid assets
(k)	Advance to vendors – ST
(l)	Provisions for Gratuity and compensated absenses
(m)	Total outstanding dues of creditors other than micro and small enterprises
(n)	Payable towards purchase of capital goods - other
(o)	Current maturities of non-current borrowings
(p)	Statutory dues

6.	AZ Saturn
(a)	Revenue
(b)	Property, plant and equipment
(c)	Capital work-in-progress
(d)	Term deposits
(e)	Interest accrued on term deposits- LT
(f)	Income tax assets (Net)
(g)	Trade receivables, external customers
(h)	Cash and cash equivalents

(i)	Other bank balances
(j)	Interest accrued on term deposits
(k)	Other advances
(l)	Prepaid assets
(m)	Advance to vendors – ST
(n)	Provisions for Gratuity and compensated absenses
(o)	Deferred government grant
(p)	Total outstanding dues of creditors other than micro and small enterprises
(q)	Statutory dues
(r)	Deferred government grant

7.	AZ Thirty Eight
(a)	Revenue
(b)	Property, plant and equipment
(c)	Capital work-in-progress
(d)	Term deposits
(e)	Interest accrued on term deposits- LT
(f)	Income tax assets (Net)
(g)	Capital advances - others
(h)	Trade receivables, external customers
(i)	Cash and cash equivalents
(j)	Other advances
(k)	Prepaid assets
(l)	Advance to vendors – ST
(m)	Financial Liabilities from 3rd party Borrowings
(n)	Total outstanding dues of creditors other than micro and small enterprises
(o)	Current maturities of non-current borrowings
(p)	Statutory dues

8.	AZ Forty Four
(a)	Revenue
(b)	Property, plant and equipment
(c)	Capital work-in-progress
(d)	Income tax assets (Net)
(e)	Capital advances - others
(f)	Trade receivables, external customers
(g)	Cash and cash equivalents
(h)	Other bank balances
(i)	Interest accrued on term deposits
(j)	Other advances
(k)	Prepaid assets
(l)	Advance to vendors – ST
(m)	Provisions for Gratuity and compensated absenses
(n)	Total outstanding dues of micro and small enterprises
(o)	Total outstanding dues of creditors other than micro and small enterprises
(p)	Statutory dues

9.	AZR Genco:
(a)	Revenue
(b)	Property, plant and equipment
(c)	Capital work-in-progress
(d)	Security deposits- Non current
(e)	Term deposits
(f)	Interest accrued on term deposits- LT
(g)	Income tax assets (Net)
(h)	Capital advances – others

(i)	Deferred financing cost
(j)	Trade receivables, external customers
(k)	Cash and cash equivalents
(l)	Other bank balances
(m)	Interest accrued on term deposits
(n)	Other advances
(o)	Prepaid assets
(p)	Advance to vendors – ST
(q)	Financial liabilities from 3rd party Borrowings
(r)	Provisions for Gratuity and compensated absenses
(s)	Derivative liability
(t)	Total outstanding dues of creditors other than micro and small enterprises
(u)	Payable towards purchase of capital goods - other
(v)	Statutory dues

10.	AZR One
(a)	Revenue
(b)	Property, plant and equipment
(c)	Capital work-in-progress
(d)	Term deposits
(e)	Interest accrued on term deposits- LT
(f)	Income tax assets (Net)
(g)	Capital advances – others
(h)	Trade receivables, external customers
(i)	Cash and cash equivalents
(j)	Other bank balances
(k)	Interest accrued on term deposits
(l)	Other advances
(m)	Prepaid assets
(n)	Advance to vendors – ST
(o)	Financial liabilities from 3rd party Borrowings
(p)	Derivative liability
(q)	Total outstanding dues of micro and small enterprises
(r)	Total outstanding dues of creditors other than micro and small enterprises
(s)	Payable towards purchase of capital goods – other
(t)	Statutory dues

11.	AZR Two
(a)	Revenue
(b)	Property, plant and equipment
(c)	Capital work-in-progress
(d)	Income tax assets (Net)
(e)	Trade receivables, external customers
(f)	Cash and cash equivalents
(g)	Other advances
(h)	Prepaid assets
(i)	Advance to vendors – ST
(j)	Total outstanding dues of creditors other than micro and small enterprises
(k)	Payable towards purchase of capital goods – other
(l)	Statutory dues

12.	AZR Four
(a)	Revenue
(b)	Property, plant and equipment
(c)	Capital work-in-progress
(d)	Security deposits- Non current
(e)	Income tax assets (Net)
(f)	Capital advances – others
(g)	Trade receivables, external customers
(h)	Cash and cash equivalents
(i)	Interest accrued on term deposits
(j)	Other advances
(k)	Prepaid assets
(l)	Advance to vendors – ST
(m)	Provisions for Gratuity and compensated absenses
(n)	Total outstanding dues of creditors other than micro and small enterprises
(o)	Payable towards purchase of capital goods – others
(p)	Statutory dues

13.	AZR Five
(a)	Revenue
(b)	Property, plant and equipment
(c)	Capital work-in-progress
(d)	Term deposits
(e)	Interest accrued on term deposits- LT
(f)	Income tax assets (Net)
(g)	Capital advances – others
(h)	Trade receivables, external customers
(i)	Cash and cash equivalents
(j)	Other advances
(k)	Prepaid assets
(l)	Advance to vendors – ST
(m)	Financial liabilities from 3rd party Borrowings
(n)	Derivative liability
(o)	Total outstanding dues of micro and small enterprises
(p)	Total outstanding dues of creditors other than micro and small enterprises
(q)	Payable towards purchase of capital goods - other
(r)	Statutory dues

14.	AZR Eight
(a)	Revenue
(b)	Property, plant and equipment
(c)	Capital work-in-progress
(d)	Income tax assets (Net)
(e)	Capital advances – others
(f)	Trade receivables, external customers
(g)	Cash and cash equivalents
(h)	Other bank balances
(i)	Interest accrued on term deposits
(j)	Other advances
(k)	Prepaid assets
(l)	Advance to vendors – ST
(m)	Total outstanding dues of creditors other than micro and small enterprises
(n)	Statutory dues

SCHEDULE 16

OPERATIONS BUDGET

Operations Cost

Azure Power India Limited (AZI)

Particular Rs. Mn.	AZ Solutions	AZ Sun	RG1 SPV	AZ Sunlight	AZ Mercury	AZ Saturn	AZ Thirty Eight	AZ Forty Four
O&M Outsourcing cost	0.8	0.5	2.6	0.3	0.8	2.4	3.4	4.0
Insurance-O & M	0.3	0.2	1.0	0.1	2.2	1.1	1.4	9.3
Green Incentive Expenses	0.0	4.7	5.0	0.0	0.0	0.0	0.0	0.0
Store & Spares Consumables	0.1	0.1	0.2	0.0	0.1	0.3	0.4	0.4
Security Charges	0.0	0.0	0.0	0.0	0.0	0.5	1.5	0.0
Repair & Maintenance	0.1	0.1	0.5	0.0	0.1	0.6	0.8	0.4
Rebate	0.0	0.3	0.0	0.0	0.0	0.3	0.0	0.0
Water Expenses	0.0	0.0	0.1	0.0	0.0	0.0	0.0	0.1
Rate &Taxes	0.1	0.5	0.1	0.1	0.0	0.2	0.0	0.0
Guest House	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.2
Other	0.4	0.4	0.4	0.4	0.4	0.4	0.4	0.4
Grand Total	1.7	6.6	9.8	0.8	3.6	5.7	7.9	14.7

Azure Power Rooftop Private Limited (AZR)

Particular Rs. Mn.	AZR Genco	AZR One	AZR Two	AZR Four	AZR Five	AZR Eight	Grand Total (AZI + AZR) April'21 to Sept'21
O&M Outsourcing cost	4.4	7.9	0.3	2.1	1.3	2.0	32.8
Insurance-O & M	1.4	2.6	0.1	0.5	0.1	0.6	20.9
Green Incentive Expenses	0.0	0.0	0.0	0.0	0.0	0.0	9.7
Store & Spares Consumables	0.5	0.9	0.0	0.2	0.1	0.3	3.7
Security Charges	0.0	0.0	0.0	0.0	0.0	0.0	2.0
Repair & Maintenance	0.4	0.8	0.0	0.2	0.1	0.2	4.2
Rebate	0.0	0.0	0.0	0.0	0.0	0.0	0.6
Water Expenses	0.0	0.1	0.0	0.0	0.0	0.0	0.3
Rate &Taxes	0.0	0.2	0.0	0.0	0.0	0.0	1.0
Guest House	0.0	0.0	0.0	0.0	0.0	0.0	0.2
Other	0.4	0.4	0.4	0.4	0.4	0.4	5.0
Grand Total	7.1	12.9	0.8	3.4	2.0	3.5	80.5

General and Administrative

Particular Rs. Mn.	AZR	AZ Solutio ns	AZ Sun	RG1 SPV	AZ Sunlig ht	AZ Mercu ry	AZ Saturn	AZ Thirty Eight	AZ Forty Four
Salaries & Allowances	16.91	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Professional Fee	0.00	1.31	0.35	0.53	0.48	0.47	0.61	0.48	1.07
Legal Fee	0.00	0.00	0.04	1.68	0.04	0.04	0.04	0.04	0.00
Travelling Expense	3.96	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Data Card Charges	0.26	0.04	0.01	0.02	0.01	0.04	0.05	0.05	0.18
Rate & Taxes	1.42	0.01	0.01	0.05	0.01	0.01	0.05	0.01	0.01
Audit Fees - Statutory	0.00	0.24	0.24	0.24	0.24	0.24	0.24	0.24	0.24
Security Charges	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Rent Expenses	0.32	0.00	0.00	0.00	0.00	0.02	0.00	0.00	0.00
Telephone Expense Mobile	0.14	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Telephone (Internet Leased Line)	0.00	0.00	0.00	0.00	0.00	0.13	0.00	0.00	0.00
Food Expenses	0.09	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Miscellaneous Expenses	0.65	0.01	0.01	0.01	0.01	0.01	0.01	0.01	0.01
Postage & Courier Expenses	0.00	0.01	0.01	0.01	0.01	0.01	0.01	0.01	0.01
Insurance	0.12	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Printing & Stationery Expenses	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Grand Total	23.87	1.61	0.66	2.53	0.79	0.97	1.01	0.83	1.51

Particular Rs. Mn.	AZR Genco	AZR One	AZR Two	AZR Four	AZR Five	AZR Eight	Grand Total
Salaries & Allowances	0.00	0.00	0.00	0.00	0.00	0.00	14.70
Professional Fee	0.71	1.11	0.33	0.62	0.18	0.44	8.70
Legal Fee	0.00	0.01	0.01	0.00	0.01	0.00	1.94
Travelling Expense	0.00	0.00	0.00	0.00	0.00	0.00	3.96
Data Card Charges	0.44	0.34	0.02	0.36	0.01	0.45	2.25
Rate & Taxes	0.03	0.05	0.01	0.01	0.03	0.01	1.72
Audit Fees - Statutory	0.24	0.24	0.24	0.24	0.24	0.24	3.30
Security Charges	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Rent Expenses	0.00	0.00	0.00	0.00	0.00	0.00	0.34
Telephone Expense Mobile	0.00	0.00	0.00	0.00	0.00	0.00	0.14
Telephone (Internet Leased Line)	0.00	0.00	0.00	0.00	0.00	0.00	0.13
Food Expenses	0.00	0.00	0.00	0.00	0.00	0.00	0.09
Miscellaneous Expenses	0.01	0.01	0.01	0.01	0.01	0.01	0.73
Postage & Courier Expenses	0.01	0.01	0.01	0.01	0.01	0.01	0.08

Insurance	0.00	0.00	0.00	0.00	0.00	0.00	0.12
Printing & Stationery Expenses	0.00	0.00	0.00	0.00	0.00	0.00	0.04
Grand Total	1.43	1.77	0.62	1.24	0.48	1.15	40.45

Finance Cost

Azure Power India Private Limited (AZI)

Particulars Rs. Mn.	AZ Solutions	AZ Sun	RG1 SPV	AZ Sunlight	AZ Mercury	AZ Saturn	AZ Thirty Eight	AZ Forty Four
Interest Expense	0.00	4.84	20.56	1.00	0.29	16.96	18.71	0.29
Finance Cost	0.00	0.15	0.06	0.25	0.06	0.06	0.18	0.06
Principal Repayment	0.00	4.89	0.00	1.60	0.00	0.00	17.00	0.00
Reserves	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Grand Total	0.00	9.88	20.62	2.86	0.34	17.01	35.90	0.34

Azure Power Rooftop Private Limited (AZR)

Particulars Rs. Mn.	AZR Genco	AZR One	AZR Two	AZR Four	AZR Five	AZR Eight	Grand Total
Interest Expense	33.60	54.55	0.00	0.00	7.24	0.00	158.04
Finance Cost	2.12	0.58	0.00	2.24	0.24	2.24	8.25
Principal Repayment	0.00	0.00	0.00	0.00	0.00	0.00	23.49
Reserves	11.56	20.27	0.00	0.00	1.30	0.00	33.13
Grand Total	47.29	75.39	0.00	2.24	8.79	2.24	222.91

SCHEDULE 17

SPECIFIC INDEMNITY ITEMS

1.

In case any part of the subsidy amount that is expected to be received by a Group SPV after the Closing Date as indicated in Schedule 29, is not received by the expiry of 3 (three) years from the Closing Date by the relevant Group SPV, on account of a delay in commissioning of the power plant by such Group SPV for the relevant generation capacity that pertains to such subsidy amount that is not received, then an amount equal to 85% of the subsidy amount that is not received by such Group SPV shall be indemnified. In such event the Indemnified Parties shall be entitled make a Claim for such Indemnity Event for such amounts within a period of 180 (one hundred and eighty) days after the expiry of the said period of 3 (Three) years.

2.

For the power plants that have been timely commissioned prior to the Closing Date, and where any part of the subsidy amount has been already received by the relevant Group SPV prior to the Closing Date as indicated in Schedule 29, but such subsidy amount is clawed back or reclaimed by the Government Authority within a period of 3 (three) years from the Closing Date on account of the CUF as indicated in the relevant PPA not being achieved by the relevant Group SPV during the period prior to the Closing Date, then an amount equal to 85% of the subsidy amount that is clawed back or reclaimed by the Government Authority shall be indemnified. The indemnity for the above event shall only be payable if the relevant power plant is commissioned at least 9 (nine) months prior to the Closing Date. For this purpose, in order to determine whether the CUF requirement indicated in the relevant PPAs (typically, an annual requirement) as a condition linked to the subsidy is not being maintained, the CUF requirement shall be considered in proportion to the time period from the date of commissioning of the relevant power plant until the Closing Date. In such event the Indemnified Parties shall be entitled make a Claim for such Indemnity Event for such amounts within a period of 180 (one hundred and eighty) days after such claw back or reclamation of such subsidy.

3.

For the power plants that have been timely commissioned prior to the Closing Date and where the subsidy amounts as indicated in Schedule 29 is payable to the relevant Group SPV after the Closing Date subject to satisfaction of the CUF requirement as indicated in the relevant PPA, if the said subsidy amount is not received within 3 (three) years from the Closing Date on account of the CUF as indicated in the relevant PPA not being achieved during the period prior to the Closing Date, then an amount equal to 85% of the subsidy amount not received by such Group SPV shall be indemnified. The indemnity for the above event shall only be payable if the relevant power plant is commissioned at least 9 (nine) months prior to the Closing Date. For this purpose, in order to determine whether the CUF requirement as indicated in the relevant PPA (typically, an annual requirement) as a condition linked to the subsidy is not being maintained, the CUF requirement shall be considered in proportion to the time period from the date of commissioning of the relevant power plant until the Closing Date. In such event the Indemnified Parties shall be entitled make a Claim for such Indemnity Event for such amounts within a period of 180 (one hundred and eighty) days after the expiry of the said period of 3 (Three) years.

4.

Any cost or expenses, penalty or any payment made in relation to the striking off applications filed with the Registrar of Companies of the following AZR Genco subsidiaries: Azure Power Rooftop Nine Private Limited, Azure Power Rooftop Ten Private Limited, Azure Power Rooftop Eleven Private Limited, Azure Power Rooftop Twelve Private Limited and Azure Power One Private Limited. In such event the Indemnified Parties shall be entitled make a Claim for such Indemnity Event for such amounts within a period of 3 (Three) years after the Closing Date.

5.

Any amounts that are payable as liquidated damages by, or any amounts that are claimed by offtakers in terms of the relevant PPA from, AZ Mercury due to the non-maintenance of capacity utilisation factor (on account of occurrence of force majeure event of Fani cyclone) by AZ Mercury under the PPA for

GEDCOL Project. In such event the Indemnified Parties shall be entitled make a Claim for such Indemnity Event for such amounts within a period of 2 (Two) years after the Closing Date.
6.

Any amounts that are payable as liquidated damages by, or any amounts that are claimed by offtakers in terms of the relevant PPA from, AZR Five on account of delays in completion of projects by AZR Five under the PPAs for MPUVNL Project. In such event the Indemnified Parties shall be entitled make a Claim for such Indemnity Event for such amounts within a period of 3 (Three) years after the Closing Date.

7.

Any amounts that are payable as liquidated damages by, or any amounts that are claimed by offtakers in terms of the relevant PPA from, AZ Thirty Eight due to delays in completion of sites by AZ Thirty Eight under the power purchase agreement dated 21 December 2016 executed between AZ Thirty Eight and Executive Engineer (E&M) HP II, Haiderpur Water Works, Delhi Jal Board. In such event the Indemnified Parties shall be entitled make a Claim for such Indemnity Event for such amounts within a period of 2 (two) years after the Closing Date.

8.

Any amounts that are payable as liquidated damages by, or any amounts that are claimed by offtakers in terms of the relevant PPA from, AZR Five due to delays in completion of projects by AZR Five under the PPAs for Nagpur Metro Project. In such event the Indemnified Parties shall be entitled make a Claim for such Indemnity Event for such amounts within a period of 3 (Three) years after the Closing Date.

9.

Any amounts that are payable as liquidated damages by, or any amounts that are claimed by offtakers in terms of the relevant PPA from, AZR One due to delays in completion of projects by AZR One under PPAs for SECI Project. In such event the Indemnified Parties shall be entitled make a Claim for such Indemnity Event for such amounts within a period of 2 (Two) years after the Closing Date.

10.

Any amounts that are payable as liquidated damages by, or any amounts that are claimed by offtakers in terms of the relevant PPA from, AZ Solutions due to delays in completion of projects by AZ Solutions under PPAs for DLF Project. In such event the Indemnified Parties shall be entitled make a Claim for such Indemnity Event for such amounts within a period of 2 (two_) years after the Closing Date.

11.

Any amounts that are payable as liquidated damages by, or any amounts that are claimed by offtakers in terms of the relevant PPA from, AZI Forty Four, AZR Four AZR Eight and AZR Genco due to delays in completion of projects by AZI Forty Four, AZR Four, AZR Eight and AZR Genco under PPAs for Railway Projects. In such event the Indemnified Parties shall be entitled make a Claim for such Indemnity Event for such amounts within a period of 2 (Two) years after the Closing Date.

12.

Any amounts that are payable as liquidated damages by, or any amounts that are claimed by offtakers in terms of the relevant PPA from, AZR Two due to delay in commissioning of the IPGCL 2 Project. In such event the Indemnified Parties shall be entitled make a Claim for such Indemnity Event for such amounts within a period of 2 (Two) years after the Closing Date.

SCHEDULE 18

PART A: GROUP SPVs BANK ACCOUNT DETAILS

Group SPV	Account Number	Bank Name	Branch	IFSC Code
Azure Solar Solutions Private Limited	Revenue-918020100141227	Axis Bank	CR Park	UTIB0000430
Azure Sun Energy Private Limited	Revenue- 3289880652	CBI	Press Area	CBIN0280306
Azure Renewable Energy Private Limited	Revenue -038605003937	ICICI Bank	Bahadur Shah Zafar Marg	ICIC0000386
Azure Sunlight Private Limited	Revenue-3456492480	CBI	Corporate	CBIN0283464
Azure Power Mercury Private Limited Revenue Account	Revenue-TRA- 038605004097	ICICI Bank	Bahadur Shah Zafar Marg	ICIC0000386
Azure Power Saturn Private Limited Revenue Account	Revenue -038605004157	ICICI Bank	Bahadur Shah Zafar Marg	ICIC0000386
Azure Power Thirty Eight Private Limited	Revenue-38093910667	State Bank of India	Nehru Place	SBIN0004298
Azure Power Forty Four Private Limited-Revenue Account	Revenue -038605004173	ICICI Bank	Bahadur Shah Zafar Marg	ICIC0000386
Azure Power Rooftop (GenCo). Private Limited	Revenue-201002916904	Indus Ind Bank	Barakhamba Road	INDB0000005
Azure Power Rooftop One Private Limited	Revenue - 201002919264	Indus Ind Bank	Barakhamba Road	INDB0000005
Azure Power Rooftop Two Private Limited	Revenue -201001294799	Indus Ind Bank	Barakhamba Road	INDB0000005
Azure Power Rooftop Four Private Limited	Revenue-252009201700	Indus Ind Bank	Barakhamba Road	INDB0000005
Azure Power Rooftop Five Private Limited	Revenue-201003848365	Indus Ind Bank	Barakhamba Road	INDB0000005
Azure Power Rooftop Six Private Limited	Current Account- 201001900614	Indus Ind Bank	Barakhamba Road	INDB0000005
Azure Power Rooftop Seven Private Limited	Current Account- 201001901352	Indus Ind Bank	Barakhamba Road	INDB0000005
Azure Power Rooftop Eight Private Limited	Revenue -201002312751	Indus Ind Bank	Barakhamba Road	INDB0000005

PART B: DETAILS OF SELLER GROUP BANK ACCOUNTS

Group SPV	Account Number	Bank Name	Branch	IFSC Code
Azure Power India Private Limited	Investment-000705045000	ICICI Bank	Connaught Place	ICIC0000007
Azure Power Rooftop Private Limited	Current Account - 201001324373	Indus Ind Bank	Barakhamba Road	INDB0000005

SCHEDULE 19

TERMS OF SHAREHOLDER LOAN EXTENDED TO RG2 SPVs

The Parties shall mutually agree to the terms of the shareholder loan to be extended to the RG2 SPVs by the Purchaser prior to the Closing Date in compliance with the RG2 Bond Documents.

SCHEDULE 20

CASH SHORTFALL AMOUNT FOR THE PERIOD AFTER VALUATION DATE UNTIL EXECUTION DATE

#	Borrower Company	Lender Company	Loan Amount (INR)
1.	RG1 SPV	Azure Power Pluto Private Limited	1,10,00,000
2.	AZ Thirty Eight	AZI	1,50,00,000
3.	AZR Genco	AZR	3,50,00,000
TOTAL			6,10,00,000

SCHEDULE 21

NET WORKING CAPITAL ADJUSTMENT AMOUNT

Particulars	Rs. Mn. (indicative)
Receivables	312.1
Cash & Cash Deposits	524.1
Advance to Suppliers (including Deposits)	7.8
Prepaid Expenses	14.2
Other Advances	0.8
Inventory	25

Total Current Assets	884.0

Less:
Trade Payables	93.0
Interest Accrued on Long Term Borrowing	104.3
Provision for Employee Expenses	1.5
Payable for statutory dues	34.6
Provisions	0

Total Current Liabilities	233.4

Net Current Assets	650.6

SCHEDULE 22

LIST OF ALL PPAS AND BID DOCUMENTS EXECUTED BY GROUP SPVS WHICH CONTAIN TRANSFER RESTRICTIONS

1.	Railways 2.1 Project – The relevant PPAs executed by AZR Genco and the RFQ dated 13 April 2017 contain restrictions on change in control and change of shareholding of AZR Genco.
2.	Railways 2.2 Project – The relevant PPAs executed by AZR Four and the RFQ dated 13 April 2017 contain restrictions on the change in control and change of shareholding of AZR Four.
3.	Railways 4 Project – The relevant PPAs executed by AZR Four and the RFQ dated 4 August 2018 contain restrictions on the change in control and change of shareholding of AZR Four.
4.	Railways 3 Project – The relevant PPAs executed by AZR Eight and the RFQ dated 3 November 2017 contain restrictions on change in control and change of shareholding of AZR Eight.
5.	DJB Project – The relevant PPAs executed by AZ Thirty Eight and the RFP dated 28 December 2015 contain restrictions on change of shareholding of AZ Thirty Eight.
6.	DMRC Project – The relevant PPAs executed by AZ Saturn and the RFP dated 18 November 2015 contain restrictions on change of shareholding of AZ Saturn.
7.	GEDCOL Project – The Project Implementation Agreement executed by AZ Mercury dated 30 July 2016 contain restrictions on change of shareholding of AZ Mercury.
8.	Railways 1 Project – The relevant PPAs executed by AZ Forty Four and the RFQ dated 27 September 2016 contain restrictions on change in control and change of shareholding of AZ Forty Four.
9.	DLF Project – The relevant PPAs executed by AZ Solutions contain restrictions on change of shareholding of AZ Solutions.
10.	Gujarat Project – No transfer restrictions here.
11.	SECI Project – The relevant PPAs executed by AZR One and the RFS dated 9 December 2016 contain restrictions on change of shareholding of AZR One and AZR Genco.
12.	NVVN Project – The relevant PPAs executed by AZR Two and the RFS dated 31 March 2017 contain restrictions on change of shareholding of AZR Two and AZR Genco.
13.	IPGCL 1 Project – The relevant PPAs executed by AZ Solutions contain restrictions on change of shareholding of AZ Solutions.
14.	IPGCL 2 Project – The relevant PPAs executed by AZR Two and the RFS dated 29 May 2018 contain restrictions on change of shareholding of AZR Two.
15.

PEDA Project – The relevant PPAs executed by AZ Renewable and the Implementation Agreement dated 28 March 2015 contain restrictions on change of shareholding of AZ Renewable. However, this restriction is applicable only on projects undertaken through consortiums and is therefore not applicable.

16.	MPUVNL Project – The relevant PPAs executed by AZR Five and the RFP dated 26 July 2017 contain restrictions on change of shareholding of AZR Five.
17.	Nagpur Metro Project – The relevant PPAs executed by AZR Five and the RFS dated 29 September 2018 contain restrictions on change of shareholding of AZR Five.
18.	JNV Project – The relevant PPAs executed by AZR Genco and the RFS dated 6 September 2017 contain restrictions on change of shareholding of AZR Genco.

SCHEDULE 23

LIST OF DOCUMENTS EXECUTED PURSUANT TO THE EXISTING FACILITY DOCUMENTS WHICH WILL NEED TO BE TERMINATED AND RE-EXECUTED BY RADIANCE AS A PART OF THE TRANSACTION

SPV Name	List of Documents to be terminated by Azure and re-executed by Radiance
AZR Five	Deed of Guarantee dated 31 December 2019 executed by AZI
Project Funds Agreement dated 31 December 2019 between AZI, AZR Genco, AZR Five and Catalyst Trusteeship Limited
Financial Support Undertaking dated 31 December 2019 between AZR One, AZR Two, AZR Four, AZR Six, AZR Eight, AZR Genco, AZR Five, Catalyst Trusteeship Limited and AZI
Direct Agreement dated 04 February 2020 between AZR Five, AZR and Catalyst Trusteeship Limited
Deed of Accession to Share Retention Agreement dated 31 December 2019 between APGL, AZR, AZR Genco, AZI, AZR Five, AZR One, AZR Three, AZR Four
AZR Eight	Deed of Guarantee dated 19 January 2021 executed by AZI
Project Funds Agreement dated 19 January 2021 between AZI, AZR Genco, AZR Five and Catalyst Trusteeship Limited
Financial Support Undertaking dated 19 January 2021 between AZR One, AZR Two, AZR Four, AZR Six, AZR Eight, AZR Genco, AZR Five, Catalyst Trusteeship Limited and AZI
Deed of Guarantee (Railways Guarantee) dated 19 January 2021 between AZI and Catalyst Trusteeship Limited
Direct Agreement dated 19 January 2021 between AZR Eight, AZR and Catalyst Trusteeship Limited
Amendment agreement to Share Retention Agreement dated 19 January 2021 between APGL, AZR, AZR Genco, AZI, AZR Five, AZR One, AZR Three, AZR Four
AZR One	Amended and Restated Deed of Guarantee dated 21 January 2020 between AZI and Catalyst Trusteeship Limited
Project Funds Agreement dated 13 December 2018 between AZI, AZR One, AZR Genco and Catalyst Trusteeship Limited and the deed of confirmation and extension in relation to the same dated 6 January 2020
Amended and Restated Financial Support Undertaking dated 21 January 2020 between AZR Genco, AZR One, AZR Two, AZR Four, AZR Five, AZR Eight, AZR Six, AZR Seven and AZI
Direct Agreement dated 19 December 2018 between AZR One and AZR and the deed of extension dated 04 February 2020

SPV Name	List of Documents to be terminated by Azure and re-executed by Radiance

Share Retention Agreement dated 13 December 2018 between APGL, AZR, AZR Genco, AZI, Catalyst Trusteeship Limited, AZR One and AZR Four, and the deed of confirmation and extension in relation to the same dated 6 January 2020

AZR Genco	Amended and Restated Deed of Guarantee dated 21 January 2020 between AZI and Catalyst Trusteeship Limited
Project Funds Agreement dated 13 December 2018 between AZI, AZR, AZR Genco and Catalyst Trusteeship Limited and the deed of confirmation and extension in relation to the same dated 6 January 2020

Amended and Restated Financial Support Undertaking dated 21 January 2020 between AZR Genco, Azure Power Rooftop Six Private Limited, Azure Power Rooftop Seven Private Limited, AZR One, AZR Two, AZR Four, AZR Five, AZR Eight and AZI

Direct Agreement dated 19 December 2018 between AZR Genco, AZR and Catalyst Trusteeship Limited
Direct Agreement dated 04 February 2020 between AZR Genco, AZR and Catalyst Trusteeship Limited
Pledge Agreement dated 12 December 2018 between AZR, AZR Genco and Catalyst Trusteeship Limited and amended on 21 January 2020
Power of Attorney executed by AZR dated 12 December 2018 and 21 January 2020
Deed of Guarantee (Railways Guarantee) dated 13 December 2018 between AZI and Catalyst Trusteeship Limited
Subordinated Loan of Hypothecation dated 13 December 2018 between AZR, AZR Genco and Catalyst Trusteeship Limited

Share Retention Agreement dated 13 December 2018 between APGL, AZR, AZR Genco, AZI, Catalyst Trusteeship Limited, AZR One and AZR Four, and the deed of confirmation and extension in relation to the same dated 6 January 2020

AZ Sunlight	Direct Agreement dated 10 July 2015 executed between AZ Sunlight, AZI, IDBI Trusteeship Services Limited and OPIC
Guarantee Agreement dated 31 August 2016 executed between AZI and OPIC
Share Pledge Agreement dated 10 July 2015 executed between AZI, Mr. Harkanwal Singh Wadhwa, IDBI Trusteeship Services Limited and AZ Sunlight
Power of Attorney executed by AZI dated 10 July 2015
Security Trustee Agreement dated 10 July 2015 between AZ Sunlight, AZI, IDBI Trusteeship Services Limited and OPIC
Parent Company Support Agreement dated 10 July 2015 executed between AZ Sunlight, AZI, IDBI Trusteeship Services Limited and OPIC
AZ Thirty Eight	Promoter Undertaking dated 20 June 2018 executed amongst AZI, AZ Thirty Eight and SBICAP Trustee Company Limited

SPV Name	List of Documents to be terminated by Azure and re-executed by Radiance
Share Pledge Agreement dated 25 July 2019 executed amongst AZI, AZ Thirty Eight and SBICAP Trustee Company Limited
Power of Attorney executed by AZI dated 25 July 2019
Corporate Guarantee dated 25 July 2019 executed between AZI and SBICAP Trustee Company Limited
AZ Sun	Project Funds and Share Retention Agreement dated 23 September 2013 executed between AZI, AZ Sun and IFC
Share Pledge Agreement dated 7 December 2013 executed between AZI, AZ Sun and IFC
Share Retention Agreement dated 23 September 2013 executed between Mr. Inderpreet Wadhwa, AZI, AZ Sun and IFC
Power of Attorney executed by AZI
Trust and Retention Account Agreement dated 23 September 2013 between AZI, AZ Sun, IFC and Central Bank of India
Direct Agreement (Supply Contract) dated 31 October 2013 between AZI, AZ Sun and IFC
Direct Agreement (Onshore Services) dated 31 October 2013 between AZI, AZ Sun and IFC
Direct Agreement (O&M Services) dated 31 October 2013 between AZI, AZ Sun and IFC
Direct Agreement (EPC Wrap) dated 31 October 2013 between AZI, AZ Sun and IFC
Guarantee Agreement dated 6 September 2013 executed by AZI in favour of IFC

SCHEDULE 24

HOLDBACK PROCESS

1.

After the Closing Date, the Sellers shall complete the Holdback Events within the timelines set out in Annexure 1 to this Schedule, against each such Holdback Event. For this purpose, the Group SPVs shall provide reasonable assistance which the Sellers may require for obtaining the net- metering approval for the relevant Project Assets including but not limited to the relevant Group SPVs authorizing the Sellers to make necessary applications to the authorities for obtaining such approval (whether through appropriate board resolutions or by granting power of attorney), providing necessary clarifications to the authorities, execute, acknowledge, and deliver such further documents as may be sought by the authorities and/or getting settlement done for any liquidated damages claims from any offtaker, at the risk, cost and expense of the Sellers.

2.

The Sellers agree that all costs and expenses for obtaining such net-metering approval, including the costs relating to the statutory fee for obtaining such approval and for engaging consultants shall be to the account of the Sellers. It is clarified that, the Group SPVs shall not charge or claim reimbursements for the time devoted or spent by their employees to coordinate with Authorities and counterparties and assist the Sellers in completing the Holdback Events, as may be reasonably required; however, all out of pocket expenses incurred by the employees in providing assistance to the Sellers as contemplated under paragraph 1 and 2 of Schedule 24 shall be borne by the Sellers.

3.

Further, the Sellers agree to provide the Purchaser with all information on a fortnightly basis with respect to the status of Holdback Events. For this purpose, the Seller shall provide to the Purchaser as soon as reasonably practicable, copies of any applications, statements, undertakings, or other filings or submissions made by the Seller to the authorities for obtaining the net-metering approval and/or any correspondences/notices received from the authorities against such application. If any communication, notices or any other correspondence is received by the Group SPVs from the authorities or any counterparties involved in relation to the Holdback Event, then they shall be shared and informed to the Sellers at the earliest, and in any event no later than 5 (five) Business Day of its receipt by such Group SPV.

4.

The Sellers hereby agree and undertake that they shall complete the Holdback Events in compliance with Applicable Laws and shall not without the prior consent of the Purchasers (i) make any admissions of breach of Applicable Laws on the part of a Group SPVs, or (ii) make any statement, representation, commitment, or undertake, settle, or compromise any dispute which involves any commitment or obligation on part of a Group SPV that imposes liability on the Group SPV. If any Holdback Event is in relation to liquidated damages imposed or threatened to be imposed by any offtaker under the PPA, then it is clarified that the entire amount finally settled by the Sellers (or any Group SPVs in the instructions of the Sellers) with the offtaker as payable to them as liquidated damages, shall be adjusted against the corresponding Holdback Amount, and any balance that remains if any, shall be paid to the Sellers in accordance with this Schedule 24. The Sellers agree that in the event the amount of liquidated damages finally settled by the Sellers with the offtakers under the relevant PPA is more than the Holdback Amount, then the Sellers shall be required to pay such additional amounts to such Group SPV prior to such Group SPV being required to make the payment of liquidated damages to the offtaker under the relevant PPA.

5.

Upon completion of any one or more Holdback Event, the Sellers shall give a written notice to the Purchaser providing details of the Holdback Event which has been completed (“Holdback Completion Notice”). The Holdback Completion Notice shall enclose all documentary evidenceof completion of the Holdback Event and may be issued on a monthly basis for the Holdback Events completed in each calendar month. It is clarified that the Holdback Amount shall be payable subject to paragraph 6 below of this Schedule 24, for which Holdback Completion Notice is delivered by the Sellers within the timelines set out in Annexure 1 to this Schedule, against each such Holdback Event.

6.	If the Purchaser (acting reasonably) is,
(a)

satisfied with the completion of the Holdback Event, it shall issue a written notice to the Sellers (“Holdback Completion Acceptance Notice”), within 5 (five) Business Days from the receipt of the Holdback Completion Notice; or

(b)

not satisfied with the fulfilment of the Holdback Event, it shall within 5 (five) Business Days from the receipt of the Holdback Completion Notice communicate its dissatisfaction with the completion of the Holdback Event along with reasons for such dissatisfaction (“Holdback Completion Defects Notice”). The Sellers, within 60 (sixty) Business Days from the receipt of the Holdback Completion Defects Notice, shall fulfil and rectify the defects stated in the Holdback Completion Defects Notice to the satisfaction of the Purchaser and provide to the Purchaser a revised Holdback Completion Acceptance Notice (“Revised Holdback Completion Notice”). If the Purchaser is satisfied with the completion of the Holdback Event as stated in the Revised Holdback Completion Notice, it shall issue the Holdback Completion Acceptance Notice to the Sellers within 5 (five) Business Days from the receipt of Revised Holdback Completion Notice.

7.

In case the Purchaser does not deliver the Holdback Completion Acceptance Notice, the Revised Holdback Completion Notice or the Holdback Completion Defects Notice as the case may be within the abovementioned 5 (five) Business Day period, the relevant Holdback Event shall be deemed to have been completed to the satisfaction of the Purchaser. For abundant clarity, the relevant Holdback Amount shall be due and payable to the Sellers, in case the Purchaser does not object to the Holdback Completion Notice within the abovementioned 5 (five) Business Day period.

8.

The Purchaser shall make payment of the relevant portion of the Holdback Amount corresponding to the completed Holdback Event within 5 (five) Business Days from the date of issuance or deemed issuance of the Holdback Completion Acceptance Notice or Revised Holdback Completion Notice, as the case may be.

9.

In the event, the Sellers fail to complete any/all Holdback Events within the timelines set out in Annexure 1 to this Schedule 24 then the Sellers shall be provided an additional time period of 6 (six) months to sell the relevant rooftop panels to independent third party purchasers on the terms and at a price agreeable to the Sellers. It is clarified that the Purchaser shall and shall ensure that the Group SPVs provide all reasonable assistance as may be required by the Seller to effectuate such sale and neither the Purchaser nor the relevant Group SPVs have any right to object to such sale or the terms of such sale. Provided however that the Group SPVs shall not be required to undertake any sale in the event that the sale results in any liabilities and/or obligations on the Purchaser or the Group SPVs under the PPA. In such event, the Holdback Amount which corresponds to the incomplete Holdback Event shall be adjusted and the Sellers shall be paid such amounts which are recovered from the permitted sale of such rooftop panels (where the sale doesn’t result in any liabilities and/or obligations on the Purchasers or the Group SPVs under the PPA), and the balance Holdback Amount shall not be paid to the Sellers. It is agreed by the Sellers that in the event any subsidy is reclaimed in writing by any Governmental Authority from such Group SPV on account of non-receipt of net metering approval that has been included in the Holdback Event, then such subsidy amount that has been reclaimed from the Group SPVs (and is payable as Specific Indemnity Item as per Schedule 17) shall be adjusted against the amounts that may be payable to the Sellers under Paragraph 7 in relation to the Holdback Event for the non-fulfilment of which the subsidy amount has been reclaimed, after the reclaim of such subsidy, provided that the reclaim of such subsidy is final and conclusive, pending which finality and conclusiveness, the reclaimed amount shall not be payable from the Group SPVs to the Sellers.

Annexure 1 to Schedule 24

The total Holdback for Net Metering per kW is INR 6480 / kW. Accordingly, the total Holdback Amount for the (a) net metering approval is INR 11,77,11,500 (Indian Rupees Eleven Crore Seventy Seven Lakh Eleven Thousand Five Hundred) and (b) liquidated damages payable to offtaker is INR 4,00,74,742 (Indian Rupees Four Crore Seventy Four Thousand Seven Hundred and Forty Two) as per schedule below.

S. No.	Name of Group SPVs	Holdback Event	Net Metering Pending (kW)	Holdback Amount (Rs.)	Timeline for Completion of the Holdback Event by the Sellers
1	AZR Genco	Net Metering Approval	4492	29,107,188	18 months from Closing Date
2	AZR One	Net Metering Approval	2809	18,200,376	18 months from Closing Date
3	AZR Two	Net Metering Approval	110	714,744	18 months from Closing Date
4	AZR Four	Net Metering Approval	5171	33,510,866	18 months from Closing Date
5	AZR Five	Net Metering Approval	3035	19,667,059	18 months from Closing Date
6	AZR Eight	Net Metering Approval	2368	15,345,385	18 months from Closing Date
7	AZ Forty Four	Net Metering Approval	180	1,165,882	18 months from Closing Date
8	AZR Genco	Impositionof liquidated damages	N.A.	23,16,000	18 months from Closing Date
9	AZR Eight	Impositionof liquidated damages	N.A.	97,01,742	18 months from Closing Date
10	AZR Genco	Impositionof liquidated damages	N.A.	1,70,00,000	18 months from Closing Date

S. No.	Name of Group SPVs	Holdback Event	Net Metering Pending (kW)	Holdback Amount (Rs.)	Timeline for Completion of the Holdback Event by the Sellers
11	AZR Four	Impositionof liquidated damages	N.A.	16,70,000	18 months from Closing Date
12	AZT Forty Four	Impositionof liquidated damages	N.A.	93,87,000	18 months from Closing Date
	Total		18,165	15,77,86,242

SCHEDULE 25

FORMAT OF WRITTEN CERTIFICATE FOR CONFIRMATION OF WARRANTIES

[To be printed on the letterhead]

Date: [●]

To,

Radiance Renewables Private Limited

[Insert address] Attn: [●]

Dear Sir,

Subject: Certificate pursuant to Clause 8.4 (a) of the Agreement

This is in reference to Clause 8.4(a) of the Master Share Purchase Agreement dated [●] (Agreement) entered into amongst, inter alia, (a) Azure Power Rooftop Private Limited, (b) Azure Power India Private Limited (together, the Sellers), and (c) Radiance Renewable Private Limited (Purchaser).

Capitalized terms used in this letter but not defined shall have the meaning as ascribed to such terms in the Agreement.

The Sellers hereby certify that:

(a)	The Warranties are true and correct and not misleading as of the Closing Date, save as disclosed under the Disclosure Letter (other than for Fundamental Warranties).
(b)	All the covenants required to be complied with by the Sellers and each of the Group SPVs under the Agreement before the Closing have been complied with.
(c)	No Material Adverse Effect has occurred or is subsisting.

Yours truly,

For and on behalf of Azure Power Rooftop Private Limited	For and on behalf of Azure Power India Private Limited

Authorised signatory	Authorised Signatory

SCHEDULE 26

LIST OF PPA BANK GUARANTEES

#	BG No	BG Nature	Project	Issuing Company	Name of Beneficiary	Amount	Current Validity Date
1	OGT0005160	PBG	10 MW DMRC	Azure Power	Delhi Metro Rail	3,43,00,000	28-02-
	002100			Saturn Pvt Ltd.	Corporation		2021
					Limited
2	OGT0005160	PBG	GEDCOL 4	Azure Power	GEDCOL	3,00,00,000	07-09-
	005087		MW Rooftop	Mercury Pvt			2022
			Project	Ltd.
3	OGT0005160	PBG	Delhi Jal Board	Azure Power	Delhi Jal Board	4,80,00,000	31-12-
	006844		16 MW	Thirty Eight			2021
				Pvt Ltd.
4	OGT0005170	Financial	Railway23 MW	Azure Power	The Excise and	50,000	20-04-
	011413		Project	Forty Four Pvt	Taxation		2020
				Ltd.	Commissioner,
					Chandigarh
5	OGT0005170	Financial	Railway23 MW	Azure Power	The Excise and	50,000	20-04-
	011415		Project	Forty Four Pvt	Taxation		2020
				Ltd.	Commissioner,
					Chandigarh
6	OGT0005170	Financial	Railway23 MW	Azure Power	The Excise and	50,000	30-04-
	011416		Project	Forty Four Pvt	Taxation		2020
				Ltd.	Commissioner,
					Amritsar-II
7	OGT0005170	Financial	Railway23 MW	Azure Power	The Excise and	50,000	30-04-
	011417		Project	Forty Four Pvt	Taxation		2020
				Ltd.	Commissioner,
					Amritsar-II
8	OGT0005170	PBG	Railway rooftop	Azure Power	FA & CAO North Western Railway, Jaipur	60,00,000	13-04-
	011456		project 26 MW	Forty Four Pvt			2021
				Ltd.
9	OGT0005170	PBG	Railway rooftop	Azure Power	Western	57,30,000	31-03-
	011459		project 26 MW	Forty Four Pvt	Railway, Ratlam		2021
				Ltd.	DivnMP
10	OGT0005170	PBG	Railway rooftop	Azure Power	Western	50,50,000	31-03-
	011461		project 26 MW	Forty Four Pvt	Railway,		2021
				Ltd.	Ahmedabad
					Divn, Gujrat
11	OGT0005170	PBG	Railway rooftop	Azure Power	Western	8,10,000	31-03-
	011462		project 23 MW	Forty Four Pvt	Railway,		2021
				Ltd.	Bhavnagar Para,
					Gujrat
12	OGT0005170	PBG	Railway rooftop	Azure Power	Western	21,00,000	17-01-
	011463		project 23 MW	Forty Four Pvt	Railway,		2021
				Ltd.	Vadodara Divn
					Gujrat
13	OGT0005170	PBG	Railway rooftop	Azure Power	Sr. Divn Finance	38,00,000	13-03-21
	011597		project 23 MW	Forty Four Pvt	Manager,
				Ltd.	MumabiCentral
					Divn

#	BG No	BG Nature	Project	Issuing Company	Name of Beneficiary	Amount	Current Validity Date
14	OGT0005170	PBG	Railway rooftop	Azure Power	Western	25,10,000	31-03-21
	011465		project 23 MW	Forty Four Pvt	Railway, Rajkot
				Ltd.
15	OGT0005170	PBG	Railway rooftop	Azure Power	North Central	26,00,000	31-03-21
	011466		project 23 MW	Forty Four Pvt	Railway, Jhansi
				Ltd.	Division
16	OGT0005170	PBG	Railway rooftop	Azure Power	Rail Spring	34,00,000	13-04-20
	011468		project 23 MW	Forty Four Pvt	Kharkhana
				Ltd.	Suthouli, Distt
					Gwalior
17	OGT0005170	PBG	Railway rooftop	Azure Power	North Central	10,00,000	13-12-20
	011469		project 23 MW	Forty Four Pvt	Railway, Agra
				Ltd.	Divn, Agra
18	OGT0005170	PBG	Railway rooftop	Azure Power	North Central	54,00,000	31-03-21
	011470		project 23 MW	Forty Four Pvt	Railway,
				Ltd.	Allahabad Divn,
					Allahabad
19	OGT0005170	Financial	Railway rooftop	Azure Power	Assessing	1,00,000	08-05-20
	011662		project 23 MW	Forty Four Pvt	Authority,
				Ltd.	Excise and
					Taxation office,
					Gurugram
20	OGT0005170	PBG	SECI 0.6801	Azure Power	Solar Energy	11,05,211	12-09-
	015174		Mwp	Rooftop One	Corporation Of		2022
			Chandigarh	Pvt Ltd.	India
21	OGT0005170	PBG	SECI 1.9451	Azure Power	Solar Energy	31,60,755	12-09-
	015175		MWp	Rooftop One	Corporation Of		2022
			Chhattisgarh	Pvt Ltd.	India
22	OGT0005170	PBG	SECI 9.2359	Azure Power	Solar Energy	1,50,08,321	12-09-
	015176		MWp Delhi	Rooftop One	Corporation Of		2022
				Pvt Ltd.	India
23	OGT0005170	PBG	SECI 3.014	Azure Power	Solar Energy	48,97,766	12-09-
	015178		MWp Haryana	Rooftop One	Corporation Of		2022
				Pvt Ltd.	India
24	OGT0005170	PBG	SECI 2.8926	Azure Power	Solar Energy	47,00,475	12-09-
	015179		MWp Kerala	Rooftop One	Corporation Of		2022
				Pvt Ltd.	India
25	OGT0005170	PBG	SECI 4.2871	Azure Power	Solar Energy	69,66,473	12-09-
	015180		MWp Odisha	Rooftop One	Corporation Of		2022
				Pvt Ltd.	India
26	OGT0005170	PBG	SECI 5.5029	Azure Power	Solar Energy	89,42,164	12-09-
	015181		MWp West	Rooftop One	Corporation Of		2022
			Bengal	Pvt Ltd.	India
27	OGT0005170	PBG	SECI 4.408	Azure Power	Solar Energy	71,63,033	12-09-
	015183		MWp Punjab	Rooftop One	Corporation Of		2022
				Pvt Ltd.	India
28	OGT0005170	PBG	SECI 7.088	Azure Power	Solar Energy	1,15,18,065	12-09-
	015182		MWp Rajasthan	Rooftop One	Corporation Of		2022
				Pvt Ltd.	India
29	OGT0005170	PBG	SECI 10.946	Azure Power	Solar Energy	1,77,87,738	12-09-
	015213		MWP Uttar	Rooftop One	Corporation Of		2022
			Pradesh	Pvt Ltd.	India

#	BG No	BG Nature	Project	Issuing Company	Name of Beneficiary	Amount	Current Validity Date
30	OGT0005170	PBG	REMCL 2	Azure Power	Chief Electrical,	80,00,000	26-04-
	015854		Railways 2- 4	Rooftop Four	Service		2021
			MW (SR)	Pvt Ltd	Engineer,
					Southern
					Railway
31	OGT0005170	PBG	REMCL 2	Azure Power	Principal	29,26,000	30-06-
	016594		Railway 1.463	Rooftop Four	Financial		2021
			Mw (Bilaspur)	Pvt Ltd	Advisor,
					Bilaspur
					Division, South
					East Central
					Railway,
					Chhattisgarh
32	OGT0005170	PBG	REMCL 2	Azure Power	Principal	9,40,000	24-11-
	016658		Railway 470	Rooftop Four	Financial		2020
			Kwp (Raipur)	Pvt Ltd	Advisor, Raipur
					Division, South
					East Central
					Railway,
					Chhattisgarh
33	OGT0005170	PBG	REMCL 2	Azure Power	Principal	17,66,000	31-03-
	016834		Railway 883	Rooftop Four	Financial		2021
			Kwp(Nagpur)	Pvt Ltd	Advisor, Nagpur
					Division, South
					East Central
					Railway,
					Chhattisgarh
34	OGT0005170	PBG	REMCL 2	Azure Power	Principal	48,00,000	14-06-
	017139		Raiwlay 2.4	Rooftop Four	Financial		2021
			MW (CR)	Pvt Ltd	Advisor, Central
					Railway, HQ
					Office, CST
					Mumbai
35	OGT0005180	EMD	North West	Azure Power	Chief Workshop	30,00,000	01-09-
	019005		Railway, Ajmer	Rooftop	Mgr Ajmer		2018
				(Genco)Pvt Ltd	Group of
					Workshop,
					NWR, Rajasthan
36	OGT0005180	PBG	REMCL 2	Azure Power	Eastern Central	1,15,80,000	31-03-
	021094		Railway 5.79	Rooftop	Railway		2021
			MW (ECR)	(GenCo) Pvt
				Ltd
37	OGT0005180	PBG	ITPTS 2 MW	Azure Power	Solar Energy	60,00,000	14-05-
	021648			India Pvt Ltd.	Corporation Of		2021
					India
38	OGT0005180	PBG	REMCL 3	Azure Power	Sr. Divn Finance	70,70,000	07-06-
	021941			Rooftop Eight	Manager,		2021
				Pvt Ltd.	Lucknow Divn ,
					NR
39	OGT0005180	PBG	REMCL 3	Azure Power	Sr. Divisional	1,12,70,000	12-06-
	022081			Rooftop Eight	Finance		2021
				Pvt Ltd.	Manager,
					Ambala
40	OGT0005180	PBG	REMCL 3	Azure Power	Principal	28,40,000	21-06-
	022080			Rooftop Eight	Financial		2021
				Pvt Ltd.	Advisor , SCR

#	BG No	BG Nature	Project	Issuing Company	Name of Beneficiary	Amount	Current Validity Date
41	OGT0005180	Financial	SECI 50 MW	Azure Power	Solar Energy	54,51,606	31-03-
	022228		Rooftop	Rooftop One	Corporation Of		2021
				Pvt Ltd.	India
42	OGT0005180	PBG	REMCL 3	Azure Power	Sr. Divn Finance	76,78,000	05-07-
	022621			Rooftop Eight	Manager,		2021
				Pvt Ltd.	Moradabad
					Division UP
43	OGT0005180	PBG	REMCL 2	Azure Power	Chittaranjan	1,00,00,000	13-07-
	022862			Rooftop	Locomotive		2021
				(Genco)Pvt Ltd	Works
44	OGT0005180	PBG	ISTSL-	Azure Power	India SME	36,08,930	24-11-
	022923		18.59MW	Rooftop	Technology		2022
				(Genco)Pvt Ltd	Services Limited
45	OGT0005180	PBG	ISTSL-	Azure Power	India SME	63,63,695	24-11-
	022925		18.59MW	Rooftop	Technology		2022
				(Genco)Pvt Ltd	Services Limited
46	OGT0005180	PBG	ISTSL-	Azure Power	India SME	40,39,328	24-11-
	022926		18.59MW	Rooftop	Technology		2022
				(Genco)Pvt Ltd	Services Limited
47	OGT0005180	PBG	ISTSL-	Azure Power	India SME	19,47,563	24-11-
	022929		18.59MW	Rooftop	Technology		2022
				(Genco)Pvt Ltd	Services Limited
48	OGT0005180	PBG	ISTSL-	Azure Power	India SME	10,24,335	24-11-
	022931		18.59MW	Rooftop	Technology		2022
				(Genco)Pvt Ltd	Services Limited
49	OGT0005180	PBG	ISTSL-	Azure Power	India SME	2,76,803	24-11-
	022933		18.59MW	Rooftop	Technology		2022
				(Genco)Pvt Ltd	Services Limited
50	OGT0005180	PBG	REMCL 3	Azure Power	Principal	35,00,000	28-06-
	023052			Rooftop Eight	Financial		2021
				Pvt Ltd.	Advisor, Delhi
					Division,
					Northern
					Railway, New
					Delhi
51	OGT0005180	EMD	Central	Azure Power	DY. Chief	20,00,000	26-02-
	023110		Raiwlay 2 MW	Rooftop	Electrical		2019
				(Genco)Pvt Ltd	Engineer
					(General),
					Central Railway
					Carriage
					Workshop,
					Matunga,
					Mumbai
52	OGT0005180	PBG	JREDA Mini	Azure Power	Jharkhand	44,72,000	16-12-
	023446		Grid Project 86	India Pvt Ltd.	Renewable		2022
			Kw		Energy
					Development
					Agency Ltd
					(JREDA)
53	OGT0005180	PBG	REMCL 3	Azure Power	FA&CAP	4,00,000	14-08-
	023788			Rooftop Eight	NER/GKP,		2021
				Pvt Ltd.	Mechanical

#	BG No	BG Nature	Project	Issuing Company	Name of Beneficiary	Amount	Current Validity Date
					workshop Gorakhpur
54	OGT0005180	PBG	REMCL 3	Azure Power	Principal	80,00,000	02-08-
	023786			Rooftop Eight	Financial		2021
				Pvt Ltd.	Advisor
					Southern
					Railway Chennai
55	OGT0005180	PBG	REMCL 3	Azure Power	North Eastern	16,00,000	13-08-
	023859			Rooftop Eight	Railway,		2021
				Pvt Ltd.	Lucknow
56	OGT0005180	PBG	REMCL 3	Azure Power	FA & CAO	38,00,000	24-08-
	024116			Rooftop Eight	North Eastern		2021
				Pvt Ltd.	Railway,
					Izzatnagar
57	OGT0005180	PBG	REMCL 3	Azure Power	Sr. Divisional	1,05,40,000	16-08-
	024230			Rooftop Eight	Finance		2021
				Pvt Ltd.	Manager,
					Firozpur
58	OGT0005180 024311	PBG	IPGCL 0.6 MW	Azure Power Rooftop Two Pvt Ltd.	IPGCL 2	8,25,000	31-08- 2022
59	OGT0005180	PBG	REMCL 3	Azure Power	FA & CAO	37,00,000	16-09-
	024459			Rooftop Eight	North Eastern		2021
				Pvt Ltd.	Railway,
					Baranasi
60	OGT0005180	PBG	MPVUNL 33	Azure Power	Madhya Pradesh	37,50,000	27-11-
	025164		MW	Rooftop Five	Urja Vikas		2020
				Pvt Ltd	Nigam Ltd.
61	OGT0005180	PBG	MPVUNL 33	Azure Power	Madhya Pradesh	12,50,000	06-12-
	025161		MW	Rooftop Five	Urja Vikas		2020
				Pvt Ltd	Nigam Ltd.
62	OGT0005180	PBG	MPVUNL 33	Azure Power	Madhya Pradesh	56,82,500	27-11-
	025163		MW	Rooftop Five	Urja Vikas		2020
				Pvt Ltd	Nigam Ltd.
63	OGT0005180	PBG	MPVUNL 33	Azure Power	Madhya Pradesh	11,25,000	06-12-
	025162		MW	Rooftop Five	Urja Vikas		2020
				Pvt Ltd	Nigam Ltd.
64	OGT0005180	EMD	REMCL 80.79	Azure Power	Railway Energy	63,60,000	18-07-
	026010		MW	Rooftop Genco	Management Co		2019
				Pvt Ltd	Ltd
65	OGT0005180	EMD	REMCL 80.79	Azure Power	Railway Energy	8,76,000	18-07-
	026013		MW	Rooftop Genco	Management Co		2019
				Pvt Ltd	Ltd
66	OGT0005190	PBG	REMCL 1	Azure Power	WAO/JHS NRC	19,00,000	31-12-
	027553		(Power	Forty Four Pvt			2021
			Generation )	Ltd
67	OGT0005190	PBG	REMCL 4	Azure Power	PFA, ECoR	1,06,00,000	06-04-
	030759			Rooftop Four	Bhubaneswar		2022
				Private Limited
68	OGT0005190	PBG	REMCL 4	Azure Power	Northeast	14,60,000	28-04-
	031348			Rooftop Four	Frontier Railway		2022
				Private Limited	Zone (NR

#	BG No	BG Nature	Project	Issuing Company	Name of Beneficiary	Amount	Current Validity Date
69	OGT0005190	PBG	REMCL 1	Azure Power	WAO/RSK/STL	2,64,000	01-05-
	031483		(Power	Forty Four Pvt	I		2022
			Generation )	Ltd
70	OGT0005190	PBG	Nagpur Metro	Azure Power	Maharashtra	10,00,000	01-09-
	035398			Rooftop Five	Metro Rail		2022
				Pvt Ltd	Corporation Ltd
71	OGT0005200	PBG	Railway 20.1	Azure Power	Principal	2,35,000	26-06-
	044403		MW Rooftop	Rooftop Four	Financail		2023
			Project	Pvt Ltd	Advisor, Rai[ur

SCHEDULE 27

FORMAT OF WRITTEN CERTIFICATE FOR CONFIRMATION OF RG WARRANTIES

[To be printed on the letterhead]

Date: [●]

To,

Radiance Renewables Private Limited

[Insert address] Attn: [●]

Dear Sir,

Subject: Certificate pursuant to Clause 9.4 (a) of the Agreement

This is in reference to Clause 9.4(a) of the Master Share Purchase Agreement dated [●] (Agreement) entered into amongst, inter alia, (a) Azure Power Rooftop Private Limited, (b) Azure Power India Private Limited (together, the Sellers) and (c) Radiance Renewables Private Limited (Purchaser).

Capitalized terms used in this letter but not defined shall have the meaning as ascribed to such terms in the Agreement.

The Sellers hereby certify that:

(a)	The RG Warranties are true and correct and not misleading as of the RG Closing Date.
(b)	All the covenants required to be complied with by the Sellers and [the RG1 SPV/ each of the RG2 SPVs] under the Agreement before the RG Closing Date have been complied with.
(c)

No Order or Applicable Law has been enacted or come into effect after the Execution Date that prohibits or otherwise restrains the sale of the [Balance RG1 Sale Shares/Balance RG2 Sale Shares] or the consummation of the transfer of the [Balance RG1 Sale Shares/Balance RG2 Sale Shares] to the Purchaser.

Yours truly,

For and on behalf of Azure Power Rooftop Private Limited	For and on behalf of Azure Power India Private Limited

Authorised Signatory	Authorised Signatory

SCHEDULE 28

LIST OF IMMOVABLE PROPERTIES

PART A: LEASEHOLD PROPERTIES

S. No	Name of SPV	Address
1.	AZ Mercury	Ground Floor one room in Plot No.1257/2670, Bomikhal Govind Parsad, Bhubneshwar-751010
2.	RG1 SPV	PSAMB New fruit and Vegetable Mandi New Grain Market Rd, Daraka Muhala, Mansa, Punjab 151505
3.	RG1 SPV	PSAMB New vegetable market (Sabzi Mandi) near Jalandhar Bypass Ludiana Punjab (141008)
4.	RG1 SPV	PSAMB New fruit and Vegetable Mandi near Punjab Mandi Bhawan, Sector 65-A, Phase 11 S.A.S. Nagar (Mohali) Punjab - 160062,
5.	RG1 SPV	C A Vegefruit Store, Vill. Shakrulapur, Kharar Distt. SAS Nagar Punjab (140413)
6.	RG1 SPV	Boss Computers/Godrej Warehouse Dayalpura Road, Near Chimney Heights, Zirakpur Punjab (140603)
7.	RG1 SPV	Reliance warehouse Village Kotla Fazal, Tehsil Bassi Pathana, Duffera Rd, Raipur Gujran, Punjab 140406
8.	RG1 SPV	Skyross enterprise Pepsico Warehouse village Channo near toll plaza Sangrur distt. Patiala Punjab (148026)
9.	RG1 SPV	Canam Consultant Ltd., Morinda at Voltas Ware house - sirhind khanna Road, Vill. Chalaki Morinda Distt. Ropar Punjab (140101)
10.	RG1 SPV	Anil Singla Warehouse Village Danewala Tehsil Malout Distt. Sri Muktasar Sahib Punjab – 152107
11.	AZ Sun	Jeevraj Mehta Bhavan Block Number 1 To 9 & 11 Gandhinagar Ahmedabad 382017 GZ001
12.	AZ Sun	Jeevraj Mehta Bhavan Block Number 12 Sector 10 Gandhinagar Ahmedabad 382017 GZ001
13.	AZ Sun	Jeevraj Mehta Bhavan Block Number 15 Sector 10 Gandhinagar Ahmedabad 382017 GZ001
14.	AZ Sun	Jeevraj Mehta Bhavan Block Number 17 Sector 10 Gandhinagar Ahmedabad 382017 GZ001
15.	AZ Sun	Jeevraj Mehta Bhavan Block Number 18 Sector 10 Gandhinagar Ahmedabad 382017 GZ001
16.	AZ Sun	Jivraj Mahata Bhawan Block No.19 Sector 10 Gandhinagar Ahmedabad 382017 GZ001

S. No	Name of SPV	Address
17.	AZ Sun	Jivraj Mahata Bhawan Block No.20 Sector 10 Gandhinagar Ahmedabad 382017 GZ001
18.	AZ Sun	Jeevraj Mehta Bhavan Block Number 10 Sector 10 Gandhinagar Ahmedabad 382017 GZ001
19.	AZ Sun	Jeevraj Mehta Bhavan Block Number 13 Sector 10 Gandhinagar Ahmedabad 382017 GZ001
20.	AZ Sun	Jeevraj Mehta Bhavan Block Number 14 Sector 10 Gandhinagar Ahmedabad 382017 GZ001
21.	AZ Sun	Jeevraj Mehta Bhavan Block Number 16 Sector 10 Gandhinagar Ahmedabad 382017 GZ001
22.	AZ Sun	Nirman Bhawan Sector 10 A Gandhinagar Ahmedabad 380011 GZ001
23.	AZ Sun	Dist. Computer Education Center Near DSP Office Sector No. 27 Gandhinagar Ahmedabad 382028 GZ001
24.	AZ Sun	Patnagar Yojana Bhavan Block-A Sector-16 Gandhinagar Ahmedabad 382016 GZ001
25.	AZ Sun	Patnagar Yojana Bhavan Block-B Sector-16 Gandhinagar Ahmedabad 382016 GZ001
26.	AZ Sun	Patnagar Yojana Bhavan Block-C Sector-16 Gandhinagar Ahmedabad 382016 GZ001
27.	AZ Sun	New Collector Office Sector 11 Gandhinagar Ahmedabad 382009 GZ001
28.	AZ Sun	Primary School Sector 12 Gandhinagar Ahmedabad 382016 GZ001
29.	AZ Sun	DSP Office Sector 27 Gandhinagar Ahmedabad 382028 GZ001
30.	AZ Sun	Court Building Sector 11 Gandhinagar Ahmedabad 382009 GZ001
31.	AZ Sun	Udyog Bhawan Sector 11 Gandhinagar Ahmedabad 382011 GZ001
32.	AZ Sun	Plot No. 111/2 Sector No. 1/B Gandhinagar Ahmedabad 302007 GZ001
33.	AZ Sun	Plot No. 154/1 Sector No. 1/B Gandhinagar Ahmedabad 302007 GZ001
34.	AZ Sun	Plot No. 181/1 Sector No. 1/B Gandhinagar Ahmedabad 302007 GZ001
35.	AZ Sun	Plot No. 196/2 Sector No. 1/B Gandhinagar Ahmedabad 302007 GZ001
36.	AZ Sun	Plot No. 202/2 Sector No. 1/B Gandhinagar Ahmedabad 302007 GZ001
37.	AZ Sun	Plot No. 203/1 Sector No. 1/B Gandhinagar Ahmedabad 302007 GZ001
38.	AZ Sun	Plot No. 331/B Sector No. 1/C Gandhinagar Ahmedabad 302007 GZ001
39.	AZ Sun	Plot No. 335 Sector No. 1/C Gandhinagar Ahmedabad 302007 GZ001
40.	AZ Sun	Plot No. 436 Sector No. 1 Gandhinagar Ahmedabad 302007 GZ001
41.	AZ Sun	Plot No. 474/A/1 Sector No. 1 Gandhinagar Ahmedabad 302007 GZ001

S. No	Name of SPV	Address
42.	AZ Sun	Plot No. 475/1 Sector No. 1 Gandhinagar Ahmedabad 302007 GZ001
43.	AZ Sun	Plot No. 6/1 Sector No. 2/A Gandhinagar Ahmedabad 302007 GZ001
44.	AZ Sun	Plot No. 17/2 Sector No. 2/A Gandhinagar Ahmedabad 302007 GZ001
45.	AZ Sun	Plot No. 388/2 Sector No. 2/B Gandhinagar Ahmedabad 302007 GZ001
46.	AZ Sun	Plot No. 441/1 Sector No. 2/B Gandhinagar Ahmedabad 302007 GZ001
47.	AZ Sun	Plot No. 463/1 Sector No. 2/B Gandhinagar Ahmedabad 302007 GZ001
48.	AZ Sun	Plot No. 768/2 Sector No. 2/C Gandhinagar Ahmedabad 302007 GZ001
49.	AZ Sun	Plot No. 781/2 Sector No. 2/C Gandhinagar Ahmedabad 302007 GZ001
50.	AZ Sun	Plot No. 922/2 Sector No. 2/C Gandhinagar Ahmedabad 302007 GZ001
51.	AZ Sun	Plot No. 1131/1 Sector No. 2/D Gandhinagar Ahmedabad 302007 GZ001
52.	AZ Sun	Plot No. 1181/1 Sector No. 2/A Gandhinagar Ahmedabad 302007 GZ001
53.	AZ Sun	Plot No. 1501/1 Sector No. 2/C Gandhinagar Ahmedabad 302007 GZ001
54.	AZ Sun	Plot No. 1689/1 Sector No. 2/D Gandhinagar Ahmedabad 302007 GZ001
55.	AZ Sun	Plot No. 134/2 Sector No. 3 New Gandhinagar Ahmedabad 382006 GZ001
56.	AZ Sun	Plot No. 235/1 Sector No. 3/B Gandhinagar Ahmedabad 382006 GZ001
57.	AZ Sun	Plot No. 384/2 Sector No. 3/B Gandhinagar Ahmedabad 382006 GZ001
58.	AZ Sun	Plot No. 474/1 Sector No. 3/C Gandhinagar Ahmedabad 382006 GZ001
59.	AZ Sun	Plot No. 666/1 Sector No. 3/C Gandhinagar Ahmedabad 382006 GZ001
60.	AZ Sun	Plot No. 1052/1 Sector No. 3/D Gandhinagar Ahmedabad 382006 GZ001
61.	AZ Sun	Plot No. 1125/1 Sector No. 3/D Gandhinagar Ahmedabad 382006 GZ001
62.	AZ Sun	Plot No 1307/2 Sector 3-B Gandhinagar Ahmedabad 382006 GZ001
63.	AZ Sun	Plot No. 1390/1 Sector No. 3/B Gandhinagar Ahmedabad 382006 GZ001
64.	AZ Sun	Plot No. 1481/1 Sector No. 3/C Gandhinagar Ahmedabad 382006 GZ001
65.	AZ Sun	Plot No. 1510/2 Sector No. 3/D Gandhinagar Ahmedabad 382006 GZ001
66.	AZ Sun	Plot No. 123/1 Sector No. 4/A Gandhinagar Ahmedabad 382006 GZ001
67.	AZ Sun	Plot No. 388/1 Sector No. 4/B Gandhinagar Ahmedabad 382006 GZ001
68.	AZ Sun	Plot No. 512/1 Sector No. 4/B Gandhinagar Ahmedabad 382006 GZ001
69.	AZ Sun	Plot No. 524/2 Sector No. 4/B Gandhinagar Ahmedabad 382006 GZ001
70.	AZ Sun	Plot No. 527/1 Sector No. 4/B Gandhinagar Ahmedabad 382006 GZ001
71.	AZ Sun	Plot No. 527/2 Sector No. 4/B Gandhinagar Ahmedabad 382006 GZ001
72.	AZ Sun	Plot No. 529/1 Sector No. 4/B Gandhinagar Ahmedabad 382006 GZ001

S. No	Name of SPV	Address
73.	AZ Sun	Plot No. 542/2 Sector No. 4/B Gandhinagar Ahmedabad 382006 GZ001
74.	AZ Sun	Plot No. 577/2 Sector No. 5/B Gandhinagar Ahmedabad 382006 GZ001
75.	AZ Sun	Plot No. 636/2 Sector No. 5/B Gandhinagar Ahmedabad 382006 GZ001
76.	AZ Sun	Plot No. 1529/2 Sector No. 5/B Gandhinagar Ahmedabad 382006 GZ001
77.	AZ Sun	Plot No. 1693/1 Sector No. 5/C Gandhinagar Ahmedabad 382006 GZ001
78.	AZ Sun	Plot No. 210/2 Sector No. 6/B Gandhinagar Ahmedabad 382006 GZ001
79.	AZ Sun	Plot No. 570/1 Sector No. 6/B Gandhinagar Ahmedabad 382006 GZ001
80.	AZ Sun	Plot No. 570/2 Sector No. 6/B Gandhinagar Ahmedabad 382006 GZ001
81.	AZ Sun	Plot No. 571/1 Sector No. 6/B Gandhinagar Ahmedabad 382006 GZ001
82.	AZ Sun	Plot No. 653 Sector No. 6/B Gandhinagar Ahmedabad 382006 GZ001
83.	AZ Sun	Plot No. 722/2 Sector No. 6/B Gandhinagar Ahmedabad 382006 GZ001
84.	AZ Sun	Plot No. 825 Sector No. 6/C Gandhinagar Ahmedabad 382006 GZ001
85.	AZ Sun	Plot No. 827/1 Sector No. 6/C Gandhinagar Ahmedabad 382006 GZ001
86.	AZ Sun	Plot No. 827/2 Sector No. 6/C Gandhinagar Ahmedabad 382006 GZ001
87.	AZ Sun	Plot No. 842/1 Sector No. 6/C Gandhinagar Ahmedabad 382006 GZ001
88.	AZ Sun	Plot No. 842/2 Sector No. 6/C Gandhinagar Ahmedabad 382006 GZ001
89.	AZ Sun	Plot No. 853/1 Sector No. 6/C Gandhinagar Ahmedabad 382006 GZ001
90.	AZ Sun	Plot No. 883/1 Sector No. 6/C Gandhinagar Ahmedabad 382006 GZ001
91.	AZ Sun	Plot No. 889/A Sector No. 6/C Gandhinagar Ahmedabad 382006 GZ001
92.	AZ Sun	Plot No. 889/B Sector No. 6/C Gandhinagar Ahmedabad 302007 GZ001
93.	AZ Sun	Plot No. 940/1 Sector No. 6/C Gandhinagar Ahmedabad 382006 GZ001
94.	AZ Sun	Plot No. 1050/2 Sector No. 6/C Gandhinagar Ahmedabad 382006 GZ001
95.	AZ Sun	Plot No. 1053/1 Sector No. 6/C Gandhinagar Ahmedabad 382006 GZ001
96.	AZ Sun	Plot No. 263/1 Sector No. 7/A Gandhinagar Ahmedabad 382007 GZ001
97.	AZ Sun	Plot No. 268/1 Sector No. 7/A Gandhinagar Ahmedabad 382007 GZ001
98.	AZ Sun	Plot No. 268/2 Sector No. 7/A Gandhinagar Ahmedabad 382007 GZ001
99.	AZ Sun	Plot No. 269/1 Sector No. 7/A Gandhinagar Ahmedabad 382007 GZ001
100.	AZ Sun	Plot No. 303/1 Sector No. 7/A Gandhinagar Ahmedabad 382007 GZ001
101.	AZ Sun	Plot No. 327/2 Sector No. 7/A Gandhinagar Ahmedabad 382007 GZ001
102.	AZ Sun	Plot No. 349/1 Sector No. 7/A Gandhinagar Ahmedabad 382007 GZ001
103.	AZ Sun	Plot No. 873/2 Sector No. 7/C Gandhinagar Ahmedabad 382007 GZ001

S. No	Name of SPV	Address
104.	AZ Sun	Plot No. 874/1 Sector No. 7/C Gandhinagar Ahmedabad 382007 GZ001
105.	AZ Sun	Plot No. 927/2 Sector No. 7/C Gandhinagar Ahmedabad 382007 GZ001
106.	AZ Sun	Plot No. 939/1 Sector No. 7/C Gandhinagar Ahmedabad 382007 GZ001
107.	AZ Sun	Plot No. 1000/1 Sector No. 7/C Gandhinagar Ahmedabad 382007 GZ001
108.	AZ Sun	Plot No. 1270/2 Sector No. 7/D Gandhinagar Ahmedabad 382007 GZ001
109.	AZ Sun	Plot No. 1271/1 Sector No. 7/D Gandhinagar Ahmedabad 382007 GZ001
110.	AZ Sun	Plot No. 1271/2 Sector No. 7/D Gandhinagar Ahmedabad 382007 GZ001
111.	AZ Sun	Plot No. 1312/1 Sector No. 7/D Gandhinagar Ahmedabad 382007 GZ001
112.	AZ Sun	Plot No. 1316/A1 Sector No. 7/D Gandhinagar Ahmedabad 382007 GZ001
113.	AZ Sun	Plot No. 1316/A/2 Sector No. 7/D Gandhinagar Ahmedabad 382007 GZ001
114.	AZ Sun	Plot No. 35/B Sector No. 8/A Gandhinagar Ahmedabad 302007 GZ001
115.	AZ Sun	Plot No. 368/2 Sector No. 8/B Gandhinagar Ahmedabad 302007 GZ001
116.	AZ Sun	Plot No. 377/1 Sector No. 8 Gandhinagar Ahmedabad 302007 GZ001
117.	AZ Sun	Plot No. 378/A1 Sector No. 8 Gandhinagar Ahmedabad 302007 GZ001
118.	AZ Sun	Plot No. 574/2 Sector No. 8 Gandhinagar Ahmedabad 302007 GZ001
119.	AZ Sun	Plot No. 657/2 Sector No. 8/B Gandhinagar Ahmedabad 302007 GZ001
120.	AZ Sun	Plot No. 828 Sector No. 8 Gandhinagar Ahmedabad 302007 GZ001
121.	AZ Sun	Plot No. 495/2 Sector No. 13/A Gandhinagar Ahmedabad 382016 GZ001
122.	AZ Sun	Plot No. 630/2 Sector No. 13/A Gandhinagar Ahmedabad 302007 GZ001
123.	AZ Sun	Plot No. 1019/2 Sector No. 13/C Gandhinagar Ahmedabad 382016 GZ001
124.	AZ Sun	Plot No. 186/1 Sector No. 14 Gandhinagar Ahmedabad 382016 GZ001
125.	AZ Sun	Plot No. 100/1 Sector No. 19 Gandhinagar Ahmedabad 382016 GZ001
126.	AZ Sun	Plot No. 115 Sector No. 19 Gandhinagar Ahmedabad 382016 GZ001
127.	AZ Sun	Plot No. 131 Sector No. 19 Gandhinagar Ahmedabad 382016 GZ001
128.	AZ Sun	Plot No. 286 Sector No. 20 Gandhinagar Ahmedabad 382016 GZ001
129.	AZ Sun	Plot No. 313/B Sector No. 20 Gandhinagar Ahmedabad 382016 GZ001
130.	AZ Sun	Plot No. B/20 Sector No. 21 Gandhinagar Ahmedabad 382021 GZ001
131.	AZ Sun	Plot No. 746 Sector No. 21 Gandhinagar Ahmedabad 382021 GZ001
132.	AZ Sun	Plot No. 810/A/B Sector No. 21 Gandhinagar Ahmedabad 382021 GZ001
133.	AZ Sun	Plot No. 351/1 Sector No. 22 Gandhinagar Ahmedabad 382022 GZ001
134.	AZ Sun	Plot No. 366/1 Sector No. 22 Gandhinagar Ahmedabad 382022 GZ001

S. No	Name of SPV	Address
135.	AZ Sun	Plot No. 378 Sector No. 22 Gandhinagar Ahmedabad 382022 GZ001
136.	AZ Sun	Plot No. 492/2 Sector No. 22 Gandhinagar Ahmedabad 382022 GZ001
137.	AZ Sun	Plot No. 569 Sector No. 22 Gandhinagar Ahmedabad 382022 GZ001
138.	AZ Sun	Plot No. 608/A Sector No. 22 Gandhinagar Ahmedabad 382022 GZ001
139.	AZ Sun	SBI Staff Quarters Nr Road No.5, G-5 Corner Sector No. 23 Gandhinagar Ahmedabad 382022 GZ001
140.	AZ Sun	Plot No. 434 Sector No. 23 Gandhinagar Ahmedabad 382023 GZ001
141.	AZ Sun	Plot No. 564 Sector No. 23 Gandhinagar Ahmedabad 382023 GZ001
142.	AZ Sun	Plot No. 10 Sector No. 25 Gandhinagar Ahmedabad 382023 GZ001
143.	AZ Sun	Plot No. 29/1 Sector No. 25 Gandhinagar Ahmedabad 382023 GZ001
144.	AZ Sun	T No. 42 Sector No. 25 Sahkar Colony Gandhinagar Ahmedabad 382023 GZ001
145.	AZ Sun	T No. 53 Sector No. 25 Sahkar Colony Gandhinagar Ahmedabad 382023 GZ001
146.	AZ Sun	T No. 183 Sector No. 25 Sahkar Colony Gandhinagar Ahmedabad 382023 GZ001
147.	AZ Sun	Plot No. C-14 Sector No. 26 Green City Gandhinagar Ahmedabad 382028 GZ001
148.	AZ Sun	Plot No. K-52 Sector No. 26 Greencity Gandhinagar Ahmedabad 382028 GZ001
149.	AZ Sun	Plot No. 65/2 Sector No. 26 Gandhinagar Ahmedabad 382023 GZ001
150.	AZ Sun	Plot No. 67/2 Sector No. 26 Gandhinagar Ahmedabad 382023 GZ001
151.	AZ Sun	Plot No. 68/2 Sector No. 26 Gandhinagar Ahmedabad 382023 GZ001
152.	AZ Sun	Plot No. K-69 Sector No. 26 Greencity Gandhinagar Ahmedabad 382028 GZ001
153.	AZ Sun	Plot No. 81/2 Sector No. 26 Gandhinagar Ahmedabad 382023 GZ001
154.	AZ Sun	Plot No. 83/2 Sector No. 26 Gandhinagar Ahmedabad 382023 GZ001
155.	AZ Sun	Plot No. 126/2 Sector No. 26 Gandhinagar Ahmedabad 382023 GZ001
156.	AZ Sun	Plot No. K-131 Sector No. 26 Green City Gandhinagar Ahmedabad 382028 GZ001
157.	AZ Sun	Plot No. 147/1 Sector No. 26 Gandhinagar Ahmedabad 382023 GZ001
158.	AZ Sun	Plot No. 740/2 Sector No. 26 Gandhinagar Ahmedabad 382023 GZ001
159.	AZ Sun	Plot No. 390 Sector No. 27 Gandhinagar Ahmedabad 382028 GZ001

S. No	Name of SPV	Address
160.	AZ Sun	Plot No. 683 Sector No. 27 Gandhinagar Ahmedabad 382028 GZ001
161.	AZ Sun	Plot No. 892 Sector No. 27 Gandhinagar Ahmedabad 382028 GZ001
162.	AZ Sun	Plot No. 992 Sector No. 27 Gandhinagar Ahmedabad 382028 GZ001
163.	AZ Sun	Plot No. 1162 Sector No. 27 Gandhinagar Ahmedabad 382028 GZ001
164.	AZ Sun	T No. 4 Sector No. 27 Gandhinagar Ahmedabad 382028 GZ001
165.	AZ Sun	Plot No. 9/B, Parth Apartment Sector No. 28 Nr Mayur Flat Gandhinagar Ahmedabad 382028 GZ001
166.	AZ Sun	Plot No. 404/1 Sector No. 28 Gandhinagar Ahmedabad 382028 GZ001
167.	AZ Sun	Plot No. 205 Sector No. 29 Gandhinagar Ahmedabad 382029 GZ001
168.	AZ Sun	Plot No. 403 Sector No. 29 Gandhinagar Ahmedabad 382029 GZ001
169.	AZ Sun	Plot No. 48 Sector No. 30 Gandhinagar Ahmedabad 382030 GZ001
170.	AZ Sun	Plot No. 236 Sector No. 30 Gandhinagar Ahmedabad 382030 GZ001
171.	AZ Sun	Plot No. 621/1 Sector No. 30 Gandhinagar Ahmedabad 382030 GZ001
172.	AZ Sun	Plot No. 625/2 Sector No. 30 Gandhinagar Ahmedabad 382030 GZ001
173.	AZ Sun	Plot No. 728/1 Sector No. 30 Gandhinagar Ahmedabad 382030 GZ001
174.	AZ Sun	Plot No. 785/1 Sector No. 30 Gandhinagar Ahmedabad 382030 GZ001

PART B: FREEHOLD PROPERTIES

S. No	Company Name	Address
1	AZR Genco

Plot No. 138 Part comprised in Survey Number 38, New Survey Number 38/1A situated at Sri Vasumathi Nagar, No. 206, Erayamangalam Village, Thiruvallur Taluk, Chingleput District and in the Registration District of Kancheepuram and Perambakkam Sub-District in the approved layout No. CSAR/DDTP-M-87-110/LP- 73

2	AZR One

Plot No. 137 Part comprised in Survey Number 38, New Survey Number 38/1A situated at Sri Vasumathi Nagar, No. 206, Erayamangalam Village, Thiruvallur Taluk, Chingleput District and in the Registration District of Kancheepuram and Perambakkam Sub-District in the approved layout No. CSAR/DDTP-M-87-110/LP- 73

3	AZR Four

Plot No. 163 measuring an extent of 1650 sq ft, in the approved layout No. CSAR/DD TP-M-87-110/LP-73 known as "Sri Vasumathi Nagar" at No.124, Erayamangalam Village, Tiruvallur Taluk, Tiruvallur District, Kancheepuram Registration District, Perambakkam Sub-Registration District, within the limits of Kadambattur Panchayat Union, comprised in Survey Number 43/1 and 43/2

4	AZR Five

Plot No. 24 (Eastern side) out of 2571 sq ft comprised in Survey Number 255/2 (presently sub divided as 255/2A1A), Survey number 255/1 (presently sub divided as 255/3A1), situated at Erayamangalam Village, Tiruvallur Taluk, Chingleput District and in the registration district of Kancheepuram Perambakkam Sub-District, in the approved layout of "Sen Peter's Garden" bearing DTPC approval bearing number 217(R)/2019

5	AZR Eight

Thiruvallur District, Tiruvallur Taluk, Kancheepuram Registration District, Perambakkam Sub Registration District, Village Number 124, Erayamangalam Village within the limits of Kadambattur Panchayat Union, land measuring 1 Acre and 11 Cents, comprised in Survey Number 67/1

SCHEDULE 29

SUBSIDY PAYABLE TO GROUP SPVs

The subsidy receivable by the Group SPVs considered is INR 670 million, of which INR 108 million was received by the Group SPVs before 30th September 2020. Of the balance INR 562 million subsidy amount, a total of INR 99 million has been received post 30th September 2020. The remaining subsidy amount of INR 463 million is the yet to be received by the Group SPVs.

Particulars	INR Amount (in millions)
Total subsidy receivable considered	670
Less subsidy received before 30 September 2020	108
Less subsidy received after 30 September 2020	99
Net balance receivable	463
Balance subsidy on COD	240
Balance on generation	223

S. No	Name of the Project	Name of SPV	Subsidy Amount on COD (in INR Million)	Status	Specific Indemnity reference
1	GEDCOL	Azure Power Mercury	49.45	-	Sch. 17 – Paragraph 1
2	DJB	Azure Power Thirty Eight	50.5	INR 19.2 million received post 30 September 2020	Sch. 17 – Paragraph 2 and paragraph 3
3	JNV	Azure Power Rooftop Genco	98.6	INR 80 million received post 30 September 2020	Sch. 17 – Paragraph 2 and paragraph 3
4	SECI	Azure Rooftop One	85.57	-	Sch. 17 – Paragraph 1
5	Nagpur Metro	Azure Power Rooftop Five	4.30	-	Sch. 17 - Paragraph 1
6	MPUVNL	Azure Power Rooftop Five	50.45	-	Sch. 17 - Paragraph 1

SCHEDULE 30

FORMAT OF DIRECTOR RESGINATION LETTER

Date: [●]

To,

The Board of Directors

[Insert name and address of relevant Group SPV]

Dear Sirs,

Subject: Resignation from the Office of Director of [insert name of relevant Group SPV]

I, [●] hereby tender my resignation from the office of the Director of [insert name of relevant Group SPV] with immediate effect and request that a notice of my resignation letter be given to the Registrar of Companies.

I thank the Board of Directors for having given me the opportunity and assistance to discharge my duties during my tenure as Director of the company.

I acknowledge and confirm that I shall not act and/or use any power(s)/ authority granted by the Company during my association with the Company and all such power(s)/ authority shall cease with effect from the date of this letter.

I acknowledge and confirm that I have: (a) no claims of any kind whatsoever against [insert name of relevant Group SPV] or any of its officers, directors, shareholders and employees in any capacity whatsoever and

(b) there are no dues that are owed either to me by, or by me to, [insert name of relevant Group SPV]. I further undertake to file Form DIR-11 with the Registrar of Companies.

I request you to kindly take this letter of resignation on record and provide me an acknowledgement for receipt of the resignation.

Thanking You.

Yours faithfully,

Name: [●]

Place: [●]

SCHEDULE 31

LIST OF POWER OF ATTORNEYS IN RELATION TO THE EXISTING SHARE PLEDGES

S. No	Name of Group SPV	Details of POA
1	Azure Power Rooftop (Genco.) Private Limited	POA issued by AZR in favour of trustee for Unattested Share Pledge Agreement
2	Azure Power Rooftop One Private Limited	POA issued by AZR Genco in favour of trustee for Unattested Share Pledge Agreement
3	Azure Power Rooftop Five Private Limited	POA issued by AZR Genco in favour of trustee for Unattested Share Pledge Agreement
4	Azure Power Rooftop Eight Private Limited	POA issued by AZR Genco in favour of trustee for Unattested Share Pledge Agreement
5	Azure Sunlight Private Limited	POA issued by AZI in favour of trustee for Share Pledge Agreement
POA issued by AZ Sunlight in favour of trustee for Deed of Hypothecation
POA issued by AZ Sunlight in favour of trustee for Direct Agreement
POA issued by HS Wadhwa in favour of trustee for Share Pledge Agreement
6	Azure Sun Energy Private Limited	POA issued by AZI in favour of trustee for Share Pledge Agreement
7	Azure Renewable Private Limited	POA issued by AZI in favour of trustee for Share Pledge Agreement
8	Azure Power Mercury Private Limited	POA issued by AZI in favour of trustee for Share Pledge Agreement

9	Azure Saturn Private Limited	POA issued by AZI in favour of trustee for Share Pledge Agreement
POA Issued by AZI in favor of Indian Renewable Energy Development Agency Limited (IREDA) for Share Pledge Agreement
10	Azure Power Forty Four Private Limited	POA issued by AZI in favour of trustee for Share Pledge Agreement
11	Azure Power Thirty Eight Private Limited	POA issued by AZI in favour of trustee for Share Pledge Agreement
POA issued by AZI in favour of trustee for Corporate Guarantee

SCHEDULE 32

LIST OF EPC AGREEMENTS

SPV	Project	Signed Capacities (KWs)	Date of EPC Agreement	EPC Contractor
Azure Power Solar Solution Private Limited	Taj Sats	178	23-04-14	Azure Power India Private Limited
Azure Power Solar Solution Private Limited	JCBL	1,000	10-05-15	Azure Power India Private Limited
Azure Power Solar Solution Private Limited	DLF	1,503	02-09-13	Azure Power India Private Limited
Azure Power Solar Solution Pvt Ltd	DLF Info City	450	16-01-16	Azure Power India Private Limited
Azure Power Solar Solution Private Limited	Indosolar	555	02-09-13	Azure Power India Private Limited
Azure Power Solar Solution Private Limited	IPGCL	451	04-05-16	Azure Power India Private Limited
		4,136
Azure Sun Energy Private Limited	Gujarat	2,500	25-10-13	Azure Power India Private Limited
		2,500
Azure Renewable Energy Private Limited	PEDA	10,000	15-09-15	Azure Power India Private Limited
		10,000
Azure Sunlight Private Limited	Oberoi	630	18-01-16	Azure Power India Private Limited
		630
Azure Power Mercury Private Limited	Gedcol	4,000	01-04-17	Azure Power India Private Limited
		4,000
Azure Power Saturn Private Limited	DMRC	14,000	23-05-16	Azure Power India Private Limited
		14,000
Azure Power Thirty Eight Private Limited	DJB	16,000	25-09-17	Azure Power India Private Limited
		16,000
Azure Power Forty Four Private Limited	REMCL1	46,000	21-06-17	Azure Power India Private Limited
		46,000
Azure Power Rooftop (Genco) Private Limited	REMCL2.1	10,790	07-12-18	Azure Power Rooftop Private Limited
Azure Power Rooftop (Genco) Private Limited	JNV	10,622	10-12-18	Azure Power Rooftop Private Limited
		21,412
Azure Power Rooftop One Private Limited	SECI	50,000	22-10-18	Azure Power Rooftop Private Limited
		50,000
Azure Power Rooftop Two Private Limited	NVVN	1,277	16-03-18	Azure Power Rooftop Private Limited

SPV	Project	Signed Capacities (KWs)	Date of EPC Agreement	EPC Contractor
Azure Power Rooftop Two Private Limited	IPGCL2	60019-04-2019		Azure Power Rooftop Private Limited
		1,277
		6,368
Azure Power Rooftop Four Private Limited	REMCL2.2	6,916	16-03-18	Azure Power Rooftop Private Limited
Azure Power Rooftop Four Private Limited	REMCL4	603020-11-2019		Azure Power Rooftop Private Limited
		6,916
Azure Power Rooftop Five Private Limited	MPUVNL	11,500	10-03-19	Azure Power Rooftop Private Limited
Azure Power Rooftop Five Private Limited	Nagpur Metro	170013-11-2019		Azure Power Rooftop Private Limited
		11,500
Azure Power Rooftop Eight Private Limited	REMCL3	14,744	16-03-18	Azure Power Rooftop Private Limited
		14,744

SCHEDULE 33

LIST OF INSURANCE POLICIES

SPV Name	Address	Policy Type	Policy No.	Policy Period		Sum Insured
				From	To	MD	MBD	LOP
AZ	as per			01-	31-
Thirty Eight	list in Delhi	IAR	1003/200526563/00/000	Jun- 20	May- 21	681,915,930	579,628,541	106,648,480
	As per
RG1 SPV	Attached List(9 locations Roof	IAR	1003/200592286/00/000	01- Jun- 20	31- May- 21	408,328,000	347,078,800	114,531,216
	Top)
	As per
	Attached
AZ Saturn	List( locations Roof Top) at	IAR	1003/200513983/00/000	01- Jun- 20	31- May- 21	490,864,780	417,235,063	85,616,000
	Delhi
	Metro
AZ Forty Four	Multiple locations	SFSF, Burglary & FLOP	1010/201584115/00/000	01- Jun- 20	31- May- 21	7,552,808,100	7,552,808,100	133,930,609
AZ Mercury	Multiple locations	SFSF, Burglary & FLOP	1010/201440006/00/000	01- Jun- 20	31- May- 21	1,720,240,800	1,720,240,800	36,005,040
AZR Genco	Multiple locations	SFSF, Burglary & FLOP	1010/201299906/00/000	01- Jun- 20	31- May- 21	323,978,340	323,978,340	44,965,180
AZR Four	Multiple locations	SFSF, Burglary & FLOP	1010/201029302/00/000	01- Jun- 20	31- May- 21	399,309,825	399,309,825	55,420,489
AZR Eight	Multiple locations	SFSF, Burglary & FLOP	1010/201153320/00/000	01- Jun- 20	31- May- 21	414,224,375	414,224,375	42,467,631
AZR One	West Bengal	SFSF, Burglary & FLOP	1010/201580277/00/000	01- Jun- 20	31- May- 21	1,731,098,085	1,731,098,085	204,511,123

SPV Name	Address	Policy Type	Policy No.	Policy Period		Sum Insured
				From	To	MD	MBD	LOP
AZR Genco	Multiple locations	SFSF, Burglary & FLOP	1010/201116968/00/000	01- Jun- 20	31- May- 21	425,814,810	425,814,810	77,068,894
AZR Two	Multiple locations	SFSF, Burglary & FLOP	1010/201202136/00/000	01- Jun- 20	31- May- 21	31,875,900	31,875,900	4,255,062

AZ Solutions	Multiple locations	SFSF, Burglary & FLOP	1010/201640679/00/000	01- Jun- 20	31- May- 21	174,146,560	174,146,560	28,819,231
AZ Sunlight	Multiple locations	SFSF, Burglary & FLOP	1010/201305944/00/000	01- Jun- 20	31- May- 21	65,100,710	65,100,710	13,486,445
AZ Sun	Gandhi Nagar	SFSF, Burglary & FLOP	1010/201203289/00/000	01- Jun- 20	31- May- 21	107,561,748	107,561,748	38,101,999
AZR Two	Multiple locations	SFSF, Burglary & FLOP	1010/201203220/00/000	01- Jun- 20	31- May- 21	21,500,000	21,500,000	2,879,184
AZR Five	Multiple locations	SFSF, Burglary & FLOP	1010/201201963/00/000	01- Jun- 20	31- May- 21	72,314,175	72,314,175	6,572,181
AZR Four	Multiple locations	SFSF, Burglary & FLOP	1010/201166580/00/000	01- Jun- 20	31- May- 21	25,043,415	25,043,415	2,567,824

List of construction policies

Sl. No.	Company Name	Description/Project Name	From	To	Amountofinsurance Covered
1	AZR Four	REMCL -2 Slot -2	25-Mar-19	24-Apr-21	32,756,299
2	AZR Eight	REMCL 3, 32 MW	06-Nov-18	06-May-21	1,860,000,000
3	AZR Five	MPUVNL	26-Apr-19	30-Apr-21	808,946,819

Sl. No.	Company Name	Description/Project Name	From	To	Amountofinsurance Covered
4	AZR Four	REMCL 4	10-Nov-19	21-Mar-21	56,318,926
5	AZR Five	NMRCL	07-Jan-20	24-Apr-21	6,157,014

EXHIBIT A

FORM OF CP COMPLETION NOTICE/BALANCE RG CP COMPLETION NOTICE

<To be printed on the letterhead>

Date:

To,

Radiance Renewables Private Limited

[Insert address]

Dear Sir,

Subject: [CP Completion Notice/Balance RG CP Completion Notice] issued pursuant to the Master Share Purchase Agreement dated [●] (Agreement) entered into amongst, inter alia, (a) Azure Power Rooftop Private Limited, (b) Azure Power India Private Limited (together, the Sellers) and (c) Radiance Renewables Private Limited (Purchaser)

1.

This notice is being issued pursuant to [Clause 4.3/ Clause 5.3] of the Agreement. Capitalized terms and expressions used in this notice but not defined herein shall have the meaning as ascribed to such term in the Agreement.

2.	We hereby confirm that we have performed, satisfied and fulfilled the following [Conditions Precedent/Balance RG Conditions Precedent] without exemption or waiver:
(a)	[CP/Balance RG CP]# [●]
3.	[We hereby confirm that we have been unable to complete the following [Conditions Precedent/Balance RG Conditions Precedent], and request you to grant waiver for the same:
(a)	[CP/Balance RG CP]# [●]]
4.	All the documents mentioned to be “attached as” or “attached in” as exhibits are [contained in the USB Flash drive labelled [•]/uploaded to [•]], delivered by the Sellers to the Purchaser.
5.	In addition, please refer to Annexure 1 of this [CP Completion Notice/ Balance RG CP Completion Notice] for the detailed status of each of the [Conditions Precedent/Balance RG Conditions Precedent].[2]
6.	Please treat this as the [CP Completion Notice/ Balance RG CP Completion Notice] in accordance with [Clause 4.3/ Clause 5.3] of the Agreement.
7.	[Request you to accordingly confirm your acceptance of this CP Completion Notice by issuing a CP Satisfaction Certificate in the manner provided under Clause 4.4 (a) of the Agreement.][3]

Yours faithfully,

2 Annexure 1 to be added.

3 Only to be retained for the CP Completion Notice.

For and on behalf of:

Azure Power Rooftop Private Limited

[Insert name of authorized representative] [Insert designation]

Azure Power India Private Limited

[Insert name of authorized representative] [Insert designation]

EXHIBIT B

FORM OF CP SATISFACTION NOTICE/BALANCE RG CP SATISFACTION NOTICE

<To be printed on the Purchaser’s letterhead>

Date:

To,

The Sellers

(1)	Azure Power India Private Limited

5th Floor, Southern Park, D-II, Saket Place, Saket,

New Delhi - 110017

(2)	Azure Power Rooftop Private Limited

[Insert address]

Dear Sirs,

Subject: [CP Satisfaction Notice/Balance RG CP Satisfaction Notice] issued pursuant to the Master Share Purchase Agreement dated [●] (Agreement) entered into amongst, inter alia, (a) Azure Power Rooftop Private Limited, (b) Azure Power India Private Limited (together, the Sellers) and (c) Radiance Renewables Private Limited (Purchaser)

This certificate is being issued pursuant to [Clause 4.4(a)/Clause 5.4(a)] of the Agreement. Capitalized terms and expressions used in this certificate but not defined herein shall have the meaning as ascribed to such term in the Agreement.

We confirm receipt of the [CP Completion Notice/Balance RG CP Completion Notice] dated [●]. Based on the documents provided to us by the Sellers, we hereby confirm that the Sellers have satisfactorily completed the [Conditions Precedent/Balance RG Conditions Precedent] set out in [Schedule 5/Schedule 6] of the Agreement.

Further, we hereby acknowledge and agree to:

(i)	the waiver of the [Conditions Precedent/Balance RG Conditions Precedent] set out in in paragraph [•] of the [CP Completion Notice/Balance RG CP Completion Notice]; and
(ii)

convert the [Conditions Precedent/Balance RG Conditions Precedent] set out in paragraph [•] of the [CP Completion Notice/Balance RG CP Completion Notice] to conditions subsequent to the [Closing/RG Closing], to be fulfilled within the timelines and on conditions specified in the [CP Completion Notice/Balance RG CP Completion Notice], or if no such timelines have been prescribed, then within [●] after the [Closing Date/ RG Closing Date].

In reliance of the covenants and undertakings of the Sellers set out in the [CP Completion Notice/Balance RG CP Completion Notice], we are issuing this notice in accordance with [Clause 4.4(a)/Clause 5.4(a)] of the Agreement and confirm that the Parties may proceed with the [Closing/RG Closing] in accordance with [Clause 8/Clause 9] of the Agreement.

Yours faithfully,

Signed for and on behalf of:

Radiance Renewables Private Limited

Authorized Signatory

EXHIBIT C

CONSENT LETTER AND NO-DUES

To,

Date: [●]

(1)	Azure Power Rooftop Private Limited

[Insert address]

(2)	Azure Power India Private Limited

5th Floor, Southern Park, D-II, Saket Place, Saket,

New Delhi – 110017

1.	The following members of the Seller Group have entered into certain arrangements (Related Party Transactions) with the Group SPVs as listed in the RPT List.
2.

The undersigned members of the Seller Group hereby confirm and agree that, each of the aforesaid Related Party Transactions entered into by them with the relevant Group SPVs, stands terminated on and from the Closing Date, and, neither party has any further rights or obligations in reference to such Related Party Transactions.

3.

The undersigned members of the Seller Group further hereby confirm that on and from the Closing Date they shall not be entitled to receive any further dues or monies from, or have any claims rights or entitlements against, any Group SPV pursuant to such Related Party Transactions.

4.

The capitalised terms used herein but not defined shall have the meaning ascribed to them in the Master Share Purchase Agreement dated [●] executed amongst inter alia Radiance Renewables Private Limited, Azure Power Rooftop Private Global Limited, and Azure Power India Private Limited.

Regards,

[To be executed by each Seller Group member which has executed a Related Party Transaction with any of the Group SPVs]

EXHIBIT D

CONSENT LETTER AND NO-DUES

To,

Date: [●]

(1)	Azure Power Rooftop Private Limited

[Insert address]

(2)	Azure Power India Private Limited

5th Floor, Southern Park, D-II, Saket Place, Saket,

New Delhi - 110017

1.	Members of the Seller Group as listed in the SGL List have provided loans to the Group SPVs (Seller Loans).
2.

The undersigned members of the Seller Group hereby confirm and agree that, any agreements executed in reference to the aforesaid Seller Loans with relevant Group SPVs, shall stand terminated on and from the Closing Date, and, neither party will have any further rights or obligations in reference to such Seller Loan.

3.

The undersigned members of the Seller Group further hereby confirm that on and from the repayment of the Seller Group Loans in accordance with the Master Share Purchase Agreement dated [●] executed amongst inter alia Radiance Renewables Private Limited, Azure Power Rooftop Private Limited, and Azure Power India Private Limited (Master Share Purchase Agreement) on Closing Date they shall not be entitled to receive any further dues or monies from, or have any claims rights or entitlements against, any Group SPV pursuant to such Seller Loans.

4.	The capitalised terms used herein but not defined shall have the meaning ascribed to them in the Master Share Purchase Agreement.

Regards,

[To be executed by each Seller Group member which has executed a Loan Agreement with any of the Group SPVs]